UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DATA STORAGE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11.

July [●], 2025

Dear Fellow Data Storage Corporation Shareholders:

Data Storage Corporation (“DSC”) invites you to attend its 2025 Annual Meeting (the “2025 Annual Meeting”) of Shareholders to be held at the Marriott Melville, 1350 Walt Whitman Road, Melville, NY 11747, on September 10, 2025, at 11:00 a.m. local time.

The Notice of the 2025 Annual Meeting and proxy statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting.

You will be asked to consider and vote on a proposal to approve the divestiture of DSC’s cloud solutions business (the “Business”), which represents the sale of substantially all  of DSC’s assets and will include the sale of all of the assets of DSC’s subsidiary, CloudFirst Technologies Corporation (“CloudFirst Delaware”), including the sale of 100% of the outstanding equity interests of CloudFirst Europe Ltd., together with its assets necessary to operate the Business, (the “Divestiture”). The proposal to approve the Divestiture is referred to as the “Divestiture Proposal”.

The Board of Directors of DSC (the “Board”), after carefully considering the factors more fully described in the enclosed proxy statement, has unanimously determined the Divestiture to be fair to DSC’s shareholders, and declared the Divestiture advisable. The Board approved the Divestiture and the Purchase Agreement and recommends that DSC’s shareholders approve the Divestiture Proposal.

You will also be asked to consider and vote on a proposal to: (1) elect each of the ten directors named herein for election to the Board; (2) ratify the appointment of Rosenberg Rich Baker Berman, P.A. as DSC’s independent registered public accounting firm for the fiscal year ending on December 31, 2025; (3) approve, on a non-binding advisory basis, the compensation of DSC’s named executive officers as disclosed in the accompanying proxy statement; (4) approve, on a non-binding advisory basis, the divestiture-related compensation that DSC’s named executive officers will receive upon consummation of the Divestiture; and (5) approve the adjournment of the 2025 Annual Meeting to a later date, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Divestiture Proposal.

The enclosed proxy statement provides detailed information about the 2025 Annual Meeting, the Purchase Agreement and the Divestiture. A copy of the Purchase Agreement is attached as Annex A to the enclosed proxy statement. The proxy statement also describes the actions and determinations of the Board in connection with its evaluation of the Purchase Agreement and the Divestiture. DSC encourages you to read the proxy statement and its annexes, including the Purchase Agreement, carefully and in their entirety. You may also obtain more information about DSC from documents it files with the Securities and Exchange Commission from time to time.

Your vote is very important regardless of the number of shares that you own. DSC urges you to read this proxy statement (and any documents incorporated into this proxy statement by reference) carefully. DSC cannot complete the Divestiture unless the Divestiture Proposal is approved by the affirmative vote of shareholders holding stock in DSC entitling them to exercise at least a majority of the voting power. The failure of any holder of record to vote in person at the 2025 Annual Meeting, to submit a signed proxy card or to grant a proxy electronically through the Internet or by telephone will have the same effect as a vote “AGAINST” the Divestiture Proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the Divestiture Proposal.

Whether or not you plan to attend the 2025 Annual Meeting in person, if you are a holder of record of DSC’s shares, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically through the Internet or by telephone. If you attend the 2025 Annual Meeting and vote in person, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction form you will receive from your bank, broker or other nominee. Accompanying the proxy statement is a proxy card or voting instruction form for the 2025 Annual Meeting, which you may use to indicate your vote or provide voting instructions, as applicable, as to the proposals contained in this proxy statement.

If you have any questions or need assistance voting your shares of Data Storage Corporation Common Stock, please contact D.F. King & Co., Inc., DSC’s proxy solicitor, by calling, toll-free at (800) 207-3158.

On behalf of the Board, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

/s/ Charles M. Piluso
Charles M. Piluso
Chief Executive Officer and Chairman of the Board of Directors

225 Broadhollow Road, Suite 307

Melville, New York 11747

Telephone: (212) 564-4922

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Data Storage Corporation:

The 2025 Annual Meeting of the Shareholders (the “2025 Annual Meeting”) of Data Storage Corporation, a Nevada corporation (together with its subsidiaries, “Company”, “DSC”, “we”, “us” or “our”), will be held on Wednesday, September 10, 2025, at 11:00 a.m. local time at the Marriott Melville, 1350 Walt Whitman Road, Melville, NY 11747. The purpose of the meeting is to consider and act upon the following matters:

1.	To approve the divestiture of DSC’s cloud solutions business (the “Business”), which represents the sale of substantially all of DSC’s assets and will include the sale of all of the assets of DSC’s subsidiary, CloudFirst Technologies Corporation (“CloudFirst Delaware”), including the sale of 100% of the outstanding equity interests of CloudFirst Europe Ltd., together with its assets necessary to operate the Business, (the “Contributed Assets”), all of which Contributed Assets will be transferred to DTST Sub, LLC (“NewCo”), pursuant to the terms of an asset contribution agreement (the “Contribution Agreement”)to be entered into by and among DSC, CloudFirst Delaware, Flagship Solutions, LLC, DSC’s subsidiary (“Flagship”), Secure Infrastructure & Services LLC, DSC’s subsidiary (“SIAS”), and NewCo, and following the consummation of the transactions contemplated by the Contribution Agreement, all of the outstanding equity interests of NewCo will be purchased by Total Server Solutions Holdings, LLC (“Purchaser”), pursuant to the terms of a unit purchase agreement, dated July 11, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among DSC, CloudFirst Delaware, NewCo, Charles M. Piluso, as the “Seller Representative,” and Purchaser (the “Divestiture Proposal”);

2.	To elect ten directors named in the accompanying proxy statement to DSC’s Board of Directors to serve until the next annual meeting of shareholders and until their respective successors shall have been duly elected and qualified;

3.	To ratify the selection of Rosenberg Rich Baker Berman, P.A., DSC’s independent registered public accounting firm for the fiscal year ending December 31, 2025;

4.	To approve, on a non-binding advisory basis, the compensation of DSC’s named executive officers as disclosed in the accompanying proxy statement;

5.	To approve, on a non-binding advisory basis, the divestiture-related compensation that DSC’s named executive officers will receive upon consummation of the Divestiture; and
6.	To approve a proposal to adjourn the 2025 Annual Meeting to a later date, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Divestiture Proposal; and

7.	To transact such other business as may properly come before the 2025 Annual Meeting or any adjournments or postponements of the 2025 Annual Meeting.

All shareholders are cordially invited to attend the 2025 Annual Meeting. Please give the proxy materials your careful attention.

The matters listed in this notice of meeting are described in detail in the accompanying proxy statement. The Board of Directors has fixed the close of business on August 7, 2025, as the record date (the “Record Date”) for determining those shareholders who are entitled to notice of and to vote at the 2025 Annual Meeting or any adjournment or postponement of the 2025 Annual Meeting. The list of the shareholders of record as of the Record Date will be made available for inspection during the ten days preceding the meeting at DSC’s offices located at 225 Broadhollow Road, Suite 307, Melville, New York, 11747.

Whether or not you plan to attend the 2025 Annual Meeting in person, if you are a holder of record of DSC’s shares please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically through the Internet or by telephone. If you attend the 2025 Annual Meeting and vote in person, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction form you will receive from your bank, broker or other nominee. Accompanying this proxy statement is a proxy card or voting instruction form for the 2025 Annual Meeting, which you may use to indicate your vote or provide voting instructions, as applicable, as to the proposals contained in this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Charles M. Piluso
Chief Executive Officer and Chairman of the
Board of Directors
Melville, New York
July [●], 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, SEPTEMBER 10, 2025.

The Notice of Annual Meeting of Shareholders, the proxy statement and 2024 Annual Report to Shareholders for the fiscal year ended December 31, 2024 (the “2024 Annual Report”) are available at www.dtst.com. The 2024 Annual Report is not a part of the proxy solicitation materials.

Your vote is important. DSC encourages you to review all the important information contained in the proxy materials before voting.

225 Broadhollow Road, Suite 307

Melville, New York 11747

Telephone: (212) 564-4922

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, SEPTEMBER 10, 2025

GENERAL INFORMATION ABOUT THE
PROXY STATEMENT AND ANNUAL MEETING

The enclosed proxy statement is furnished to the holders of shares of common stock, par value $0.001 (the “Common Stock”) of Data Storage Corporation (the “Company,” “DSC,” “we” or “us”) in connection with the solicitation of proxies by the Board of Directors (the “Board”), for use at the 2025 Annual Meeting of DSC’s shareholders (the “2025 Annual Meeting”) to be held at the Marriott Melville, 1350 Walt Whitman Road, Melville, NY 11747, on Wednesday, September 10, 2025, at 11:00 a.m. local time, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Only shareholders as of August 7, 2025 (the “Record Date”) may attend the 2025 Annual Meeting. The purpose of the 2025 Annual Meeting and the matters to be acted on are stated in the accompanying Notice of Annual Meeting of Shareholders. The Board knows of no other business that will come before the 2025 Annual Meeting.

It is contemplated that this proxy statement and the accompanying form of proxy, together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as amended (the “2024 Annual Report”), which is not a part of the proxy solicitation materials, will first be distributed and made available to DSC’s shareholders on or about August 12, 2025.

You will be asked to consider and vote FOR the approval of the divestiture of DSC’s cloud solutions business (the “Business”), which represents the sale of substantially all of DSC’s assets and will include the sale of all of the assets of DSC’s subsidiary, CloudFirst Technologies Corporation (“CloudFirst Delaware”), including the sale of 100% of the outstanding equity interests of CloudFirst Europe Ltd. (“CloudFirst Europe”), together with its assets necessary to operate the Business (the “Contributed Assets”), all of which Contributed Assets will be transferred to DTST Sub, LLC (“NewCo”) pursuant to the terms of an asset contribution agreement (the “Contribution Agreement”) to be entered into by and among DSC, CloudFirst Delaware, Flagship Solutions, LLC, DSC’s subsidiary (“Flagship”), Secure Infrastructure & Services LLC, DSC’s subsidiary (“SIAS”), and NewCo, and following the consummation of the transactions contemplated by the Contribution Agreement, all of the outstanding equity interests of NewCo (the “NewCo Units”) will be purchased by Total Server Solutions Holdings, LLC (“Purchaser”), pursuant to the terms of a unit purchase agreement, dated July 11, 2025 (as may be amended, supplemented, or otherwise modified from time to time, the “Purchase Agreement”), by and among DSC, CloudFirst Delaware, NewCo, Charles M. Piluso, as the “Seller Representative,” and Purchaser (the “Divestiture”). This proposal is referred to as the “Divestiture Proposal.”

You will also be asked to consider and vote: (1) FOR each of the ten directors named herein for election to the Board; (2) FOR the ratification of the appointment of Rosenberg Rich Baker Berman, P.A. as our independent registered public accounting firm for the fiscal year ending on December 31, 2025; (3) FOR the approval, on a non-binding advisory basis, of the compensation of DSC’s named executive officers as disclosed in the accompanying proxy statement; (4) FOR the approval, on a non-binding advisory basis, of the divestiture-related compensation that DSC’s named executive officers will receive upon consummation of the Divestiture; and (5) FOR the approval of a proposal to adjourn the 2025 Annual Meeting to a later date, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Divestiture Proposal.

Whether or not you plan to attend the 2025 Annual Meeting in person, if you are a holder of record of DSC’s shares please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically through the Internet or by telephone. If you attend the 2025 Annual Meeting and vote in person, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction form you will receive from your bank, broker or other nominee. Accompanying this proxy statement is a proxy card or voting instruction form for the 2025 Annual Meeting, which you may use to indicate your vote or provide voting instructions, as applicable, as to the proposals contained in this proxy statement.

Summary

The following is a summary that highlights information contained in this proxy statement. This summary does not contain all of the information that might be important to you. For a more complete description of the Purchase Agreement, the Contribution Agreement and the Divestiture, DSC encourages you to read carefully the entire proxy statement, including the attached Annexes, and the other documents to which we refer in order to fully understand the Divestiture. In addition, DSC encourage you to read carefully the information incorporated by reference into this proxy statement, which includes important business and financial information about DSC that has been filed with the Securities and Exchange Commission (the “SEC”). You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find Additional Information”, beginning on page 89. Each item in this summary refers to the page of this proxy statement on which that subject is discussed in more detail.

This summary and the balance of this proxy statement contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read “Cautionary Note Regarding Forward-Looking Statements”, beginning on page 16.

Information about the Parties (page 17)

Data Storage Corporation

DSC, a Nasdaq listed company, through its subsidiaries CloudFirst Delaware, CloudFirst Europe and Nexxis Inc. (“Nexxis”), is a leading provider of multi-cloud hosting, fully managed cloud services, disaster recovery, cybersecurity, IT automation, and voice & data solutions. . Following the consummation of the Divestiture, DSC will continue to operate Nexxis Inc. (“Nexxis”), a telecommunications and data access company, that generated approximately $1.1 million in revenue for the year ended December 31, 2024. Assuming consummation of the Divestiture, DSC will be focused on managing, building, expanding or acquiring synergetic technology companies that provide leading edge solutions that assist businesses and institutions improve its business processes. DSC’s corporate headquarters are located at 225 Broadhollow Road, Suite 307, Melville, New York 11747, and its telephone number is: (212) 564-4922.

CloudFirst Technologies Corporation and CloudFirst Europe Ltd.

CloudFirst Delaware and CloudFirst Europe are subsidiaries of DSC. Through the CloudFirst platform – built on IBM Power Systems infrastructure – the Business delivers high-performance cloud solutions tailored for IBM i and AIX workloads. This niche focus on IBM Power environments distinguishes CloudFirst in the market: none of the major public cloud providers (AWS, Microsoft Azure, or Google Cloud) natively support IBM i/AIX workload, giving the Business a distinct competitive edge in serving clients with these mission-critical systems. The Business leverages long-term subscription contracts for its cloud and disaster-recovery services, yielding a highly recurring revenue base and strong customer retention. The Business’ client base exceeds 425 organizations across diverse sectors – including government, healthcare, education, manufacturing, and Fortune 500 enterprises – reflecting broad market demand for its multi-cloud hosting and business continuity solutions. CloudFirst Delaware’s corporate headquarters are located at 225 Broadhollow Road, Suite 307, Melville, New York 11747, and its telephone number is: (212) 564-4922. CloudFirst Europe’s corporate headquarters are located at 18th & 19th Floors, 100 Bishopsgate, London, EC2N 4AG, and its telephone number is: +44 2045836760.

DTST Sub, LLC (NewCo)

NewCo is a subsidiary of DSC. NewCo was formed solely for the purpose of effecting the Divestiture and has not engaged in any other business. NewCo’s corporate headquarters are located at 225 Broadhollow Road, Suite 307, Melville, New York 11747, and its telephone number is: (212) 564-4922.

Total Server Solutions Holdings, LLC

Purchaser is a subsidiary of Performive Holdings, LLC (“Performive”), a firm focused on providing midsize enterprises secure and compliant managed data resiliency, cybersecurity and cloud solutions. Renovus Capital Partners (“Renovus”) is a private equity firm that holds a majority investment on Performive. Renovus currently manages several investment vehicles including three private equity funds with assets under management exceeding $2 billion. Purchaser’s corporate headquarters are located at 1130 Powers Ferry Place, Marietta, Georgia 30067, and its telephone number is: 855-227-1939.

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The Divestiture (page 17)

On July 11, 2025, DSC, CloudFirst Delaware, NewCo and Seller Representative entered into a Purchase Agreement with Purchaser, pursuant to which DSC and CloudFirst Delaware agreed to sell DSC’s cloud solutions Business which will include the sale of all of the assets of DSC’s subsidiary, CloudFirst Delaware, including the sale of 100% of the outstanding equity interests of CloudFirst Europe, together with DSC’s assets necessary to operate the Business. The Divestiture of the Business will be effected upon the closing of the sale of the NewCo Units to Purchaser, pursuant to the Purchase Agreement, provided however, that prior to such closing, all of the Contributed Assets shall have been contributed to NewCo pursuant to the terms of the Contribution Agreement. A copy of the Purchase Agreement is attached to this proxy statement as Annex A. You should read this proxy statement, including the Purchase Agreement, carefully and in its entirety.

General Description of the Divestiture and the Purchase Agreement (page 17)

On July 11, 2025, DSC, CloudFirst Delaware, NewCo and Selling Representative entered into the Purchase Agreement with Purchaser pursuant to which the Purchaser agreed to purchase all of the outstanding units of NewCo (the NewCo Units) in exchange for the Divestiture Purchase Price (described below), a portion of which would be placed into escrow for purposes of satisfying indemnification claims and for purposes of the net working capital adjustment. A more complete summary of the terms of the Purchase Agreement can be found in the section titled “The Divestiture— General Description of the Divestiture and the Purchase Agreement.”

The Divestiture Purchase Price (page 18)

The Divestiture Purchase Price (described below) to be paid by Purchaser for the NewCo Units pursuant to the Purchase Agreement is $40 million, as adjusted in accordance with the Purchase Agreement, as more fully described in the section titled “The Divestiture— General Description of the Divestiture and the Purchase Agreement — Post-Closing Adjustments”. Prior to the sale of the NewCo Units and the closing of the Divestiture, the Contributed Assets will be contributed to NewCo, pursuant to the Contribution Agreement. DSC’s market capitalization was depressed. As an example, prior to announcing the Divestiture, the highest closing price of DSC Common Stock was $5.03 on January 6, 2025. By early 2025, DSC’s share price had declined into the mid-$3.00 range. During the month of June 2025, the closing price of DSC’s Common Stock ranged between $3.33 to $3.88. Using the high closing price of $3.88 and based on approximately 7,157,885 shares of Common Stock outstanding on June 30, 2025, despite generating net income for the three months ended March 31, 2025, DSC had a market value of approximately $27.8 million. This market value included the assets of Nexxis that are not being sold in connection with the Divestiture. The market value of approximately $27.8 million is less than the $40 million Base Purchase Price (as adjusted pursuant to the terms of the Purchase Agreement) to be paid to DSC upon consummation of the Divestiture, reflects a meaningful premium over DSC’s pre-announcement trading value and is based on extensive market discussions and third-party valuation input.

Closing of the Divestiture (page 20)

Assuming receipt of shareholder approval of the Divestiture Proposal at the 2025 Annual Meeting, DSC expects to consummate the Divestiture in the third quarter of 2025, but it cannot be certain when or if the conditions to the Divestiture will be satisfied or, to the extent permitted, waived. The Divestiture cannot be completed until the conditions set forth in the Purchase Agreement are satisfied (or, to the extent permitted, waived).

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Conditions to the Closing of the Divestiture (page 28)

The consummation of the Divestiture is subject to a number of conditions, including, among others, (i) the absence of any governmental order enjoining or otherwise prohibiting the performance of the Purchase Agreement or the consummation of any of the transactions contemplated thereby; (ii) the absence of a Material Adverse Effect (as such term is used in the Purchase Agreement); (iii) the contribution of the Contributed Assets to NewCo; and (iv) consummation of the transactions contemplated by the Purchase Agreement on or prior to November 8, 2025; (v) the satisfaction of all conditions to closing required to be satisfied in connection with Purchase Agreement, including shareholder approval of the Divestiture Proposal, the acceptance of employment from the Purchaser or its affiliates by 85% of the employees of the Business who are offered employment by the Purchaser or its affiliates, including certain specified employees, (vi) and the parties to the Purchase Agreement standing ready, willing and able to close the Divestiture, subject only to the closing of the transactions contemplated by the Purchase Agreement. These closing conditions may not be fulfilled in a timely manner or at all, and, accordingly, the Divestiture may not be consummated. For a summary of the conditions that must be satisfied or waived prior to completion of the Divestiture, see the section of this proxy statement titled “The Divesture— Conditions to the Closing of the Divestiture.”

Purchaser’s Debt Financing (page 29)

Purchaser has obtained an executed debt commitment letter, dated as of the date of the Purchase Agreement, signed by certain institutional lenders and their agent and arranger (the “Financing Sources”), which was agreed to and accepted by the Purchaser and Performive, as borrowers (the “Borrowers”), pursuant to which the Financing Sources have agreed, subject to the terms and conditions therein, to lend to the Borrowers the amounts set forth therein (including all exhibits, schedules and annexes thereto, the “Debt Commitment Letter” and the debt financing contemplated by the Debt Commitment Letter, the “Debt Financing”) and any fee letter related thereto (the “Fee Letter”, and together with the Debt Commitment Letter, the “Debt Letters”); and (ii) an executed equity commitment letter, dated as of the date of the Purchase Agreement, pursuant to which the sponsor parties thereto have agreed, subject to the terms and conditions set forth therein, to make an equity investment in Purchaser (the “Equity Commitment Letter”, and together with the Debt Letters, the “Commitment Letters”, and the amount of equity capital to be provided pursuant to the Equity Commitment Letter, the “Equity Financing”, and together with the Debt Financing, the “Financing”). For a summary of the conditions that must be satisfied or waived prior to completion of the Divestiture, see the section of this proxy statement titled “The Divesture— Purchaser’s Debt Financing.”

Impact on DSC Common Stock (page 30)

The Divestiture will not have any direct impact on your ownership of your shares of DSC Common Stock. If you hold your shares of Common Stock following the consummation of the Divestiture, you will continue to hold the same number of shares with the same rights and privileges as your shares presently issued and outstanding.

Anticipated Use of Proceeds (page 30)

The Board has determined that DSC shall make a tender offer to repurchase from DSC’s shareholders up to 85% of each shareholder’s Common Stock (up to 85% of the outstanding shares of DSC Common Stock). DSC intends to use 85% of its cash on hand on the date the tender offer is made, inclusive of the net sale proceeds received in connection with the closing of the Divestiture to offer to repurchase up to 85% of each shareholder’s Common Stock (up to 85% of the outstanding shares of DSC Common Stock). DSC has estimated net sale proceeds to take into account transaction expenses and other costs associated with the Divestiture.

The Board is considering several options for the use of the remaining 15% of its cash (assuming that the tender offer is fully subscribed), including any remaining net sale proceeds resulting from the consummation of the Divestiture pursuant to the Purchase Agreement. Some of the uses for such remaining cash include, without limitation:

●	Targeted Acquisitions in High-Growth Sectors - DSC intends to leverage its management’s expertise in technology services and pursue acquisitions of companies in complementary and high-growth technology sectors which may include the following:

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o	Artificial Intelligence (AI) Enabled Vertical SaaS (software-as-a-service)

o	Cybersecurity solutions and related applications and services

o	Industrial IoT (Internet of Things) + Edge AI: Predictive maintenance, analytics at the edge

o	Healthcare Workflow Automation

o	Majority investments in companies in various sectors

●	Sale or Merger of DSC - The Board may evaluate potential strategic interest in the public company itself, including a full sale, reverse merger, or other business combination with a third party that may benefit from DSC’s public listing, cash position, and clean capital structure; and/or

●	A Hybrid of the Above Strategies. DSC may pursue a combination of the above strategies for the remaining sale proceeds.

The Board has not made a final determination regarding the use of the remaining sale proceeds received from consummation of the Divestiture in excess of those intended to be used by DSC for the tender offer, the terms of which will not be finalized, and the offer of which will not be made, until after consummation of the Divestiture. Any such actions will be subject to further review, market conditions, and, where required, shareholder approval. DSC is committed to maximizing shareholder value while maintaining flexibility to pursue the most advantageous path forward.

DSC After the Completion of the Divestiture (page 30)

DSC will no longer operate in the cloud infrastructure space due to a negotiated non-compete pursuant to the Purchase Agreement. However, DSC expects to continue to be listed on Nasdaq, cash assets (subject to the use of its cash on hand in connection with an anticipated tender offer, as more fully described herein), and will continue to operate Nexxis, a provider of hosted VoIP, telecommunications and data access that generated approximately $1.1 million in revenue for the year ended December 31, 2024, and intends to pursue new opportunities, including the growth of Nexxis. Following the Divestiture, DSC intends to pursue acquisitions of companies in complementary and high-growth technology sectors, which acquisitions may be financed with a portion of DSC’s remaining cash on hand after completion of the anticipated tender offer, together with any profit that may be earned from Nexxis’ operations.

The Contribution Agreement (page 31)

DSC, CloudFirst Delaware and certain other affiliates agreed to contribute the Contributed Assets related to the Business into NewCo immediately prior to closing of the Divestiture, pursuant to the terms of the Contribution Agreement. The “Contributed Assets” consist of DSC’s cloud solutions Business and represent substantially all of DSC’s assets. More specifically, the Contributed Assets include all of the assets of DSC’s subsidiary, CloudFirst Delaware, and all of the outstanding equity interests of CloudFirst Europe, together with its assets necessary to operate the Business. A more complete summary of the terms of the Contribution Agreement can be found in the section titled “The Divestiture— The Contribution Agreement.”

The Board’s Reasons for Approving the Divestiture (page 35)

The Board determined that the proposed sale of the NewCo Units pursuant to the Purchase Agreement, and the contribution, prior to consummation of the Divestiture, of the Contributed Assets to NewCo pursuant to the Contribution Agreement, provides immediate and compelling value to DSC’s shareholders by monetizing DSC’s core operating asset at a premium valuation. After careful consideration, DSC’s Board has determined by unanimous vote the Divestiture to be fair to its shareholders, declared the Divestiture advisable and approved the Divestiture and the Purchase Agreement. The Board unanimously recommends that DSC’s shareholders vote “FOR” the Divestiture Proposal.

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In reaching its decision to unanimously approve the Purchase Agreement and the transactions contemplated thereby, the Board carefully considered a variety of factors supporting its decision, including, but not limited to, strategic considerations, potential opportunities to increase shareholder value, the terms of the agreements being fair and reasonable; and the belief that it was likely that DSC would be able to close the Divestiture. The Board also considered certain countervailing factors in its deliberations concerning the Divestiture, including, but not limited to, the following: business risks, investor perception, business disruption resulting from the Divestiture, closing conditions, risks associated with failure to complete the Divestiture, exclusivity restrictions and litigation risk. For a discussion of the information and factors considered by the Board in reaching its conclusions and recommendation see the section of this proxy statement entitled “The Divestiture — The Board’s Reasons for Approving the Divestiture” beginning on page 35.

Opinion of Financial Advisor to the Board (page 37)

On June 11, 2025, Cassel Salpeter & Co., LLC (“Cassel Salpeter”) rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion, dated June 11, 2025) to the effect that, as of June 11, 2025, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Base Purchase Price (subject to adjustment pursuant to the terms of the Purchase Agreement) to be paid to DSC in exchange for the NewCo Units in the Divestiture pursuant to the Purchase Agreement was fair, from a financial point of view, to DSC.

The summary of Cassel Salpeter’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, a recommendation to any shareholder of DSC as to how such shareholder should vote or act with respect to the Divestiture Proposal or any other matter.

See Annex B to this proxy statement and the section of this proxy statement entitled “The Divestiture — Opinion of Financial Advisor to the Board,” beginning on page 37.

Interests of Certain Persons in the Divestiture (page 43)

DSC’s executive officers and non-employee directors have interests in the Divestiture that are different from, or in addition to, the interests of its shareholders generally. The Board was aware of and considered these interests, among other matters, in evaluating the Divesture and before recommending to DSC’s shareholders that they vote in favor of the Divestiture Proposal at the 2025 Annual Meeting. These interests may create potential conflicts of interest. Shareholders should take these interests into account in deciding whether to approve the Divestiture Proposal. These interests include:

●	that Harold Schwartz, as a Key Employee of CloudFirst Delaware, is expected to be employed by the Purchaser or one of its affiliates after consummation of the Divestiture, which will afford him rights that will not be offered to DSC’s shareholders generally;

●	certain executive officers and directors of DSC who own, in the aggregate, approximately 40% of DSC Common Stock, have executed support agreements, agreeing to vote all shares of Common Stock held by them in favor of the Divestiture Proposal and the Adjournment Proposal, if necessary;

●	the directors and executive officers of DSC, as well as those of CloudFirst Delaware and NewCo, will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies for at least six years following the Divestiture; and

●	Upon consummation of the Divestiture, all outstanding unvested equity awards of employees of DSC, including executive officers and directors will be accelerated and fully vested in accordance with the terms of the grant agreements.

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DSC encourages you to read the sections titled “The Divestiture — Interests of Certain Persons in the Divestiture” and “The Divestiture — Support Agreements” for a more complete discussion of these interests.

Federal Income Tax Consequences of the Divestiture (page 46)

The Divestiture will result in gain or loss to CloudFirst Delaware in an amount equal to the difference between the amount realized (as determined for U.S. federal income tax purposes) by CloudFirst Delaware in the Divestiture and its tax basis in the assets being sold in the Divestiture, as determined on an asset-by-asset basis. The Divestiture by itself will not produce any separate and independent federal income tax consequences to you. See “The Divestiture – Federal Income Tax Consequences of the Divestiture.”

Risk Factors (page 47)

You should carefully review the section of this proxy statement titled “Risk Factors” beginning on page 47, which presents risks and uncertainties related to, among other things, the Divestiture and the operations of DSC following the completion of the Divestiture.

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QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

DSC has sent you these proxy materials because the Board is soliciting your proxy to vote at the 2025 Annual Meeting. According to DSC’s records, you were a holder of shares of Common Stock of DSC as of the end of business on the Record Date.

You are invited to attend the 2025 Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or vote by proxy in the manner described below.

DSC intends to distribute and make available these proxy materials on or about August 7, 2025, to all shareholders of record on the Record Date entitled to vote at the 2025 Annual Meeting.

What is the proxy card?

The proxy card enables you to appoint Charles M. Piluso, DSC’s Chief Executive Officer, and Christos (“Chris”) H. Panagiotakos, DSC’s Chief Financial Officer, as your representatives at the 2025 Annual Meeting, with full power of substitution and re-substitution. By completing and returning a proxy card, you are authorizing Mr. Piluso and Mr. Panagiotakos to vote your shares at the 2025 Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the 2025 Annual Meeting.

When and where is the 2025 Annual Meeting being held?

The 2025 Annual Meeting will be held on September 10, 2025, commencing at 11:00 a.m. local time at the Marriott Melville, 1350 Walt Whitman Road, Melville, NY 11747.

Can I view these proxy materials over the Internet?

Yes. The Notice of Meeting, this proxy statement and accompanying proxy card and the 2024 Annual Report are available at www.dtst.com.

What is the difference between holding shares of Common Stock as a “shareholder of record” and holding shares in “street name”?

Shares held as a “shareholder of record” (also called a “registered holder”) are shares held directly in your name. Shares held in “street name” are shares held for you in an account with a broker, bank, or other nominee.

May I attend the 2025 Annual Meeting in person?

All shareholders as of August 7, 2025 (the “Record Date”), are welcome to attend the 2025 Annual Meeting. If you attend, please note that you will be asked to present government-issued identification (such as a driver’s license or passport) and evidence of your share ownership of our Common Stock on the Record Date. Such evidence of ownership can be your proxy card if you are a shareholder of record. If your shares are held beneficially in the name of a bank, broker or other nominee and you plan to attend the 2025 Annual Meeting, you will be required to present proof of your ownership of our Common Stock on the Record Date, such as a bank or brokerage account statement or voting instruction form, to be admitted to the 2025 Annual Meeting in person.

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The 2025 Annual Meeting will begin promptly at 11:00 a.m., local time. Check-in will begin one-half hour prior to the meeting. Please allow ample time for the check-in procedures.

Be prepared to comply with DSC’s security and safety procedures for the 2025 Annual Meeting which will include the following: (a) no cameras, computers, recording equipment, other similar electronic devices, signs or placards will be permitted in the 2025 Annual Meeting; (b) the use of mobile phones, tablets, laptops and similar electronic devices during the 2025 Annual Meeting is prohibited, and that such devices must be turned off and put away before entering the meeting room; and (c) by attending the 2025 Annual Meeting, shareholders agree to abide by the agenda and procedures for the 2025 Annual Meeting (copies of which will be distributed to attendees at the meeting).

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with DSC’s transfer agent, VStock Transfer LLC, then you are a stockholder of record and this proxy statement is sent directly to you by DSC. As the stockholder of record, you have the right to grant your voting proxy directly or to directly vote at the 2025 Annual Meeting.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2025 Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to attend the 2025 Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2025 Annual Meeting, you must obtain a valid proxy issued in your name from that record holder at least 72 hours prior to the 2025 Annual Meeting.

If you are a beneficial owner and do not instruct your broker, bank, or nominee how to vote your shares, the question of whether your broker, bank or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (the “NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not be able to vote your shares on such matter, often referred to as a broker non-vote.

Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. We believe that Proposal No. 1, Proposal No. 2, Proposal No. 4, Proposal No. 5 and Proposal 6 are non-routine matters and that Proposal No. 3 is a routine matter. Accordingly, your broker, bank or nominee may not vote your shares on Proposal No. 1, Proposal No. 2, Proposal No. 4, Proposal No. 5 and/or Proposal No. 6 without your instructions, but may vote your shares on Proposal No. 3 even in the absence of your instruction.

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How do I vote my shares?

If you are a registered holder, you may vote:

●	By internet. Via the Internet at www.proxyvote.com.

●	By telephone. If you are located within the United States and Canada, call 1-800-690-6903 (toll-free) from a touch-tone telephone or 1-718-921-8500 from foreign countries and follow the instructions;

●	By mail. By returning a properly executed proxy card in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or

●	In person. You may vote in person at the 2025 Annual Meeting.

To vote online or via telephone, you will need your unique control number. You can find the control number on your proxy card. Be sure to have your proxy card in hand and follow the instructions. Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on September 9, 2025, for the voting of shares held by shareholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than September 9, 2025.

If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name”. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2025 Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You will receive voting instructions from your broker, bank or nominee describing the available processes for voting your stock. Shares held in “street name” may be voted during the annual meeting only if you obtain a legal proxy from the broker, bank or other nominee giving you the right to vote the shares.

If your shares are held in street name, please check the voting instruction form provided to you by your broker, bank, or other nominee for Internet or telephone voting availability. If Internet and/or telephone voting are available to a street name holder, such facilities will close at 11:59 p.m. Eastern Time on September 9, 2025. To vote online or via telephone, you will need your unique control number. You can find the control number on your voting instruction form. Be sure to have your voting instruction form in hand and follow the instructions.

What am I voting on?

The following matters are scheduled to be voted on at the 2025 Annual Meeting:

1.	To approve the Divestiture of DSC’s cloud solutions business (the Business), which represents the sale of substantially all of DSC’s assets and will include the sale of all of the assets of DSC’s subsidiary, CloudFirst Delaware, including the sale of 100% of the outstanding equity interests of CloudFirst Europe, together with its assets necessary to operate the Business (the Contributed Assets), all of which Contributed Assets will be transferred to NewCo pursuant to the terms of the Contribution Agreement, and following the consummation of the transactions contemplated by the Contribution Agreement, all of the NewCo Units will be purchased by Purchaser, pursuant to the Purchase Agreement (the Divestiture Proposal or “Proposal No. 1”);

2.	To elect ten directors named in this proxy statement to serve until the next annual meeting of shareholders and until their respective successors shall have been duly elected and qualified (the “Election of Directors Proposal” or “Proposal No. 2”);

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3.	To ratify the selection of Rosenberg Rich Baker Berman & Company P.A. as DSC’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (the “Auditor Ratification Proposal” or “Proposal No. 3”); and

4.	To approve, on a non-binding advisory basis, the compensation of DSC’s named executive officers as disclosed in this proxy statement (the “Executive Compensation Proposal” or “Proposal No. 4”);

5.

To approve, on a non-binding advisory basis, the divestiture-related compensation that DSC’s named executive officers will receive upon consummation of the Divestiture, as disclosed in this proxy statement (the “Divestiture-Related Executive Compensation Proposal” or “Proposal No. 5”);

6.	To approve a proposal to adjourn the 2025 Annual Meeting to a later date, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Divestiture Proposal (the “Adjournment Proposal” or “Proposal No. 6”); and

7.	To transact such other business as may properly come before the 2025 Annual Meeting or any adjournment or postponement thereof.

The Board is not currently aware of any other business that will be brought before the 2025 Annual Meeting.

How do I vote?

On all matters except Proposal No. 2 (the Election of Directors Proposal), you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on the proposal. With respect to Proposal No. 2, for each nominee standing for election to the Board, you may for “FOR” such nominee’s election or “WITHHOLD” authority to vote for the nominee’s election; provided that you may not vote any shares “FOR” the election of more than ten nominees. The procedures for voting your shares in accordance with these options are summarized below:

Shareholder of Record: Shares Registered in Your Name

If you hold shares of Common Stock of record as of the Record Date, you may vote in person at the 2025 Annual Meeting or vote by proxy using the enclosed proxy card or via telephone, or the Internet. Whether or not you plan to attend the meeting, DSC urges you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

●	To vote in person, come to the 2025 Annual Meeting and DSC will give you a ballot when you arrive. You should be prepared to present photo identification for admittance. A list of shareholders eligible to vote at the 2025 Annual Meeting will be available for inspection at the 2025 Annual Meeting and for a period of ten days prior to the 2025 Annual Meeting during regular business hours at our principal executive offices, which are located at 225 Broadhollow Road, Suite 307, Melville, New York 11747.

●	To vote by submitting a proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your completed and signed proxy card to us before the 2025 Annual Meeting, DSC will vote your shares as you direct.

●	To submit a proxy via the Internet or telephone, follow the “Vote by Internet” or “Vote by Telephone” instructions on the accompanying proxy card.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail your voting instructions as directed by your broker or bank to ensure that your vote is counted. Alternatively, you may be able to cause your shares to be voted by telephone or over the Internet by following instructions provided by your broker or bank. To vote in person at the 2025 Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

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What are the voting requirements to approve each of the proposals?

The following votes are required for approval of the proposals being presented at the 2025 Annual Meeting:

PROPOSAL	ITEM	VOTE REQUIRED FOR APPROVAL	VOTING OPTIONS	EFFECT OF ABSTENTIONS (or the withholding of authority)	EFFECT OF BROKER NON-VOTES
1	Divestiture Proposal	Affirmative vote of shareholders holding stock in the corporation entitling them to exercise at least a majority of the voting power.	“FOR” “AGAINST” “ABSTAIN”	Against	Against
2	Election of Directors Proposal	Plurality - the ten director nominees who receive the most “FOR” votes will be elected to serve on the Board	“FOR” “WITHHOLD”	No effect	No effect
3	Auditor Ratification Proposal	Number of votes cast in favor exceeds number of votes cast in opposition	“FOR” “AGAINST” “ABSTAIN”	No effect	No broker non-votes expected; shares are voted by brokers in their discretion
4	Executive Compensation Proposal	Number of votes cast in favor exceeds number of votes cast in opposition	“FOR” “AGAINST” “ABSTAIN”	No effect	No effect
5	Divestiture Related Compensation	Number of votes cast in favor exceeds number of votes cast in opposition	“FOR” “AGAINST” “ABSTAIN”	No effect	No effect
6	Adjournment Proposal	Number of votes cast in favor exceeds number of votes cast in opposition	“FOR” “AGAINST” “ABSTAIN”	No effect	No effect

Why is DSC seeking shareholder approval of the Divestiture Proposal?

DSC believes that Section 78.565 of the NRS requires that a Nevada corporation obtain the approval of the holders of a majority of the corporation’s outstanding stock entitled to vote for the sale of all or substantially all of its property and assets. DSC is seeking the approval of the Divestiture by its shareholders since the Divestiture is deemed to be a sale of substantially all of the assets of DSC.

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In addition, approval by the shareholders of DSC of the Divestiture Proposal is a closing condition under the Purchase Agreement. If the Divestiture Proposal is not approved, either DSC or Purchaser may terminate the Purchase Agreement and the Divestiture cannot be completed. The failure to consummate the Divestiture may have an adverse effect on DSC’s business and financial condition.

How many shares are outstanding and how many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you hold as of the Record Date. As of the Record Date, [●] shares of Common Stock were issued and outstanding.

What is a quorum for purposes of conducting the 2025 Annual Meeting?

Conducting business at the meeting requires a quorum. The presence in person or by proxy of the holders of thirty-three and one-third percent (33 1/3%) of the outstanding shares of DSC’s voting stock is necessary to constitute a quorum at the 2025 Annual Meeting. Abstentions are treated as present for purposes of determining whether a quorum exists. Your shares will be counted towards the quorum only if you submit a valid proxy (or, in the case of a beneficial owner, one is submitted on your behalf by your broker, bank or other nominee) or if you attend the 2025 Annual Meeting in person. Broker non-votes (which result when your shares are held in “street name”, and you do not tell the nominee how to vote your shares and the nominee does not have discretion to vote such shares) are treated as present for purposes of determining whether a quorum is present at the meeting. In the absence of a quorum the shareholders so present may, by majority vote, adjourn the meeting to a day, time and place as determined by the chairman of the meeting until a quorum shall attend.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the approval of the Divestiture Proposal (Proposal No. 1); “FOR” the election of each of the nominees nominated by the Board as directors (Proposal No. 2); “FOR” the ratification of the appointment of Rosenberg Rich Baker Berman & Company P.A. as DSC’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal No. 3); “FOR” the approval, on a non-binding advisory basis, of the compensation of DSC’s named executive officers (Proposal No. 4); “FOR” approval, on a non-binding advisory basis, of the divestiture-related compensation that DSC’s named executive officers will receive upon consummation of the Divestiture, as disclosed in this proxy statement (Proposal No. 5); “FOR” approval of a proposal to adjourn the 2025 Annual Meeting to a later date, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Divestiture Proposal (Proposal No. 6), and if any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment to the extent authorized by Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

How does the Board recommend that I vote?

DSC’s Board recommends that you vote your shares “FOR” the Divestiture Proposal (Proposal No. 1); “FOR” the election of each of the nominees nominated by the Board as directors (Proposal No. 2), “FOR” ratification of the appointment of Rosenberg Rich Baker Berman & Company P.A. as DSC’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal No. 3), “FOR” approval, on a non-binding advisory basis, of the compensation of DSC’s named executive officers (Proposal No. 4), “FOR” approval, on a non-binding advisory basis, of the divestiture-related compensation that DSC’s named executive officers will receive upon consummation of the Divestiture, as disclosed in this proxy statement (Proposal No. 5), “FOR” approval of a proposal to adjourn the 2025 Annual Meeting to a later date, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Divestiture Proposal (Proposal No. 6), and if any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment to the extent authorized by Rule 14a-4(c) of the Exchange Act. Unless you provide other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board as set forth in this proxy statement.

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Who is paying for this proxy solicitation?

DSC will bear the cost of distributing and solicitation of proxies. Proxies may be solicited by mail or personally by our directors, officers or employees, none of whom will receive additional compensation for such solicitation. Those holding shares as of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. DSC will reimburse nominee holders for their reasonable out-of-pocket expenses. In addition, DSC has retained D.F. King & Co., Inc. to aid in the solicitation of proxies for this year. DSC will pay D.F. King & Co., Inc. fees of not more than $25,000 plus expense reimbursement for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. DSC may request by telephone, facsimile, mail, electronic mail or other means of communication the return of the proxy cards. Please contact D.F. King & Co., Inc. toll-free at (800) 207-3158 with any questions you may have regarding our proposals.

What does it mean if I receive more than one set of proxy materials?

You may receive more than one set of proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive.

I share the same address with another DSC shareholder. Why has our household only received one set of proxy materials?

The SEC’s rules permit DSC to deliver a single set of proxy materials to one address shared by two or more of its shareholders. This practice, known as “householding,” is intended to reduce DSC’s printing and postage costs. DSC have delivered only one set of proxy materials to shareholders who hold their shares through a bank, broker or other holder of record and share a single address, unless DSC received contrary instructions from any shareholder at that address. However, any such street name holder residing at the same address who wishes to receive a separate copy of the proxy materials may make such a request by contacting the bank, broker or other holder of record, or Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Street name holders residing at the same address who would like to request householding of DSC materials may do so by contacting the bank, broker or other holder of record or Broadridge at the phone number or address listed above.

Can I change or revoke my vote after submitting my proxy?

Yes. You can change or revoke your proxy at any time before the final vote at the 2025 Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

●	You may submit another properly completed proxy card with a later date or subsequently submit another proxy to vote your shares via the Internet or via telephone;

●	You may send a timely written notice that you are revoking your proxy to DSC at 225 Broadhollow Road, Suite 307, Melville, New York 11747, Attn: Chief Executive Officer; or

●	You may attend the 2025 Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your last vote is the one that is counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

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Who will count the votes?

One or more inspectors of election will tabulate the votes.

Is my vote kept confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within DSC or to third parties, except:

●	as necessary to meet applicable legal requirements;

●	to allow for the tabulation and certification of votes; and

●	to facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to DSC’s management and the Board.

How can I find out the results of the voting at the 2025 Annual Meeting?

Preliminary voting results will be announced at the 2025 Annual Meeting. Final voting results will be disclosed in a Current Report on Form 8-K filed after the 2025 Annual Meeting.

What if other matters come up at the 2025 Annual Meeting?

At the date of this proxy statement, DSC does not know of any matters to be properly presented at the 2025 Annual Meeting other than those referred to in this proxy statement. If any matter not described in this proxy statement is properly presented for a vote at the meeting, the persons named in the accompanying proxy card, or their duly authorized substitutes, will be authorized to vote on such matters or otherwise act thereon in accordance with their best judgment to the extent authorized by Rule 14a-4(c) of the Exchange Act.

When are shareholder proposals and director nominations due for next year’s Annual Meeting?

Shareholders who intend to present proposals for inclusion in next year’s proxy materials at the 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”) under SEC Rule 14a-8 must ensure that such proposals are received by the Corporate Secretary of DSC in writing not later than April 9, 2026, at Data Storage Corporation at 225 Broadhollow Road, Suite 307, Melville, New York 11747. If you wish to submit a proposal (including a director nomination) at the 2026 Annual Meeting, you must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act.

Generally, timely notice of any director nomination or other proposal that any shareholder intends to present at the 2026 Annual Meeting must be delivered in writing to the Corporate Secretary at the address above no later than June 23, 2026. However, if DSC holds the 2026 Annual Meeting on a date that is not within 30 days of the anniversary of the 2025 Annual Meeting, notice must be received a reasonable time before DSC delivers its proxy materials for the 2026 Annual Meeting. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than DSC’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than July 12, 2026. If such meeting date is not within 30 days of the anniversary of the 2025 Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made.

See “Shareholder Proposals For the 2026 Annual Meeting.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference herein contain “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “began,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “would” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements relate to, among other things, expectations of future financial performance, business strategies or expectations for our business following the Divestiture and the timing and ability for us to complete the Divestiture, and are based on management’s beliefs and assumptions and on information currently available to management.

All forward-looking statements speak only as of the date on which they are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions relating to factors that could cause actual results to differ materially from those anticipated in such statements, including, without limitation, the following:

●	DSC’s ability to consummate the Divestiture;

●	DSC’s ability to achieve the anticipated operational and financial results following the Divestiture;

●	DSC’s ability to retain members of management and other key employees following the Divestiture;

●	DSC’s ability to consummate favorable acquisitions and effectively integrate any companies or properties that DSC acquires;

●	the impact of any economic recession and the overall economic environment, including inflation, on DSC’s results of operations and our business;

●	DSC’s ability to develop, establish and maintain strong brands;

●	the possibility of interruptions in the operations of computer and communications hardware systems and infrastructure;

●	the effect of security breaches, computer viruses and cybersecurity incidents;

●	DSC’s ability to obtain additional capital or financing when and if necessary, to execute its business plan, including through offerings of debt or equity or sale of any of its assets;

●	the risk that DSC may face litigation resulting from the transmission of information through its information technology systems;

●	the effects of current and future government regulation, including tax laws and laws and regulations regarding the use of the internet, privacy, cybersecurity and protection of user data;

●	the impact of any claim that DSC has infringed on intellectual property rights of others;

●	DSC’s ability to maintain effective internal controls over financial reporting; and

●	DSC’s reliance on third-party investor relations firms to help create awareness of the Company and compliance by such third parties with regulatory requirements related to promotional reports.

DSC cautions that the foregoing list of factors is not exclusive, and new factors may emerge, or changes to the foregoing factors may occur, that could impact its business. DSC does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this proxy statement, except to the extent required by applicable securities laws. For a more detailed discussion of these and other factors that may affect DSC’s business, see the discussions in “Item 1A. Risk Factors” in its 2024 Annual Report, and subsequent Quarterly Reports on Form 10-Q and in this proxy statement under the heading “Risk Factors,” beginning on page 47.

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THE DIVESTITURE

The following is a description of the material aspects of the Divestiture. While DSC believes that the following description covers the material terms of the Divestiture, the description may not contain all of the information that is important to you. DSC encourages you to read carefully this entire proxy statement, including the Purchase Agreement attached as Annex A to this proxy statement, for a more complete understanding of the Divestiture.

Overview

On July 11, 2025, DSC, CloudFirst Delaware, NewCo and the Seller Representative entered into the Purchase Agreement with Purchaser, pursuant to which the Purchaser agreed to purchase all of the NewCo Units in exchange for the Divestiture Purchase Price (described below), $1.5 million of which shall be placed into escrow for purposes of satisfying indemnification claims and for purposes of the net working capital adjustment, as further described below. DSC, CloudFirst Delaware and certain other affiliates agreed to contribute the Contributed Assets related to the Business into NewCo immediately prior to the closing of the Divestiture pursuant to the terms of the Contribution Agreement. The Contributed Assets consist of DSC’s cloud solutions Business. The Contributed Assets include all of the assets of DSC’s subsidiary, CloudFirst Delaware, and all of the outstanding equity interests of CloudFirst Europe, together with all assets necessary to operate the Business. These transactions are referred to as the “Divestiture”.

Following the closing of the Divestiture, DSC and CloudFirst Delaware will no longer be engaged in the business of providing cloud-based business solutions. DSC’s subsidiary, Nexxis, will be permitted to continue to operate its business in all respects. Through Nexxis, DSC provides VoIP, telecommunications and data access as part of its one-stop solution set, generating approximately $1.1 million in sales for the fiscal year ended December 31, 2024. Pursuant to the Purchase Agreement, following the closing of the Divestiture, DSC will additionally be allowed to engage in “Permitted Activities”, as described below under the sub-heading “The Divestiture—General Description of the Divestiture and the Purchase Agreement—Non-Competition and Non-Solicitation.”

Information About the Parties

Data Storage Corporation

DSC, through its subsidiaries CloudFirst Delaware, CloudFirst Europe and Nexxis, is a leading provider of multi-cloud hosting, fully managed cloud services, disaster recovery, cybersecurity, IT automation, and voice & data solutions. Following the consummation of the Divestiture, DSC will continue to operate Nexxis, a telecommunications and data access company, that generated approximately $1.1 million in revenue for the year ended December 31, 2024. Assuming consummation of the Divestiture, DSC will be focused on managing, building, expanding or acquiring synergetic technology companies that provide leading edge solutions that assist businesses and institutions improve its business processes. DSC’s corporate headquarters are located at 225 Broadhollow Road, Suite 307, Melville, New York 11747, and its telephone number is: (212) 564-4922.

CloudFirst Technologies Corporation and CloudFirst Europe Ltd.

CloudFirst Delaware and CloudFirst Europe, through the CloudFirst platform – built on IBM Power Systems infrastructure – the Business delivers high-performance cloud solutions tailored for IBM i and AIX workloads. This niche focus on IBM Power environments distinguishes the Business in the market: none of the major public cloud providers (AWS, Microsoft Azure, or Google Cloud) natively support IBM i/AIX workload, giving the Business a distinct competitive edge in serving clients with these mission-critical systems. The Business leverages long-term subscription contracts for its cloud and disaster-recovery services, yielding a highly recurring revenue base and strong customer retention (historically over 90% annual subscription renewal rates). The Business’s client base exceeds 425 organizations across diverse sectors – including government, healthcare, education, manufacturing, and Fortune 500 enterprises – reflecting broad market demand for its multi-cloud hosting and business continuity solutions. In recent years, the Business has undertaken strategic expansions (organically and via acquisitions) to reinforce its position as an emerging growth leader in the multi-billion-dollar cloud hosting and business continuity market.

DTST Sub, LLC

NewCo is an indirect subsidiary of DSC and direct, wholly-owned subsidiary of CloudFirst Delaware. NewCo was formed solely for the purpose of effecting the Divestiture and has not engaged in any other business.

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Total Server Solutions Holdings, LLC

Purchaser is a subsidiary of Performive, a firm focused on providing midsize enterprises secure and compliant managed data resiliency, cybersecurity and cloud solutions. Renovus is a private equity firm that holds a majority investment in Performive.

General Description of the Divestiture and the Purchase Agreement

This subsection of this proxy statement describes the material provisions of the Purchase Agreement but does not purport to describe all of the terms of the Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is attached as Annex A hereto. You are urged to read the Purchase Agreement in its entirety because it is the primary legal document that governs the Divestiture.

The Purchase Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Purchase Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Purchase Agreement. The representations, warranties and covenants in the Purchase Agreement are also modified in important part by the underlying disclosure schedules, which are not filed publicly, are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

On July 11, 2025, DSC, CloudFirst Delaware, NewCo and the Seller Representative entered into the Purchase Agreement with Purchaser pursuant to which the Purchaser agreed to purchase all of the NewCo Units in exchange for the Divestiture Purchase Price, a portion of which shall be placed into escrow for purposes of satisfying indemnification claims and for purposes of the net working capital adjustment. DSC, CloudFirst Delaware and certain other affiliates agreed to contribute the Contributed Assets related to the Business into NewCo immediately prior to the closing of the Divestiture pursuant to the Contribution Agreement. The Contributed Assets consist of DSC’s cloud solutions Business. More specifically, the Contributed Assets include all of the assets of DSC’s subsidiary, CloudFirst Delaware, and all of the outstanding equity interests of CloudFirst Europe, together with its assets necessary to operate the Business.

The Divestiture Purchase Price

If the Divestiture is completed, pursuant to and subject to the terms and conditions of the Purchase Agreement, on the date of consummation of the transactions contemplated by the Purchase Agreement (the “Closing Date”), Purchaser will pay DSC an amount in cash equal to $40 million (the “Base Purchase Price”), minus $1,500,000 (the “Escrow Amount”), which includes $1,000,000 for the Indemnity Escrow Amount referred to in the Purchase Agreement and $500,000 for the Adjustment Escrow Amount referred to in the Purchase Agreement (collectively, the “Escrow Amount”) and shall be deposited by Purchaser on the Closing Date with PNC Bank, National Association, as escrow agent (the “Escrow Agent”), to be held by the Escrow Agent in accordance with the terms of the Purchase Agreement and the escrow agreement to be entered into by and among the Purchaser, the Seller Representative and the Escrow Agent (the “Escrow Agreement”) (the Base Purchase Price minus the Escrow Amount minus the Estimated Aggregate Adjustment Amount is the “Divestiture Purchase Price”) in exchange for the NewCo Units. Purchaser will assume the Assumed Liabilities, as such term is defined and described in the Contribution Agreement (see the section titled “The Divestiture—The Contribution Agreement” below). The Estimated Aggregate Adjustment Amount shall be equal to the Estimated Closing Date Debt plus the Estimated NWC Adjustment Amount, as such terms are defined in the Purchase Agreement.

Post-Closing Adjustments

No later than ninety (90) days following the Closing Date, Purchaser will prepare and deliver to Charles M. Piluso, as the Seller Representative: (i) a Closing Balance Sheet, as such term is defined in the Purchase Agreement; and (ii) a certificate setting forth Purchaser’s good faith calculation of the Closing Date Debt and the Closing Date Net Working Capital, as such terms are defined in the Purchase Agreement (the Closing Balance Sheet and the calculations of the Closing Date Debt and the Closing Date Net Working Capital are referred to as the “Closing Financial Data”).

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After receipt of the Closing Financial Data, the Seller Representative will have forty-five (45) days (the “Review Period”) to review and, if applicable, dispute the Closing Financial Data together with the books and records and work papers and assumptions used in preparation of the Closing Financial Data. Unless the Seller Representative delivers written notice to Purchaser on or prior to the end of the Review Period specifying in reasonable detail (to the extent possible) the amount, nature and basis of each disputed item, DSC will be deemed to have accepted and agreed to the Closing Financial Data. If the Seller Representative notifies Purchaser of his objection to any portion of the Closing Balance Sheet or the calculation of any of the Closing Date Debt or the Closing Date Net Working Capital, the Seller Representative and Purchaser must, for fifteen (15) days (or such longer period as may be agreed to in writing by the parties) following such notice (the “Resolution Period”), attempt in good faith to resolve their differences and any resolution by the Seller Representative and the Purchaser as to any disputed amounts is final, binding and conclusive on the parties. If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute as to the Closing Date Balance Sheet, Closing Date Debt or the Closing Date Net Working Capital, then all amounts remaining in dispute will be submitted to EisnerAmper or such other accounting firm mutually selected by the Seller Representative and Purchaser (the “Independent Accountants”) within ten (10) days after the expiration of the Resolution Period.

To the extent necessary, if the Seller Representative and Purchaser are unable to agree on the choice of an accounting firm, they will each select one nationally recognized accounting firm and those two firms will mutually select a third nationally recognized accounting firm. All fees and expenses relating to the work, if any, to be performed by the Independent Accountants will be shared as between DSC and CloudFirst Delaware, on the one hand, and Purchaser, on the other hand, in inverse proportion as they may prevail on the allocation of the dollar amount of the amounts remaining in dispute between DSC and CloudFirst Delaware, on the one hand, and Purchaser, on the other hand, as determined by the Independent Accountants. The Independent Accountants will act as an expert and not as an arbitrator to determine, in accordance with the dispute resolution procedures set forth in the Purchase Agreement and the presentations by the Seller Representative and Purchaser, and not by independent review, only those issues still in dispute and only as to whether such amounts were arrived at in accordance with the Purchase Agreement. In resolving any disputed item, the Independent Accountants may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accountants’ determination must be made within thirty (30) days of their selection, must be set forth in a written statement delivered to the Seller Representative and Purchaser and will be final, binding and conclusive on the parties absent fraud or manifest error.

If the amount of the Closing Date Debt (as finally determined pursuant to the Purchase Agreement) exceeds the amount of the Estimated Closing Date Debt, DSC and CloudFirst Delaware, jointly and severally, agreed to pay to Purchaser or, at Purchaser’s sole discretion, to NewCo, an amount equal to such excess. If the amount of the Closing Date Debt is less than the amount of the Estimated Closing Date Debt, then Purchaser agreed to pay or cause NewCo, to pay to CloudFirst Delaware an amount equal to such difference. Any such difference between the Closing Date Debt and the Estimated Closing Date Debt is referred to as the “Closing Date Debt Adjustment Amount.”

If the amount of the Closing Date Net Working Capital (as finally determined pursuant to the Purchase Agreement) is less than the amount of the Estimated Closing Date Net Working Capital, then DSC and CloudFirst Delaware, jointly and severally, agreed to pay to Purchaser or, at Purchaser’s sole discretion, to NewCo, an amount equal to such difference. If the amount of the Closing Date Net Working Capital exceeds the amount of the Estimated Closing Date Net Working Capital, then Purchaser shall pay or cause NewCo to pay to CloudFirst Delaware an amount equal to such excess. Any difference between the Closing Date Net Working Capital and the Estimated Closing Date Net Working Capital is referred to as the “Closing Date Net Working Capital Adjustment Amount.”

If any post-closing payments are due to Purchaser, it shall first seek recovery therefor out of the Adjustment Escrow Amount and DSC and CloudFirst Delaware will only be responsible for such payment(s) to the extent in excess of the Adjustment Escrow Amount held by the Escrow Agent therefor. Upon the final determination of both the Closing Date Debt Adjustment Amount and the Closing Date Net Working Capital Adjustment Amount in accordance with the terms of the Purchase Agreement, Purchaser, DSC and CloudFirst Delaware agreed to provide joint written instructions to the Escrow Agent to release funds from the Adjustment Escrow Amount to the applicable parties entitled to payment.

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Material Adverse Effect

Under the Purchase Agreement, certain representations and warranties of the parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Purchase Agreement, a “material adverse effect” means any change, event, circumstance, occurrence, fact, condition, matter, state of facts, development or effect (each, an “Effect”), or series of related Effects, that has had, or would reasonably be expected to have, individually or in the aggregate with any other Effect, (i) a material adverse effect on the ability of (a) any party to the Purchase Agreement, as applicable, to consummate the transactions contemplated thereby, or (b) Purchaser or NewCo to operate the Business after the Closing Date without material impediment relative to such operation as of immediately prior to the Closing Date, or (ii) a material adverse effect upon the assets, properties, liabilities, condition (financial or other), business or results of operations of CloudFirst Delaware or Purchaser, provided, however, that solely in the case of clause (ii), any adverse Effect to the extent resulting from the following shall not be deemed in and of themselves, to constitute a Material Adverse Effect nor be taken into account in determining whether a Material Adverse Effect has occurred (so long as such Effects do not have a materially disproportionate effect on CloudFirst Delaware or its subsidiaries relative to other participants in the industries in which it and its subsidiaries operate): (a) general economic, banking, currency, capital market, regulatory, political, environmental, global pandemic, epidemic or disease outbreak or other similar conditions (including acts of war, armed hostilities, terrorism, weather conditions or other force majeure events), (b) general business or economic conditions affecting the industries in which CloudFirst Delaware or its subsidiaries operates, and (c) any generally applicable change in GAAP or any generally applicable change in applicable legal requirements.

Closing of the Divestiture

The closing of the Divestiture is expected to take place remotely via the electronic exchange of documents and signatures on the date that is three (3) business days following the satisfaction or waiver of the conditions to closing set forth in Article VI of the Purchase Agreement, described below under the subsection “— Conditions to the Closing of the Divestiture” (other than the conditions that by their terms are to be satisfied at the closing) unless another time or place is mutually agreed upon in writing by Purchaser and DSC.

DSC currently expects that the closing of the Divestiture will be completed in the third quarter of 2025, subject to satisfying the requisite closing conditions pursuant to the Purchase Agreement. However, completion of the closing could be delayed if there is a delay or failure to satisfy any of the conditions to the Divestiture under the Purchase Agreement. No assurance is made as to whether, or when, DSC will complete the Divestiture.

Representations and Warranties

Under the Purchase Agreement, Purchaser made customary representations and warranties relating to, among other things, organization and good standing, authority, validity and effect, absence of conflicts, required filings and consents, litigation, financing, solvency, brokers and disclaimer of other representations and reliance.

Under the Purchase Agreement, DSC, CloudFirst Delaware and NewCo made customary representations and warranties relating to, among other things, existence and good standing, authority and validity, absence of conflicts, capitalization, subsidiaries, financial statements and undisclosed liabilities, accounts receivable and accounts payable, absence of certain changes and events, legal compliance, permits and licenses, legal proceedings, tax matters, labor and employee benefit matters, insurance, material contracts, compliance with material contracts, real property, personal property and sufficiency of assets, environmental matters, intellectual property, affiliate transactions, illegal payments, brokers and finders, valid title to the units of NewCo being sold to Purchaser, DSC’s, CloudFirst Delaware’s and NewCo’s power, capacity and authority to enter into and perform obligations under the Purchase Agreement, solvency, customers, data privacy and information security, information supplied for inclusion in this proxy statement and disclaimer of other representations.

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Covenants of the Parties

Upon the terms and subject to the conditions set forth in the Purchase Agreement, each of the parties agreed to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in as promptly as practicable, the transactions contemplated by the Purchase Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated thereby, including:

●	taking or causing to be taken, all actions, and doing or causing to be done, all other things, necessary, proper or advisable to consummate the transactions contemplated by the Purchase Agreement as promptly as practicable; and

●	obtaining and maintaining in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

Covenants of DSC, CloudFirst Delaware and NewCo

DSC, CloudFirst Delaware and NewCo made certain covenants under the Purchase Agreement, including, among others, the covenants set forth below:

●	between the execution date of the Purchase Agreement and the closing of the Divestiture or the earlier termination of the Purchase Agreement, DSC agreed to conduct its business, and the business of its subsidiaries, including the Business, in the ordinary course consistent with past practices and to use their respective commercially reasonable efforts to maintain its properties in sufficient operating condition and repair (ordinary wear and tear excepted) and to preserve the rights, goodwill and relationships of CloudFirst Delaware and its subsidiaries with their employees, customers, lenders, suppliers and other persons with whom they transact business, except as: (i) may be consented to in writing by Purchaser, (ii) may be expressly contemplated pursuant to the Purchase Agreement, or (iii) set forth on the disclosure schedules to the Purchase Agreement;

●	between the execution date of the Purchase Agreement and the closing of the Divestiture or the earlier termination of the Purchase Agreement, DSC agreed not to, and to cause each of its subsidiaries not to:

o	issue any equity interests in CloudFirst Delaware;

o	effect any recapitalization, reclassification, equity split or like change in the capitalization of CloudFirst Delaware or cause CloudFirst Delaware to acquire any equity interests;

o	amend, restate, modify, authorize amendment or modification, or waive rights pursuant to the organizational documents of CloudFirst Delaware or any of its subsidiaries;

o	increase the rate or terms of compensation payable or to become payable by it to any of DSC’s full-time and part-time employees or any of its subsidiaries who provide services in connection with the operation of Business, but excluding all Excluded Employees (the “Company Employees”);

o	increase the rate or terms of any bonus, pension or other plan covering any of DSC’s Employees;

o	adopt, amend, enact any increase in or acceleration or commitment to accelerate, or terminate any plan except as required by (and in accordance with) the terms of any such plan;

o	cause CloudFirst Delaware or any of its subsidiaries to acquire, sell, license, transfer or dispose of the assets or equity interests or mortgage, pledge or subject them to any additional encumbrance;

o	amend, voluntarily terminate, or cancel any of the Material Contracts, as such term is defined in the Purchase Agreement, or enter into any contract that would have been a Material Contract had it been in effect on the date of the Purchase Agreement;

o	change the present accounting methods, practices, policies or principles in any material respect of CloudFirst Delaware or any of its subsidiaries, except as required by GAAP;

o	make (other than consistent with past practice) or change any tax election, change any annual tax accounting period, change any method of tax accounting, amend any tax Returns, settle any tax claim or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), agree to (or request) an extension or waiver of a tax statute of limitations period, or surrender any right to claim a material refund of taxes, in each case solely with respect to NewCo or any of its subsidiaries or relating to the Contributed Assets or the Business;

o	cause CloudFirst Delaware or any of its subsidiaries to make any equity or debt investment in, or make or guarantee any loans, advances or capital contributions to, any other person;

o	adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization of CloudFirst Delaware or any of its subsidiaries;

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o	cause CloudFirst Delaware or any of its subsidiaries to commence or settle any proceeding, or enter into any consent decree or settlement agreement with any other person;

o	cancel, release or waive any claims or rights held by CloudFirst Delaware or any of its subsidiaries except in the ordinary course of business;

o	sell, lease, abandon, lapse, assign, license or transfer, or subject to any encumbrance any material rights to intellectual property owned by CloudFirst Delaware or any of its subsidiaries or disclose any trade secrets of CloudFirst Delaware or any of its subsidiaries (other than in the ordinary course of business and subject to written confidentiality and non-disclosure agreements);

o	write off accounts receivable or cancel other debts with a face amount in excess of $100,000 (individually or in the aggregate) of CloudFirst Delaware or any of its subsidiaries or otherwise expressly waive any rights of CloudFirst Delaware or any of its subsidiaries valued in excess of $100,000 (individually or in the aggregate);

o	make any material change in CloudFirst Delaware’s or any of its subsidiaries’ working capital management practices;

o	cause CloudFirst Delaware or any of its subsidiaries to declare, set aside, or pay any non-cash distribution or dividend with respect to equity interests or redeem, purchase or otherwise acquire any equity interests;

o	grant or have come into existence any encumbrance on any material asset of NewCo or any of its subsidiaries, other than permitted encumbrances;

o	implement or announce any reductions-in-force, lay-offs, furloughs, salary or wage reductions, or similar actions that could implicate the WARN Act;

o	hire, engage, terminate, furlough or temporarily lay off any Company Employee or any independent contractors, consultants or similar non-employee third party of DSC or any of its subsidiaries who provide services in connection with the operation of the Business (the “Company Contractors”), earning annual base compensation in excess of $150,000;

o	negotiate, modify, extend or enter into any contract with any labor union, works council or other labor organization or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative;

o	waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor who provided services in connection with the operation of the Business;

o	accelerate the collection of or discount accounts receivable, delay the payment of accounts payable or accrued expenses, delay the purchase of supplies, repairs or maintenance, in each case with respect to the Business, except in the ordinary course of business;

o	fail to maintain in full force and effect any insurance policy in effect, except for any policy replaced by a new or successor policy of substantially similar coverage;

o	commit CloudFirst Delaware or any of its subsidiaries to make any material capital expenditures which will not be completed prior to the closing of the Divestiture, or fail to make any capital expenditure contemplated by the current annual budget of CloudFirst Delaware or any of its subsidiaries; or

o	agree to, enter into a contract to do, or authorize any of the foregoing.

●	each of DSC, CloudFirst Delaware and NewCo agreed, subject to certain exceptions, not to, and to cause its directors, officers, employees, agents, representatives, consultants, financial advisors, attorneys, accountants, and affiliates to not, directly or indirectly, solicit, encourage or initiate the submission of proposals from, initiate or encourage discussions, engage in discussions or negotiations with any person or otherwise knowingly encourage or entertain or enter into any arrangement, agreement or understanding with, or furnish any information to, any person, other than Purchaser or a representative thereof, with respect to the acquisition of all or any part of the equity interests or assets of DSC, CloudFirst Delaware, NewCo or any of their respective subsidiaries;

●	DSC agreed to take all action necessary in accordance with applicable laws and DSC’s organizational documents to duly give notice of, convene and hold the 2025 Annual Meeting; and

●	prior to the closing of the Divestiture, DSC and CloudFirst Delaware shall use commercially reasonable efforts to cooperate with the Purchaser in connection with Purchaser’s integration efforts with respect to insurance policies, including obtaining a prepaid “tail” policy at or prior to the closing of the Divestiture that provides the current and former officers and directors of DSC, as well as its subsidiaries, including NewCo, with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Closing Date. Data Storage agreed to maintain (and the Purchaser agreed to cause NewCo to maintain) the tail policy in full force and effect, for its full term. The cost of the tail policy will be borne by DSC and CloudFirst Delaware as a seller transaction expense.

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Covenants of Purchaser

Purchaser made certain covenants under the Purchase Agreement, including, among others that it shall: (i) not waive or amend the representation and warranty policy purchased by Purchaser in connection with the representations and warranties of the Purchase Agreement (the “R&W Policy”) in a manner adverse to DSC or CloudFirst Delaware without the Seller Representative’s prior written consent; and (ii) use reasonable best efforts to obtain the debt financing contemplated by the Debt Commitment Letter, as such term is defined in the Purchase Agreement, on the terms and conditions therein on or prior to the Closing Date.

Employee Transfers

With respect to each Company Employee who is employed in a jurisdiction in which the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended (the “Transfer Regulations”) have been implemented and whose employment is determined to have been automatically transferred by operation of law to Purchaser or its subsidiaries as result of the transactions contemplated by the Purchase Agreement under the Transfer Regulations (each, a “Transfer Employee”), the Transfer Employees will become employed by Purchaser or its subsidiaries as of the closing of the Divestiture as a result of the Transfer Regulations, unless such Transfer Employee objects to the transfer in a manner that would prevent such Transfer Employee’s transfer under the Transfer Regulations. With respect to any Company Employee to whom Purchaser or its subsidiaries has offered employment, Purchaser has agreed that the terms of such employment shall provide for (x) substantially similar base salary or wage rate, as applicable, as provided to such Company Employee immediately prior to the closing of the Divestiture, and (y) employee benefits that are comparable in the aggregate to the employee benefits provided to such Company Employee immediately prior to the closing of the Divestiture or no less favorable in the aggregate to the employee benefits provided to similarly situated employees of Purchaser and its subsidiaries. DSC and its subsidiaries agreed to use commercially reasonable efforts to cooperate with the Purchaser and its affiliates in connection with offering employment to some or all of DSC Employees and engaging some or all of DSC Contractors. One of the conditions to the obligations of Purchaser pursuant to the Purchase Agreement is that at least 85% of all of DSC Employees offered employment from Purchaser or its affiliates, including certain Key Employees, one of whom is Harold Schwartz (the “Key Employees”), shall have (a) remained employed by DSC or its subsidiaries through the closing of the Divestiture, and (b) accepted and not revoked or rescinded (or otherwise provided notice of resignation or termination) such offer in writing.

Non-Competition and Non-Solicitation

For a period of five years following the closing of the Divestiture (the “Restricted Period”), DSC and CloudFirst Delaware agreed not to, directly or indirectly: (i) own (subject to limited exceptions), manage, control, participate or invest in, provide or facilitate the provision of financing to, consult with, render services for, be employed by, or in any manner assist or engage in the operation of a Restricted Business, or (ii) solicit individuals or entities who are current or prospective customers of CloudFirst Delaware, NewCo or any of their respective subsidiaries as of the Closing Date to be customers of any other person or business. Pursuant to the Purchase Agreement, a “Restricted Business” means any person or business offering, anywhere in the United States, Canada and anywhere else in the world where CloudFirst Delaware or any of its subsidiaries conducted business prior to the closing of the Divestiture, products, goods, services and/or support that is competitive with, or would reasonably be expected to be offered in substitution or replacement of, the products, goods, services and/or support offered or sold, or proposed to be offered or sold, by CloudFirst Delaware or any of its subsidiaries on or prior to the Closing Date.

Notwithstanding the above, DSC will be able to participate in Permitted Activities, which is defined to mean:

●	its ownership and operation of Nexxis (as conducted as of the date of the Purchase Agreement and the twelve (12) months prior),

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●	for any period during which DSC operates as a business development company, lending to or investing in, persons by DSC (including designating a director of a person in connection with such investment), provided that, with respect to any such equity or debt investment,

o	such investment does not result in DSC owning 15% or more of the voting power or economic interests of such person, and

o	such investment is not into a business that offers products, goods, services and/or support that is competitive with, or would reasonably be expected to be offered in substitution or replacement of, the products, goods, services and/or support offered or sold by the Business that generated at least 5% of the revenue of the Business in the twelve (12) month period prior to the date of the Purchase Agreement, and

●	the offer and sale of products, goods, services and/or support for cyber-security solutions.

DSC and CloudFirst Delaware also agreed, during the Restricted Period, not to, directly or indirectly:

●	induce or attempt to induce any Company Employee or any other employee, consultant, advisor or independent contractor who provided services in connection with the operation of the Business (each, a “Service Provider”) to leave the employ of, or cease providing services to, NewCo, Purchaser or any of their affiliates, or hire or engage (or attempt to hire or engage), other than the hiring or engagement of non-exclusive consultants or advisors to the extent such hiring or engagement does not interfere with such consultants or advisors obligations to Newco, the Purchaser or any of their affiliates, any Service Provider or any former employee, consultant, advisor or independent contractor who provided services in connection with the operation of the Business within the six (6) month period prior to the Closing Date, or in any way interfere with the relationship between NewCo, the Purchaser or any of their respective affiliates and any such company Service Provider; provided, however, that nothing herein shall prohibit DSC or CloudFirst Delaware from making a general employment solicitation to the public that does not target any company Service Provider of NewCo or Purchaser, or

●	induce or attempt to induce any customer, supplier or licensee of NewCo or, to the extent known, the Purchaser or any of their respective subsidiaries to cease doing business with, or adversely modify its business relationship therewith, or in any way interfere with or hinder the relationship between any such customer, supplier or licensee and NewCo or, to the extent known, the Purchaser or any of their respective subsidiaries.

Maintenance of DSC

From and after the Closing Date, for a period of six (6) months following the closing of the Divestiture, DSC has agreed not to take any action to wind up its affairs, liquidate or dissolve. CloudFirst Delaware has agreed to, no later than five (5) days after the closing of the Divestiture, change its name such that it does not contain any reference to any trademark or trade name now or previously used in connection with the Business, and immediately cease use of any such trademarks or trade names and any related marks for any business purpose.

Indemnification

All of the representations and warranties made pursuant to the Purchase Agreement (other than those made by DSC and CloudFirst Delaware in Section 3.23 of the Purchase Agreement related to having valid title and authority and by Purchaser in Section 4.05 of the Purchase Agreement related to Purchaser’s investment intent and status as an “accredited investor”) terminate effective as of, and do not survive, the closing of the Divestiture, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party to the Purchase Agreement in respect thereof (whether in contract, in tort or at law or in equity), except with respect to specified indemnification matters for which there is $1,000,000 in escrow, or fraud and Purchaser’s rights under the R&W Policy. None of the covenants or other agreements contained in the Purchase Agreement shall survive the closing of the Divestiture other than those which by their terms are required to be performed or satisfied after the closing, which shall survive the closing of the Divestiture until they have been performed or satisfied or until their expiration in accordance with their terms.

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From and after the closing of the Divestiture, DSC and CloudFirst Delaware, on a joint and several basis, each for itself and on behalf of its respective successors, executors, administrators, estate, heirs and assigns (each, a “Seller Indemnifying Party”) agreed to protect, defend, indemnify and hold harmless Purchaser, Renovus Capital Partners IV Core Buyout, L.P. (and any investment fund that is an affiliate thereof) and each of their respective successors and assigns (each, a “Purchaser Indemnified Party”) from and against any and all losses incurred or sustained by any of the foregoing, to the extent based upon: (a) the breach of any of the representations or warranties made by DSC and CloudFirst Delaware in Section 3.23 of the Purchase Agreement related to having valid title and authority, (b) the breach by DSC or CloudFirst Delaware or, prior to the closing of the Divestiture, NewCo, or the failure of DSC or CloudFirst Delaware or, prior to the closing of the Divestiture, NewCo, to perform, observe or comply with any covenants or agreements made by such parties in the Purchase Agreement or the Escrow Agreement; (c) any Closing Date Debt, as such term is defined in the Purchase Agreement; (d) any fraud by DSC, CloudFirst Delaware or, prior to the closing of the Divestiture, NewCo; or (e) the business, operations or condition of DSC or any of its subsidiaries, including NewCo, for any period prior to the closing of the Divestiture, but excluding the Assumed Liabilities, as such term is defined in the Contribution Agreement.

From and after the closing of the Divestiture, Purchaser, for itself and on behalf of its successors and assigns (each, a “Purchaser Indemnifying Party” and each Purchaser Indemnifying Party or Seller Indemnifying Party, an “Indemnifying Party”) agreed to protect, defend, indemnify and hold harmless each of DSC and CloudFirst Delaware, and each of their respective successors, heirs and assigns (each, a “Seller Indemnified Party” and each Seller Indemnified Party or Purchaser Indemnified Party, an “Indemnified Party”) from and against any and all losses incurred or sustained by any of the foregoing, to the extent based upon: (a) the breach by Purchaser of the representations made in Section 4.05 of the Purchase Agreement related to Purchaser’s investment intent and status as an “accredited investor”, or the failure of Purchaser to perform, observe or comply with any covenants or agreements made by it in the Purchase Agreement or the Escrow Agreement; or (b) any fraud by Purchaser.

The foregoing indemnity obligations are subject to the following limitations: (a) no claim for indemnification as a result of a breach of any of the representations or warranties made by DSC and CloudFirst Delaware in Section 3.23 of the Purchase Agreement related to having valid title and authority may be made after the sixth anniversary of the closing of the Divestiture; (b) for purposes of any claim for recovery of losses based on a breach of any representation or warranty made by DSC, CloudFirst Delaware or NewCo that are qualified by materiality shall be deemed to have been made without any such qualification for purposes of determining (i) whether a breach of any such representation or warranty has occurred, and (ii) the amount of losses resulting from, arising out of or relating to any such breach of representation or warranty; (c) payments by any Indemnifying Party under Article VIII of the Purchase Agreement with regard to losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds when, as, and if actually received by the Indemnified Party; (d) Purchaser is not entitled to indemnification with respect to any loss to the extent that such loss was specifically included in the calculation of the Divestiture Purchase Price; (e) each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable loss; and (f) the aggregate liability of the Seller Indemnifying Parties related to a breach or failure to perform, observe or comply with any covenants made by DSC, CloudFirst Delaware or NewCo in the Purchase Agreement related to non-competition, non-solicitation and confidentiality shall not exceed the aggregate dollar amount of the Divestiture Purchase Price received by DSC and CloudFirst Delaware.

Termination Rights

The Purchase Agreement may be terminated at any time prior to the closing of the Divestiture as follows:

●	by mutual written consent of DSC and Purchaser;

●	by DSC if:

o	Purchaser breaches or fails to perform one or more of its covenants or agreements set forth in the Purchase Agreement, or if one or more of the representations or warranties made by Purchaser in the Purchase Agreement is inaccurate or breached and, such breaches, failures or inaccuracies, as the case may be, causes the failure of one or more of the conditions to the obligations of DSC, CloudFirst Delaware or NewCo to consummate the closing of the Divestiture pursuant to the Purchase Agreement and any such breach or inaccuracy, if capable of being cured by Purchaser on or prior to the business day prior to November 8, 2025 (the “Outside Date”), has not been cured within the earlier to occur of (i) the business day prior to the Outside Date, and (ii) thirty (30) days after DSC’s provision of written notice thereof, provided however that DSC, CloudFirst Delaware and NewCo shall not have such right to terminate the Purchase Agreement if DSC is in breach or violation of their representations, warranties or covenants contained in the Purchase Agreement and such breach would cause certain of Purchaser’s conditions to closing (related to the representations and warranties made by DSC, CloudFirst Delaware and NewCo in the Purchase Agreement being true and accurate in all material respects and performance and compliance in all material respects with all of their obligations and covenants required by the Purchase Agreement to be performed or complied with) to not be satisfied;

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o	(i) all of the conditions to the obligations of all parties to the Purchase Agreement to consummate the transactions contemplated thereby have been satisfied or validly waived as of the date the closing of the Divestiture should have been consummated, (ii) Purchaser fails to consummate the closing of the Divestiture on the date that the closing is required to occur, (iii) DSC deliver to Purchaser a written notice irrevocably confirming that, subject to performance by Purchaser of its obligations pursuant to the Purchase Agreement, DSC, CloudFirst Delaware and NewCo are ready, willing and able to consummate the Closing, and (iv) Purchaser fails to consummate the closing of the Purchase Agreement within three (3) business days after delivery of the written notice specified in clause (iii) above; or

o	prior to obtaining shareholder approval of the Purchase Agreement and the transactions contemplated thereby (“Shareholder Approval”), provided that DSC, CloudFirst Delaware and NewCo have not breached their covenants in the Purchase Agreement related to an Alternate Acquisition, a Superior Proposal or an Adverse Recommendation Change, as such terms are defined in the Purchase Agreement, DSC or CloudFirst Delaware enters into a definitive agreement with a third-party providing a Superior Proposal; provided that written notice of DSC’s intention to terminate is delivered to Purchaser at least five (5) business days prior to termination and the Seller Termination Fee (see the section titled “Termination Fees” below) is paid to Purchaser;

●	by Purchaser if:

o	DSC, CloudFirst Delaware or NewCo breaches or fails to perform one or more of their material covenants or agreements set forth in the Purchase Agreement, or if one or more representations or warranties made by DSC, CloudFirst Delaware or NewCo in the Purchase Agreement is inaccurate or breached and, such breaches, failures or inaccuracies, as the case may be, causes the failure of one or more of the conditions to the obligations of Purchaser to consummate the closing of the Divestiture pursuant to the Purchase Agreement and any such breach or inaccuracy, if capable of being cured on or prior to the business day prior to the Outside Date, has not been cured within the earlier to occur of (i) the business day prior to the Outside Date, and (ii) thirty (30) days after Purchaser’s provision of written notice thereof, provided that Purchaser shall not have such right to terminate the Purchase Agreement if Purchaser is in breach of the Purchase Agreement in a manner that would cause certain of the conditions to closing of DSC, CloudFirst Delaware and NewCo (related to the representations and warranties made by Purchaser in the Purchase Agreement being true and accurate in all material respects and performance and compliance in all material respects with all of its obligations and covenants required by the Purchase Agreement to be performed or complied with) to not be satisfied; or

o	(i) prior to obtaining Shareholder Approval, (x) DSC’s Board fails to recommend that its shareholders approve the Purchase Agreement and the transactions contemplated thereby in this proxy statement (the “Board Recommendation”) or its Board makes such a recommendation but makes any public statement inconsistent with such recommendation (the “Adverse Recommendation Change”) or (y) upon a breach by DSC, CloudFirst Delaware and/or NewCo of their covenants in the Purchase Agreement related to an Alternate Acquisition, a Superior Proposal or an Adverse Recommendation Change, as such terms are defined in the Purchase Agreement related to other transactions, in any material respect, or (ii) DSC or any of its subsidiaries enter into a definitive agreement with a third-party providing a Superior Proposal;

●	by either Purchaser or by DSC if:

o	the transactions contemplated by the Purchase Agreement have not been consummated on or before the Outside Date; provided, however, that such right to terminate the Purchase Agreement shall not be available to a party who is in material breach of any representation, warranty, covenant, agreement or obligation under the Purchase Agreement in a manner that has primarily caused the failure of, or prevented, the consummation of the Divestiture by the Outside Date; or

o	Shareholder Approval is not received at the 2025 Annual Meeting (including any adjournments thereof).

Notwithstanding the foregoing, termination of the Purchase Agreement will not relieve any party from liability as a result of any willful and intentional breaches by DSC, CloudFirst Delaware, NewCo or Purchaser of any of their respective representations, warranties, covenants or other agreements set forth in the Purchase Agreement prior to the time of such termination.

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Termination Fees

Purchaser will be required to pay DSC an amount equal to $1,200,000 if DSC validly terminates the Purchase Agreement as a result of Purchaser’s breach or failure to perform one or more of its covenants or agreements set forth in the Purchase Agreement, or if one or more of the representations or warranties made by Purchaser in the Purchase Agreement is inaccurate or breached and, such breaches, failures or inaccuracies, as the case may be, causes the failure of one or more of the conditions to the obligations of DSC, CloudFirst Delaware or NewCo to consummate the closing of the Divestiture pursuant to the Purchase Agreement and any such breach or inaccuracy has not been timely cured; or if all of the conditions to the obligations of all parties to the Purchase Agreement to consummate the transactions contemplated thereby have been satisfied or validly waived as of the date the closing of the Divestiture should have been consummated, but Purchaser fails to timely consummate the closing of the Divestiture.

DSC will be required to pay Purchaser an amount equal to $1,200,000 if the Purchase Agreement is validly terminated:

●	by DSC, if, prior to obtaining Shareholder Approval, it enters into a definitive agreement with a third-party providing a Superior Proposal, as such term is defined in the Purchase Agreement, upon written notice to Purchaser;

●	by Purchaser,

o	if DSC, CloudFirst Delaware or NewCo breaches or fails to perform any of their covenants or agreements set forth in the Purchase Agreement, or if one or more of their representations or warranties are inaccurate or breached and, such breaches, failures or inaccuracies, as the case may be, causes the failure of one or more of the conditions to the obligations of the Purchaser to consummate the closing of the Divestiture pursuant to the Purchase Agreement and any such breach or inaccuracy has not been timely cured; or

o	if: (i) at any time prior to obtaining Shareholder Approval, (x) the Board failed to include the Board Recommendation, as such term is defined in the Purchase Agreement, in this proxy statement or effected an Adverse Recommendation Change, as such term is defined in the Purchase Agreement or (y) DSC, CloudFirst Delaware and/or NewCo breached their covenants in the Purchase Agreement related to an Alternate Acquisition, a Superior Proposal or an Adverse Recommendation Change, as such terms are defined in the Purchase Agreement, in any material respect, or (ii) DSC or any of its subsidiaries enters into a definitive agreement with a third-party providing a Superior Proposal, as such term is defined in the Purchase Agreement; or

●	if (i) after the date of the Purchase Agreement and prior to the valid termination of thereof, a proposal for an Alternative Acquisition is made to DSC or its subsidiaries, or an intention (whether or not conditional) to make a proposal for an Alternative Acquisition was publicly announced or otherwise became publicly known; (ii) thereafter, the Purchase Agreement is terminated by Purchaser, DSC, CloudFirst Delaware or NewCo as a result of the failure to consummate the Divestiture on or before the Outside Date; and (iii) within twelve (12) months after such termination, DSC or any of its subsidiaries enters into a definitive agreement to effect an Alternative Acquisition or consummates an Alternative Acquisition. An “Alternate Acquisition” is defined in the Purchase Agreement as a proposal from, initiation or encouragement of discussions, engagement in discussions or negotiations with any person or otherwise knowingly encouraging or entertaining or entering into any arrangement, agreement or understanding with, or furnishing any information to, any person, other than Purchaser or a representative thereof, with respect to the acquisition of all or any part of any equity interests or assets of CloudFirst Delaware, NewCo or any of their respective subsidiaries.

Amendments

The Purchase Agreement may only be amended by a written agreement executed by Purchaser and the Seller Representative, provided that Section 6.06 (Termination Fee), Section 9.04 (Entire Agreement; Amendment), Section 9.07 (Governing Law), Section 9.09 (Waiver of Jury Trial), Section 9.12 (No Third-Party Beneficiaries) and Section 9.14 (Debt Financing Sources), as such provisions relate to the Financing Sources, as such term is defined in the Purchase Agreement, may not be amended or waived in a manner that is adverse in any material respect to any Financing Source without the prior written consent of the Financing Sources.

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Conditions to the Closing of the Divestiture

Conditions to Each Party’s Obligations

The respective obligations of DSC, CloudFirst Delaware, NewCo and Purchaser to consummate the Divestiture are subject to the satisfaction of each of the following conditions, on or prior to the closing of the Divestiture, any one or more of which may be waived in writing subject to applicable law, in whole or in part, as to a party by such party (in such party’s sole discretion):

●	the absence of any governmental order enjoining or otherwise restraining, prohibiting or preventing the performance of the Purchase Agreement or makes the consummation of any of the transactions contemplated thereby;

●	the absence of a legal requirement applicable to the transactions contemplated by the Purchase Agreement, which makes the consummation thereof illegal; and

●	the approval of the Purchase Agreement and the transactions contemplated thereby by the holders of a majority of the outstanding shares of DSC Common Stock.

Conditions to Purchaser’s Obligations

The obligations of Purchaser to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction or waiver (if permitted by applicable law) at or prior to the closing of each of the following additional conditions:

●	each of the representations and warranties of DSC, CloudFirst Delaware and NewCo contained in Article III of the Purchase Agreement (in each case, without taking into account any materiality qualifications) other than the Fundamental Representations, as such term is defined in the Purchase Agreement, are true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of the closing of the Divestiture (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), and each of the Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period;

●	DSC, CloudFirst Delaware and NewCo have performed and complied in all material respects with all obligations and covenants required by the Purchase Agreement to be performed or complied with by each such party at or prior to the closing of the Divestiture;

●	between the date of the Purchase Agreement and the Closing Date, there shall not have been any Material Adverse Effect;

●	Purchaser shall have received a certificate dated as of the Closing Date signed on behalf of CloudFirst Delaware by an officer thereof, certifying that the above conditions have been satisfied; and

●	CloudFirst Delaware shall have delivered or caused to be delivered: (i) an executed copy of the other transaction documents to which it is a party: (ii) certified copies of its and its subsidiaries’ organizational documents, (iii) resolutions of DSC’s, CloudFirst Delaware’s and NewCo’s board of directors or other governing body, as required to authorize the execution, delivery and performance of the Purchase Agreement and the other transaction documents to which Purchaser is a party, (iv) resolutions of the CloudFirst Delaware’s sole shareholder approving the Purchase Agreement and the transactions contemplated thereby, (v) evidence of DSC’s shareholders approving the Purchase Agreement and the transactions contemplated thereby and, (vi) at least 85% of all of DSC employees offered employment from Purchaser or its affiliates, excluding any part-time employees, including the Key Employees, shall have (a) remained employed by DSC or its subsidiaries through the closing of the Divestiture, and (b) accepted and not revoked or rescinded (or otherwise provided notice of resignation or termination) such offer in writing through the closing of the Divestiture.

Conditions to DSC’s Obligations

The obligations of DSC, CloudFirst Delaware and NewCo to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction or waiver (if permitted by applicable law) at or prior to the closing of each of the following additional conditions:

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●	each of the representations and warranties of Purchaser contained in Article IV of the Purchase Agreement (in each case, without taking into account any Material Adverse Effect (see the section titled “Material Adverse Effect” above) or other materiality qualifications) are true and correct as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

●	Purchaser shall have performed and complied in all material respects with all obligations and covenants required by the Purchase Agreement to be performed or complied with by Purchaser at or prior to the closing of the Divestiture;

●	the Seller Representative shall have received a certificate, dated as of the Closing Date, signed by a responsible officer of Purchaser certifying that the above conditions have been satisfied;

●	at or prior to the Closing, Purchaser shall have delivered or caused to be delivered an executed copy of the other transaction documents to which Purchaser is a party and certified copies of resolutions of Purchaser’s board of directors or other governing body, as required to authorize the execution, delivery and performance of the Purchase Agreement and the other transaction documents to which Purchaser is a party.

Purchaser’s Debt Financing

The Purchaser has agreed that it will use its commercially reasonable efforts to obtain the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions therein on or prior to the Closing Date, including using commercially reasonable efforts to maintain in full force and effect the Debt Commitment Letter until the closing of the Divestiture, negotiate and enter into definitive agreements (the “Definitive Financing Agreements”) with respect to the Debt Financing, satisfy all applicable conditions to funding of the Debt Financing that are within its control, comply with all of its covenants and other obligations set forth in the Debt Commitment Letter and the Definitive Financing Agreements to the extent that the failure to comply with such obligations would adversely impact the availability of the Debt Financing on the Closing Date, and consummate the Debt Financing at or prior to the closing of the Divestiture.

Without the prior written consent of the Seller Representative, Purchaser will not permit any material amendment, modification or supplement to be made to, or any waiver of, any provision or remedy under the Debt Letters or any Definitive Financing Agreement that reduces the aggregate amount of the Financing below a certain required amount, would reasonably be expected to materially adversely impact the ability of the Purchaser to enforce its rights against any of the parties to the Debt Commitment Letter, or imposes new or additional conditions precedent to the initial funding of the Debt Financing in a manner that would reasonably be expected to materially delay or prevent the closing of the Divestiture or make the funding of any portion of the Debt Financing necessary to fund the Divestiture Purchase Price less likely to occur in any material respect on the Closing Date.

The Purchaser has also agreed to give NewCo notice as promptly as reasonably practicable after Purchaser becomes aware of certain material events specified in the Purchase Agreement, including, without limitation, related to material breaches or material defaults of the terms or conditions set forth in the Debt Commitment Letter or Definitive Financing Agreements or withdrawal, termination, rescission or repudiation of the Debt Commitment Letter or Definitive Financing Agreement. If any portion of the Debt Financing in an amount required to pay the Divestiture Purchase Price becomes unavailable on the terms and conditions in the Debt Commitment Letter prior to the Closing Date, Purchaser agreed to, as promptly as reasonably practicable, notify the Seller Representative of such unavailability and use Purchaser’s commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event, substitute debt financing subject to the terms and conditions specified in the Purchase Agreement.

Prior to the closing of the Divestiture, DSC will use its commercially reasonable efforts to, and will cause its subsidiaries and representatives to use commercially reasonable efforts to, provide such assistance and cooperation as Purchaser may reasonably request in connection with obtaining the Debt Financing, including, without limitation, making senior management of DSC and its subsidiaries available for customary syndication, presentations, marketing, lender or proposed financing source meetings, and due diligence sessions, providing financial information and other pertinent information required in connection with the Debt Financing and assisting, facilitating or providing information for disclosure schedules and the definitive agreements with respect to the Debt Financing. Such cooperation is subject to certain exceptions and limitations specified in the Purchase Agreement.

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There is no condition to the closing of the Divestiture associated with the Purchaser’s receipt of third party financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing other than the terms thereof set forth in the Debt Commitment Letters.

Impact on DSC Common Stock

The Divestiture will not have any direct impact on your ownership of your shares of DSC Common Stock. If you hold your shares of Common Stock following the consummation of the Divestiture, you will continue to hold the same number of shares with the same rights and privileges as your shares presently issued and outstanding.

Anticipated Use of Proceeds

Following the completion of the transaction, DSC expects to receive net cash proceeds of approximately $24 million, which includes transaction costs, and estimated taxes, but will be adjusted pursuant to closing adjustments, including working capital adjustment. Following consummation of the Divestiture and receipt of the Divestiture Purchase Price, the Board has determined that DSC shall make a tender offer to repurchase from DSC’s shareholders up to 85% of each shareholder’s Common Stock (up to 85% of the outstanding shares of DSC Common Stock) at the time the tender offer is made, which DSC’s Board expects will be shortly after consummation of the Divestiture, and in no event more than three months after the Closing Date. DSC intends to use 85% of its cash on hand on the date the tender offer is made, inclusive of the net sale proceeds received in connection with the closing of the Divestiture to offer to repurchase up to 85% of each shareholder’s Common Stock (up to 85% of the outstanding shares of DSC Common Stock) in compliance with all relevant statutory requirements. DSC has estimated net sale proceeds to take into account transaction expenses and other costs associated with the Divestiture.

The Board is actively evaluating multiple strategic alternatives for the use of the remaining sale proceeds, with the goal of maximizing long-term shareholder value. The Board is considering several options for the use of the remaining 15% of its cash (assuming that the tender offer is fully subscribed), including any remaining sale proceeds resulting from the consummation of the Divestiture pursuant to the Purchase Agreement. Some of the uses for such remaining cash include, without limitation:

●	Targeted Acquisitions in High-Growth Sectors - DSC intends to leverage its management’s expertise in technology and pursue acquisitions of companies in complementary and high-growth technology sectors which may include the following:

o	Artificial Intelligence (AI) Enabled Vertical SaaS (software-as-a-service)

o	Cybersecurity solutions and related applications and services

o	Industrial IoT + Edge AI: Predictive maintenance, analytics at the edge

o	Healthcare Workflow Automation

o	Majority investments in companies in various sectors

●	Sale or Merger of DSC - The Board may evaluate potential strategic interest in the public company itself, including a full sale, reverse merger, or other business combination with a third party that may benefit from DSC’s public listing, cash position, and clean capital structure; and/or

●	A Hybrid of the Above Strategies. DSC may pursue a combination of the above strategies for the remaining sale proceeds beyond those intended to be used for the tender offer.

The Board has not made a final determination regarding the use of proceeds received from consummation of the Divestiture in excess of those intended to be used by DSC for the tender offer, the terms of which will not be finalized, and the offer of which will not be made, until after consummation of the Divestiture, but in no event more than three months following the Closing Date. Any such actions will be subject to further review, market conditions, and, where required, shareholder approval. DSC is committed to maximizing shareholder value while maintaining flexibility to pursue the most advantageous path forward.

DSC After the Completion of the Divestiture

In light of a negotiated non-compete provision in the Purchase Agreement, DSC will not pursue opportunities that overlap with the cloud infrastructure or managed services sectors involving the Business or the Contributed Assets. However, DSC expects to continue to be listed on Nasdaq, cash assets (subject to the use of its cash on hand in connection with an anticipated tender offer, as more fully described herein), and will continue to operate its subsidiary, Nexxis, which generated approximately $1.1 million in revenue for the year ended December 31, 2024. Nexxis will be permitted to continue to operate its business in all respects, including by providing VoIP, telecommunications and data access as part of its one-stop solution set. DSC will be able to engage in the Permitted Activities and intends to pursue new opportunities, in addition to the growth of Nexxis. Following the Divestiture, DSC intends to pursue acquisitions of companies in complementary and high-growth technology sectors, which acquisitions may be financed with a portion of DSC’s remaining cash on hand after completion of the anticipated tender offer, together with any profit that may be earned from Nexxis’ operations.

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The Contribution Agreement

Immediately prior to the closing of the Divestiture, DSC, CloudFirst Delaware and certain other affiliates agreed to contribute the Contributed Assets related to the Business into NewCo, pursuant to the terms of the Contribution Agreement. “Contributed Assets” are defined in the Contribution Agreement to mean, collectively, all right, title and interest in and to all of the assets, properties, rights and claims (a) owned by DSC, CloudFirst Delaware or Flagship or (b) used in connection with the Business and owned by DSC, including each of the Assumed Contracts; provided, that the Contributed Assets shall, in addition to the Assumed Contracts, include, without limitation, the assets listed on Schedule 5A; provided further that the term Contributed Assets shall not include Excluded Assets, which Excluded Assets will be retained by the applicable party. “Excluded Assets” are defined in the Contribution Agreement to mean (i) any contract which is not explicitly identified as an Assumed Contract, or (ii) all employment and employee benefit or compensation plans, agreements or arrangements of DSC, CloudFirst Delaware, Flagship, or any of their subsidiaries or affiliates.

Pursuant to the Contribution Agreement, effective as of immediately prior to, but subject to the consummation of, the closing of the Divestiture (the “Effective Time”): (i) each of DSC, CloudFirst Delaware and Flagship will agree to contribute, convey, transfer, assign and deliver to NewCo all of their right, title and interest in and to all of the Contributed Assets held thereby, free and clear of all encumbrances, and NewCo will agree to accept, acquire and take assignment and delivery of, all right, title and interest in and to the Contributed Assets, excluding, for the avoidance of doubt, the Excluded Assets; and (ii) each of DSC, CloudFirst Delaware and Flagship will agree to assign all of their rights and interests under certain contracts set forth on Schedule 4 of the Contribution Agreement (the “Assumed Contracts”), and NewCo will agree to accept such assignment and assume such rights and interests under such Assumed Contracts and will agree to be bound by the terms and conditions thereof. To the extent any contract relating to the Business to which any of DSC, CloudFirst Delaware or Flagship is a party is not assumed by NewCo as an Assumed Contract and is subsequently determined by NewCo to be necessary to, or desirable for, the conduct of the Business following the closing of the Divestiture or is otherwise to be assumed by NewCo automatically pursuant to the terms hereof (each, an “Identified Contract”), then DSC, CloudFirst Delaware and/or Flagship, as applicable, and NewCo shall take such actions reasonably required to assign such Identified Contracts to NewCo, and any such contracts shall be deemed to be Assumed Contracts.

Effective as of the Effective Time, pursuant to the Contribution Agreement, NewCo will agree to assume and to perform and discharge solely those liabilities or obligations which (a) both (i) are to be performed or discharged after the closing of the Divestiture, and (ii) arise under the Assumed Contracts with respect to operations of the Business after the closing of the Divestiture and do not arise out of any breach of contract, warranty, tort or violation of law by DSC, CloudFirst Delaware or Flagship, or (b) those liabilities explicitly set forth on Schedule 6 to the Contribution Agreement (collectively, the “Assumed Liabilities”). Each of DSC, CloudFirst Delaware and Flagship will agree and acknowledge that no other liabilities or obligations of such parties, including any debt, will be assumed by NewCo (including any and all obligations not under the Assumed Contracts and any and all obligations arising on or prior to the Effective Time) (collectively, “Excluded Liabilities”). Excluded Liabilities will include any liability or obligation relating to any employees and/or contractors of DSC, CloudFirst Delaware or Flagship on or prior to the closing of the Divestiture (including in connection with termination of their employment by any such parties), which liabilities or obligations will be retained by such party. Except for the Assumed Liabilities, each of DSC, CloudFirst Delaware and Flagship will retain, pay and discharge when due, all of their respective liabilities or obligations and/or liabilities or obligations of the Business of any kind or nature, known or unknown, accrued, absolute, contingent or otherwise, whatsoever and no such liabilities or obligations will ever be deemed to be liabilities or obligations of NewCo.

Background of the Divestiture

DSC’s Board and management team believe that DSC’s market capitalization has been depressed for quite some time in addition to the fact that DSC Common Stock has suffered from a lack of trading volume, and the public market has failed to appropriately value the contributions of CloudFirst Delaware and, more recently, CloudFirst Europe. Although CloudFirst Delaware and CloudFirst Europe generate the vast majority of DSC’s revenue and EBITDA, DSC’s stock trades at a steep discount to industry peers on fundamental metrics. For example, at mid-2024 DSC’s Common Stock EV/Sales was only ~1.38× vs ~3.12× for the cloud sector, indicating that investors assign little value to CloudFirst Delaware’s recurring revenue. DSC’s market capitalization was depressed. As an example, prior to the announcement of the Divestiture, the highest year to date closing price of DSC Common Stock was

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$5.03 on January 6, 2025. By early 2025, DSC’s share price had declined into the mid-$3.00 range. In the Q1 2025 earnings call, analysts have noted that DSC Common Stock trades at an enterprise value/sales ratio of about 1.4×, far below the cloud sector median of 3.1×. In fact, the average 12-month price target on DSC Common Stock ($9.00) has been well above the stock’s trading range, underscoring a disconnect between operational performance and market valuation. During the month of June 2025, the closing price of DSC’s Common Stock ranged between $3.33 to $3.88. Using the high closing price of $3.88 for the month of June 2025 and based on approximately 7,157,885 shares of Common Stock outstanding, despite generating net income for the three months ended March 31, 2025, DSC had a market value of approximately $27.8 million. This market value included the assets of Nexxis that are not being sold in connection with the Divestiture. The market value of approximately $27.8 million is less than the $40 million Base Purchase Price (as adjusted pursuant to the terms of the Purchase Agreement) to be paid to DSC upon consummation of the Divestiture, reflects a meaningful premium over DSC’s pre-announcement trading value and is based on extensive market discussions and third-party valuation input.

After DSC’s uplist to Nasdaq, DSC engaged an investment banker to explore the possibility of using some of its equity and capital for acquisitions. After approximately one year of engaging with an investment banker regarding potential acquisitions, DSC determined that consummation of a merger or acquisition transaction would prove to be challenging. The depressed market capitalization and lack of trading volume of DSC Common Stock was impeding DSC’s ability to attract investment and fund growth, which led DSC’s management team to begin looking at strategic alternatives to increase shareholder value.

In the beginning of 2023, DSC set its sights on uncovering the value of CloudFirst Delaware. The investment banker created a list, and began an email campaign to potential investors ascertain interest, without disclosing the name of the company. If an investor desired to know more, a nondisclosure agreement was sent and, if executed and returned, a corporate deck was sent. If the potential investor was interested, a meeting with management of DSC was scheduled. The sell side agreement was terminated in December 2024.

On June 29, 2023, DSC and Purchaser executed a mutual nondisclosure agreement relating to the proposed Divestiture.

On February 2, 2024, DSC received an offer for the sale of the Business that was rejected by the Board because the purchase price offered was lower than the price the Board expected to receive in connection with the sale.

On February 15, 2024, DSC received a second offer for the sale of the Business that was also rejected by the Board because the purchase price offered was lower than the price the Board expected to receive in connection with the sale. On February 21, 2025, Mr. Piluso, DSC’s Chairman of the Board and Chief Executive Officer, met with representatives of Renovus via Zoom conference call to discuss a potential acquisition of the Business.

On March 10, 2025, Mr. Piluso and representatives of Blank Rome LLP, counsel to DSC, met telephonically to discuss opportunities to increase shareholder value, including a sale of the Business and a stock repurchase.

On March 20, 2025, Mr. Piluso, Mr. Chris Panagiotakos, DSC’s Chief Financial Officer, and Ms. Wendy Schmittzeh, DSC’s Chief Administrative Officer, met with representatives of Renovus via Teams Meeting to discuss a potential sale of the Business.

On March 27, 2025, DSC’s Board met and discussed the sale of the Business and a share and warrant repurchase as a potential method of increasing shareholder value. Mr. Piluso also reviewed with DSC’s Board the recent diligence conducted by Renovus that resulted in an initial oral offer of $40 million to buy the Business.

On March 28, 2025, Mr. Piluso met with a representative of Renovus via Zoom conference to further discuss the potential sale of the Business.

In the afternoon, on March 28, 2025, Mr. Piluso met with Mr. Harold Schwartz, DSC’s President and director, Mr. Thomas Kempster, DSC’s Executive Vice President and director, Mr. Panagiotakos, Ms. Schmittzeh and Mr. Larry Maglione, one of DSC’s directors, via Microsoft Teams to discuss the proposed sale of the Business and the fundamental transaction provisions of certain outstanding warrants that may be triggered by such a sale.

On March 29, 2025, Mr. Piluso, Mr. Panagiotakos and Ms. Schmittzeh met telephonically with Blank Rome to discuss the provisions of the outstanding warrants that may be triggered by the sale of the Business.

On March 31, 2025, Mr. Piluso, Mr. Panagiotakos and Ms. Schmittzeh met with representatives of Renovus via Microsoft Teams to discuss the Renovus letter of intent.

On April 3, 2025, DSC’s Board met to discuss the Renovus letter of intent.

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On April 9, 2025, Mr. Piluso, Mr. Panagiotakos and representatives of Renovus and Performive met to discuss the Renovus letter of intent. After the meeting, a CloudFirst Delaware management meeting was held at DSC’s Miami office location to review and discuss the analysis done on due diligence items that were previously submitted to Renovus. Mr. Schwartz, Mr. Paolillo and Ms. Schmittzeh joined this meeting.

On April 14, 2025, Messrs. Piluso and Panagiotakos met telephonically with a representative of Cassel Salpeter to discuss the Board’s retention of Cassel Salpeter to render a fairness opinion with respect to the sale of the Business.

On April 25, 2025, Mr. Piluso, a representative of Renovus, Blank Rome and DLA Piper, LLP (“DLA”) outside legal counsel to Renovus, met telephonically to discuss the letter of intent and timing for a potential transaction.

On April 28, 2025, Mr. Piluso met with Blank Rome, representatives of Renovus, and DLA met via Zoom conference call to discuss the letter of intent and timing for a potential transaction.

On May 1, 2025, Mr. Piluso met with representatives of Renovus via Teams Meeting to discuss the letter of intent. Immediately after the meeting, Mr. Piluso, Mr. Panagiotakos, Wendy Schmittzeh, Blank Rome and DLA met via Teams Meeting to discuss a potential acquisition by Renovus of the Business and a potential transaction timeline.

On May 3, 2025, Renovus submitted to Mr. Piluso a letter of intent to acquire the Business. On May 5, 2025, DSC’s Board met to discuss the letter of intent. Representatives of Blank Rome attended the meeting.

On May 6, 2025, Mr. Piluso met with Blank Rome to review the letter of intent.

On May 6, 2025, DSC’s Board met and approved the draft of the letter of intent together with such changes as Mr. Piluso believed to be appropriate.

On May 8, 2025, Blank Rome distributed to representatives of Renovus and DLA a revised draft letter of intent. Later that day the letter of intent was executed.

Thereafter, the parties proceeded with full diligence, engaging in regular management calls and DSC began responding to due diligence requests.

On May 23, 2025, DLA provided Blank Rome with the first draft of the Purchase Agreement.

On May 28, 2025, Blank Rome provided DLA and representatives of Renovus a revised Purchase Agreement.

On May 30, 2025, Blank Rome provided draft disclosure schedules to DLA.

On May 30, 2025, DLA provided Blank Rome with a revised Purchase Agreement as well as additional due diligence requests.

On May 31, 2025, DLA provided Blank Rome with draft debt commitment letters from lenders for financing of the Divestiture and a revised draft of the Purchase Agreement.

On May 31, 2025, CloudFirst Delaware provided updated due diligence responses to DLA.

On June 2, 2025, Mr. Piluso, Mr. Panagiotakos, Ms. Schmittzeh, certain Board members, employees of CloudFirst Delaware, a representative of Blank Rome, DLA and Renovus met via Teams Meeting to discuss open business issues.

On June 2, 2025, Mr. Piluso, Mr. Panagiotakos, Ms. Schmittzeh, certain Board members, employees of CloudFirst Delaware, and representatives of Blank Rome, DLA and Renovus met via Teams Meeting to discuss open business issues.

On June 2, 2025, DLA provided to Blank Rome comments to the disclosure schedules.

On June 3, 2025, Mr. Piluso, Mr. Panagiotakos, Ms. Schmittzeh, certain Board members and employees of CloudFirst Delaware, Blank Rome, DLA and representatives of Renovus met via Teams Meeting to discuss open business issues.

On June 3, 2025, DLA provided a draft of the Contribution Agreement, which is an exhibit to the Purchase Agreement.

On June 3, 2025, DSC moved the virtual data room from the one hosted on Microsoft Teams to one hosted by a different third party provider.

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On June 4, 2025, DLA provided a revised draft Purchase Agreement to Blank Rome.

On June 4, 2025, Mr. Piluso, Mr. Panagiotakos, Ms. Schmittzeh, certain Board members, employees of CloudFirst Delaware, representatives of Blank Rome, DLA and Renovus met via Teams Meeting to discuss open business issues.

On June 4, 2025, the Board met to discuss the status of the transaction. A representative of Cassel Salpeter reviewed with DSC’s board Cassel Salpeter’s preliminary financial analysis with respect to the Business and provided a draft of Cassel Salpeter’s opinion to the Board as to the fairness, from a financial point of view, to DSC of the Base Purchase Price to be received by DSC in the proposed transaction.

On June 5, 2025, Mr. Piluso, Mr. Panagiotakos, Ms. Schmittzeh, certain Board members, employees of CloudFirst Delaware, and representatives of Blank Rome, DLA and Renovus met via Teams Meeting to discuss open business issues.

On June 5, 2025 and June 6, 2025 , DLA provided revised drafts of the Purchase Agreement to Blank Rome. On June 6, 2025, Blank Rome provided a revised Purchase Agreement to DLA.

On June 6, 2025, Mr. Piluso, Mr. Panagiotakos, Ms. Schmittzeh, certain Board members, employees of CloudFirst Delaware, and representatives of Blank Rome, DLA and Renovus met via Teams Meeting to discuss open business issues.

On June 7, 2025, DLA and Blank Rome had a teleconference to discuss open issues.

On June 7, 2025, Blank Rome provided a revised draft of the disclosure schedules to DLA.

On June 8, 2025, Blank Rome provided revised language for the Purchase Agreement to DLA.

On June 9, 2025, DLA provided a revised draft of the Purchase Agreement to Blank Rome.

On June 10, 2025, Blank Rome provided a revised draft of the disclosure schedules to DLA.

On June 10, 2025, DLA had a call with the underwriter related to the representation and warranty insurance policy (the “RWI Policy”).

On June 11, 2025, DSC’s Board had a meeting to discuss the status of the negotiations of the transaction and review the current draft of the Purchase Agreement. The Board was advised of its fiduciary obligations with respect to approval of the Divestiture. Representatives of Cassel Salpeter reviewed with the Board its financial analyses of the Business and the proposed Divestiture. Thereafter, at the request of the Board, a representative of Cassel Salpeter rendered Cassel Salpeter’s oral opinion to DSC’s Board, to the effect that as of June 11, 2025 and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Base Purchase Price to be received by DSC for the NewCo Units in the Divestiture pursuant to the Purchase Agreement was fair, from a financial point of view, to DSC. After further discussion, DSC’s Board determined the proposed sale of the Business and the NewCo Units pursuant to the terms of the Purchase Agreement and Contribution Agreement, as applicable, was fair to, advisable and in DSC’s best interests and in DSC’s shareholders’ best interests.

On June 12, 2025, DLA sent Blank Rome revised disclosure schedules and a draft of the RWI Policy.

Also on June 12, 2025, Blank Rome sent DLA a revised draft of the Support Agreement. Later that day, DLA sent Blank Rome a further revised draft of the Support Agreement.

On June 13, 2025, Blank Rome sent disclosure schedules to the Contribution Agreement and comments to the RWI Policy.

On June 16, 2025, DLA sent Blank Rome an updated draft of the RWI Policy and a further revised Purchase Agreement.

On June 27, 2025, DLA sent Blank Rome a revised draft of the Purchase Agreement and Support Agreement.

On June 30, 2025, Harold Schwartz received an offer of employment to be employed as the President of NewCo upon the closing of the Divestiture.

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On July 1, 2025, DSC’s Board had a meeting to discuss the status of the negotiations of the transaction and review the current draft of the Purchase Agreement, including the revised disclosure regarding the use of proceeds. After further discussion, DSC’s Board unanimously determined that the proposed sale of the Business and the NewCo Units pursuant to the terms of the Contribution Agreement and Purchase Agreement, as applicable, in substantially the form presented to the DSC Board, with such changes as the officers executing such agreements may deem necessary or advisable, was fair to, advisable and in DSC’s best interests and in DSC’s shareholders’ best interests. At such meeting, DSC’s Board adopted resolutions: (i) approving and declaring advisable the Purchase Agreement and the other transaction documents, including the Contribution Agreement, related to the Divestiture of the Business and the sale of the NewCo Units, on the terms and subject to the conditions set forth therein, (ii) declaring and determining that it is in the best interests of the shareholders of DSC that DSC, CloudFirst Delaware, NewCo and Seller Representative enter into the Purchase Agreement and the other transaction documents, including the Contribution Agreement, and consummate the transactions contemplated thereby on the terms and subject to the conditions set forth therein, (iii) directing that the Purchase Agreement be submitted to a vote at the 2025 Annual Meeting, and (iv) recommending that the shareholders of DSC approve and adopt the Purchase Agreement.

Thereafter, and in the subsequent days leading up to the execution of the Purchase Agreement, the parties focused their efforts on resolving the remaining legal, business and commercial issues, including internal and external discussions and calls. DLA, on behalf of Purchaser, and Blank Rome, on DSC’s behalf, exchanged numerous drafts of the Purchase Agreement, Contribution Agreement, Support Agreements and disclosure schedules addressing various matters.

On July 11, 2025, DSC, CloudFirst Delaware, NewCo, Seller Representative and Purchaser finalized the Purchase Agreement, including the various schedules and exhibits thereto, and executed the Purchase Agreement. The Supporting Shareholders also executed their respective Support Agreements on July 11, 2025.

The Board’s Reasons for Approving the Divestiture

In evaluating the Purchase Agreement and the transactions contemplated thereby, the Board consulted with members of DSC’s management and its legal, financial and other advisors. In reaching its decision to unanimously approve the Purchase Agreement and the transactions contemplated thereby, the Board carefully considered a variety of factors supporting its decision, including, but not limited to, the material factors discussed below.

Strategic Considerations

The Board considered the values, opportunities and capabilities of DSC when analyzing whether to approve the Divestiture, including, but not limited to, the following:

●	The disconnect between DSC’s equity valuation and its intrinsic value of its business. The Board’s belief that DSC’s Common Stock was undervalued by the market. While DSC’s business was generating $25.4 million in revenue and $513 thousand in net income for the year ended December 31, 2024, its stock was trading at a Company value of below the $40 million Base Purchase Price being offered by Renovus.

●	The ability of DSC to make a tender offer to its shareholders with the sale proceeds of the Divestiture. Following consummation of the Divestiture and receipt of the Divestiture Purchase Price, the Board has determined that DSC shall make a tender offer to repurchase from DSC’s shareholders up to 85% of each shareholder’s Common Stock (up to 85% of the outstanding shares of DSC Common Stock) at the time the tender offer is made, which DSC’s Board expects will be shortly after consummation of the Divestiture, and in no event more than three months after the Closing Date. DSC intends to use 85% of its cash on hand on the date the tender offer is made, inclusive of the net sale proceeds received in connection with the closing of the Divestiture, including provision for applicable taxes, to offer to repurchase up to 85% of each shareholder’s Common Stock (up to 85% of the outstanding shares of DSC Common Stock) in compliance with all relevant statutory requirements.

●	Potential opportunities to increase shareholder value following the closing of the Divestiture with the remaining sale proceeds following the tender offer:

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o	Strategic Acquisitions in Non-Competing Sectors – The remaining sale proceeds may allow for deployment of capital to acquire one or more businesses that do not compete with CloudFirst Delaware, including but not limited to opportunities in adjacent sectors where DSC can leverage capital to generate long-term value and operational scale without breaching post-sale restrictions.

o	Sale or Merger of DSC - The Board may evaluate potential strategic interest in the public company itself, including a full sale, reverse merger, or other business combination with a third party that may benefit from DSC’s public listing, cash position, and clean capital structure.

o	Hybrid Strategy - DSC may pursue a combination of the above strategies for the remaining sale proceeds beyond those intended to be used for the tender offer.

o	Greater Liquidity – The Divestiture could provide greater liquidity, after receipt of the Divestiture Purchase Price, to facilitate growth following the Divestiture.

The Basis for the Board’s Approval of the Terms of the Transaction

When deliberating whether to approve the terms and conditions of the transactions contemplated by the Purchase Agreement, the Board considered certain key factors, including, but not limited to, the following:

●	Purchase Agreement. The Board’s belief that the terms and conditions of the Purchase Agreement (including all exhibits and disclosure schedules thereto) and including, among other things, the representations, warranties, covenants and agreements of the parties, the conditions to closing and the form and structure of the transaction consideration, in each case, are reasonable.

●	Ancillary Agreements. The terms and conditions of the ancillary agreements to be entered into in connection with the Divestiture, in each case, including the exhibits and disclosure schedules thereto, and the Board’s belief that the terms of such agreements are reasonable.

●	Fairness Opinion- DSC’s Board received the opinion of Cassel Salpeter to the effect that as of June 11, 2025 and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Base Purchase Price to be received by DSC for the NewCo Units in the Divestiture pursuant to the Purchase Agreement was fair, from a financial point of view, to DSC.

●	Shareholder Approval. The fact that the Divestiture is subject to approval by DSC’s shareholders at the 2025 Annual Meeting.

●	Likelihood of Closing. The likelihood, considering the terms of the Purchase Agreement, that the Divestiture will be completed based on, among other things, the conditions to closing as set forth in the Purchase Agreement, the Purchaser’s receipt of Debt Commitment Letters that would enable it to finance its purchase and that the Outside Date of November 8, 2025 under the Purchase Agreement allows for sufficient time to complete the Divestiture.

The Countervailing Factors Considered by the Board in its Deliberations

The Board also considered certain countervailing factors in its deliberations concerning the Divestiture, including, but not limited to, the following:

●	Business Risks. Certain risks relating to the Divestiture and DSC following the Divestiture (as further described under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 16 and 47, respectively, of this proxy statement).

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●	Investor Perception. The potential impact on the market price of DSC’s Common Stock as a result of the announcement of DSC’s entry into the Purchase Agreement.

●	Business Disruption Resulting from the Divestiture. The challenges inherent in the sale of a business of DSC’s size and complexity, and the possible disruption of its business that might result from the announcement and pendency of the Divestiture, including the possible diversion of management and employee attention, potential employee attrition and potential adverse effects on DSC’s business relationships and pursuit of strategic opportunities.

●	Closing Conditions. The fact that the completion of the Divestiture requires all conditions required to be satisfied that are not within DSC’s control, including the approval of DSC’s shareholders holding a majority of the voting power.

●	Risks Associated with Failure to Complete the Divestiture. The possibility that the Divestiture may not be consummated and the potential adverse consequences if the Divestiture is not completed, including substantial transaction costs incurred and a potential termination fee, potential loss in value to DSC’s shareholders and market reaction.

●	Exclusivity Restrictions. The restrictions that the Purchase Agreement imposes on DSC’s ability to solicit possible alternative transactions.

●	Litigation Risk. The inherent risk of litigation in transactions of this nature, including the potential lawsuits that could be brought against DSC or the Board in connection with the Divestiture.

This discussion of the information and factors considered by the Board in reaching its conclusions and recommendation includes the principal factors considered by the Board but is not intended to be exhaustive and may not include all of the factors considered by the Board. In light of the number and wide variety of factors considered in connection with its evaluation of the Purchase Agreement and the transactions contemplated thereby, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Rather, the Board viewed its decision as being based on the totality of the information presented or otherwise made available to it and the various other factors presented to and considered by the Board. In addition, individual directors may have given different weight to different factors. This explanation of DSC’s reasons for the Divestiture and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 16 of this proxy statement.

DSC’s executive officers and non-employee directors have interests in the Divestiture that are different from, or in addition to, the interests of DSC’s shareholders generally. The Board was aware of and considered these potential interests, among other matters, in evaluating the Divestiture and in making its recommendation to DSC’s shareholders. For a discussion of these interests, please see the section titled “Interests of Certain Persons in the Divestiture” below.

After careful consideration, the Board concluded that the potential benefits that it expected DSC to achieve as a result of the Divestiture outweighed the potentially negative factors associated with the Divestiture, and on July 1, 2025, unanimously approved and adopted the Purchase Agreement and the transactions contemplated thereby, including the Divestiture, declared expedient the Divestiture, declared advisable the Purchase Agreement and the transactions contemplated thereby and directed that the Divestiture Proposal be submitted to DSC’s shareholders for approval at the 2025 Annual Meeting and further recommended that DSC’s shareholders approve the Divestiture Proposal. The Board unanimously recommends that DSC’s shareholders approve the Divestiture Proposal and the related Adjournment Proposal, if necessary.

Opinion of Financial Advisor to the Board

On June 11, 2025, Cassel Salpeter rendered its oral opinion to the Board (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated June 11, 2025), as to, as of June 11, 2025, the fairness, from a financial point of view, to DSC of the Base Purchase Price to be received by DSC for the NewCo Units in the Divestiture pursuant to the Purchase Agreement.

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The summary of Cassel Salpeter’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be or constitutes advice or a recommendation to any security holder as to how such security holder should act or vote with respect to any matter relating to the proposed Divestiture or otherwise.

The opinion was addressed to the Board for the use and benefit of the members of the Board (in their capacities as such) in connection with the Board’s evaluation of the Divestiture. Cassel Salpeter’s opinion was just one of the several factors the Board took into account in making its determination to approve the Divestiture.

Cassel Salpeter’s opinion only addressed whether, as of the date of the opinion, the Base Purchase Price to be received by DSC for the NewCo Units in the Divestiture pursuant to the Purchase Agreement was fair, from a financial point of view, to DSC and did not address any other terms, aspects, or implications of the Divestiture or the Purchase Agreement, including, without limitation, (i) other than assuming the consummation thereof, transfer of the Contributed Assets pursuant to the Contribution Agreement, (ii) any term or aspect of the Divestiture that is not susceptible to financial analysis, (iii) the fairness of the Divestiture, or all or any portion of the Base Purchase Price, to any security holders of DSC or any other person or any creditors or other constituencies of DSC, CloudFirst Delaware, NewCo, the Business or any other person, nor (iv) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Divestiture, or any class of such persons, relative to the Base Purchase Price to be received by DSC in the Divestiture pursuant to the Purchase Agreement, or otherwise.

Cassel Salpeter’s opinion did not address the relative merits of the Divestiture as compared to any alternative transaction or business strategy that may have existed for DSC, CloudFirst Delaware, NewCo or the Business, or the merits of the underlying decision by the Board, DSC, CloudFirst Delaware or NewCo to engage in or consummate the Divestiture. The financial and other terms of the Divestiture were determined pursuant to negotiations between the parties to the Purchase Agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter. In addition, Cassel Salpeter was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving DSC, CloudFirst Delaware, NewCo or the Business. Cassel Salpeter did not express any view or opinion as the prices at which any security of DSC may trade, be purchased or sold at any time.

Cassel Salpeter was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Divestiture, the securities, assets, businesses or operations of DSC, CloudFirst Delaware, NewCo or any other party, or any alternatives to the Divestiture, (b) negotiate the terms of the Divestiture, or (c) advise the Board, DSC, CloudFirst Delaware, NewCo or any other party with respect to alternatives to the Divestiture. Cassel Salpeter’s analyses and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review, or reaffirm its opinion to the Board or any other person or otherwise to comment on or consider events occurring or coming to Cassel Salpeter’s attention after the date of the opinion.

In arriving at its opinion, Cassel Salpeter made such reviews, analyses, and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:

●	Reviewed a draft, dated June 9, 2025, of the Purchase Agreement and a draft, dated June 3, 2025, of the Contribution Agreement.

●	Reviewed certain publicly available financial information and other data with respect to the Business that Cassel Salpeter deemed relevant.

●	Reviewed certain other information and data with respect to the Business made available to Cassel Salpeter by DSC, including projections with respect to the future financial performance of the Business prepared by management of DSC for the year ending December 31, 2025 (the “Projections”) and other internal financial information furnished to Cassel Salpeter by or on behalf of DSC.

●	Considered and compared the financial and operating performance of the Business with that of companies with publicly traded equity securities that Cassel Salpeter deemed relevant.

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●	Considered the publicly available financial terms of certain transactions that Cassel Salpeter deemed relevant.

●	Discussed the business, operations, and prospects of the Business and the proposed Divestiture with DSC’s management and certain of DSC’s representatives.

●	Conducted such other analyses and inquiries, and considered such other information and factors, as Cassel Salpeter deemed appropriate.

In arriving at its opinion, Cassel Salpeter, with DSC’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to it or available from public sources, and Cassel Salpeter further relied upon the assurances of DSC’s management that they were not aware of any facts or circumstances that would have made any such information inaccurate or misleading. Cassel Salpeter is not a legal, tax, accounting, environmental, technology or regulatory advisor, and Cassel Salpeter did not express any views or opinions as to any legal, tax, accounting, environmental, technology or regulatory matters relating to DSC, CloudFirst Delaware, NewCo, the Business, the Divestiture or otherwise. Cassel Salpeter understood and assumed that the Board and DSC had obtained or would obtain such advice as they deemed necessary or appropriate from qualified legal, tax, accounting, environmental, technology, regulatory, and other professionals, that such advice was sound and reasonable and that the Board and DSC had acted or would act in accordance with such advice. Cassel Salpeter assumed at DSC’s direction, that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of DSC with respect to the future financial performance of the Business, and Cassel Salpeter assumed at DSC’s direction that the Projections provided a reasonable basis upon which to analyze and evaluate the Business and form an opinion. At DSC’s direction, Cassel Salpeter used and relied upon the Projections for purposes of its analyses and opinion. Cassel Salpeter expressed no view or opinion with respect to the Projections or the assumptions on which they were based. In reaching its conclusions, with DSC’s agreement, Cassel Salpeter did not perform a discounted cash flow analysis of the Business, because DSC advised Cassel Salpeter and directed Cassel Salpeter to assume that no reliable, long-term forecasts with respect to the future financial performance of the Business were available. Cassel Salpeter did not evaluate the solvency or creditworthiness of DSC, CloudFirst Delaware, the Purchaser, NewCo, the Business or any other party to the Divestiture, the fair value of DSC, CloudFirst Delaware, NewCo, the Business or any of their respective assets or liabilities, or whether DSC, CloudFirst Delaware, the Purchaser or any other party to the Divestiture was paying or receiving reasonably equivalent value in the Divestiture under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of DSC, CloudFirst Delaware, NewCo, the Purchaser or any other party to the Divestiture to pay its obligations when they come due. Cassel Salpeter did not physically inspect the Business’s properties or facilities and did not make or obtain any evaluations or appraisals of the Business’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether DSC, CloudFirst Delaware or NewCo had good title to their respective assets. Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as Cassel Salpeter deemed necessary to support its own advice and analysis and was not on behalf of the Board, DSC, CloudFirst Delaware, NewCo or any other party.

In addition, for purposes of its analyses and opinion, Cassel Salpeter with DSC’s agreement assumed that (i) no assets or rights that DSC or any of its affiliates require to own or operate any businesses other than the Business (the “Retained Businesses”) as currently conducted, or as contemplated by DSC and its affiliates would in the future be conducted, by DSC and its affiliates would be transferred in the Divestiture, (ii) upon the consummation of the Divestiture, neither DSC nor any of its affiliates would retain or otherwise be responsible for any liabilities of the Business, and (iii) the Divestiture would not otherwise impair the ability of DSC and its affiliates to own and operate the Retained Businesses as currently conducted, or as contemplated by management of DSC and its affiliates would be conducted in the future.

Cassel Salpeter assumed, with DSC’s consent, that the Divestiture would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Divestiture, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on DSC, CloudFirst Delaware, NewCo, the Business or the Divestiture. Cassel Salpeter also assumed, with DSC’s consent, that the final executed form of the Purchase Agreement and the Contribution Agreement would not differ in any material respect from the draft of each such agreement Cassel Salpeter reviewed and that the Divestiture would be consummated on the terms set forth in the Purchase Agreement and the Contribution Agreement, without waiver, modification, or amendment of

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any term, condition, or agreement thereof material to its analyses or opinion. Without limitation to the foregoing, with DSC’s consent, Cassel Salpeter further assumed that any adjustments to the Base Purchase Price in accordance with the Purchase Agreement or otherwise would not be material to its analysis or opinion. Cassel Salpeter also assumed that the representations and warranties of the parties to the Purchase Agreement and the Contribution Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Purchase Agreement and the Contribution Agreement. Cassel Salpeter offered no opinion as to the contractual terms of the Purchase Agreement or the Contribution Agreement or the likelihood that the conditions to the consummation of the Divestiture set forth in the Purchase Agreement or the Contribution Agreement would be satisfied.

In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.

The multiple ranges and implied value reference ranges indicated by Cassel Salpeter’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.

For purposes of its analyses, Cassel Salpeter reviewed a number of financial metrics, including the following:

●	Enterprise Value – generally refers to the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).

●	Normalized EBITDA – generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified period of time, adjusted for certain non-recurring items.

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of June 10, 2025, (2) the relevant values for the selected transactions analysis described below were calculated on an enterprise value basis based on the consideration proposed to be paid in the selected transactions, (3) estimates of future financial performance of the Business were based on the Projections, and (4) estimates of financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis

Cassel Salpeter considered certain financial data for the Business and selected companies with publicly traded equity securities Cassel Salpeter deemed relevant. The financial data reviewed for the selected companies included Enterprise Value as a multiple of Normalized EBITDA for the latest twelve months ending March 31, 2025, or “LTM Normalized EBITDA,” and Enterprise Value as a multiple of projected Normalized EBITDA for the year ending December 31, 2025, or “2025 P EBITDA.” The selected companies with publicly traded equity securities were:

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●	Dell Technologies Inc.

●	Hewlett Packard Enterprise Company

●	NetApp, Inc.

●	Pure Storage, Inc.

●	Kyndryl Holdings, Inc.

●	DXC Technology Company

●	DigitalOcean Holdings, Inc.

●	Rackspace Technology, Inc.

Cassel Salpeter calculated the following multiples with respect to the selected companies:

Enterprise Value Multiple of	High		Mean		Median		Low
LTM Normalized EBITDA	11.7	x	8.0	x	9.2	x	2.5	x
2025 P Normalized EBITDA	12.6	x	7.8	x	8.3	x	2.9	x

Taking into account the results of the selected companies analysis, Cassel Salpeter applied multiples of 6.0x to 7.0x to the Business’s LTM Normalized EBITDA, and 5.5x to 6.5x to the Business’s 2025 P Normalized EBITDA, which indicated an implied aggregate value reference range for the Business of $34,700,000 to $40,800,000, as compared to the Base Purchase Price of $40,000,000.

None of the selected companies have characteristics identical to the Business. An analysis of selected publicly traded companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

Selected Transactions Analysis

Cassel Salpeter considered certain financial data for the Business and the financial terms of the following business transactions Cassel Salpeter deemed relevant. The financial data reviewed included Enterprise Value as a multiple of LTM Normalized EBITDA. The selected transactions were:

Target	Acquiror
Converge Technology Solutions	Mainline Information Systems
SolarWinds Corp	Turn/River Management, LP.
Computer Task Group	Cegeka Groep NV
Grove Resource Solutions	DLH Holdings Corp.
PC Specialists, Inc.	Converge Technology Solutions
Vmware, LLC	Broadcom, Inc.
Datto Holding Corp	Kaseya, Inc.
CompuCom Systems, Inc.	Variant Equity Advisors, LLC
Flagship Solutions LLC	Data Storage Corp

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Cassel Salpeter calculated the following multiples with respect to the selected transactions:

	High		Mean		Median		Low
Enterprise Value as a Multiple of LTM Normalized EBITDA	48.1	x	15.3	x	10.7	x	3.9	x

Taking into account the results of the selected transactions analysis, Cassel Salpeter applied multiples of 6.0x to 7.0x to the Business’s LTM Normalized EBITDA, which indicated an implied aggregate value reference range for the Business of $36,500,000 to $42,600,000, as compared to the Base Purchase Price of $40,000,000.

None of the target companies or transactions in the selected transactions have characteristics identical to the Business or the proposed Divestiture. Accordingly, an analysis of selected business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the selected transactions and other factors that could affect the respective acquisition values of the transactions reviewed.

Other Matters

As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions. Cassel Salpeter became entitled to receive a fee of $100,000 for rendering its opinion, no portion of which is contingent upon the completion of the Divestiture. In addition, DSC agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with Cassel Salpeter’s policies and procedures, a fairness committee was not required to, and did not, approve the issuance of the opinion.

Support Agreements

As a condition and material inducement to Purchaser’s willingness to enter into the Purchase Agreement, on July 11, 2025, DSC’s Chief Executive Officer, Charles M. Piluso, its President, Harold Schwartz, its Executive Vice President, Thomas C. Kempster, and Clifford Stein, a member of DSC’s Board, who own, in the aggregate, approximately 40% of DSC’s voting shares of Common Stock (the “Supporting Shareholders”), entered into support agreements (each a “Support Agreement” and collectively, the “Support Agreements”) with NewCo and DSC, agreeing to vote all shares of Common Stock owned of record or beneficially by them as of July 11, 2025 or that they thereafter may acquire of record or beneficially own (the “Covered Shares”) in favor of the Divestiture Proposal and the Adjournment Proposal, if necessary. Until the expiration time as defined in the Support Agreement, each Supporting Shareholder has agreed not to transfer or cause or permit the transfer of, directly or indirectly, any of such Supporting Shareholder’s Covered Shares, other than with the prior written consent of Purchaser and DSC, subject to certain exceptions. Any transfer or attempted transfer of any Covered Shares in violation of a Support Agreement shall be null and void and of no effect whatsoever. “Expiration Time” is defined in the Support Agreements to mean the earlier to occur of (a) the closing of the Divestiture, (b) such time as the Purchase Agreement is validly terminated in accordance with its terms, or (c) the termination of the Support Agreement by written agreement of all of the parties to the Support Agreement.

Until the Expiration Time, at every meeting of DSC’s shareholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of DSC’s shareholders by written consent with respect to any of the following matters, each Supporting Shareholder irrevocably and unconditionally agreed, pursuant to the Support Agreement, to cause to be present in person or represented by proxy and to vote (including via proxy) all of such Supporting Shareholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such Supporting Shareholder’s Covered Shares): (a) in favor of any proposal to approve the Purchase Agreement and approve the Divestiture, (b) in favor of any proposal to postpone, recess or adjourn a meeting at which there is a proposal for shareholders of DSC to approve the Purchase Agreement to a later date if there are not sufficient votes to approve the Purchase Agreement or if there are not sufficient shares of Common Stock present in person or represented by proxy at such meeting to constitute a quorum, (c) in favor of any proposal to facilitate the Divestiture and the transactions contemplated by the Purchase Agreement, and (d) against (i) any amendment or modification of DSC’s organizational documents, any reorganization,

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recapitalization, sale of all or substantially all of the assets, liquidation or winding up of, or any other extraordinary transaction involving, DSC or any of its subsidiaries or any other action or agreement that is intended or would, or would reasonably be expected to result in any of the conditions to the Purchaser’s obligations set forth in Article VI under the Purchase Agreement not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of DSC, CloudFirst Delaware or NewCo contained in the Purchase Agreement or such Supporting Shareholder contained in a Support Agreement and (ii) any Alternate Acquisition Proposal, as such term is defined in the Purchase Agreement, or any action intended to or that would, or would reasonably be likely to facilitate an Alternate Acquisition Proposal or Alternate Acquisition, or any agreement, transaction or other matter that is intended to, would, or would reasonably be expected to, impede, postpone, materially adversely affect or interfere with the consummation of the Divestiture and the other transactions contemplated by the Purchase Agreement.

Each of the parties to the Support Agreements agreed that if for any reason any of the provisions of the Support Agreements are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy, in addition to any other available remedies a party hereto may have in equity or at law, each party to the Support Agreements shall be entitled to seek specific performance of the terms and provisions of the Support Agreements or to seek an injunction restraining any breach or violation or threatened breach or violation of the provisions thereof. Additionally, each Supporting Shareholder who is an officer or employee of DSC or any of its subsidiaries, has agreed, effective as of the closing of the Divestiture, to certain additional covenants, including non-compliance restrictive covenants, which are substantially the same as those contained in the Purchase Agreement, and each of the Supporting Shareholders except Clifford Stein have also agreed to a covenant of non-competition.

Interests of Certain Persons in the Divestiture

In considering the recommendation of the Board to vote for the Divestiture Proposal presented at the 2025 Annual Meeting, you should be aware that DSC’s directors and executive officers have interests in the Divestiture that are different from, or in addition to, the interests of DSC’s shareholders generally. For example, as a condition to the closing of the Divestiture, Harold Schwartz, as a Key Employee, must accept an offer of employment with Purchaser or its affiliates. The Board was aware of and considered these interests, among other matters, in evaluating the Divestiture and related documents and before recommending to DSC’s shareholders that they vote in favor of the Divestiture Proposal.

Treatment of Equity Awards

DSC granted nonqualified stock option awards to certain key employees, key contractors and outside directors under the Data Storage Corporation 2021 Stock Incentive Plan (the “2021 Plan”). As of the Record Date, there were [●] shares of Common Stock underlying outstanding and unvested stock options and [●] shares of Common Stock underlying outstanding and unvested restricted stock units awarded under the 2021 Plan. As of the Record Date, DSC’s executive officers, in the aggregate, have [●] unvested shares of Common Stock underlying outstanding stock option awards or restricted stock units granted pursuant to the 2021 Plan. DSC’s non-employee directors, in the aggregate, have [●] unvested shares of Common Stock underlying outstanding stock option awards or restricted stock units granted pursuant to the 2021 Plan.

Under the applicable award agreements for the stock option awards and restricted stock unit awards, the vesting of such equity awards accelerate upon a “Change in Control.”

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Therefore, at the time of the closing of the Divestiture, all of the unvested equity awards will be vested, resulting in additional shares of Common Stock outstanding due to the vesting of restricted stock units and additional shares of Common Stock that may be issuable upon the exercise of outstanding and vested stock options. If any of the vested stock options are exercised, the number of shares of outstanding Common Stock will increase.

Employment Agreement

One of the conditions to the obligations of Purchaser pursuant to the Purchase Agreement is that at least 85% of all of DSC employees offered employment from Purchaser or its affiliates, including certain identified Key Employees who include Harold Schwartz , shall have (a) remained employed by DSC or its subsidiaries through the closing of the Divestiture, and (b) accepted and not revoked or rescinded (or otherwise provided notice of resignation or termination) such offer in writing through the closing of the Divestiture. Therefore, it is expected that Harold Schwartz, as a Key Employee of CloudFirst Delaware, will be employed by the Purchaser or one of its affiliates, including NewCo, after consummation of the Divestiture, which will afford him rights that will not be offered to DSC’s shareholders generally.

On June 30, 2025, Harold Schwartz was offered the initial terms of his anticipated employment with NewCo, as subsequently amended (the “Schwartz Offer Letter”), the terms of which were thereafter negotiated by Mr. Schwartz, to be effective upon the closing of the Divestiture, to be employed by NewCo as its President for an initial term of six months, which is subject to extension upon the mutual agreement of NewCo and Mr. Schwartz. Pursuant to the Schwartz Offer Letter, if accepted by Mr. Schwartz, he will receive a bi-annual base salary of $200,000 and will be entitled to the benefits generally available to NewCo employees, subject to any eligibility requirements that may apply. Mr. Schwartz or NewCo may terminate the Schwartz Offer Letter for any reason, at any time, with or without cause or advance notice.

Support Agreements

Certain executive officers and directors of DSC who own, in the aggregate, approximately 40% of DSC Common Stock, have executed support agreements, agreeing to vote all shares of Common Stock held by them in favor of the Divestiture Proposal and the Adjournment Proposal, if necessary. DSC encourages you to read the section titled “The Divestiture — Support Agreements.”

Indemnification and Insurance

Pursuant to the Purchase Agreement, NewCo’s directors and executive officers will be entitled to certain ongoing indemnification from NewCo and coverage under directors’ and officers’ liability insurance policies for at least six years following the closing of the Divestiture. The indemnification and insurance provisions in the Purchase Agreement are further described in the section entitled “The Divestiture—General Description of the Divestiture and the Purchase Agreement—Covenants of the Parties—Covenants of DSC, CloudFirst Delaware and NewCo” and “The Divestiture General Description of the Divestiture and the Purchase Agreement—Indemnification.”

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Quantification of Potential Payments and Benefits to DSC’s Named Executive Officers

The information below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation that may be paid or become payable to each “named executive officer” of DSC that is based on, or otherwise relates to, the Divestiture. Under applicable SEC rules, DSC’s named executive officers for this purpose are required to consist of the named executive officers for whom disclosure was required in DSC’s most recent 2024 Annual Report filed with the SEC, who are:

●	Charles M. Piluso, DSC’s Chief Executive Officer;

●	Chris Panagiotakos, DSC’s Chief Financial Officer; and

●	Harold Schwartz, DSC’s President.

The amounts set forth in the table below represent an estimate of each named executive officer’s compensation that is based on, or otherwise relates to, the Divestiture and assume the following:

●	each named executive officer remains employed by DSC through the closing of the Divestiture;

●	the closing of the Divestiture occurs on July 23, 2025, the latest practicable date prior to the filing of this Proxy Statement; and

●	the value of the vesting acceleration of any equity awards in connection with the Divestiture is calculated assuming that the closing price per share of DSC Common Stock on the date of the closing of the Divestiture was $5.00, which was the average closing price per share of DSC Common Stock as reported on The Nasdaq Capital Market over the first five business days following the first public announcement of the Divestiture on July 15, 2025.

The amounts reported below are estimated based on multiple assumptions that may or may not actually occur, including the assumptions described above and elsewhere in this Proxy Statement. As a result, the compensation, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

	Equity ($)(1)		Other ($)	Total ($)
Charles M. Piluso	$359,654.31	(2)	$—	$359,654.31
Chris Panagiotakos	$219,229.30	(3)	$—	$219,229.30
Harold Schwartz	$209,160.82	(4)	$—	$209,160.82

____________

(1)	Represents the aggregate dollar value of unvested restricted stock units and unvested in-the-money stock options for which vesting will be accelerated upon the closing of the Divestiture, pursuant to a single-trigger arrangement triggered by a Change in Control under the 2021 Plan and relevant award agreements (see the section entitled “Change in Control” below). The aggregate dollar value of the stock options reported reflects the value of the shares of Company common stock obtained upon exercise thereof by taking the difference between (i) the assumed closing price per share of DSC Common Stock at the closing of the Divestiture of $5.00 and (ii) the exercise price of the stock options, and multiplying it by the number of shares of DSC Common Stock underlying the stock option.
(2)	Consists of the aggregate dollar value of 55,074 shares of DSC Common Stock underlying unvested restricted stock units, plus the aggregate dollar value of stock options to purchase 43,321 shares of DSC Common Stock, the vesting of which will be accelerated upon the closing of the Divestiture.
(3)	Consists of the aggregate dollar value of 30,302 shares of DSC Common Stock underlying unvested restricted stock units, plus the aggregate dollar value of stock options to purchase 31,285 shares of DSC Common Stock, the vesting of which will be accelerated upon the closing of the Divestiture.
(4)	Consists of the aggregate dollar value of 37,113 shares of DSC Common Stock underlying unvested restricted stock units, plus the aggregate dollar value of stock options to purchase 23,588 shares of DSC Common Stock, the vesting of which will be accelerated upon the closing of the Divestiture.

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Federal Income Tax Consequences of the Divestiture

The following summary of the anticipated federal income tax consequences to CloudFirst Delaware of the Divestiture is not intended as tax advice and is not intended to be a complete description of the federal income tax consequences of the Divestiture. This summary is based upon the Internal Revenue Code of 1986 (the “Code”), as presently in effect, the rules and regulations promulgated thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities, possibly with retroactive effect. No rulings have been requested or received from the Internal Revenue Service (“IRS”) as to the matters discussed and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed or, if it does challenge the tax treatment, that it will not be successful.

For federal income tax purposes, NewCo is classified as disregarded as an entity separate from its owner, CloudFirst Delaware. Accordingly, for federal income tax purposes, the contribution by DSC, CloudFirst Delaware and certain other affiliates to NewCo of the Contributed Assets pursuant to the Contribution Agreement will be ignored, and the sale by DSC and CloudFirst Delaware to Purchaser of 100% of the outstanding units of NewCo (the NewCo Units) in exchange for the Divestiture Purchase Price will be treated as a taxable sale of assets by CloudFirst Delaware upon which gain or loss will be recognized by CloudFirst Delaware. The amount of gain or loss recognized by CloudFirst Delaware with respect to the sale of a particular asset will be measured by the difference between the amount realized by CloudFirst Delaware on the sale of that asset and CloudFirst Delaware’s tax basis in that asset. The amount realized by CloudFirst Delaware on the Divestiture will equal the Divestiture Purchase Price together with amounts treated as assumed liabilities for federal income tax purposes and other amounts treated as consideration for federal income tax purposes. For purposes of determining the amount realized by CloudFirst Delaware with respect to specific assets, the total amount realized by CloudFirst Delaware will generally be allocated among the assets according to the rules prescribed under Section 1060(a) of the Code. CloudFirst Delaware’s basis in its assets are generally equal to their cost, as adjusted for certain items, such as depreciation. The determination of whether gain or loss is recognized by CloudFirst Delaware will be made with respect to each of the assets to be sold. Accordingly, CloudFirst Delaware may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. The proposed sale of the Business by itself will not produce any separate and independent federal income tax consequences to DSC’s shareholders.

Each holder of DSC Common Stock is urged to consult his or her own tax advisor as to the federal income tax consequences of the Divestiture, and as to any state, local, foreign or other tax consequences based on his or her own particular facts and circumstances.

Anticipated Accounting Treatment

The disposal of the Contributed Assets, assuming consummation of the Divestiture, represents a strategic shift that will have a material effect on DSC’s operations and financial results. Accordingly, the Divestiture meets the definition of a discontinued operation, as defined by ASC 205-20 — Discontinued Operations (“ASC 205-20”). Beginning in the period in which Shareholder Approval is received for the Divestiture, the Contributed Assets will be presented as a discontinued operation, including for all comparative prior periods presented in DSC’s financial statements. The difference in the proceeds received and the carrying value of the Contributed Assets, including allocated goodwill, will be recorded as a gain on sale in the period in which Shareholder Approval for the Divestiture is received.

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RISK FACTORS

In addition to the other information contained in this proxy statement, you should carefully consider the following risk factors in determining whether to vote for the approval of the Divestiture Proposal and the other proposals described in this proxy statement. You should also read and consider the risk factors associated with DSC’s business because these risk factors may affect its operations and financial results regardless of whether the Divestiture is consummated. These risk factors may be found under Part I, Item 1A, “Risk Factors” in DSC’s 2024 Annual Report, as updated by its Quarterly Reports on Form 10-Q and future filings with the SEC, each of which is on file or will be filed with the SEC. See the section entitled “Where You Can Find Additional Information” beginning on page 89 for information on where you can find the documents filed by DSC with the SEC.

The pendency of the Divestiture may adversely affect DSC’s business, financial condition and results of operations.

Uncertainty about the effect of the Divestiture on employees, customers and other parties, may have an adverse effect on DSC’s business, financial condition and results of operations, regardless of whether the Divestiture is completed, and may have an adverse effect on DSC’s business, financial condition and results of operations if the Divestiture is completed. These risks include the following, all of which could be exacerbated by a delay in the completion of the Divestiture:

●	the impairment of our ability to attract, retain and motivate current and prospective employees, including key personnel;

●	the diversion of significant time and resources of DSC’s management;

●	difficulties maintaining relationships with DSC’s customers and other business partners;

●	delays or deferments of certain business decisions by DSC’s customers and other business partners;

●	DSC’s inability to pursue alternative business opportunities or make appropriate changes to the Business because of requirements in the Purchase Agreement that it conduct the Business in all material respects in the ordinary course of business consistent with past practice and not engage in certain activities prior to the completion of the Divestiture;

●	any litigation concerning the Divestiture and related costs; and

●	the incurrence of significant costs, expenses and fees for professional services and other transaction costs in connection with the Divestiture.

Failure to consummate the Divestiture within the expected timeframe or at all could have a material adverse impact on DSC’s business, financial condition and results of operations.

There can be no assurance that the Divestiture will occur within the expected timeframe or at all. Consummation of the Divestiture is subject to specified conditions, including:

●	the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the Purchase Agreement, in each case subject to certain materiality qualifiers;

●	DSC’s receipt of Shareholder Approval;

●	the absence of any law or order in effect that prevents, makes unlawful or prohibits the consummation of the Divestiture;

●	the absence of any material adverse effect on CloudFirst Delaware and DSC, taken as a whole, or the Business, in each case subject to certain exceptions; and

●	the acceptance of employment from the Purchaser or its affiliates by 85% of the employees of the Business who are offered employment by the Purchaser or its affiliates, excluding any part-time employees, including the Key Employees.

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DSC cannot provide any assurances that these conditions will be satisfied in a timely manner or at all or that the Divestiture will occur. For additional information regarding the specified conditions to the closing of the Divestiture, see the section entitled “The Divestiture—General Description of the Divestiture and the Purchase Agreement—Conditions to the Closing of the Divestiture.” In addition, the Purchase Agreement contains certain termination rights and, in certain circumstances, termination fees. For additional information regarding these termination rights and fees, see the section entitled “The Divestiture—General Description of the Divestiture and the Purchase Agreement—Termination Rights” and “The Divestiture—General Description of the Divestiture and the Purchase Agreement—Termination Fees.” The occurrence of any event that could give rise to termination of the Purchase Agreement could delay or prevent the Divestiture from occurring at all.

The Purchase Agreement limits DSC’s ability to pursue alternatives to the Divestiture.

The Purchase Agreement contains provisions that make it more difficult for DSC to sell its assets or engage in another type of acquisition transaction with a party other than the Purchaser. These provisions include a non-solicitation provision, which generally prohibits DSC’s solicitation of third-party proposals relating to an acquisition (an “Acquisition Proposal”) and restricts its ability to furnish non-public information to, or participate in any discussions or negotiations with, any third party with respect to any Acquisition Proposal, subject to certain limited exceptions. In addition, the Purchaser has an opportunity to modify the terms of the Divestiture in response to any competing acquisition proposals before the Board may withdraw or change its recommendation with respect to the Divestiture. Upon the termination of the Purchase Agreement to pursue an alternate transaction, including in connection with a “superior proposal”, DSC will be required to pay $1,200,000 as a termination fee. These provisions could discourage a potential third-party acquirer from considering or proposing an acquisition transaction, even if such potential third party acquirer would be prepared to pay a higher price than what would be received in the Divestiture, or propose to acquire DSC’s entire company. These provisions might also result in a potential third-party acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable. If the Purchase Agreement is terminated and DSC determines to seek another purchaser, it may not be able to negotiate a transaction with another party on terms at least comparable to the terms of the Divestiture.

DSC’s shareholders will not receive any of the proceeds of the Divestiture unless they choose to participate in the planned tender offer. Further, DSC’s management will have broad discretion over the use of the remaining sale proceeds, you may not agree with how DSC uses such proceeds, and the proceeds may not be invested successfully.

The proceeds from the purchase of the NewCo Units in the Divestiture will be paid directly to DSC and not its shareholders. As discussed elsewhere in this proxy statement, the Board has determined to make a tender offer to repurchase up to 85% of each shareholder’s Common Stock (up to 85% of the outstanding shares of DSC Common Stock). DSC intends to use 85% of its cash on hand on the date the tender offer is made, inclusive of the net sale proceeds received in connection with the closing of the Divestiture, including provision for applicable taxes. DSC shareholders will not receive any of the proceeds of the Divestiture unless they choose to participate in the planned tender offer, which tender offer will not take place until after consummation of the Divestiture at such time as DSC complies with all of the relevant statutory requirements for a tender offer and. DSC will evaluate different alternatives for the use of the remaining sale proceeds. DSC’s management will have discretion in the application of the remaining sale proceeds from the Divestiture beyond those that will be used in connection with the tender offer by DSC. Although DSC’s Board will evaluate various alternatives regarding the use of such remaining proceeds from the Divestiture, it has made no decision with respect to the specific use of proceeds and has not committed to making any such decision by a particular date.

DSC may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Divestiture from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into agreements similar to the Divestiture involving a sale of a line of business or other business combinations. In addition, DSC may be subject to private actions, collective actions, investigations, and various other legal proceedings by shareholders, customers, employees, competitors, government agencies, or others. Even if the lawsuits are without merit, defending against these claims can result in substantial costs, damage to DSC’s reputation, and divert significant amounts of management time and resources. If any of these legal proceedings were to be determined adversely to DSC, or DSC were to enter into a settlement arrangement, it could be exposed to monetary damages or limits on its ability to operate its business, which could have an adverse effect on DSC’s business, liquidity financial condition, and operating results. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting the closing of the Divestiture, then that injunction may delay or prevent the Divestiture from being consummated, which may adversely affect DSC’s business, financial position and results of operation. As of the date of this proxy statement, DSC is not aware of any securities class action lawsuits or derivative lawsuits having been filed in connection with the Divestiture.

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DSC’s executive officers and non-employee directors may have interests in the Divestiture that may differ from, or are in addition to, the interests of DSC’s shareholders.

DSC’s executive officers and non-employee directors may have interests in the Divestiture that may be different from, in addition to, or in conflict with, the interests of its shareholders. These interests and arrangements may create potential conflicts of interest. For example, as a condition to the closing of the Divestiture, Harold Schwartz, DSC’s President, must accept an offer of employment with NewCo or its affiliates. For more information, see the section titled “The Divestiture — Interests of Certain Persons in the Divestiture.” The Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Purchase Agreement and in recommending that DSC’s shareholders vote to approve the Divestiture Proposal.

DSC has incurred and will continue to incur significant expenses in connection with the Divestiture, regardless of whether the Divestiture is completed.

DSC has incurred and will continue to incur significant expenses related to the Divestiture. These expenses include, but are not limited to, financial advisory and opinion fees and expenses, legal fees, accounting fees and expenses, certain employee expenses, consulting fees, filing fees, printing expenses and other related fees and expenses. Many of these expenses will be payable by DSC regardless of whether the Divestiture is completed.

The opinion of the financial advisor to the Board will not be updated to reflect changes in circumstances between the date of the opinion and the completion of the Divestiture.

DSC’s Board has obtained an opinion from Cassel Salpeter dated June 11, 2025, and it does not expect to ask Cassel Salpeter to update its opinion. Changes in DSC’s operations and prospects, general market and economic conditions, and other factors that may be beyond its control, and on which Cassel Salpeter’s opinion was, in part, based, may significantly differ from the information underlying such opinion by the time the Divestiture is completed. In particular, such opinion was delivered on June 11, 2025 and, was based on general market and economic conditions. The opinion does not speak as of the time the Divestiture will be completed or as of any date other than the date of such opinion. The Board’s recommendations, however, are as of the date of this proxy statement. For a description of the opinion that the Board received from Cassel Salpeter, see the sections of this proxy statement entitled “The Divestiture—Opinion of Financial Advisor to the Board.”

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The unaudited pro forma financial information is presented for illustrative purposes only and may not be an indication of DSC’s financial condition or results of operations following the completion of the Divestiture.

The unaudited pro forma financial information contained elsewhere in this proxy statement is presented for illustrative purposes only and may not be an indication of DSC’s financial condition or results of operations following the completion of the Divestiture for several reasons. The unaudited pro forma financial information has been derived from DSC’s historical financial statements and adjustments and assumptions have been made regarding DSC after giving effect to the Divestiture. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. As a result, DSC’s actual financial condition and results of operations following the completion of the Divestiture may not be consistent with, or evident from, the unaudited pro forma financial information. The assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect DSC’s financial condition or results of operations following the Divestiture. Any decline or potential decline in DSC’s financial condition or results of operations may cause significant variations in the market price of DSC Common Stock.

Holders of DSC voting stock will not have appraisal or dissenters’ rights in connection with the Divestiture.

Nevada law does not provide DSC’s shareholders with appraisal or dissenters’ rights in connection with the Divestiture.

Failure to complete the Divestiture could cause DSC’s stock price to decline.

The failure to complete the Divestiture may create doubt as to the value of the Business and about DSC’s ability to effectively implement its current business strategies and/or a strategic transaction, which may result in a decline in DSC’s stock price.

The Divestiture may be a Fundamental Transaction under certain outstanding warrants which may trigger a payment requirement by us.

DSC has issued 2,415,860 warrants to purchase shares of Common Stock. The holders of warrants to purchase 1,031,250 shares of Common Stock issued in a private placement offering consummated in July 2021 (the “July 2021 Warrants”), will be entitled at their option, within 30 days after the closing of the Divestiture, assuming the Divestiture is considered a Fundamental Transaction pursuant to the terms of the July 2021 Warrants, to require DSC to purchase such warrants from the holder thereof by paying to such holder an amount of cash equal to the Black Scholes Value, as such term is defined in the July 2021 Warrants, of the remaining unexercised portion of its July 2021 Warrant on the date of the closing of the Divestiture.

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2025, and the unaudited pro forma condensed consolidated statement of income for the three months ended March 31, 2025 and for the year ended December 31, 2024 present the disposal of the Contributed Assets in connection with the Divestiture. The unaudited pro forma condensed consolidated financial information is intended to provide you with information about how the Divestiture might have affected DSC’s historical financial statements.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2025 reflects the disposal of the Contributed Assets as if the Divestiture had occurred on March 31, 2025. The unaudited pro forma consolidated combined statements of income for the three months ended March 31, 2025 and the year ended December 31, 2024 reflect the Contributed Assets as a discontinued operation, assuming consummation of the Divestiture, for such periods on a pro forma basis as if the Divestiture had been consummated on January 1, 2024.

The following unaudited pro forma consolidated combined financial information for the three months ended March 31, 2025 and the year ended December 31, 2024 gives effect to the following:

●	the Divestiture, including the disposal of certain assets and liabilities and operations that comprise the Contributed Assets, and the resulting treatment as a discontinued operation, assuming consummation of the Divestiture; and

●	the related estimated income tax effects of the pro forma adjustments.

The unaudited pro forma consolidated combined statements of income for the year ended December 31, 2023 reflect only the retroactive presentation required under the discontinued operations accounting guidance and, therefore, do not include any other transaction adjustments.

The disposal of the Contributed Assets, assuming consummation of the Divestiture, represents a strategic shift that will have a material effect on DSC’s operations and financial results. Accordingly, the Divestiture meets the definition of a discontinued operation, as defined by Accounting Standards Codification (“ASC”) 205-20 Presentation of Financial Statements – Discontinued Operations. Beginning in the period in which Shareholder Approval is received for the Divestiture, the Contributed Assets will be presented as a discontinued operation, including for all comparative prior periods presented in DSC’s financial statements.

The unaudited pro forma consolidated combined financial information has been prepared by management in accordance with Rule 8-05 of Regulation S-X, Pro Forma Financial Information, as amended, and is not necessarily indicative of the financial position or results of operations that would have been realized if the aforementioned transactions had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that DSC believes are reasonable. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma consolidated combined financial information. In addition, the unaudited pro forma consolidated combined financial information does not reflect any anticipated synergies, operating efficiencies, or cost savings that may be achieved related to the Divestiture, nor does it reflect any costs or expenditures that may be required to achieve any possible synergies.

The unaudited pro forma consolidated combined financial information was derived from, and should be read together with, the accompanying notes to the unaudited pro forma consolidated combined financial information, DSC’s historical consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in DSC’s 2024 Annual Report and Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2025 that are incorporated by reference in this proxy statement.

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DATA STORAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

FOR THE THREE MONTHS ENDED MARCH 31, 2025

	Consolidated	Adjustments		Pro forma
	March 31, 2025	March 31, 2025		March 31, 2025
	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$705,557	34,163,120	(2)(4)	$34,868,677
Accounts receivable (less provision for credit losses of $17,121 and $31,472 in 2025 and 2024, respectively)	5,413,282	(5,299,063)	(1)	114,219
Marketable securities	10,406,912	—		10,406,912
Escrow Receivable	—	1,000,000	(4)	1,000,000
Prepaid expenses and other current assets	858,490	(667,817)	(1)	190,673
	17,384,241	29,196,240		46,580,481

Property and Equipment:
Property and equipment	9,684,825	(9,674,616)	(1)	10,209
Less—Accumulated depreciation	(6,456,000)	6,452,491	(1)	(3,509)
Net Property and Equipment	3,228,825	(3,222,125)		6,700

Other Assets:
Goodwill	4,238,671	(4,238,671)	(1)	—
Operating lease right-of-use assets	550,653	(550,653)	(1)	—
Other assets	168,120	(46,362)	(1)	121,758
Intangible assets, net	1,360,220	(1,360,220)	(1)	—
Total Other Assets	6,317,664	(6,195,906)		121,758

Total Assets	$26,930,730	19,778,209		$46,708,939

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$4,550,524	(4,177,546)	(1)	372,978
Income taxes payable	$—	9,500,000	(3)	9,500,000
Deferred revenue	290,827	(290,827)	(1)	—
Operating lease liabilities short term	102,246	(102,246)	(1)	—
Total Current Liabilities	4,943,597	4,929,381		9,872,978

Operating lease liabilities	496,691	(496,691)	(1)	—
Deferred tax liability	39,031	—		39,031
Total Long-Term Liabilities	535,722	(496,691)		39,031

Total Liabilities	5,479,319	4,432,690		9,912,009

Stockholders’ Equity:
Preferred stock, par value $.001; 10,000,000 shares authorized; 1,401,786 designated as Series A Preferred Stock, par value $.001; 0 shares issued and outstanding at March 31,2025 and December 31, 2024	—	—		—
Common stock, par value $.001; 250,000,000 shares authorized; 7,123,227 and 7,045,108 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	7,123	0		7,123
Additional paid in capital	40,644,000	0		40,644,000
Accumulated deficit	(18,958,511)	15,341,940	(1),(2),(3)	(3,616,571)
Accumulated other comprehensive income (loss)	3,579	3,579	(1)	7,158
Total Data Storage Corp Stockholders' Equity	21,696,191	15,345,519		37,041,710
Non-controlling interest in consolidated subsidiary	(244,780)	—		(244,780)
Total Stockholder’s Equity	21,451,411	15,345,519		36,796,930
Total Liabilities and Stockholders' Equity	$26,930,730	$19,778,209		$46,708,939

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DATA STORAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2025

	Three Months Ended March 31,
	2025	2025		2025
	Consolidated (Unaudited)	Adjustments (Unaudited)		Pro forma (Unaudited)

Sales	$8,083,756	$(7,771,012)	(5)	$312,744

Cost of sales	5,223,860	(5,051,893)	(5)	171,967

Gross Profit	2,859,896	(2,719,119)		140,777

Selling, general and administrative	2,952,405	(2,095,490)	(5)	856,915

Gain/(Loss) from Operations	(92,509)	(623,629)		(716,138)

Other Income (Expense)
Interest income	120,906	—		120,906
Interest expense	(2,009)	2,009	(5)	—
Total Other Income (Expense)	118,897	2,009		120,906

Income (Loss) before provision for income taxes	26,388	(621,620)		(595,232)

Provision for income taxes	—	—		—

Net Income (Loss)	26,388	(621,620)		(595,232)

Loss in Non-controlling interest of consolidated subsidiary	(2,310)	—		(2,310)

Net Income (Loss) attributable to Data Storage Corp	24,078	(621,620)		(597,542)

Preferred Stock Dividends	—	—		—

Net Income (Loss) Attributable to Common Stockholders	$24,078	$(621,620)		$(597,542)

Earnings per Share – Basic	$0.00	$(0.09)		$(0.08)
Earning pers Share – Diluted	$0.00	$(0.09)		$(0.08)
Weighted Average Number of Shares - Basic	7,077,913	7,077,913		7,077,913
Weighted Average Number of Shares - Diluted	7,405,672	7,077,913		7,077,913

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DATA STORAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2024

	Twelve Months Ended December 31,
	2024	2024		2024
	Consolidated (Audited)	Adjustments (Unaudited)		Pro forma (Unaudited)

Sales	$25,371,303	$(24,152,056)	(5)	$1,219,247

Cost of sales	14,267,936	(13,575,937)	(5)	691,999

Gross Profit	11,103,367	(10,576,119)		527,248

Impairment of intangible assets	—	—		—
Selling, general and administrative	11,023,476	(7,183,109)	(5)	3,840,368

Gain/(Loss) from Operations	79,891	(3,393,011)		(3,313,120)

Other Income (Expense)
Interest income	592,819	—		592,819
Interest expense	(119,008)	119,008	(5)	—
Loss on disposal of equipment	(1,599)	1,599	(5)	—
Total Other Income (Expense)	472,212	120,607		592,819

Income (Loss) before provision for income taxes	552,103	(3,272,404)		(2,720,301)

Provision for income taxes	(39,031)	—		(39,031)

Net Income (Loss)	513,072	(3,272,404)		(2,759,332)

Loss in Non-controlling interest of consolidated subsidiary	10,142	—		10,142

Net Income (Loss) attributable to Data Storage Corp	523,214	(3,272,404)		(2,749,190)

Preferred Stock Dividends	—	—		—

Net Income (Loss) Attributable to Common Stockholders	$523,214	$(3,272,404)		$(2,749,190)

Earnings per Share – Basic	$0.08	$(0.47)		$(0.40)
Earning pers Share – Diluted	$0.07	$(0.45)		$(0.37)
Weighted Average Number of Shares - Basic	6,931,399	6,931,399		6,931,399
Weighted Average Number of Shares - Diluted	7,347,779	7,347,779		7,347,779

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DATA STORAGE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2023

	Twelve Months Ended December 31,
	2023	2023		2023
	Consolidated (Audited)	Adjustments (Unaudited)		Pro forma (Unaudited)

Sales	$24,959,576	$(23,862,649)	(5)	$1,096,927

Cost of sales	15,383,251	(14,749,837)	(5)	633,413

Gross Profit	9,576,325	(9,112,812)		463,513

Impairment of intangible assets	—	—		—
Selling, general and administrative	9,744,736	(6,412,431)	(5)	3,332,306

Gain/(Loss) from Operations	(168,411)	(2,700,381)		(2,868,792)

Other Income (Expense)
Interest income	542,229	—		542,229
Interest expense	(74,502)	74,502	(5)	—
Gain on contingent liability	—	—		—
Total Other Income (Expense)	467,727	74,502		542,229

Income (Loss) before provision for income taxes	299,316	(2,625,879)		(2,326,563)

Provision for income taxes	—	—		—

Net Income (Loss)	299,316	(2,625,879)		(2,326,563)

Loss in Non-controlling interest of consolidated subsidiary	82,259	—		82,259

Net Income (Loss) attributable to Data Storage Corp	381,575	(2,625,879)		(2,244,304)

Preferred Stock Dividends	—	—		—

Net Income (Loss) Attributable to Common Stockholders	$381,575	$(2,625,879)		$(2,244,304)

Earnings per Share – Basic	$0.06	$(0.38)		$(0.33)
Earning pers Share – Diluted	$0.05	$(0.38)		$(0.33)
Weighted Average Number of Shares - Basic	6,841,094	6,841,094		6,841,094
Weighted Average Number of Shares - Diluted	7,215,069	6,841,094		6,841,094

NOTES TO THE PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION

(1) Removal of Disposed Business: Reflects the removal of the historical assets and liabilities of the Business as of March 31, 2025.

(2) Cash Proceeds and Gain on Sale: Reflects the estimated cash proceeds, net of estimated selling expenses, the contractual repurchase of outstanding warrants and the calculation of the gain on the sale.

(3) Income tax impact: Record the expected income tax payable from the gain on sale of the CloudFirst Business. As the Company has significant net operating loss carryforwards (NOLs) the pro forma adjustment to the balance sheet reflects their use.

(4) Escrow: $1 million released to the Company six months post-closing.

(5) Removal of Disposed Business Operations: Reflects the removal of the historical revenues and expenses of the CloudFirst Business.

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PROPOSAL NO. 1: THE DIVESTITURE PROPOSAL

DSC is asking its shareholders to approve the Divestiture of its cloud solutions Business, which represents the sale of substantially all of DSC’s assets and will include the sale of all of the assets of DSC’s subsidiary, CloudFirst Delaware, including the sale of 100% of the outstanding equity interests of CloudFirst Europe, together with its assets necessary to operate the Business (the Contributed Assets), all of which Contributed Assets will be transferred to NewCo immediately prior to the Closing pursuant to the terms of the Contribution Agreement, and following the consummation of the transactions contemplated by the Contribution Agreement, all of the NewCo Units will be purchased by Purchaser, pursuant to the terms of the Purchase Agreement, dated July 11, 2025, by and among DSC, CloudFirst Delaware, NewCo, Charles M. Piluso, as the Seller Representative, and Purchaser, referred to in this proxy statement as the “Divestiture Proposal”.

DSC shareholders should carefully read this proxy statement in its entirety for more detailed information concerning the Divestiture and the Purchase Agreement, which is attached as Annex A to this proxy statement. See the section entitled “The Divestiture,” beginning on page 17 of this proxy statement for additional information and a summary of certain terms of the Purchase Agreement. You are urged to read carefully this proxy statement and the Purchase Agreement in their entirety before voting on this proposal.

Risk Factors

We urge you to read all of the Risk Factors related to this Divestiture Proposal beginning on page 47.

Vote Required

The Divestiture Proposal requires the affirmative vote of the holders of a majority of the voting power of DSC. Abstentions have the same effect as a vote “against” the Divestiture Proposal. Broker non-votes will have the same effect as a vote “against” the Divestiture Proposal.

Recommendation of DSC’s Board

The BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE Divestiture Proposal.

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CORPORATE GOVERNANCE

Board of Directors

Set forth below are the names of and certain biographical information about each member of DSC’s Board of Directors. The information presented includes each director’s principal occupation and business experience for the past five years and the names of other public companies of which he or she has served as a director during the past five years.

The following table sets forth the names, ages, and positions of DSC’s executive officers and directors. Executive officers are elected annually by DSC’s Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Each director holds his or her office until his or her successor is elected and qualified or his or her earlier resignation or removal.

Name	Age	Position	Director Since
Charles M. Piluso	71	Chairman of the Board, Chief Executive Officer	2008
Harold J. Schwartz	60	Director, President	2016
Thomas C. Kempster	58	Director, Executive Vice President	2016
John Argen	70	Director	2008
Lawrence A. Maglione, Jr.	63	Director	2008
Matthew Grover	57	Director	2019
Todd A. Correll	57	Director	2019
Clifford Stein	67	Director	2024
Nancy M. Stallone	64	Director	2024
Uwayne A. Mitchell	42	Director	2024

Charles M. Piluso, Chairman of the Board and Chief Executive Officer

Mr. Piluso holds the positions of Chairman of the Board and Chief Executive Officer for DSC. His entrepreneurial spirit led to the co-founding of DSC’s subsidiary, CloudFirst Delaware, in 2001. Prior to his tenure at DSC, Mr. Piluso co-founded North American Telecommunication Corporation, serving as its Chairman and President, and played a pivotal role in its growth as a facilities-based Competitive Local Exchange Carrier licensed in ten states. His leadership extended to International Telecommunications Corporation, where he served as Chairman and Founder, culminating in a successful consolidation that went public in 1997 with a value of $800 million. Mr. Piluso’s academic credentials include a bachelor’s degree, a Master of Arts in Political Science and Public Administration, and a Master of Business Administration, all earned from St. John’s University. Past roles include Instructor Professor at St. John’s University, College of Business, and his service on the Board of Trustees of Molloy College from 2001 to 2013. Additionally, he has contributed to institutions such as St. John’s University, where he served on the Board of Governors from 2001 to 2016, earning the title of Governor Emeritus. Currently, Mr. Piluso serves on the Board of Advisors for the Nassau County Police Department Foundation.

DSC believes that Mr. Piluso’s technical expertise and management experience in the technology and communications sectors make him qualified to serve as a member of DSC’s Board.

Harold J. Schwartz, President and Director

Mr. Schwartz assumes the pivotal roles of President and Director at our organization, a position he has held since December 2016. His contributions to DSC’s success extend beyond his tenure as Treasurer from 2016 to 2020. Additionally, he serves as President of CloudFirst Delaware and holds a seat on its board of directors. With a professional background spanning from 1988 to 2016, Mr. Schwartz served as Vice President of ABC Services, Inc., a company he co-founded. During his tenure, he played a key role in steering the strategic direction, operations, and business development of ABC Services and other affiliated ventures. Over the course of three decades, Mr. Schwartz has leveraged his expertise in IBM business systems, business continuity, and cyber security to empower organizations in enhancing IT performance, safeguarding data, and optimizing costs. Mr. Schwartz’s entrepreneurial spirit led him to establish Systems Trading, Inc. in 1997, a technology leasing company, where he currently serves as Chief Executive Officer and President. Prior to founding these ventures, he honed his skills collaborating with various IBM business partners. Mr. Schwartz obtained his bachelor’s degree in business from California State University in San Bernardino.

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DSC holds confidence in Mr. Schwartz’s leadership acumen and qualifications to serve as President and Board member, underpinned by his track record of steering companies to success. His extensive experience in marketing, sales, and business development, coupled with his industry knowledge, makes him an asset to DSC.

Thomas C. Kempster, Executive Vice President and Director

Mr. Kempster brings a wealth of experience to his role as Executive Vice President and Director, a position he has held since February 2020, along with his membership on DSC’s Board since December 2016. He also serves as the Chief Experience Officer (CXO) of CloudFirst Delaware from January 2024 to current. Prior to his current executive positions, Mr. Kempster served as the President of Service Delivery until 2021, where he played a pivotal role in laying the foundation for the company’s acclaimed customer service standards. His leadership directly contributed to the establishment of the highly rated customer service that distinguishes DSC today. Before joining DSC, Mr. Kempster founded ABC Services in 1994 and served as its president until 2016. ABC Services, an IBM Premier partner, specialized in providing managed services, equipment, and software, with a particular focus on IBM Power systems. In 2012, ABC Services embarked on a joint venture with DSC, leading to the establishment of Secure Infrastructure and Services (SIAS). This collaboration marked a significant milestone in providing cloud infrastructure on IBM Power systems. Ultimately, in 2016, ABC Services was acquired by DSC.

DSC firmly believes that Mr. Kempster’s extensive industry experience and diverse skill set make him exceptionally qualified to serve as a member of DSC’s Board. His practical expertise spans various competencies, underlining his valuable contributions to DSC’s organization’s strategic direction and operational excellence.

John Argen, Director

With a tenure spanning since October 2008, Mr. Argen brings his expertise to DSC’s Board as a seasoned Business Consultant and Developer, specializing in information technology, telecommunications, and construction industries. His impressive 40-year career encompasses a wide spectrum of experiences, ranging from working with small business owners to Fortune 500 firms. As the CEO and founder of DCC Systems from 1992 to 2003, Mr. Argen demonstrated exceptional leadership in building the firm from the ground up, steering it to produce gross revenues exceeding $100 million in 2000. His innovative approach to Technology Design/Build Construction Development and Consulting Solutions earned accolades, including features on NBC’s “Business Now” for his groundbreaking Technology Construction Management methodology. Prior to DCC Systems, Mr. Argen held senior management positions at ITT and Metromedia for 15 years and served as VP of Engineering & Operations at DataNet, a Wilcox & Gibbs company, for 2 years. Throughout his career, he has been deeply involved in Operations, Marketing, Systems Engineering, Telecommunications, and Information Technology, overseeing technology-related and construction projects worth over a billion dollars. Mr. Argen’s commitment to continued education is evident in his completion of over 2000 hours of corporate-sponsored courses. He holds a BPS in Finance from Pace University and a Federal Communication Commission (FCC) Radio Telephone 1st Class License, further underscoring his dedication to professional growth and development.

DSC believes that Mr. Argen’s practical experience in managing the growth of companies, particularly in the technology and communication sectors, coupled with his knowledge and understanding of the industry, make him an asset to DSC’s Board. His insights and approaches will undoubtedly contribute to DSC’s ongoing success and growth initiatives.

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Lawrence A. Maglione, Jr., Director

Mr. Maglione has been a member of DSC’s Board since October 2002, bringing with him a wealth of expertise in financial management and accounting. Additionally, he has served as a director of CloudFirst Delaware since August 29, 2001. As a partner in the accounting firm Eisner & Maglione CPAs, LLC since January 2007, Mr. Maglione has demonstrated his prowess in financial stewardship and strategic guidance. With 35 years of experience in financial management, Mr. Maglione’s journey with DSC traces back to its inception in 2002. Additionally, he co-founded North American Telecommunications Corporation, a local telecommunications service provider. During his tenure at North American, Mr. Maglione held the roles of Chief Financial Officer and Executive Vice President, overseeing all finance, legal, and administration functions. Mr. Maglione’s professional journey also encompasses over 35 years in public accounting, across various industries, including technology, retail services, and manufacturing. His educational background includes a Bachelor of Science degree in Accountancy from Hofstra University and a Master of Science in Taxation from Long Island University. He is also a Certified Public Accountant and a member of the New York State Society of CPAs.

DSC is confident that Mr. Maglione’s extensive experience, leadership, and understanding of industry dynamics make him an invaluable asset to DSC’s Board, contributing to its strategic vision and financial growth.

Todd A. Correll, Director

Mr. Correll brings experience and expertise to DSC’s Board, having previously served as a member from August 2014 until September 2017, before being reappointed on November 5, 2019. His extensive background includes roles as a financial and operations executive consultant and board member for SACo, a prominent online retail operation from 2017 to 2022. From 2001 to 2017, Mr. Correll served as the CEO of Broadsmart Florida, Inc. (“Broadsmart”), a facility-based VoIP carrier, where he played a pivotal role in its transformation from a local phone company to a nationwide carrier offering IP-based dial tone, broadband, and ancillary services. His leadership was instrumental in Broadsmart’s growth and eventual acquisition by Magic Jack in 2016 for $42 million. Despite the acquisition, Mr. Correll continued to serve as CEO until 2017. Mr. Correll’s educational background includes studies at Syracuse University, and he holds both a pilot’s license and a USCG Captain’s license, indicative of his diverse skill set and dedication to excellence.

DSC believes that Mr. Correll’s experience, particularly in the telecommunications and technology sectors, along with his proven track record of leadership and strategic insight, make him an invaluable addition to its Board, contributing to DSC’s continued growth and success.

Matthew Grover, Director

Mr. Grover has been a valued member of DSC’s Board since November 5, 2019. He brings with him a wealth of experience garnered from his impressive 23-year career at Altice USA, where he held various leadership positions, culminating in his role as Chief Revenue Officer (CRO). Altice USA stands as one of the nation’s foremost providers of broadband communications and video services, serving approximately 4.9 million residential and business customers across 21 states through its Optimum and Suddenlink brands. During his tenure, Mr. Grover played a pivotal role in steering Altice USA’s growth trajectory, overseeing diverse functions such as sales, retention, marketing, and product in both the B2C and B2B segments. Mr. Grover’s journey at Altice USA commenced in 2001 when he joined the Lightpath division as Director of Sales Planning. Over the years, he demonstrated exceptional leadership and strategic acumen, earning promotions to increasingly senior roles. Notably, he served as Vice President and General Manager of Optimum West Commercial Services, where he managed all B2B operations across the Rocky Mountain States until its acquisition by Charter Communications in 2013. Subsequently, as Senior Vice President of Commercial Sales, Product, and Marketing, Mr. Grover played a pivotal role in driving commercial initiatives and expanding market reach. Prior to his tenure at Altice USA, Mr. Grover held several management positions over nearly a decade, including roles at North American Telecom and AT&T, where he honed his skills in sales, marketing, operations, and product. In addition to his corporate achievements, Mr. Grover is actively engaged in serving the community and academia. He previously contributed his expertise as a member of the Board of Trustees at Molloy College in Rockville Centre, New York. Mr. Grover holds a BA in Economics from Stony Brook University and earned his MBA from the University of Southern California.

DSC believes that Mr. Grover is qualified to serve as a member of its Board because of his practical experience in a broad range of competencies including his public company operations experience, coupled with his strategic insight and commitment to excellence.

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Clifford Stein, Director

Mr. Stein was appointed to DSC’s Board on January 12, 2024, and is the Chief Executive Officer of Savitar Realty Advisors, a real estate advisory firm founded by him in 1988 Savitar, along with its affiliates, invests in and manages real estate projects in many areas of the US, and develops and invests in oil and gas properties in the Northern US, and provides consulting and management services to lenders and financial institutions on nonperforming real estate assets. He is an attorney and has been a member of the Florida Bar Association since 1982. Mr. Stein has acted as an expert witness in various litigation matters involving real estate transactions and has been appointed as a Receiver, an Examiner and a Trustee in state and federal courts. Mr. Stein previously served on DSC’s Board from June 2010 to November 2020.

DSC believes that Mr. Stein is qualified to serve as a member of its Board because of his leadership and legal experience.

Nancy M. Stallone, Director

Ms. Stallone was appointed as director of DSC on March 5, 2024. With a background in accounting and finance, treasury and risk management, corporate governance and corporate leadership, she brings a wealth of experience to DSC’s Board. Since June 2016, Ms. Stallone has held the positions of Corporate Treasurer and Assistant Corporate Secretary at Comtech Telecommunications Corp., a global technology leader providing terrestrial and wireless network solutions, next-generation 9-1-1 emergency services, satellite and space communications technologies, and cloud-native capabilities to commercial and government customers worldwide. Prior to this role, she served as Vice President of Finance from 2006 to 2016 and as Corporate Secretary from 2016 to October 2023. Ms. Stallone’s career journey includes key financial leadership roles, including Vice President of Internal Audit at Atkins Nutritionals, Inc. from 2004 to 2006 and Chief Financial Officer of North America for Techpack America, Inc., a division of Albéa Group, from 1996 to 2004. Prior to that, she held the position of Senior Manager at Deloitte & Touche LLP, where she provided financial services to various public and private companies in the manufacturing, distribution, and service industries from 1983 to 1996. A Certified Public Accountant in New York State and member of the American Institute of Certified Public Accountants, Ms. Stallone holds a Bachelor of Science in Accounting from Long Island University and an Executive MBA from St. Joseph’s University. Her commitment to education is further reflected in her previous role as an adjunct professor in accounting at St. Joseph’s University. Ms. Stallone’s diverse expertise in finance and accounting, treasury and risk management coupled with her extensive experience in corporate governance, makes her a valuable addition to DSC’s Board. DSC is confident that her strategic insights and financial acumen will contribute significantly to the Company’s continued growth and success.

DSC believes that Ms. Stallone is qualified to serve as a member of its Board because of her accounting and business experience.

Uwayne A. Mitchell, Director

Mr. Mitchell was appointed to DSC’s Board on March 5, 2024, and has served since December 2021 as privacy counsel to Riskonnect Inc. providing privacy legal advice on business projects and initiatives. From April 2021 until December 2021, he served as counsel to the data privacy team at The Government Employees Insurance Company (GEICO). From May 2018 until April 2021, he was an associate at the Law Office of Goldstein, Flecker & Hopkins. In 2005, upon graduation from New York Institute of Technology Mr. Mitchell worked at DSC as a computer technician. In 2009, he worked full-time at DSC in the daytime and attended law school at St. John’s Law School, evening division, at night. Mr. Mitchell holds a Juris Doctor from St. John’s University School of Law.

DSC believes that Mr. Mitchell is qualified to serve as a member of DSC’s Board because of his industry and legal experience.

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Composition of DSC’s Board of Directors

DSC’s Board currently consists of ten members. DSC’s directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation, or removal. There are no family relationships among any of DSC’s directors or executive officers.

Director Independence

Under the rules of the Nasdaq Stock Market, independent directors must comprise a majority of DSC’s Board of Directors. The Listing Rules of the Nasdaq Stock Market (the “Nasdaq Listing Rules”), as well as those of the SEC, impose several requirements with respect to the independence of DSC’s directors. DSC’s Board of Directors has conducted a review of its proposed composition, the composition of its proposed committees and the independence of each director in accordance with these rules. With the exception of Charles M. Piluso, Harold J. Schwartz and Thomas C. Kempster, DSC’s Board has determined that all of its present directors and its former directors are independent, in accordance with the Nasdaq Listing Rules. DSC’s Board has determined that, under the Nasdaq Listing Rules, Charles M. Piluso, Harold J. Schwartz and Thomas C. Kempster are not independent directors because they are employees of DSC or its subsidiaries.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, DSC’s Board has determined that John Argen, Nancy M. Stallone, Matthew Grover, Todd A. Correll, Lawrence A Maglione, Jr. and Uwayne Mitchell do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq Listing Rules and the SEC. In making this determination, DSC’s Board considered relationships that each director has with DSC, including the transactions described in the section entitled “Certain Relationships and Related Transactions, and Director Independence.” DSC’s Board has also determined that: John Argen (Chair), Nancy M. Stallone and Clifford Stein are independent under the Nasdaq Listing Rules’ independence standards for the members of DSC’s Board’s audit committee (the “Audit Committee”); Matthew Grover (Chair) and Todd A. Correll are independent under the Nasdaq Listing Rules independence standards for the members of DSC’s Board’s compensation committee (the “Compensation Committee”); and Lawrence A. Maglione, Jr. (Chair) and John Argen are independent under the Nasdaq Listing Rules’ independence standards for the members of DSC’s Board’s Nominating & Corporate Governance Committee (the “Nominating & Corporate Governance Committee”).

Term of Office

DSC’s directors are elected for one-year terms to hold office until the next annual meeting of its shareholders or until removed from office in accordance with DSC’s bylaws. DSC’s officers are appointed by its Board and hold office until removed by the Board.

Board Leadership Structure

DSC’s Chief Executive Officer also serves as its Chairman of the Board of Directors. DSC’s Board of Directors does not have a lead independent director. Nevertheless, DSC’s Board of Directors has determined its leadership structure is appropriate and effective.

Board of Directors’ Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. DSC faces a number of risks, including risks relating to product candidate development, technological uncertainty, dependence on third parties, uncertainty regarding patents and proprietary rights, comprehensive government regulations, having no therapeutics manufacturing experience, having no therapeutics marketing or sales capability or experience and dependence on key personnel, as more fully discussed under “Risk Factors” in DSC’s 2024 Annual Report. Management is responsible for the day-to-day management of risks DSC faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. DSC’s Board is actively involved in oversight of risks that could affect DSC. This oversight is conducted primarily through the Board’s Cyber Security and Risk Committee, but the full Board has retained responsibility for general oversight of risks.

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COMMITTEES OF THE BOARD OF DIRECTORS

The Board has a standing Audit Committee, Compensation Committee, Nominating & Corporate Governance Committee, Merger & Acquisition Committee and Cyber Security and Risk Committee. The following table shows the directors who are currently members or Chairman of each of these committees.

Board Members	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Merger & Acquisition Committee	Cyber-security and Risk Committee
John Argen	Chair	—	Member	Member	—
Todd A. Correll	—	Member	—	Member	—
Matthew Grover		Chair	—	—	Chair
Lawrence A. Maglione, Jr.	—	—	Chair	Chair	—
Charles M. Piluso	—	—	—	—	—
Harold J. Schwartz	—	—	—	—	—
Thomas C. Kempster	—	—	—	—	—
Clifford Stein	Member	—	—	—	—
Nancy M. Stallone	Member	—	—	—	—
Uwayne A. Mitchell	—	—	—	—	Member

 Audit Committee

DSC has an Audit Committee consisting of non-executive directors each of whom the Board has determined is an independent director within the meaning of the rules and regulations of the Nasdaq Stock Market and Rule 10A-3 under the Exchange Act. The Audit Committee members are: John Argen (Chair), Clifford Stein and Nancy M. Stallone. The Board has determined that Nancy M. Stallone is an “Audit Committee Financial Expert” as defined by SEC rules and regulations. The Audit Committee operates pursuant to a written charter adopted by the Board, which is available on DSC’s website at www.dtst.com. The charter describes in more detail the nature and scope of responsibilities of the Audit Committee. The primary purpose of the audit committee is to oversee the accounting and financial reporting processes and the audit of DSC’s financial statements. Specifically, the audit committee has the following duties and responsibilities:

●	select and hire the independent registered public accounting firm to audit DSC’s financial statements;

●	help to ensure the independence and performance of the independent registered public accounting firm;

●	approve audit and non-audit services and fees;

●	review financial statements and discuss with management and the independent registered public accounting firm DSC’s annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

●	prepare the audit committee report that the SEC requires to be included in DSC’s annual proxy statement;

●	review reports and communications from the independent registered public accounting firm;

●	review and discuss with management the quality and adequacy of DSC’s internal controls;

●	review and discuss with management DSC’s policies on audit risk assessment related to internal accounting controls and other financial reporting practices;

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●	review and approve related party transactions; and

●	establish and oversee procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by DSC’s employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

DSC has a Compensation Committee consisting of non-executive directors each of whom the Board has determined is an independent director pursuant to the Nasdaq Listing Rules and are ‘outside directors’ as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Compensation Committee members are Matthew Grover (Chair) and Todd A. Correll. The Compensation Committee operates pursuant to a written charter adopted by the board of directors, which is available on DSC’s website at www.dtst.com. The charter describes in more detail the nature and scope of responsibilities of the Compensation Committee. DSC’s compensation committee is appointed by the Board to discharge the Board’s duties and responsibilities related to compensation of its directors and executive officers and, if requested, to oversee the management of retirement savings and health and welfare plans. The compensation committee also:

●	oversees DSC’s overall compensation philosophy and composition of the peer company community used for market comparison;

●	reviews and approves the corporate goals and objectives with respect to compensation of the Chief Executive Officer and evaluates his or her performance in light of such goals and objectives;

●	reviews and sets or makes recommendations to the Board regarding compensation of executive officers other than the Chief Executive Officer;

●	administers the clawback policy;

●	prepares the compensation committee report that the SEC would require to be included in DSC’s annual proxy statement if DSC were no longer deemed to be an emerging growth company or a smaller reporting company; and

●	reviews and make recommendations to the Board regarding compensation for non-employee directors.

Nominating & Corporate Governance Committee

DSC has a Nominating & Corporate Governance Committee consisting of non-executive directors, each of whom the Board has determined is an independent director pursuant to the Nasdaq Listing Rules. The Nominating & Corporate Governance Committee members include Lawrence A. Maglione, Jr. (Chair) and John Argen. The Nominating & Corporate Governance Committee operates pursuant to a written charter adopted by the board of directors, which is available on DSC’s website at www.dtst.com. The charter describes in more detail the nature and scope of responsibilities of the Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee assists the Board in reviewing and recommending nominees for election as directors. Specifically, the Nominating & Corporate Governance Committee:

●	sets the general criteria for nomination to the Board;

●	identifies individuals qualified to become members of the Board and ensures that the Board has the requisite expertise with sufficiently diverse and independent backgrounds and makes recommendations to the Board regarding the nominees for election at the next annual meeting of shareholders;

●	reviews annually the purpose of the committees of the Board and recommends to the Board any changes deemed necessary or desirable to the purpose of the committees or the composition thereof;

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●	evaluates the adequacy of DSC’s corporate governance guidelines; and

●	evaluates the performance of the Board, its committees and the management of DSC.

The Nominating & Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having high moral character. The Nominating & Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to DSC’s affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of DSC’s shareholders. However, the Nominating & Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, DSC’s operating requirements and the long-term interests of its shareholders. In conducting this assessment, the Nominating & Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of DSC and the Board of Directors, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating & Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating & Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating & Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating & Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating & Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating & Corporate Governance Committee will consider director candidates recommended by shareholders. Shareholders wishing to directly recommend candidates for election to the Board of Directors at an annual meeting of shareholders must do so by giving notice in writing to DSC’s Corporate Secretary, Data Storage Corporation, 225 Broadhollow Road, Suite 307, Melville, New York 11747, providing the required information as set forth in the Nominating & Corporate Governance Committee Charter. The Nominating & Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder.

DSC does not have a formal diversity policy. However, the Nominating & Corporate Governance Committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of recommending individuals that can best perpetuate the success of DSC’s business and represent shareholder interests through the exercise of sound business judgment and diversity of experience in various areas. DSC believes its current directors possess diverse professional experiences, skills, and backgrounds, in addition to, among other characteristics, high standards of personal and professional ethics, proven records of success in their respective fields, and valuable knowledge of its business and industry.

Merger and Acquisition Committee

DSC has a merger and acquisition committee (the “M&A Committee”) consisting of non-executive directors. The M&A Committee members are Lawrence A. Maglione, Jr. (Chair), John Argen, and Todd A. Correll.

Cyber Security and Risk Committee

DSC has a cyber security and risk committee (the “Cyber Security and Risk Committee”) consisting of non-executive directors. The Cyber Security and Risk Committee members are Matthew Grover (Chair) and Uwayne A. Mitchell. Specifically, the Cyber Security and Risk Committee has the following responsibilities and duties related to cyber security oversight and risk management:

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Cyber Security Oversight:

●	Review and approve DSC’s cyber security strategy and policies.

●	Review with management DSC’s cyber security threat landscape, risks, and data security programs, and DSC’s management and mitigation of cyber security risks and potential breach incidents

●	Oversee the establishment and maintenance of a cyber security governance framework.

●	Review reports on significant cyber security incidents and the responses to those incidents.

Risk Management:

●	Oversee DSC’s overall risk management framework and policies.

●	Review and assess major financial, operational, compliance, reputational, and strategic risks.

●	Ensure integration of risk management with corporate strategy and compliance.

●	Review reports and key metrics from management on DSC’s cyber security, technology and information systems and related risk management programs.

The Cyber Security and Risk Committee also has certain responsibilities and duties related to compliance and reporting, vendor and third-party risk management, and education of DSC’s Board related to regular updates on cyber security and risk management trends, threats and best practices.

Family Relationships

One full-time employee is the son and directly reports to John Camello, President of Nexxis.

Code of Ethics

DSC has adopted a Code of Ethics and Conduct applicable to its Directors, Officers, and Employees. A copy of DSC’s Code of Ethics and Conduct is available on its website at www.dtst.com. In addition, DSC intends to post on its website all disclosures that are required by law or the Nasdaq Capital Market rules concerning any amendments to, or waivers from, any provision of the Code of Ethics and Conduct. The reference to DSC’s website address does not constitute incorporation by reference of the information contained at or available through its website, and you should not consider it to be a part of this proxy statement.

Shareholder Communications to the Board

Shareholders who are interested in communicating directly with members of the Board, or the Board as a group, may do so by writing directly to the individual Board member c/o Secretary, Data Storage Corporation, 225 Broadhollow Road, Suite 307, Melville, New York 11747. DSC’s Secretary will forward communications directly to the appropriate Board member. If the correspondence is not addressed to the particular member, the communication will be forwarded to a Board member to bring to the attention of the Board. DSC’s Secretary will review all communications before forwarding them to the appropriate Board member.

Meetings and Attendance

The Board of Directors held eight meetings in 2024; the Audit Committee held four meetings in 2024; the Compensation Committee held seven meetings in 2024. The Merger and Acquisition Committee held one meeting in 2024; and the Nominating & Corporate Governance Committee held two meetings in 2024. The Cyber Security and Risk Committee was formed in 2024. Each director who served as a director of DSC during 2024 participated in 75% or more of the meetings of the Board of Directors and of the committees on which he or she served during the year ended December 31, 2024 (during the period that such director served).

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The independent directors regularly meet in executive session at meetings of the Board without members of management, at least twice per year.

DSC encourages all of its directors to attend its annual meeting of shareholders. Nine directors attended DSC’s 2024 Annual Meeting of Shareholders.

Review and Approval of Transactions with Related Persons

The Board of Directors has adopted a Related Party Transaction Policy, which sets forth policies and procedures for review, approval and monitoring of transactions involving DSC and “related persons” (directors and executive officers or their immediate family members, or shareholders owning 5% or greater of DSC’s outstanding stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant rules of the SEC. Pursuant to its charter, DSC’s Audit Committee reviews on an on-going basis for potential conflicts of interest, and approve if appropriate, all of DSC’s “Related Party Transactions.” For purposes of the Audit Committee Charter, “Related Party Transactions” means those transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K. Pursuant to the Related Party Transaction Policy, management shall present to the Audit Committee information regarding actual or potential Related Party Transactions and, upon review of the material facts presented, the Audit Committee may approve or disapprove of entry into the Related Party Transaction. The Audit Committee may also disapprove of a previously entered into Related Party Transaction and may require that management take all reasonable efforts to terminate, unwind, cancel, or annul the Related Party Transaction. The Related Party Transaction Policy also sets forth certain Related Party Transactions which shall be deemed to have been reviewed and approved in advance by the Audit Committee pursuant to standing pre-approval thereof.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

DSC’s directors and officers are indemnified as provided by the Nevada corporate law and its bylaws. DSC has agreed to indemnify each of its directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to DSC’s directors, officers and controlling persons pursuant to the provisions described above, or otherwise, DSC has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than DSC’s payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, DSC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act requires that DSC’s directors and executive officers and persons who beneficially own more than 10% of its Common Stock (referred to herein as the “reporting persons”) file with the SEC various reports as to their ownership of and activities relating to its Common Stock. Such reporting persons are required by the SEC regulations to furnish DSC with copies of all Section 16(a) reports they file. Based solely on DSC’s review of copies of the reports filed with the SEC and the written representations of its directors and executive officers, DSC believes that the following reports were untimely: Form 4 filed by John Argen on January 3, 2024, Form 4 filed by each of Thomas Kempster, Charles M. Piluso, Harold Schwartz and Christos Panagiotakos on March 5, 2024, Form 3 filed by Uwayne Mitchell on March 18, 2024, Form 3 filed by Nancy Stallone on April 2, 2024, Form 4 filed by each of Charles M. Piluso and Christos Panagiotakos on April 2, 2024, Form 4 filed by each of Clifford Stein and Uwayne Mitchell on April 3, 2024, and Form 4 filed by each of Charles M. Piluso, Harold Schwartz, John Argen, Nancy M. Stallone, Matthew Grover, Todd A. Correll, Lawrence A Maglione, Jr. and Uwayne Mitchell on June 11, 2025.

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Insider Trading Policy

DSC has adopted a second amended and restated insider trading policy (the “Trading Policy”) that is designed to promote compliance with federal securities laws, rules and regulations, as well as the rules and regulations of the Nasdaq Stock Market. The Trading Policy prohibits trading in certain circumstances and applies to DSC and all of its directors, officers and employees as well as anyone associated with DSC who have access to material nonpublic information of DSC (the “Covered Persons”). It sets forth DSC’s standards on trading and causing the trading of its securities or securities of other publicly traded companies while in possession of material nonpublic information and provides that all Covered Persons shall not purchase securities or other financial instruments, or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted as compensation to, or held directly or indirectly by, those persons. The Insider Trading Policy also incorporates anti-pledging provisions. Consequently, no employee, executive officer or director may enter into a hedge or pledge of DSC’s Common Stock, including short sales, derivatives, put options, swaps and collars. Additionally, DSC’s Trading Policy imposes special additional trading restrictions applicable to all of its directors, executive officers and key employees. The Trading Policy is annexed to DSC’s Annual Report as an exhibit and the full text of the Trading Policy is available on DSC’s website at www.dtst.com.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Below is certain information regarding DSC’s executive officer who is not a member of the Board of Directors.

Name	Current Age	Position	Served as an Officer Since
Chris H. Panagiotakos	52	Chief Financial Officer	2021

Chris H. Panagiotakos, Chief Financial Officer

Mr. Panagiotakos assumed the role of Chief Financial Officer for DSC on May 18, 2021. Additionally, he assumed the role of Treasurer in 2024. Prior to joining DSC, he served as the Vice President, Corporate Controller of Cineverse Corp., formerly Cinedigm Corp., from April 2017 to March 2021. In this capacity, he oversaw the company’s accounting function, managed external audits, ensured compliance, and implemented controls while also focusing on staff training and development. Preceding his tenure as Vice President, Corporate Controller, Mr. Panagiotakos held the position of Corporate Assistant Controller at Cinedigm Corp. from October 2013 to April 2017. With over 26 years of experience in public company accounting, Mr. Panagiotakos brings a wealth of expertise to DSC’s financial leadership team. His extensive background includes various roles within the accounting department at Young Broadcasting Inc. from September 2004 to October 2013, including serving as Controller of one of its divisions and as Assistant Corporate Controller. Mr. Panagiotakos is a Certified Public Accountant and holds a Bachelor of Business Administration in Accounting from Bernard M. Baruch College, as well as a Master of Business Administration from Texas A&M University-Commerce. His comprehensive knowledge and proficiency in public company accounting matters make him a valuable asset to DSC’s financial operations.

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EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by DSC during the fiscal years ended December 31, 2024, and December 31, 2023, in all capacities for the accounts of its executive officers, including the Chief Executive Officer.

Summary Compensation Table

						Non-Equity
Name & Principal				Stock	Option	Incentive Plan	All Other
Position	Year	Salary	Bonus	Awards(1)	Awards(2)	Compensation	Compensation			Total
Charles M. Piluso, Chief Executive Officer and Chairman of the Board	2024	$250,000	$200,000	$50,000	$34,907	—		$17,298		$552,205
	2023	$225,000	$175,000	$97,834	$88,670	—		$—		$586,504

Harold J. Schwartz, President	2024	$245,000	$175,000	$50,000	$34,907	—		$27,368	(3)	$532,275
	2023	$215,000	$150,000	$71,177	$62,811	—		$4,607	(3)	$503,595
							$
Chris H. Panagiotakos, Chief Financial Officer and Treasurer	2024	$235,000	$158,750	$56,250	$53,678	—		$7,963	(3)	$511,641
	2023	$215,000	$100,625	$53,052	$52,967	—		$8,983	(3)	$430,597

(1)	DSC follows the requirements of FASB ASC 718-10-10, Share-Based Payments with regards to stock-based compensation issued to employees and non-employees. Please see Note 2 to Consolidated Financial Statements included in DSC’s Annual Report for the year ended December 31, 2024 for more information.
(2)	The valuation methodology used to determine the fair value of the options issued during the year is the Black-Scholes option-pricing model. Please see Note 2 to Consolidated Financial Statements included in DSC’s Annual Report for the year ended December 31, 2024 for more information.
(3)	All other compensation consists of Employer portion of health insurance and 401k match.

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PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, DSC is providing the following information about the relationship between executive compensation actually paid and certain financial performance of DSC. For the most recently completed fiscal year, DSC did not use any “financial performance measures” as defined in Item 402(v) of Regulation S-K to link compensation paid to its Named Executive Officers, or NEOs, to DSC’s performance. DSC is also permitted to report as a “smaller reporting company” as defined under the U.S. federal securities laws. Accordingly, DSC has not included a tabular list of financial performance measures, and the table below does not include a column for a “Company-Selected Measure” as defined in Item 402(v) of Regulation S-K. For further information regarding DSC’s compensation philosophy and how it seeks to align executive compensation with DSC’s performance, refer to “Executive Compensation”.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Fiscal Year	Summary Compensation Table PEO Total(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to non-PEO NEOs(4)	Value of Initial $100 Investment Based on Total Shareholder Return (TSR) (5)	Net Income (Loss) ($ mil.)
2024	$552,205	$727,751	$521,995	$677,221	$138	$0.5
2023	$603,011	$582,235	$479,892	$450,451	$94	$0.3
2022	$321,717	$320,655	$330,867	$330,336	$48	$(4.4)

(1) The dollar amounts reported in column (b) are the amounts of total compensation reported for Charles M. Piluso (DSC’s principal executive officer, or PEO) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”

(2) The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Piluso, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Piluso during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments below were made to Mr. Piluso’s total compensation for each year to determine the compensation actually paid.

(3) The dollar amounts reported in column (d) represent the average of the amounts reported for the NEOs as a group (excluding DSC’s PEO) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs (excluding DSC’s PEO) included for purposes of calculating the average amount in 2024 are Chris H. Panagiotakos and Harold J. Schwartz. The NEOs (excluding DSC’s PEO) included for purposes of calculating the average amount in 2023 are Thomas C. Kempster and Harold J. Schwartz. The NEOs (excluding DSC’s PEO) included for purposes of calculating the average amounts in 2022 are Chris H. Panagiotakos, Harold J. Schwartz, Thomas C. Kempster and Mark A. Wyllie.

(4) The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding DSC’s PEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding DSC’s PEO) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments below were made to average total compensation for the NEOs as a group (excluding DSC’s PEO) for each year to determine the compensation actually paid.

(5) Amounts included for each year reflect what the cumulative value of $100 would be, including the reinvestment of dividends, if such amount were invested on December 31, 2021.

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The amounts deducted or added in calculating the equity award adjustments are as follows(a):

	2024		2023		2022
		Average		Average		Average
		Other		Other		Other
	CEO	NEOs	CEO	NEOs	CEO	NEOs
Summary Compensation Table Total	$552,205	$521,995	$603,011	$479,892	$321,717	$330,867
Less Stock Award and Option Value Reported in Summary Compensation Table for the Covered Year	$84,907	$97,418	$186,504	$133,988	$0	$80,000
Plus (Less) Fair value of Equity Awards Granted During Fiscal Year that are Outstanding and Unvested at End of Year	$124,791	$143,393	$165,728	$104,547	$0	$0
Plus (Less) Change in Fair value of Equity Awards Granted in Any Prior Fiscal Year that are Outstanding and Unvested at End of Year	$57,180	$53,907	$0	$0	$0	$0
Plus Fair Value at Vesting Date of Awards Granted and Vested During the Fiscal Year	$0	$0	$0	$0	$0	$80,000
Plus (Less) Change in Fair Value of Equity Awards granted in Prior Years that Vested During the Fiscal Year	$78,482	$55,343	$0	$0	($1,062)	($531)

Compensation Actually Paid	$727,751	$677,221	$565,728	$450,451	$320,655	$330,336

(a)	The valuation methodologies and assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Analysis of the Information Presented in the Pay Versus Performance Table

As described in more detail above in “Executive Compensation–Summary Compensation,” DSC’s executive compensation program reflects a performance-driven compensation philosophy. While DSC utilizes several performance measures to align executive compensation with company performance, those company measures are not financial performance measures and are therefore not presented in the Pay Versus Performance table. Moreover, DSC generally seeks to incentivize long-term performance, and therefore does not specifically align DSC’s performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, DSC is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above.

Compensation Actually Paid and Cumulative TSR

The charts below show the relationship between the compensation actually paid to DSC’s PEO and the average compensation actually paid to its non-PEO NEOs, on the one hand, to DSC’s cumulative TSR over the three years presented in the table, on the other.

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Compensation Actually Paid and Net Income

The chart below shows the relationship between the compensation actually paid to DSC’s PEO and the average compensation actually paid to its non-PEO NEOs, on the one hand, to DSC’s net income, on the other hand.

All information provided above under the heading “Pay Versus Performance” will not be deemed to be incorporated by reference into any filing of DSC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent DSC specifically incorporates such information by reference.

Employment Agreements

Executive Employment Agreements

Mr. Piluso Employment Agreement

On March 28, 2023, DSC entered into an employment agreement, as amended (the “Piluso Employment Agreement”) with Mr. Charles M. Piluso, DSC’s Chief Executive Officer. The Piluso Employment Agreement is for an initial term of three years, and it will be automatically renewed for consecutive one-year terms at the end of the initial term. The Piluso Employment Agreement may be terminated with or without cause. Mr. Piluso received an annual base salary of $225,000 in 2023, $250,000 in 2024 and will receive an annual base salary of $250,000 in 2025 and shall be eligible to earn a performance bonus ranging from $75,000 to $300,000. Mr. Piluso shall also be entitled to an equity award for a total value of $100,000 per annum, which shall be equally split between RSUs and stock options, as well as 75,000 performance share units.

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Pursuant to the Piluso Employment Agreement, Mr. Piluso is also entitled to an equity award of 75,000 performance share units (the “PSUs”), one-third (1/3) of which shall vest upon DSC’s market capitalization reaching each of (i) $35,000,000, (ii) $50,000,000 and (iii) $75,000,000 (each a “Market Cap Target”), provided, however, that no PSUs could vest earlier than March 28, 2024 and each Market Cap Target must be maintained for at least twenty (20) trading days. One-third (1/3) of the PSUs were earned, but not granted, to Mr. Piluso as a result of the $35,000,000 Market Cap Target being achieved by September 28, 2024. If the $50,000,000 Market Cap Target is not achieved by March 28, 2026, 25,000 PSUs shall be forfeited and if the $75,000,000 Market Cap Target is not achieved by September 28, 2027, the remaining 25,000 PSUs shall be forfeited. If any PSUs are issued to Mr. Piluso upon DSC’s reaching the market capitalization targets within the time period set forth in the Piluso Employment Agreement, Mr. Piluso has agreed to issue one-half of such PSUs to Harold Schwartz, with the remaining one-half issued to Mr. Piluso, which alternate equity compensation arrangement the Board has approved. In place of the PSUs that were earned by Mr. Piluso upon DSC reaching a market capitalization of $35,000,000 by September 28, 2024, on June 2, 2025, the Board granted RSUs to purchase 12,500 shares of DSC Common Stock, which will vest in full in full on the 12 month anniversary of grant, to each of Mr. Piluso and Mr. Schwartz.

Upon termination of Mr. Piluso without cause, or as a result of Mr. Piluso’s resignation for Good Reason (as such term is defined in the Piluso Employment Agreement) DSC shall pay or provide to Mr. Piluso severance pay equal to his base salary for the remainder of the employment term and all stock options or other similar equity compensation granted by DSC and then held by Mr. Piluso shall be accelerated and become fully vested and exercisable as of the date of Mr. Piluso’s termination.

As a full-time employee of DSC, Mr. Piluso will be eligible to participate in DSC’s benefit programs.

Mr. Panagiotakos Employment Agreement

On March 28, 2023, DSC entered into an employment agreement, as amended (the “Panagiotakos Employment Agreement”) with Mr. Chris H. Panagiotakos, DSC’s Chief Financial Officer. The Panagiotakos Employment Agreement is for an initial term of three years, and it will be automatically renewed for consecutive one-year terms at the end of the initial term. The Panagiotakos Employment Agreement may be terminated with or without cause. Mr. Panagiotakos received an annual base salary of $215,000 in 2023, $235,000 in 2024 and will receive $235,000 in 2025 and shall be eligible to earn a performance bonus of 25% of his base salary. Mr. Panagiotakos shall also be entitled to an equity award for a total value equal to 25% of his base salary per annum, which shall be equally split between RSUs and stock options, a financial achievement bonus of $45,000 and a long-term incentive bonus of stock options and RSUs equal to 25% of his base salary.

Upon termination of Mr. Panagiotakos without cause, or as a result of Mr. Panagiotakos’ resignation for Good Reason (as such term is defined in the Panagiotakos Employment Agreement) DSC shall pay or provide to Mr. Panagiotakos severance pay equal to his base salary for the remainder of the employment term and all stock options or other similar equity compensation granted by DSC and then held by Mr. Panagiotakos shall be accelerated and become fully vested and exercisable as of the date of Mr. Panagiotakos’ termination.

As a full-time employee of DSC, Mr. Panagiotakos will be eligible to participate in DSC’s benefit programs.

Change in Control

In the event that Mr. Piluso or Mr. Panagiotakos (each, an “Executive”) are terminated by DSC without Cause or the Executive resigns for Good Reason within twenty-four months of a Change in Control (as such term is defined in the Piluso Employment Agreement and Panagiotakos Employment Agreement), and the Executive signs a general release in favor of DSC, the Executive shall receive his annual base salary for the remainder of the term of the Piluso Employment Agreement or Panagiotakos Employment Agreement, as applicable, in accordance with DSC’s typical payroll practices, as well as a one-time lump severance payment equal to two times the Executive’s annual base salary that he is receiving at the time of his termination, plus, in the event the previous year’s corporate financial objectives were achieved, one-times the annual 100,000 cash bonus, if the separation occurs prior to the payment of the prior year’s annual cash bonus. In addition, if the Executive is terminated by DSC without Cause or due to his resignation for Good Reason within twenty-four months of a Change in Control, all stock options or other similar equity compensation granted by DSC and then held by the Executive shall be accelerated and become fully vested and exercisable as of the date of the Executive’s termination. DSC has determined that the Divestiture is not a Change of Control.

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Other Employment Arrangements

DSC does not have formal employment agreements with Harold J. Schwartz or Thomas C. Kempster. Their current and past salaries have been determined by the Compensation Committee and are re-evaluated on a yearly basis. Mr. Schwartz’s annual base salary for the fiscal year ended December 31, 2022, was $171,717, which was increased to $215,000 for the fiscal year ended December 31, 2023, and $245,000 for the fiscal year ended December 31, 2024. Mr. Kempster’s annual base salary for the fiscal year ended December 31, 2022, was $174,808, which was increased to $215,000 for the fiscal year ended December 31, 2023, and $235,000 for the fiscal year ended December 31, 2024. Mr. Schwartz and Mr. Kempster are eligible to earn RSUs and stock options, in addition to a cash bonus which is determined by the Compensation Committee.

2010 Incentive Award Plan

On August 12, 2010, DSC adopted the Data Storage Corporation 2010 Incentive Award Plan (the “2010 Plan”) that provided for 2,000,000 shares of Common Stock reserved for issuance under the terms of the 2010 Plan; which was amended on September 25, 2013, to increase the number of shares of Common Stock reserved for issuance under the 2010 Plan to 5,000,000 shares of Common Stock; which was further amended on June 20, 2017 to increase the number of shares of Common Stock reserved for issuance under the 2010 Plan to 8,000,000 shares of Common Stock; and further amended on July 1, 2019, to increase the number of shares of Common Stock reserved for issuance under the 2010 Plan to 10,000,000 shares of Common Stock. On April 23, 2012, DSC amended and restated the 2010 Plan to change the name to the “Amended and Restated Data Storage Corporation Incentive Award Plan”. The 2010 Plan was intended to promote the interests of DSC by attracting and retaining exceptional employees, consultants, directors, officers and independent contractors (collectively referred to as the “Participants”) and enabling such Participants to participate in the long-term growth and financial success of DSC. Under the 2010 Plan, DSC had the right to grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights and restricted stock awards, which were restricted shares of Common Stock (collectively referred to as “Incentive Awards”). Incentive Awards were granted pursuant to the 2010 Plan for 10 years from the effective date of the 2010 Plan. There are 129,152 options  outstanding under the 2010 Plan as of December 31, 2024. The 2010 Plan expired on October 21, 2020, and accordingly, there are no shares available for future grants.

On March 8, 2021, the Board and shareholders owning in excess of 50% of DSC’s outstanding voting securities approved and adopted the 2021 Stock Incentive Plan (the “2021 Plan”). Pursuant to the terms of the 2021 Plan, DSC can grant stock options, restricted stock unit awards and other awards at levels determined appropriate by DSC’s Board and/or Compensation Committee. The 2021 Plan also allows DSC to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of its employees, directors, and consultants, and to provide long-term incentives that align the interests of its employees, directors and consultants with the interests of DSC’s shareholders. An aggregate of 15,000,000 shares of DSC Common Stock may be issued under the 2021 Plan, subject to equitable adjustment in the event of future stock splits, and other capital changes.

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Outstanding Equity Awards at Fiscal Year-End December 31, 2024

Option Awards						Stock Awards
	Option Or RSU Approval	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration	Number Of Shares Or Units Of Stock That Have Not Vested	Market Value Of Shares Or Units Of Stock That Have Not Vested
Name	Date	Exercisable	Unexercisable	($)	Date	(#)(1)	($)(2)
Charles M. Piluso
(3)(4)	03/01/2023	9,804	19,608	$1.96	02/28/2028	—	—
(3)(4)	03/28/2023	9,416	18,833	$1.77	03/27/2028	—	—
(3)(4)	01/02/2024	—	15,528	$3.22	01/02/2029	—	—
	03/01/2023	—	—	—	—	19,608	$82,942
	04/10/2023	—	—	—	—	18,833	$79,664
	01/02/2024	—	—	—	—	17,065	$72,185

Harold J. Schwartz
(3)(4)	12/22/2015	834	—	$14.00	12/22/2025	—	—
(3)(4)	03/01/2023	—	9,804	$1.96	02/28/2028	—	—
(3)(4)	04/10/2023	—	16,667	$2.00	04/09/2028	—	—
(3)(4)	01/02/2024	—	15,528	$3.22	01/02/2029	—	—
	03/01/2023	—	—	—	—	9,804	$41,471
	04/10/2023	—	—	—	—	16,667	$70,501
	01/02/2024	—	—	—	—	17,065	$72,185

Chris Panagiotakos
(3)(4)	03/01/2023	4,902	9,804	$1.78	02/28/2033	—	—
(3)(4)	03/28/2023	5,564	11,129	$1.61	03/27/2033	—	—
(3)(4)	01/02/2024	—	9,172	$2.93	01/02/2034	—	—
(3)(4)	01/02/2024	—	10,026	$2.93	01/02/20234	—	—
	03/01/2023	—	—	—	—	9,804	$41,171
	03/28/2023	—	—	—	—	11,129	$47,076
	01/02/2024	—	—	—	—	9,172	$38,798
	01/02/2024	—	—	—	—	10,026	$42,410

(1)	Represents restricted stock units which vest 33.33% on each of the one- year, two- year and three- year anniversary following the grant date.

(2)	Calculated by multiplying the closing price per share of DSC’s Common Stock on December 31, 2024, $4.23 by the number of shares.

(3)	The stock options were issued in consideration for services provided as a member of the Board.

(4)	These option awards vested/vest 33.33% on each of the one- year, two- year and three- year anniversary following the grant date.

Clawback Policy

The Board has adopted a clawback policy which allows us to recover performance-based compensation, whether cash or equity, from a current or former executive officer in the event of an Accounting Restatement. The clawback policy defines an Accounting Restatement as an accounting restatement of DSC’s financial statements due to its material noncompliance with any financial reporting requirement under the securities laws. Under such policy, DSC may recoup incentive-based compensation previously received by an executive officer that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts in the Accounting Restatement.

The Board has the sole discretion to determine the form and timing of the recovery, which may include repayment, forfeiture and/or an adjustment to future performance-based compensation payouts or awards. The remedies under the clawback policy are in addition to, and not in lieu of, any legal and equitable claims available to DSC. The clawback policy is annexed to DSC’s Annual Report as an exhibit.

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Equity Compensation Policy

While DSC does not have a formal written policy in place with regard to the timing of awards of options in relation to the disclosure of material nonpublic information, the Compensation Committee does not seek to time equity grants to take advantage of information, either positive or negative, about DSC that has not been publicly disclosed. It has been DSC’s practice to grant equity awards to its officers and directors upon their appointment. DSC intended to issue equity grants to its officers and/or directors at the same time each year, typically in connection with its first meeting of the Board each fiscal year. Option grants are effective on the date the award determination is made by the Compensation Committee, and the exercise price of options is the closing market price of DSC Common Stock on the business day of the grant or, if the grant is made on a weekend or holiday, on the prior business day.

During the fiscal year ended December 31, 2024, DSC did not award any options to a named executive officer in the period beginning four business days before the filing of an Annual Report on Form 10-K, Quarterly Report on Form 10-Q or a Current Report on Form 8-K that disclosed material nonpublic information and ending one business day after the filing or furnishing of such reports, other than as set forth in the table below:

Name	Grant date	Number of securities underlying the award	Exercise price of the award ($/Sh)	Grant date fair value of the award ($)	Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of material nonpublic information and the trading day beginning immediately following the disclosure of material nonpublic information
Charles M. Piluso	01/02/2024	15,528	$3.22	34,907	1.74%
Harold J. Schwartz	01/02/2024	15,528	$3.22	34,907	1.74%
Chris H. Panagiotakos	01/02/2024	19,198	$2.93	53,678	1.74%

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DIRECTOR COMPENSATION

Compensation of Directors

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to DSC’s non-employee directors during the fiscal year ended December 31, 2024.

Director Name	Fees earned or paid in cash	Stock awards(3)	Option awards (1)(4)(5)	Non-equity incentive plan	Non- qualified deferred compensation earnings	All other compensation	Total
Lawrence A. Maglione, Jr.	$8,000	$30,700	$27,698	—	—	—	$66,398
John Argen	$8,000	$30,700	$27,698	—	—	—	$66,398
Matthew Grover	$8,000	$30,700	$27,698	—	—	—	$66,398
Todd A. Correll	$8,000	$30,700	$27,698	—	—	—	$66,398
Clifford Stein	$8,000	$30,700	$27,698	—	—	—	$66,398
Nancy M. Stallone	$7,000	$21,165	$18,921	—	—	—	$47,086
Uwayne A. Mitchell	$7,000	$21,165	$18,921	—	—	—	$47,086

(1)	The table below shows the aggregate number of option awards outstanding at fiscal year-end for each of DSC’s current non-employee directors and former non-employee directors who served as directors during the year ended December 31, 2024.
(2)	DSC follows the requirements of FASB ASC 718-10-10, Share-Based Payments with regard to stock-based compensation issued to employees and non-employees. Please see Note 2 to Consolidated Financial Statements included in DSC’s Annual Report for the year ended December 31, 2024 for more information.
(3)	The valuation methodology used to determine the fair value of the options issued during the year is the Black-Scholes option-pricing model. Please see Note 2 to Consolidated Financial Statements included in DSC’s Annual Report for the year ended December 31, 2024 for more information.
(4)	The table below shows the aggregate number of option awards outstanding at fiscal year-end of DSC’s non-employee directors.

Name	Number of Shares Subject to Outstanding Options as of December 31, 2024	Number of Shares Subject to Outstanding Unvested RSU as of December 31, 2024

John Argen	26,667	5,000
Todd A. Correll	25,627	5,000
Matthew Grover	25,627	5,000
Lawrence A. Maglione, Jr.	30,834	5,000
Clifford Stein	5,000	5,000
Nancy M. Stallone	3,333	3,333
Uwayne Mitchell	3,333	3,333

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of the outstanding Common Stock by (i) any holder of more than five (5%) percent; (ii) each of DSC’s named executive officers and directors; and (iii) DSC’s directors and current executive officers as a group. The information in the table below is based upon [●] shares of Common Stock outstanding as of [●], 2025. Except as otherwise indicated, each of the shareholders listed below has sole voting and investment power over the shares beneficially owned. Unless otherwise indicated, the address for each person is c/o Data Storage Corporation, 225 Broadhollow Road, Suite 307, Melville, New York 11747.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percentage Ownership
Charles M. Piluso and affiliated entities (2)	967,294	13.5%
Harold J. Schwartz (3)	880,048	12.4%
Thomas C. Kempster (4)	861,714	12.1%
Lawrence A. Maglione, Jr. (5)	41,660	*
John Argen (6)	40,955	*
Matthew Grover (7)	35,623	*
Todd A. Correll (8)	36,248	*
Chris Panagiotakos (9)	50,593	*
Clifford Stein (10)	271,268	3.8%
Nancy M. Stallone(11)	1,110	*
Uwayne A. Mitchell (12)	1,110	*
All Current Executive Officers and Directors as a group (11 persons)	3,187,623	43.5%

*	Less than 1%

(1)	The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and accordingly, may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person, as well as other securities over which the person has or shares voting or investment power or securities which the person has the right to acquire within 60 days of the Record Date.
(2)	Includes 372,280 shares of Common Stock owned directly by Mr. Piluso, 43,616 shares of Common Stock underlying stock options that are exercisable within 60 days of June 3, 2025, and 9,416 RSUs that will vest within 60 days of the Record Date. Also includes: (i) 81,750 shares of Common Stock owned by Piluso Family Associates; (ii) 230,116 shares of Common Stock owned by The Lasata 2012 Trust dated 5/4/12 (the “Lasata Trust”); (iii) 230,116 shares of Common Stock owned by The Bella Vita 2012 Trust dated 5/4/12 (the “Bella Vita Trust”). Mrs. Panzarella-Piluso, Mr. Piluso’s wife, is the beneficiary of the Lasata Trust and Joanne G. Panzarella-Piluso, Mr. Piluso’s wife, and Lawrence Maglione are the co-trustees thereof, with shared voting and disposition power over the shares held by the Lasata Trust. Mr. Piluso is the beneficiary of the Bella Vita Trust and Mr. Piluso and Mrs. Panzarella-Piluso, his wife, are the co-trustees thereof, with shared voting and disposition power over the shares held by the Bella Vita Trust. The address for the Lasata Trust and the Bella Vita Trust is c/o DSC, 225 Broadhollow Road, Suite 307, Melville, New York 11747.
(3)	Includes 852,470, shares of Common Stock, 19,245 shares of Common Stock underlying stock options that are exercisable within 60 days of the Record Date, and 8,333 RSUs that will vest within 60 days of the Record Date.
(4)	Includes 821,735 shares of Common Stock, 31,646 shares of Common Stock underlying stock options that are exercisable within 60 days of the Record Date, and 8,333 RSUs that will vest within 60 days of the Record Date.
(5)	Includes 20,830 shares of Common Stock, 18,330 shares of Common Stock underlying stock options that are exercisable within 60 days of the Record Date, and 2,500 RSUs that will vest within 60 days of the Record Date.
(6)	Includes 24,292 shares of Common Stock, 14,163 shares of Common Stock underlying stock options that are exercisable within 60 days of the Record Date and 2,500 RSUs that will vest within 60 days of the Record Date.
(7)	Includes 20,000 shares of Common Stock, 13,123 shares of Common Stock underlying stock options that are exercisable within 60 days of the Record Date and 2,500 RSUs that have vested or will vest within 60 days of the Record Date.
(8)	Includes 20,625 shares of Common Stock, 13,123 shares of Common Stock underlying stock options that are exercisable within 60 days of the Record Date and 2,500 RSUs that will vest within 60 days of the Record Date.
(9)	Includes 17,698 shares of Common Stock, 27,331 shares of Common Stock underlying stock options that are exercisable within 60 days of the Record Date and 5,564 RSUs that will vest within 60 days of the Record Date.
(10)	Includes 267,935 shares of Common Stock, 833 shares of Common Stock underlying stock options that are exercisable within 60 days of the Record Date and 2,500 RSUs that will vest within 60 days of the Record Date.
(11)	Includes 0 shares of Common Stock, 277 shares of Common Stock underlying stock options that are exercisable within 60 days of the Record Date and 833 RSUs that will vest within 60 days of the Record Date.
(12)	Includes 0 shares of Common Stock, 277 shares of Common Stock underlying stock options that are exercisable within 60 days of the Record Date and 833 RSUs that will vest within 60 days of the Record Date.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Pursuant to its charter, DSC’s Audit Committee shall review on an on-going basis for potential conflicts of interest, and approve if appropriate, all “Related Party Transactions” of DSC.

Other than the compensation arrangements, including employment, termination of employment and change in control arrangements, with DSC’s directors and executive officers, including those discussed in the section titled “Executive Compensation,” the following is a description of each transaction since January 1, 2023 or any currently proposed transaction in which:

●	DSC has been or is to be a party to;

●	the amount involved exceeded or exceeds $120,000 or 1% of the average of DSC’s total assets as of the end of the last two completed fiscal years; and

●	any of DSC’s directors, executive officers or holders of more than 5% of its outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

On March 4, 2021, DSC entered into a new equipment lease agreement with Systems Trading Inc. (“Systems Trading”), a technology leasing company established by Mr. Schwartz, where he currently serves as Chief Executive Officer and President, effective April 1, 2021. This lease obligation was payable to Systems Trading with monthly installments of $1,566.82 and expired on March 31, 2024. The lease carried an interest rate of 8%.

DSC received funds of $31,352 and $39,172 during the years ended December 31, 2024, and 2023, respectively from Nexxis Capital LLC, a company owned by Charles M. Piluso and Harold Schwartz. Nexxis Capital LLC was formed to purchase equipment and provide equipment leases to Nexxis’ customers.

On January 1, 2022, DSC entered into a lease agreement with Systems Trading effective January 1, 2022. This lease obligation is payable to Systems Trading with monthly installments of $7,145 and expires on April 1, 2025. The lease carries an interest rate of 8%.

On April 1, 2022, DSC entered into a lease agreement with Systems Trading effective May 1, 2022. This lease obligation is payable to Systems Trading with monthly installments of $6,667 and expires on February 1, 2025. The lease carries an interest rate of 8%.

Director Independence

The Board of Directors has determined, after considering all the relevant facts and circumstances, that each of Messrs. Argen, Correll, Maglione, Stein, Mitchell and Grover and Ms. Stallone are independent directors, as that term is defined in the federal securities laws and the Nasdaq Marketplace Rules. See “Corporate Governance - Director Independence.”

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PROPOSAL NO. 2: ELECTION OF DIRECTORS

DSC’s Board is currently comprised of ten directors. A total of ten directors will be elected at the 2025 Annual Meeting to serve until the next annual meeting of shareholders to be held in 2025, and until their successors are duly elected and qualified. The terms of all of the Board members currently in office expire at the 2025 Annual Meeting, and they have each been nominated by the Board for re-election at the 2025 Annual Meeting and are all standing for re-election. The persons named as “Proxies” in the enclosed Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If no choice has been specified by a shareholder, the shares will be voted FOR the election of each of the Board’s nominees. If at the time of the 2025 Annual Meeting any of the nominees named below should be unable or unwilling to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. If a quorum is present, the nominees for directors receiving the highest number of FOR votes will be elected. Abstentions and broker non-votes will have no effect on the vote on this Proposal No. 2.

NOMINEES FOR ELECTION AS DIRECTOR

The persons nominated as directors are as follows:

Name	Age	Position
Charles M. Piluso	71	Chairman of the Board, Chief Executive Officer
Harold J. Schwartz	60	Director, President
Thomas C. Kempster	58	Director, Executive Vice President
John Argen	70	Director
Lawrence A. Maglione, Jr.	63	Director
Matthew Grover	57	Director
Todd A. Correll	57	Director
Clifford Stein	67	Director
Nancy M. Stallone	64	Director
Uwayne A. Mitchell	42	Director

The ten nominees for director receiving the highest number of votes “FOR” their election will be elected as directors. This is called a plurality. Electing to “WITHOLD” authority on the vote of a nominee’s election will result in such vote not being voted in favor of the nominee’s election and, assuming that any such vote withheld from the nominee is not cast in favor of the election of another nominee, will have no impact on the election of directors, although shares that “WITHHOLD” authority with respect to the election of any directors will be counted for the purposes of determining whether there is a quorum. Broker non-votes will have no effect on the outcome of this proposal.

Recommendation of DSC’s Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES FOR ELECTION AS DIRECTORS SET FORTH ABOVE.

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PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of DSC’s Board of Directors has selected the firm of Rosenberg Rich Baker Berman P.A. as its independent registered public accounting firm for the fiscal year ending December 31, 2025. Although shareholder ratification of the selection of Rosenberg Rich Baker Berman P.A. is not required by Nevada law, DSC’s Audit Committee believes that it is advisable and has decided to give its shareholders the opportunity to ratify this selection. If this proposal is not approved at the 2025 Annual Meeting, DSC’s Audit Committee may reconsider this selection. Because this proposal is a routine matter for which brokers have discretion, broker non-votes are not expected for this matter. Proposal No. 3 is an advisory vote, and therefore is not binding on DSC, the Audit Committee of the Board (the “Audit Committee”) or the Board. If DSC’s shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of DSC and its shareholders.

A representative of Rosenberg Rich Baker Berman P.A. is expected to be present either in person or via teleconference at the 2025 Annual Meeting and be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

Vote Required

The proposal to ratify the selection of Rosenberg Rich Baker Berman P.A. as DSC’s independent registered public accounting firm for the current fiscal year requires the approval from a number of shares cast in favor of the action that exceed the number of votes cast in opposition of such proposal. Abstentions will have no effect on the outcome of this proposal. There will be no broker non-votes with respect to this proposal.

Recommendation of DSC’s Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ROSENBERG RICH BAKER BERMAN P.A. AS DSC’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

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PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

The following table sets forth the aggregate audit-related fees including expenses billed to DSC for the years ended December 31, 2024, and 2023 by Rosenberg Rich Baker Berman & Company P.A.

	December 31,	December 31,
	2024	2023
Audit Fees (1)	$168,000	$134,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

(1)	Audit fees and expenses were for professional services rendered for the audit and reviews of the consolidated financial statements of DSC, professional services rendered for issuance of consents and assistance with review of documents filed with the SEC.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm, including the fees and terms of such services. These procedures include reviewing detailed back-up documentation for audit and permitted non-audit services. The documentation includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time that the budget is submitted. Audit Committee approval is required to exceed the pre-approved amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in those pre-approved amounts. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules on auditor independence promulgated by the SEC and the PCAOB. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, based on such reasons as the auditor’s familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks, and improve audit quality. The Audit Committee may form and delegate pre-approval authority to subcommittees consisting of one or more members of the Audit Committee, and such subcommittees must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm were pre-approved by the Audit Committee.

Our audit committee pre-approves all services provided by our independent auditors. All of the above services and fees were reviewed and approved by the entire audit committee before the respective services were rendered.

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AUDIT COMMITTEE REPORT

The Audit Committee is responsible for providing objective and independent oversight of DSC’s accounting functions and internal controls and is primarily responsible for overseeing DSC’s financial reporting and disclosure process. A brief description of the Audit Committee’s principal functions is provided in this proxy statement under the discussion of “Committees of the Board of Directors– Audit Committee.”

Under the Audit Committee’s Board-approved charter, the tasks of the Audit Committee include but are not limited to: (i) selecting and hiring the independent registered public accounting firm to audit DSC’s financial statements; (ii) helping to ensure the independence and performance of the independent registered public accounting firm; (iii) approving audit and non-audit services and fees; (iv) reviewing financial statements and discussing with management and the independent registered public accounting firm DSC’s annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls; (v) preparing the audit committee report that the SEC requires to be included in DSC’s annual proxy statement; (vi) reviewing reports and communications from the independent registered public accounting firm; (vii) reviewing and discussing with management the quality and adequacy of DSC’s internal controls and its policies on risk assessment; (viii) reviewing and approving related party transactions; and (ix) establishing and overseeing procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by DSC’s employees of concerns regarding questionable accounting or auditing matters. A copy of the charter of the Audit Committee is available on the Governance section of DSC’s website at dtst.com.

The Audit Committee has reviewed and discussed DSC’s audited financial statements for the fiscal year ended December 31, 2024, with DSC’s management. The Audit Committee has discussed with DSC’s independent registered public accounting firm, Rosenberg Rich Baker Berman P.A., the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable PCAOB requirements regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions with management and DSC’s independent auditor referenced above, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in DSC’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC.

This report by the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that DSC specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

Submitted by the Audit Committee of the Board of Directors:

John Argen (Chair)

Nancy M. Stallone

Clifford Stein

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PROPOSAL NO. 4: EXECUTIVE COMPENSATION PROPOSAL

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, DSC is conducting a shareholder advisory vote on the compensation paid to its named executive officers. This proposal, commonly known as “say-on-pay,” gives DSC’s shareholders the opportunity to express their views on DSC’s named executive officers’ compensation. The vote is advisory, and, therefore, it is not binding on DSC’s Board, its Compensation Committee, or DSC. Nevertheless, DSC’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. DSC conducts this advisory vote annually.

DSC’s executive compensation program is designed to attract, motivate and retain our named executive officers who are critical to our success. DSC’s Board believes that DSC’s executive compensation program is well tailored to retain and motivate key executives while recognizing the need to align its executive compensation program with the interests of its shareholders and its “pay-for-performance” philosophy. DSC’s Compensation Committee continually reviews the compensation programs for its named executive officers to ensure they achieve the desired goals of aligning its executive compensation structure with its shareholders’ interests and current market practices.

DSC encourages its shareholders to read the “Summary Compensation Table” and other related compensation tables and narrative disclosures in the “Executive Compensation” section of this proxy statement, which describes the 2024 compensation of its named executive officers.

DSC is asking its shareholders to approve, on an advisory basis, the compensation of its named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the compensation tables and the narrative disclosures that accompany the compensation tables.

Accordingly, the Board will ask DSC’s shareholders to vote “FOR” the following resolution at the 2025 Annual Meeting:

“RESOLVED, that the shareholders of Data Storage Corporation approve, on an advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2025 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Summary Compensation Table for fiscal year 2024, and the other related tables and disclosures).”

In keeping with the preference expressed by DSC’s shareholders at its 2022 Annual Meeting of Shareholders, DSC’s Board has adopted a policy of holding say-on-pay votes every year until DSC is required to hold another advisory vote on the frequency of say-on-pay votes, which will occur no later than its 2028 Annual Meeting of Shareholders. The next say-on-pay vote will occur at DSC’s 2026 Annual Meeting of Shareholders.

Vote Required

The proposal to approve, on a non-binding advisory basis, the compensation of DSC’s named executive officers as disclosed in this proxy statement requires the approval from a number of shares cast in favor of the action that exceed the number of votes cast in opposition of such proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Recommendation of DSC’s Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF DSC’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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PROPOSAL NO. 5: APPROVAL OF DIVESTITURE-RELATED NAMED

EXECUTIVE OFFICER COMPENSATION

Overview

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, DSC is required to submit a proposal to its stockholders for a non-binding, advisory vote to approve certain compensation that may be paid or become payable to DSC’s named executive officers in connection with the Divestiture, as discussed in the section titled “Proposal No. 1: The Divestiture Proposal — The Divestiture — Quantification of Potential Payments and Benefits to our Named Executive Officers,” including the footnotes to the table and the associated narrative discussion.

Accordingly, DSC’s Board will ask DSC’s stockholders to vote “FOR” the following resolution at the 2025 Annual Meeting:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of DSC in connection with the Divestiture, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the Proxy Statement titled “Proposal No. 1: The Divestiture Proposal — The Divestiture — Quantification of Potential Payments and Benefits to our Named Executive Officers,” including the footnotes to the table and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”

Vote Required

The vote on the Divestiture-Related Executive Compensation Proposal is separate and apart from the vote on the Divestiture Proposal. Approval of the Divestiture-Related Executive Compensation Proposal is not a condition to the closing of the Divestiture. Because the vote on the Divestiture-Related Executive Compensation Proposal is advisory only, it will not be binding on the Company. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, if the Divestiture Proposal is approved and the Divestiture is consummated, the transaction-related compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Divestiture-Related Executive Compensation Proposal.

The approval of the Divestiture-Related Executive Compensation Proposal requires the approval from a number of shares cast in favor of the action that exceed the number of votes cast in opposition of such proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Board Recommendation

DSC’S BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE DIVESTITURE-RELATED COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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PROPOSAL NO. 6: THE ADJOURNMENT PROPOSAL

Background of and Rationale for the Adjournment Proposal

The Board Directors believes that if the number of shares of DSC Common Stock outstanding and entitled to vote at the 2025 Annual Meeting and voting in favor of the Divestiture Proposal is insufficient to approve the Divestiture Proposal, it is in the best interests of the shareholders to enable the Board to continue to seek to obtain a sufficient number of additional votes to approve the Divestiture Proposal.

In the Adjournment Proposal, DSC is asking its shareholders to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning or postponing the 2025 Annual Meeting or any adjournment or postponement thereof. If DSC’s shareholders approve this proposal, DSC could adjourn or postpone the 2025 Annual Meeting, and any adjourned session of the 2025 Annual Meeting, to use the additional time to solicit additional proxies in favor of the Divestiture Proposal.

Additionally, approval of the Adjournment Proposal could mean that, in the event DSC receives proxies indicating that holders of a majority of the number of shares present in person or represented by proxy at the 2025 Annual Meeting will vote against the Divestiture Proposal, DSC could adjourn or postpone the 2025 Annual Meeting without a vote on the Divestiture Proposal and use the additional time to solicit the holders of those shares to change their vote in favor of the Divestiture Proposal.

Vote Required

The proposal to approve an adjournment of the 2025 Annual Meeting requires the approval from a number of shares cast in favor of the action that exceed the number of votes cast in opposition of such proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Recommendation of DSC’s Board

THE BOARD UNANIMOUSLY RECOMMENDS A

VOTE “FOR” APPROVAL OF THE ADJOURNMENT PROPOSAL.

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No Dissenters’ Rights

Under Nevada Law, DSC’s shareholders are not entitled to dissenters’ rights with respect to the matters to be voted on at the 2025 Annual Meeting and DSC will not independently provide DSC’s shareholders with any such right.

ANNUAL REPORT/FORM 10-K

DSC’s 2024 Annual Report, which is not a part of the proxy solicitation materials, is being distributed and made available to shareholders concurrently with this proxy statement. Copies of the 2024 Annual Report and any amendments thereto, as filed with the SEC, may be obtained without charge by writing to Data Storage Corporation, 225 Broadhollow Road, Suite 307, Melville, New York, 11747, Attention: Corporate Secretary. A complimentary copy may also be obtained at the internet website maintained by the SEC at www.sec.gov, and by visiting DSC’s internet website at www.dtst.com.

NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

(“HOUSEHOLDING” INFORMATION)

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering a single copy of these materials to an address shared by two or more DSC shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies and intermediaries. A number of brokers and other intermediaries with account holders who are DSC shareholders may be householding its shareholder materials, including this proxy statement. In that event, a single proxy statement, as the case may be, will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or other intermediary that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker or other intermediary otherwise when you receive or received the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or other intermediary to discontinue householding and direct your written request to receive a separate proxy statement to DSC at: Data Storage Corporation, 225 Broadhollow Road, Suite 307, Melville, New York, 11747, Attention: Corporate Secretary or by calling us at (212) 564-4922. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or other intermediary.

SHAREHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING

Shareholders who intend to present proposals for inclusion in next year’s proxy materials at the 2026 Annual Meeting of Shareholders under SEC Rule 14a-8 must ensure that such proposals are received by the Corporate Secretary of DSC in writing at Data Storage Corporation at 225 Broadhollow Road, Suite 307, Melville, New York 11747 not later than April 9, 2026. If you wish to submit a proposal (including a director nomination) at the 2026 Annual Meeting, you must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act for inclusion in our 2026 proxy materials.

Generally, timely notice of any director nomination or other proposal that any shareholder intends to present at the 2026 Annual Meeting but does not intend to have included in the proxy materials prepared by DSC in connection with the 2026 Annual Meeting, must be delivered in writing to the Corporate Secretary at the address above no later than June 23, 2026. However, if DSC holds the 2026 Annual Meeting on a date that is not within 30 days of the anniversary of the 2025 Annual Meeting, notice must be received a reasonable time before DSC delivers its proxy materials for the 2026 Annual Meeting. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than DSC’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than July 12, 2026. If such meeting date is changed by more than 30 days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made.

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OTHER MATTERS

As of the date of this proxy statement, the Board knows of no other matters to be presented for shareholder action at the 2025 Annual Meeting. However, if any other matter is properly brought before the 2025 Annual Meeting for action by the shareholders, proxies in the enclosed form returned to DSC will be voted in accordance with the discretion of the proxyholders.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

DSC is subject to the periodic reporting requirements of the Exchange Act, and it will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available on the website of the SEC at www.sec.gov. DSC maintains a website at www.dtst.com. You may access DSC’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge or at DSC’s website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. DSC has not incorporated by reference into this proxy statement, the information contained in, or that can be accessed through, its website, and you should not consider it to be a part of this proxy statement.

NO OFFER TO PURCHASE

This proxy statement is neither an offer to purchase nor a solicitation of an offer to sell securities. The planned tender offer for up to 85% of each shareholder’s Common Stock (up to 85% of DSC’s outstanding shares of Common Stock) (the “Offer”) described in this proxy statement has not commenced. At the time the Offer is commenced, DSC will file a tender offer statement on Schedule TO with the SEC.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF DSC’S COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF DSC’S COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

The Offer to purchase, the related Letter of Transmittal and certain other tender offer documents will be made available to all holders of shares of DSC’s Common Stock at no expense to them. The tender offer materials will be made available for free at the SEC’s website at www.sec.gov or by accessing the SEC Filings section of DSC’s website at www.dtst.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows DSC to incorporate by reference into this proxy statement the information contained in other documents it files with the SEC, which means that DSC can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference in this proxy statement shall be deemed to be modified or superseded, for purposes of this proxy statement, to the extent that a statement contained in or omitted from this proxy statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this proxy statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. DSC incorporates by reference the documents listed below that have been filed by it and any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) subsequent to (i) the date of this proxy statement and (ii) the prior to the date of the 2025 Annual Meeting. DSC incorporates by reference the documents listed below (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act (File No. 001-35384)):

●	DSC’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2024, as filed with the SEC on March 31, 2025 and April 30, 2025, respectively;

●	DSC’s Current Report on Form 8-K, as filed with the SEC on April 7, 2025 and July 15, 2025; and;

●	The description of DSC’s Common Stock contained in its Registration Statement on Form 8-A, as filed with the SEC on May 10, 2021, as updated by Exhibit 4.10 to DSC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on March 28, 2024, together with any subsequent amendment or report filed with the SEC for the purpose of updating this description.

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Upon written or oral request, DSC will provide without charge to each person, including any beneficial owner, to whom a copy of the proxy statement is delivered a copy of the documents incorporated by reference in this proxy statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in this proxy statement). You may request a copy of these filings, at no cost, by writing or telephoning DSC at the following address: Data Storage Corporation, 225 Broadhollow Road, Suite 307, Melville, New York 11747, Attention: Investor Relations, telephone: (212) 564-4922. You may also access these documents on DSC’s website at www.dtst.com.

Information on DSC’s website, any subsection, page, or other subdivision of its website, or any website linked to by content on its website, is not part of this proxy statement and you should not rely on that information unless that information is also in this proxy statement or incorporated by reference in this proxy statement.

By Order of the Board of Directors,

/s/ Charles M. Piluso

Charles M. Piluso
Chief Executive Officer and
Chairman of the Board of Directors

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Annex A

Unit Purchase Agreement

UNIT PURCHASE AGREEMENT

BY AND AMONG

TOTAL SERVER SOLUTIONS HOLDINGS, LLC,

DTST SUB, llc,

THE SELLERS NAMED HEREIN,

AND

THE SELLER REPRESENTATIVE NAMED HEREIN

DATED AS OF JULY 11, 2025

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3.27	Data Privacy and Information Security	44
3.28	Information Supplied	46
3.29	No Other Representations and Warranties	46

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		47
4.01	Organization and Good Standing	47
4.02	Authority; Validity	47
4.03	No Conflict	47
4.04	Legal Proceedings	47
4.05	Investment	47
4.06	Legends	48
4.07	Brokers or Finders	48
4.08	Financing	48

ARTICLE V COVENANTS		50
5.01	Conduct of Business	50
5.02	Other Transactions	53
5.03	Consents	55
5.04	Investigation by Purchaser	55
5.05	Public Announcements	55
5.06	Preparation of Proxy Statement; Shareholder Meeting	56
5.07	Efforts	57
5.08	R&W Policy	58
5.09	Financing	58
5.10	Copy of Data Room	62
5.11	Insurance	62
5.12	Termination of Certain Agreements	63
5.13	Debt	63
5.14	Employment	63

ARTICLE VI CONDITIONS TO CLOSING; TERMINATION		64
6.01	Conditions to Each Party’s Obligations	64
6.02	Conditions to Obligations of Purchaser	65
6.03	Conditions to Obligations of Company Parties	66
6.04	Termination	67
6.05	Effect of Termination	69
6.06	Termination Fee	69

ARTICLE VII CERTAIN POST-CLOSING COVENANTS		71
7.01	Further Assurances	71
7.02	Transfer Taxes	72
7.03	Tax Matters	72
7.04	Release	78
7.05	Termination of Confidentiality Agreement	79
7.06	Non-Competition; Non-Solicitation; Confidentiality	79
7.07	Maintenance of Parent	81
7.08	Amendment of Prior Operating Agreement	81

ii

ARTICLE VIII INDEMNIFICATION; REMEDIES		81
8.01	Survival of Representations, Warranties and Covenants	81
8.02	Sellers’ Indemnification Obligations	82
8.03	Purchaser Indemnification Obligations	82
8.04	Procedure for Indemnification Claims	82
8.05	Limitations on Indemnification	84
8.06	Exclusive Remedy	85
8.07	Priority of Indemnification Payments	85
8.08	Set-off	86
8.09	Purchase Price Adjustment	86

ARTICLE IX MISCELLANEOUS		86
9.01	Expenses	86
9.02	Notices	87
9.03	Waiver	88
9.04	Entire Agreement; Amendment	88
9.05	Assignment	88
9.06	Severability	89
9.07	Governing Law	89
9.08	Consent to Jurisdiction; Dispute Resolution; Venue	89
9.09	Waiver of Jury Trial.	90
9.10	Arbitration.	90
9.11	Counterparts; Facsimile Signatures	91
9.12	No Third Party Beneficiaries	92
9.13	Specific Performance; Injunctive Relief	92
9.14	Debt Financing Sources	93

APPENDICES

Appendix I	Closing Working Capital Methodology

SCHEDULES

Schedule 1.01	Excluded Employees and Excluded Contractors
Schedule 5.01	Conduct of Business
Schedule 5.03	Consents
Schedule 5.12	Termination of Certain Agreements
Schedule 6.02(e)(vi)	Third-Party Consents
Schedule 7.03(h)	Allocation

EXHIBITS

Exhibit A	Company Disclosure Schedule
Exhibit B	Asset Contribution Agreement
Exhibit C	R&W Policy
Exhibit D	Form of Support Agreement

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UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT, dated as of July 11, 2025, by and among Total Server Solutions Holdings, LLC, a Delaware limited liability company (the “Purchaser”); DTST Sub, LLC, a Delaware limited liability company (together with its successors in interest and assigns, the “Company”); CloudFirst Technologies Corporation, a Delaware corporation (the “Selling Entity”), Data Storage Corporation, a Nevada corporation (“Parent” and, together with the Selling Entity, the “Sellers”); and the Seller Representative (as defined herein). Capitalized terms not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

A.       Prior to the execution and delivery of this Agreement, (i) Parent and certain of its Subsidiaries, including the Selling Entity, have operated the Business, and (ii) the Selling Entity formed the Company, a limited liability company and wholly-owned Subsidiary of the Selling Entity, classified as a disregarded entity for U.S. federal, state and local income Tax purposes.

B.       Following the execution and delivery of this Agreement, but prior to the Closing, Parent and its Subsidiaries, including the Selling Entity, shall have contributed all of the Contributed Assets to the Company pursuant to the Asset Contribution Agreement, which Contributed Assets shall include all of the outstanding Equity Interests of CloudFirst Europe Ltd. (“CloudFirst Europe” and together with the Selling Entity and the Company, the “Company Group”) and all assets necessary to operate the Business.

C.       Following the consummation of the transactions contemplated by the Asset Contribution Agreement (the “Asset Contribution”), the Purchaser desires to purchase from the Selling Entity, and the Selling Entity desires to sell and transfer and deliver to the Purchaser, all of the outstanding Equity Interests of the Company (the “Purchased Units”) for an aggregate amount equal to the Purchase Price (such transaction, the “Unit Purchase Transaction”).

D.       As a condition to the willingness of Purchaser to enter into this Agreement, each of the Support Agreement Stockholders has entered into a Support Agreement, dated as of the date hereof, with Purchaser, pursuant to which each Support Agreement Stockholder has agreed, among other things, to vote all Equity Interests of Parent having voting power and are owned by such Support Agreement Stockholder in favor of the approval of this Agreement and the Transactions, upon the terms and subject to the conditions set forth in the Support Agreement.

E.       Prior to the execution of this Agreement, the board of directors of the Selling Entity and its sole shareholder have approved this Agreement and the Transactions, and the board of directors of the Parent approved this Agreement and the Transactions, determined that this Agreement and the Transactions are in the best interests of the shareholders of Parent, directed that the approval of this Agreement and the Transactions be submitted to a vote of Parent’s shareholders, and recommended that such shareholders approve and adopt this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the Parties by their execution hereof), the Parties agree as follows:

Article I
DEFINITIONS, CONSTRUCTION

1.01       Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that is either (i) in effect as of the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Business to keep such information confidential, or (ii) executed, delivered and effective after the execution and delivery of this Agreement and containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Business to keep such information confidential and containing confidentiality provisions, a “non-solicitation” provision and a “standstill” provision, in each case (a) no less favorable to Parent or any of its Subsidiaries, in the aggregate and in any material respect, than those set forth in the Confidentiality Agreement, and (b) permits the sharing of information by Parent and its Subsidiaries to Purchaser in accordance with Section 5.02 of this Agreement.

“Accounts Receivable” has the meaning set forth in Section 3.07(a).

“Act” means the Securities Act of 1933, as amended.

“Adjustment Escrow Amount” means $500,000, subject to increase pursuant to Section 2.05(b).

“Adverse Recommended Change” has the meaning set forth in Section 5.02(c).

“Affiliate” means, with respect to any specified Person, any other Person (i) who directly or indirectly controls, is controlled by, or is under common control with, such Person, including, without limitation, any general partner, managing member, member, manager, officer or director of such Person, or (ii) who is a spouse, child (natural or adopted), grandchild or parent of such Person or any other direct lineal descendant of such Person (all of the foregoing collectively referred to as “family members”) or any trust, partnership, limited liability company or other entity for the benefit of, or the ownership interests of which are owned wholly by, such Person or its family members. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, membership interests, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” means this Unit Purchase Agreement, together with its exhibits, appendices and schedules.

“Allocation” has the meaning set forth in Section 7.03(h).

“Alternate Acquisition” has the meaning set forth in Section 5.02(a).

“Alternate Acquisition Proposal” has the meaning set forth in Section 5.02(b).

“Approval” means any approval, authorization, consent, license, filing, permit, qualification, registration, notice, or any waiver of the foregoing, required to be made to or obtained from, any Governmental Body pursuant to any Legal Requirement or other Person pursuant to any Legal Requirement or Contract.

“Arbitrator” has the meaning set forth in Section 9.10(a).

“Asset Contribution” has the meaning set forth in the Recitals to this Agreement.

“Asset Contribution Agreement” means the Asset Contribution Agreement to be entered into among the Selling Entity, Parent, Secure Infrastructure & Services LLC, Flagship Solutions, LLC, and the Company prior to Closing, giving effect to the Asset Contribution, in the form attached hereto as Exhibit B.

“Assumed Liabilities” has the meaning set forth in the Asset Contribution Agreement.

“Balance Sheet” has the meaning set forth in Section 3.06(a).

“Balance Sheet Date” means the date of the Balance Sheet.

“Base Purchase Price” means $40,000,000.

“Board Recommendation” has the meaning set forth in Section 3.02(b).

“Business” means the business of providing, selling or offering the products, licenses and services provided, sold or offered by the Selling Entity and/or any of its Subsidiaries within the two (2) years prior to Closing or pursuant to any Assumed Contract (as such term is defined in the Asset Contribution Agreement).

“Business Day” means any day on which banks are not required or authorized to close in the State of Delaware.

“CARES Act” means the Coronavirus, Aid, Relief and Economic Security Act (H.R. 748) (together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the date hereof).

“Causes of Action” has the meaning set forth in Section 7.04(a).

“Closing” has the meaning set forth in Section 2.08.

“Closing Balance Sheet” has the meaning set forth in Section 2.06(a).

“Closing Date” has the meaning set forth in Section 2.08.

“Closing Date Debt” has the meaning set forth in Section 2.05(a).

“Closing Date Debt Adjustment Amount” has the meaning set forth in Section 2.06(d).

“Closing Date Net Working Capital” has the meaning set forth in Section 2.05(a).

“Closing Date Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.06(e).

“Closing Financial Data” has the meaning set forth in Section 2.06(a).

“Closing Payment” means an amount equal to (“A” – “B” – “C”), where “A” equals the Base Purchase Price, “B” equals the Escrow Amount, and “C” equals the Estimated Aggregate Adjustment Amount (whether positive or negative).

“CloudFirst Europe” has the meaning set forth in the Recitals to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Taxes” means any Taxes which are the subject of a Combined Tax Return

“Combined Tax Return” means any Tax Return which includes the Company or any of its Subsidiaries on the one hand, and any of the Sellers or their Subsidiaries (other than the Company or any of its Subsidiaries), on the other hand.

“Commitment” means: (i) any option, warrant, convertible security, exchangeable security, subscription right, conversion right, exchange right, or other right, obligation or Contract that could require a Person to issue any of its capital stock or other Equity Interests, or to sell any capital stock or other Equity Interests it owns in another Person; (ii) any other security convertible into, exchangeable or exercisable for, or representing the right to subscribe for any capital stock or other Equity Interests of a Person or owned by a Person; (iii) any statutory pre-emptive right or pre-emptive right granted under a Person’s Organizational Documents; and (iv) any stock option, stock appreciation right, phantom stock, profit participation, or other similar right with respect to a Person.

“Commitment Letters” has the meaning set forth in Section 4.08(a).

“Company” has the meaning set forth in the Preamble to this Agreement and shall include any predecessors and successors in interest.

“Company Copyright” has the meaning set forth in Section 3.19(a).

“Company Disclosure Schedule” means the disclosure schedule attached to this Agreement as Exhibit A disclosing certain facts and information to the Purchaser. The sections in the Company Disclosure Schedule will be numbered to correspond to the applicable Section of this Agreement to which the disclosure relates; provided, that any disclosure made with respect to any section in the Company Disclosure Schedule shall be deemed to be disclosed for any other section in the Company Disclosure Schedule to the extent such disclosure’s relevance or applicability is readily apparent on its face.

“Company Domain Name” has the meaning set forth in Section 3.19(a).

“Company Contractors” means all independent contractors, consultants or similar non-employee third parties of the Parent or any of its Subsidiaries who provides services in connection with the operation of Business, but excluding all Excluded Contractors.

“Company Employees” means all full-time and part-time employees of the Parent or any of its Subsidiaries who provide services in connection with the operation of Business, but excluding all Excluded Employees.

“Company Group” has the meaning set forth in the Recitals to this Agreement.

“Company Intellectual Property Assets” means all Intellectual Property owned, or purported to be owned, by the Selling Entity or any of its Subsidiaries or used or held for use in the conduct of the Business. “Company Intellectual Property Assets” includes but is not limited to the Company Patents, Company Marks, Company Copyrights, Company Domain Names and Company Trade Secrets.

“Company IT Systems” means any information technology and computer system (including software, information technology and telecommunication hardware, network and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information and any support, disaster recovery and online service whether or not in electronic format, used in or necessary to the conduct of the Business.

“Company Mark” has the meaning set forth in Section 3.19(a).

“Company Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Selling Entity or any of its Subsidiaries or exclusively licensed to, or purported to be licensed to, the Selling Entity or any of its Subsidiaries.

“Company Party” or “Company Parties” means each of the Parties other than the Purchaser.

“Company Patent” has the meaning set forth in Section 3.19(a).

“Company Permits” has the meaning set forth in Section 3.10.

“Company Service Provider” has the meaning set forth in Section 7.06(b).

“Company Trade Secret” has the meaning set forth in Section 3.19(h).

“Company Units” means the units of membership interest of the Company as described in the Company’s Organizational Documents.

“Confidential Information” has the meaning set forth in Section 7.06(c).

“Confidentiality Agreement” means that certain confidentiality letter agreement, by and between Renovus Capital Partners III, LP and Maxim Group LLC, dated as of June 1, 2023.

“Contract” means any agreement, contract, indenture, obligation, arrangement, promise or understanding (whether written or oral), including any amendment, extension, renewal, guarantee and other supplement with respect thereto.

“Contributed Assets” has the meaning set forth in the Asset Contribution Agreement.

“Copyright” means any copyright in published or unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above.

“Customer” has the meaning set forth in Section 3.26(a).

“D&O Indemnitees” has the meaning set forth in Section 5.11.

“D&O Tail Policy” has the meaning set forth in Section 5.11.

“Debt” of a Person means, without duplication, all obligations or liabilities, whether contingent or otherwise and including all obligations for principal, interest, premiums, penalties, fees and breakage costs, of such Person or any of its Subsidiaries (i) in respect of money borrowed (whether current, short-term or long-term, secured or unsecured, and including all overdrafts and negative cash balances); (ii) evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person or any of its Subsidiaries is responsible or liable; (iii) issued or assumed as the deferred purchase price of property or services, or any earn-out or similar consideration (other than trade payables, accounts payable or other payables reflected on the balance sheet of such Person as current liabilities in the ordinary course of business consistent with past practice of such Person); (iv) in respect of conditional sales or under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (v) under leases required to be capitalized in accordance with GAAP; (vi) secured by an Encumbrance against any of its or any of its Subsidiaries’ properties or assets; (vii) for bankers’ acceptances or similar credit transactions issued for the account of such Person or any of its Subsidiaries; (viii) under any currency or interest rate swap, hedge or similar protection device; (ix) under any letters of credit, performance bonds or surety obligations; (x) in respect of the unfunded portion of pension plans or other Plans (including any matching or other contributions consistent with past practices, whether accrued or not); (xi) that would be classified as indebtedness on a balance sheet under GAAP; (xii) with respect to the Parent or any of its Subsidiaries, (A) all liabilities related to Seller Transaction Expenses that have been incurred but which remain unpaid as of the Closing Date by the Company or any Seller, (B) any (whether accrued or not) bonuses or commissions that may be payable with respect to any period ended on or prior to December 31, 2024 to any employee, consultant, officer or director of the Parent or any of its Subsidiaries, in each case to the extent constituting an Assumed Liability, (C) the pro rata portion (determined based on the number of days elapsed between January 1, 2025 and the date of the Closing divided by 365) of any (whether accrued or not) bonuses or commissions that may be payable with respect to the fiscal year ended December 31, 2025 to any employee, consultant, officer or director of the Parent or any of its Subsidiaries, in each case to the extent constituting an Assumed Liability, (D) Estimated Accrued Taxes, (E) the amount of any refunds, rebates or other credits, in each case owed to, or for the benefit of, any customer of the Selling Entity or any of its Subsidiaries, and (F) all liabilities (whether accrued or not) for paid-time-off, sick time and/or vacation time with respect to any Company Employees who have been offered employment by Purchaser or any of its Subsidiaries, in each case to the extent consisting an Assumed Liability; (xiii) in respect of deferred revenue liabilities determined in accordance with GAAP (whether short-term or long-term in nature); (xiv) with respect to any of the items set forth in paragraphs (A) (related to items described in clause (i) of the definition of Seller Transaction Expenses), (B), (C) and (F) of clause (xii) above, any payroll and/or employment Tax obligations thereon or applicable with respect thereto; and (xv) in respect of all obligations of other Persons of the type referred to in clauses (i)-(xiv) the payment of which such Person or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of any such obligations.

“Debt Commitment Letter” has the meaning set forth in Section 4.08(a).

“Debt Financing” has the meaning set forth in Section 4.08(a).

“Debt Letters” has the meaning set forth in Section 4.08(a).

“Definitive Financing Agreements” has the meaning set forth in Section 5.09(a).

“Direct Claim” has the meaning set forth in Section 8.04(d).

“Encumbrance” means any encumbrance, hypothecation, lien, mortgage, pledge, security interest, title retention or other security arrangement on or with respect to any property (real or personal) or property (real or personal) interest.

“Environmental Condition” means any contamination by a Hazardous Material of surface soils, subsurface soils, surface waters, and ground waters present on, in, under, above, or migrating from the Selling Entity’s or any of its Subsidiaries’ leased or owned real property, structure or facility.

“Environmental Law” means all Legal Requirements concerning pollution or protection of the environment, including any relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, testing, processing, discharge, release, or cleanup of any hazardous materials, substances or wastes.

“Equity Commitment Letter” has the meaning set forth in Section 4.08(a).

“Equity Financing” has the meaning set forth in Section 4.08(a).

“Equity Interest” means (i) with respect to a corporation, any and all shares of capital stock with respect thereto; (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all units, membership interests, ownership interests, beneficiary rights or other partnership/limited liability company interests with respect thereto; and (iii) any other equity ownership, participation or security in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means PNC Bank, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into among the Purchaser, the Seller Representative and the Escrow Agent at Closing, for purposes of holding and applying the Escrow Amount, in a form reasonably acceptable to Purchaser and Parent.

“Escrow Amount” means an amount equal to the Adjustment Escrow Amount plus the Indemnity Escrow Amount, to be deposited on the Closing Date with the Escrow Agent by the Purchaser in accordance with Section 2.04 and to be held in accordance with the Escrow Agreement.

“Estimated Accrued Taxes” means an amount (which may not be less than zero) equal to the sum of the aggregate amount of unpaid Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period for which, as of the Closing, an originally filed Tax Return has not yet been filed (or for which a Tax Return has been filed but all or any portion of the Tax liabilities shown thereon have not yet been paid as of the Closing), as determined in accordance with Section 7.03(a) with respect to any Straddle Period; provided, however, that the foregoing shall be determined (i) by separately calculating unpaid Tax liabilities for each jurisdiction in which the Company and its Subsidiaries filed Tax Returns with respect to the last Tax year for which a Tax Return was due (taking into account any applicable extensions) and each jurisdiction in which the Company and its Subsidiaries commenced activities after the end of such Tax year; (ii) in accordance with the past practices of the Company and its Subsidiaries, except as otherwise required by applicable Legal Requirements; (iii) without regard to deferred Tax assets and liabilities; (iv) by taking into account any estimated (or other prepaid) Tax payments (including any Tax overpayments that were applied to that taxable year) to the extent that such payments have the effect of reducing (but not below $0) the particular current Tax liability of the Company or its Subsidiaries in respect of which such payments were made or applied; (v) by taking into account the benefit of any Transaction Tax Deductions to the extent permitted by applicable Legal Requirements at a “more likely than not” or higher level of comfort; and (vi) by assuming that all applicable Tax Returns are filed in a manner consistent with Section 7.03(d).

“Estimated Aggregate Adjustment Amount” means an amount (whether positive or negative) equal to the Estimated Closing Date Debt plus the Estimated NWC Adjustment Amount.

“Estimated Closing Date Debt” has the meaning set forth in Section 2.05(a).

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 2.05(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.05(a).

“Estimated NWC Adjustment Amount” means the amount (whether positive or negative) equal to the amount of the Target Net Working Capital minus the Estimated Closing Date Net Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contractors” means all of the independent contractors, consultants or similar non-employee third parties, of Parent or any of its Subsidiaries set forth on Schedule 1.01.

“Excluded Employees” means all of the employees of Parent or any of its Subsidiaries set forth on Schedule 1.01.

“Fee Letter” has the meaning set forth in Section 4.08(a).

“Filing Date” has the meaning set forth in Section 9.10(b).

“Final Aggregate Adjustment Amount” means an amount (whether positive or negative) equal to the Closing Date Debt Adjustment Amount minus the Closing Date Net Working Capital Adjustment Amount.

“Final Order” means an order, injunction, judgment, ruling or arbitration award of any court or arbitrator for which all appeal, challenge or contest periods have expired without any appeal, challenge or contest having been filed or, if filed, all such appeals, challenges or contests have been resolved.

“Financial Statements” has the meaning set forth in Section 3.06(a).

“Financing” has the meaning set forth in Section 4.08(a).

“Financing Amount” has the meaning set forth in Section 4.08(a).

“Financing Sources” means the lenders and other financial institutions, agents, arrangers, bookrunners, managers and institutional investors that at any time have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Debt Financing, including the parties to the Debt Commitment Letter, any joinder agreement or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and its and their respective officers, directors, members, employees, partners, controlling persons, agents, advisors and representatives and their respective successors and assigns.

“Fraud” means, with respect to any Party, an actual and intentional fraud under Delaware law in connection with the making of any representation or warranties under this Agreement or any certificate delivered under this Agreement. For purposes of “Fraud”, all representations and warranties contained in this Agreement (including any certificate delivered in connection herewith) shall be deemed to have been justifiably relied upon by the Party or Parties to whom they are made.

“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Existence and Qualification), Section 3.02 (Authority; Validity), Section 3.03 (No Conflicts), Section 3.04 (Capitalization), Section 3.05 (Subsidiaries), Section 3.12 (Tax Matters), Section 3.17(b) (Sufficiency of Assets); Section 3.20 (Affiliate Transactions), Section 3.22 (Brokers and Finders), and Section 3.23 (Sellers).

“GAAP” means generally accepted United States accounting principles applied on a consistent basis.

“Government Contract” means any Contract, including an individual task order, purchase order, blanket purchase agreement, basic ordering agreement, and letter contract, between the Selling Entity or any of its Subsidiaries and any Governmental Body, as well as any subcontract or other arrangement by which (i) the Selling Entity or any of its Subsidiaries has agreed to provide goods or services of any type to a prime contractor or to a higher-tier subcontractor or (ii) a subcontractor or vendor has agreed to provide goods or services to the Selling Entity or any of its Subsidiaries, where, in the case of (i) or (ii), such goods or services ultimately will benefit or be used by a Governmental Body.

“Governmental Body” means any: (i) nation, State, county, municipality, city, town, village, district, or other jurisdiction of any nature; (ii) federal, State, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including, but not limited to, the SEC.

“Hazardous Material” means and includes any hazardous waste, hazardous material, hazardous substance, petroleum product, oil and waste oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law.

“Indemnified Party” has the meaning set forth in Section 8.03.

“Indemnifying Party” has the meaning set forth in Section 8.03.

“Indemnity Administrator” has the meaning set forth in Section 8.04.

“Indemnity Escrow Amount” means $1,000,000.

“Independent Accountants” has the meaning set forth in Section 2.06(c).

“In-License Contracts” has the meaning set forth in Section 3.19(m).

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property” means all of the following: (i) Patents; (ii) Marks; (iii) Copyrights; (iv) Trade Secrets; (v) registrations and applications for any of the foregoing; and (vi) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Key Employees” means each of the individuals set forth on Schedule 1.01 under the heading “Key Employees”.

“Knowledge” means the actual knowledge of any of Charles Piluso, Chris Panagiotakos, Chuck Paolillo and Hal Schwartz in each case after due inquiry.

“Leased Real Property” means, with respect to any Person, the real property leased, subleased or licensed by such Person, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by such Person, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property and other assets of every kind, nature and description of such Person located at or attached or appurtenant thereto and all easements, licenses, rights, options, privileges and appurtenances relating to any of the foregoing.

“Leases” has the meaning set forth in Section 3.15(l).

“Legal Requirement” means applicable common law and any applicable law, statute, regulation, rule, ordinance, Order, administrative order, treaty, standard, decree, or judgment duly enacted, adopted, or promulgated by any Governmental Body and having the force and effect of law.

“Loss” of a Person means any and all loss, liability, damage, obligation, lien, claim, assessment, judgment, action, order, decree, Tax, loss of Tax benefit, penalty, fine, cost or expense (including reasonable attorneys’ fees) suffered or incurred by such Person of any kind or nature (whether or not arising out of third party claims and including any amount paid in investigation, defense or settlement of any of the foregoing).

“Made Available” means, with respect to any Company Party, delivered to a Company Party, and with respect to the Purchaser, posted in the “Data Storage Corp.” electronic data room hosted by Ideals to which the Purchaser, the Company and the Selling Entity have access as of 5:00 p.m. (Eastern time), in each case, no later than two (2) Business Days prior to the Closing Date.

“Mark” means any right in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans, social media and Internet domain names, or registrations and applications for registration of any of the foregoing.

“Material Adverse Effect” means any change, event, circumstance, occurrence, fact, condition, matter, state of facts, development or effect (each, an “Effect”), or series of related Effects, that has had, or would reasonably be expected to have, individually or in the aggregate with any other Effect, (i) a material adverse effect on the ability of (a) any Company Party or the Purchaser, as applicable, to consummate the Transactions contemplated by this Agreement, or (b) the Purchaser or the Company (or any of its Subsidiaries) to operate the Business after the Closing Date without material impediment relative to such operation as of immediately prior to the Closing Date, or (ii) a material adverse effect upon the assets, properties, liabilities, condition (financial or other), business or results of operations of the Selling Entity or the Purchaser (as the context ay require) or any of their respective Subsidiaries, provided, however, that solely in the case of clause (ii), any adverse Effect to the extent resulting from the following shall not be deemed in and of themselves, to constitute a Material Adverse Effect nor be taken into account in determining whether a Material Adverse Effect has occurred (so long as such Effects do not have a materially disproportionate effect on the Selling Entity or its Subsidiaries relative to other participants in the industries in which the Selling Entity and its Subsidiaries operate): (a) general economic, banking, currency, capital market, regulatory, political, environmental, global pandemic, epidemic or disease outbreak or other similar conditions (including acts of war, armed hostilities, terrorism, weather conditions or other force majeure events), (b) general business or economic conditions affecting the industries in which the Selling Entity or its Subsidiaries operate, and (c) any generally applicable change in GAAP or any generally applicable change in applicable Legal Requirements.

“Material Contract” has the meaning set forth in Section 3.15.

“Measurement Time” has the meaning set forth in Section 2.08.

“Net Working Capital” means for the Company on a consolidated basis as of the relevant date and time, (i) total current assets (consisting of all current assets required to be set forth on a balance sheet prepared in accordance with GAAP and, to the extent consistent with GAAP, the Company’s historical accounting policies and practices, but without giving effect to the Transactions), minus (ii) current liabilities (consisting of all such current liabilities required to be set forth on a balance sheet prepared in accordance with GAAP and, to the extent consistent with GAAP, the Company’s historical accounting policies and practices, but without giving effect to the Transactions), in each case, subject to the terms of (and calculated as set forth on) Appendix I attached hereto; provided, that the determination of Net Working Capital will (a) include as a current asset cash but exclude Restricted Cash held by the Company and its Subsidiaries, (b) exclude all Tax liabilities and Tax assets, and (c) exclude any amounts constituting Closing Date Debt or Estimated Closing Date Debt that reduce the Purchase Price (including any such liabilities included therein which are to be paid or otherwise satisfied at Closing).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body or by any arbitrator.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, certificate or articles of formation, articles of organization, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Out-License Contracts” has the meaning set forth in Section 3.19(m).

“Outside Date” has the meaning set forth in 6.04(b).

“Owned Real Property” means, with respect to any Person, the real property in which such Person has any fee title (or equivalent) interest, together with all buildings and other structures, facilities and improvements, currently or hereafter located thereon, and all fixtures, systems, equipment, and items of personal property and all other assets or interests of Person located at or attached or appurtenant thereto, including leaseholds and rights in intangible personal property, including any permits and approvals, contracts, subcontracts, agreements, bonds, building warranties and guaranties or other rights relating to the ownership, use, maintenance and operation of the Owned Real Property, and all easements, servitudes, rights-of-way, mineral and other extraction rights, air, water and other development rights and privileges and appurtenances used or usable in connection with the beneficial use and enjoyment of the Owned Real Property.

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Party” means the Company, the Purchaser, a Seller, or the Seller Representative, as the context requires, and “Parties” means the Company, the Purchaser, the Sellers and the Seller Representative.

“Patent” means any patent, patent application, utility model or similar protection of any kind, patent right, invention, discovery or invention disclosure (whether or not patented).

“Payoff Indebtedness” has the meaning set forth in Section 5.13.

“Payoff Letters” has the meaning set forth in Section 5.13.

“PCI Requirements” has the meaning set forth in Section 3.27(b).

“Permitted Activities” means: (i) Parent’s ownership and operation of Nexxis Inc. (as conducted as of the date of this Agreement and the twelve (12) months prior), (ii) for any period during which Parent operates as a business development company, lending to or investing in, Persons by Parent (including designating a director of a Person in connection with such investment), provided that, with respect to any such equity or debt investment, (a) such investment does not result in Parent owning 15% or more of the voting power or economic interests of such Person, and (b) such investment is not into a business that offers products, goods, services and/or support that is competitive with, or would reasonably be expected to be offered in substitution or replacement of, the products, goods, services and/or support offered or sold by the Business that generated at least 5% of the revenue of the Business in the twelve (12) month period prior to the date of this Agreement, and (iii) the offer and sale of products, goods, services and/or support for cyber-security solutions.

“Permitted Encumbrances” means: (i) liens for Taxes or assessments and similar charges, which are not yet due or delinquent or are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established; (ii) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory lien or restriction for amounts not yet due and payable or which are being contested in good faith; (iii) zoning, entitlement, building and other land use regulations which do not materially impair, prohibit or restrict the occupancy or current use of the real property which they encumber; and (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property which do not materially impair, prohibit or restrict the occupancy or current use of the real property which they encumber.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Personal Data” means all data relating to one or more individual(s) or an individual’s device that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Selling Entity or any of its Subsidiaries, is capable of identifying an individual or an individual’s device); data that is non-personally identifying, including, without limitation, aggregate or de-identified data; and data that is defined as personal data, personally identifiable information, personal information, or similar term is defined under applicable Privacy Laws, privacy policies, or Privacy Agreements. Personal Data includes information in any form, whether paper or electronic.

“Plans” has the meaning set forth in Section 3.13(a).

“PPP Loan” means any loan from, or liability or obligation of the Selling Entity or any of its Subsidiaries to, the SBA or any other Person under the CARES Act, “Paycheck Protection Program”, “Economic Stabilization Fund” or other SBA loan program.

“Pre-Closing Tax Period” has the meaning set forth in Section 7.03(a).

“Prior Operating Agreement” has the meaning set forth in Section 7.08.

“Privacy Agreements” has the meaning set forth in Section 3.27(a).

“Privacy and Information Security Policies” has the meaning set forth in Section 3.27(d).

“Privacy Laws” has the meaning set forth in Section 3.27(a).

“Privacy Requirements” means Privacy Laws, Privacy and Information Security Policies, and Privacy Agreements.

“Proceeding” means any arbitration, audit, complaint, hearing, investigation, inquiry, litigation, petition, suit or other proceeding (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, arbitrator or other trier of fact.

“Processing” has the meaning set forth in Section 3.27(a).

“Prospective Customer” means any Person who is or has been, within the last two (2) years, the subject of active efforts to secure as a customer of the Business.

“Proxy Statement” has the meaning set forth in Section 3.28.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchased Assets” has the meaning set forth in Section 7.03(g).

“Purchased Units” has the meaning set forth in the Recitals to this Agreement.

“Purchaser” has the meaning set forth in the Preamble to this Agreement.

“Purchaser Indemnified Party” has the meaning set forth in Section 8.02.

“Purchaser Indemnifying Party” has the meaning set forth in Section 8.03.

“Purchaser Related Party” has the meaning set forth in Section 6.06(c).

“Purchaser Tax Returns” has the meaning set forth in Section 7.03(d)(ii).

“Purchaser Termination Fee” has the meaning set forth in Section 6.06(a).

“R&W Policy” means the representation and warranty policy purchased by the Purchaser in connection with the representations and warranties of this Agreement, substantially in the form attached hereto as Exhibit C.

“Release” means any release, spill, leaking, emitting, emission, discharging, depositing, escaping, leaching, dumping, pumping, injection, dispersing, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or within any building, structure, facility or fixture, whether intentional or unintentional.

“Released Parties” has the meaning set forth in Section 7.04(a).

“Releasing Parties” has the meaning set forth in Section 6.06(c).

“Remedial Action” means any action taken to investigate, clean up or otherwise respond to Releases of Hazardous Materials or to Environmental Conditions, including institutional and engineering controls.

“Representative” means with respect to a particular Person, any stockholder, member, manager, partner, director, officer, employee, agent or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Information” means the following information with respect to the business, operations and financial conditions of the Selling Entity and its Subsidiaries and the Contributed Assets (i) all financial and related information reasonably requested in writing by Purchaser and (i) the audited financial information and unaudited financial information and the financial information requested by Purchaser to prepare the pro forma financial statements, as required to be delivered pursuant to paragraph 2 of Annex I of Exhibit B to the Debt Commitment Letter.

“Resolution Period” has the meaning set forth in Section 2.06(b).

“Restricted Business” means any Person or business offering, anywhere in the United States, Canada and anywhere else in the world where the Selling Entity or any of its Subsidiaries conducted business prior to the Closing, products, goods, services and/or support that is competitive with, or would reasonably be expected to be offered in substitution or replacement of, the products, goods, services and/or support offered or sold, or proposed to be offered or sold, by the Selling Entity or any of its Subsidiaries on or prior to the Closing Date.

“Restricted Cash” means any cash which is not freely usable by the Company or its Subsidiaries because it may not be distributed under applicable Legal Requirements or Contract without any penalty, cost or expense, in each case determined in accordance with GAAP, including, but not limited to, any cash held in reserve pursuant to any letter of credit and any deposits held by a Person (other than the Company or any of its Subsidiaries).

“Restricted Period” means five (5) years following the Closing Date.

“Review Period” has the meaning set forth in Section 2.06(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SBA” means the U.S. Small Business Administration.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Breach” has the meaning set forth in Section 3.27(i).

“Seller Indemnified Party” has the meaning set forth in Section 8.03.

“Seller Indemnifying Party” has the meaning set forth in Section 8.02.

“Seller Representative” has the meaning set forth in Section 2.07(a).

“Seller Termination Fee” has the meaning set forth in Section 6.06(b).

“Seller Transaction Expenses” has the meaning set forth in Section 9.01.

“Sellers” has the meaning set forth in the Preamble to this Agreement.

“Selling Entity” has the meaning set forth in the Preamble to this Agreement.

“Shareholder Approval” has the meaning set forth in Section 6.02(e)(ii).

“Shareholder Meeting” means the annual or special meeting of the shareholders of Parent held for the purpose of voting on this Agreement and consummation of the Transactions.

“State” means any United States state and any other U.S. territory.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) owns fifty percent (50%) or more of the outstanding Equity Interests or has the power, through the ownership of Equity Interests or otherwise, to elect a majority of the directors, or similar managing body or to direct the business and policies of such entity. For the avoidance of doubt, each of the Company and CloudFirst Europe are Subsidiaries of the Selling Entity for purposes of this Agreement.

“Substitute Commitment Letters” has the meaning set forth in Section 5.09(d).

“Substitute Definitive Financing Agreements” has the meaning set forth in Section 5.09(d).

“Substitute Financing” has the meaning set forth in Section 5.09(d).

“Superior Proposal” has the meaning set forth in Section 5.02(b).

“Support Agreement” means a Support Agreement entered between the Purchaser, on the one hand, and each of the Support Agreement Stockholders, on the other hand, substantially in the form attached hereto as Exhibit D.

“Support Agreement Stockholder” means Charles M. Piluso, Piluso Family Associates, The Lasata 2012 Trust dated 5/4/12, The Bella Vita 2012 Trust dated 5/4/12, Harold J. Schwartz, Thomas C. Kempster, and Clifford Stein.

“Target Net Working Capital” means $730,494.57.

“Tax” means any federal, State, municipal, local or foreign income, gross receipts, capital stock, franchise, profits, branch profits, payroll, employment, severance, withholding, social security, unemployment, disability, premium, windfall, profits, environmental, customs duties, real property, ad valorem/personal property, stamp, excise, license, occupation, sales, use, transfer, registration, value added, goods and services, alternative minimum, estimated or other temporary or permanent tax imposed by a Governmental Body, including amounts imposed by a Governmental Body in lieu of any tax and any interest, surcharge, penalty or addition thereto, whether disputed or not.

“Tax Contest” has the meaning set forth in Section 7.03(c)(i).

“Tax Return” means any return, report, claim for refund, information return or other document relating to Taxes, including any schedule or attachment thereto and amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8.04(a).

“Third-Party Rights” has the meaning set forth in Section 3.19(d).

“Trade Secret” means any right in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results.

“Transaction Deductions” means, without duplication, any Tax deductions arising in respect of (i) any bonuses paid on or prior to the Closing Date in connection with the transactions contemplated by any Transaction Document, (ii) expenses with respect to Debt being paid in connection with the Closing, and (iii) the Seller Transaction Expenses and other fees and expenses of legal counsel, accountants, and investment bankers incurred in connection with the transactions contemplated by any Transaction Document; provided, that, the amount of Transaction Tax Deductions shall be computed assuming that an election is made under Revenue Procedure 2011-29 to deduct 70% of any “success-based fees” (as described in Revenue Procedure 2011-29), and provided, further, that to the extent permitted by applicable Legal Requirements at a “more likely than not” or higher level of comfort, the Seller Transaction Expenses shall be deemed to have been incurred in the applicable Pre-Closing Tax Period in accordance with Section 7.03(j) regardless of whether the payment of any such Seller Transaction Expenses is made after the Closing.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Transition Services Agreement, if applicable, the Asset Contribution Agreement, Support Agreements and any other document, schedule, instrument, certificate or agreement executed or delivered in connection with this Agreement or the foregoing or in connection with the consummation of the Transactions.

“Transition Services Agreement” means, if such agreement is requested by Purchaser, the Transition Services Agreement to be entered into among the Company and the Parent at Closing, in the form reasonably acceptable to Purchaser and Parent.

“Transactions” means, collectively, the transactions contemplated by the Transaction Documents.

“Transfer Employee” has the meaning set forth in Section 5.14(a).

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended.

“Unit Purchase Transaction” has the meaning set forth in the Recitals to this Agreement.

1.02       Construction. Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular and vice versa; (ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (iii) references to one gender include all genders; (iv) “including” (and variants thereof) is not limiting (such that it will be deemed to be followed by the phrase “without limitation”); (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) the words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (vii) section, clause, exhibit, appendix and schedule references are to this Agreement unless otherwise specified; (viii) any definition of or reference to any Legal Requirement will be construed as referring to such Legal Requirement as from time to time amended, supplemented or otherwise modified; and (ix) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder. For purposes of this Agreement, (a) all references to employees of the Selling Entity or any of its Subsidiaries shall be deemed to include all employees of the Parent or any of its Subsidiaries who provide services in connection with the operation of Business, notwithstanding that such employees may be employed by the Parent or any of its Subsidiaries, and (b) all references to independent contractors, consultants or similar non-employee third parties of the Selling Entity or any of its Subsidiaries shall be deemed to include all independent contractors, consultants or similar non-employee third parties of the Parent or any of its Subsidiaries who provide services in connection with the operation of the Business, notwithstanding that such contractors, consultants or similar non-employee third parties may be engaged by the Parent or any of its Subsidiaries. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises regarding this Agreement, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Article II
PURCHASE AND SALE OF UNITS

2.01       Description of Securities. As of immediately prior to the Closing, (i) the Company’s authorized Equity Interests consist solely of Company Units, which will, upon consummation of the Transactions, have the rights, preferences and other terms set forth in the Organizational Documents of the Company, and (ii) all Equity Interests of the Company are owned beneficially and of record by the Selling Entity, and all Equity Interests of the Selling Entity are owned beneficially and of record by the Parent.

2.02       Sale and Purchase; Instruments of Transfer. Upon the terms and subject to the conditions herein, and in reliance on the representations and warranties made by the Company and the Sellers herein, the Purchaser hereby agrees to purchase from the Selling Entity, and the Selling Entity hereby agrees to sell, transfer and deliver to the Purchaser, all of the Purchased Units, free and clear of any and all Encumbrances for an amount equal to the aggregate purchase price calculated as set forth in Section 2.03 (the “Purchase Price”). On the Closing Date, the Selling Entity shall deliver or cause to be delivered to the Purchaser duly executed unit powers accompanied by certificates representing the Purchased Units, if certificated, and such other instruments of transfer and assignment as may be reasonably necessary to vest in Purchaser good and valid title to the Purchased Units free and clear of any Encumbrances. All such unit powers and other instruments shall be in form and substance reasonably satisfactory to the Purchaser.

2.03       Purchase Price. The Purchase Price shall be calculated and determined as follows: an amount equal to (a) the Base Purchase Price; minus (b) the Estimated Aggregate Adjustment Amount; minus (c) the Final Aggregate Adjustment Amount.

2.04       Payment of Purchase Price.

(a)       On the Closing Date, the Purchaser will:

(i)       Pay, or cause to be paid, to the respective payees thereof (or, at the Purchaser’s election, to the Company for further payment thereby thereto), (A) each item of Payoff Indebtedness, if any, in accordance with the Payoff Letters, if any, and (B) all Seller Transaction Expenses included in the determination of Estimated Closing Date Debt, by wire transfer of immediately available funds, provided, that any such amounts payable to an employee of the Parent or its Subsidiaries shall be paid through the applicable payroll system on the first normal payroll date occurring at least three (3) Business Days following the Closing Date, subject to applicable withholding tax;

(ii)       deposit or cause to be deposited the Escrow Amount with the Escrow Agent (which Escrow Amount will be paid to the Selling Entity or the Purchaser in accordance with the terms hereof and the Escrow Agreement); and

(iii)       pay or cause to be paid the Closing Payment to the Selling Entity to an account or accounts designated by the Seller Representative.

(b)       The remainder of the Purchase Price, if any, will be paid or caused to be paid by the Purchaser (or returned to the Purchaser) pursuant to the Escrow Agreement and Section 2.06.

2.05       Estimated Aggregate Adjustment Amount.

(a)       No later than four (4) Business Days prior to the anticipated Closing Date, the Selling Entity shall deliver to the Purchaser a written statement (the “Estimated Closing Statement”) setting forth (i) the Sellers’ good faith estimate of the aggregate amount of all Debt of the Selling Entity and its Subsidiaries as of immediately prior to the Closing but without giving effect to the Unit Purchase Transaction (collectively, the “Closing Date Debt” and such estimate of Closing Date Debt, the “Estimated Closing Date Debt”), (ii) the Sellers’ good faith estimate of the aggregate amount of the Net Working Capital of the Selling Entity and its Subsidiaries as of the Measurement Time but without giving effect to the Unit Purchase Transaction (the “Closing Date Net Working Capital” and such estimate of the Closing Date Net Working Capital, the “Estimated Closing Date Net Working Capital”), (iii) the resulting Estimated Aggregate Adjustment Amount and reasonable supporting documentation necessary to support the calculations of such Estimated Aggregate Adjustment Amount components, and (iv) wire instructions for, and the amount due, to each Person entitled to a payment pursuant to Section 2.04. Appendix I attached hereto sets forth an example calculation of Closing Date Net Working Capital as if the date of the Closing was March 31, 2025 for purposes of such example.

(b)       From and after delivery of the Estimated Closing Statement, the Sellers and the Company shall reasonably assist and cooperate with the Purchaser in its review of the Estimated Closing Statement, including by providing the Purchaser and its representatives with reasonable access, solely for the purpose of reviewing and verifying the Estimated Closing Statement, to: (i) copies of all of the books and records, work papers, and trial balances, in each case, used in preparing the Estimated Closing Statement and (ii) the Parent’s and its Subsidiaries’ management personnel involved in preparing the Estimated Closing Statement. At Purchaser’s request, the Sellers will meet promptly and before the anticipated Closing Date with Purchaser to review the Estimated Closing Statement and any differences raised by Purchaser in good faith with respect to the Estimated Closing Date Debt and/or Estimated Closing Date Net Working Capital. The Sellers and Purchaser will work in good faith to resolve any differences raised by Purchaser before the Closing, and at least two (2) Business Days prior to the Closing the Selling Entity shall deliver to Purchaser a revised Estimated Closing Statement (to the extent the Sellers agrees to any revisions or modifications), which revised Estimated Closing Statement shall (x) supersede and replace the prior versions for all purposes hereunder, and (y) be used for purposes of determining the Estimated Closing Date Debt and Estimated Closing Date Net Working Capital, and the other items set forth therein at the Closing, provided, however, that if some or all of such differences raised by Purchaser are not resolved prior to the Closing, the Adjustment Escrow Amount to be deposited into escrow at Closing shall be automatically increased by the aggregate dollar amount of such unresolved differences.

2.06       Calculation of Final Adjustments. Each element of the Final Aggregate Adjustment Amount will be calculated as follows:

(a)       Post-Closing Calculation. No later than ninety (90) days following the Closing Date, the Purchaser will cause to be prepared and delivered to the Seller Representative: (i) a consolidated balance sheet of the Company and its Subsidiaries as of the Measurement Time but without giving effect to the Transactions (the “Closing Balance Sheet”); and (ii) a certificate setting forth Purchaser’s good faith calculation of the Closing Date Debt and the Closing Date Net Working Capital (the Closing Balance Sheet and the calculations of the Closing Date Debt and the Closing Date Net Working Capital are referred to as the “Closing Financial Data”). The Closing Financial Data will be prepared in accordance with GAAP using, to the extent consistent with GAAP, the same accounting principles, on a consistent basis, that were employed in preparing the Balance Sheet and the calculations of Estimated Closing Date Debt and Estimated Closing Date Net Working Capital.

(b)       Disputes. After receipt of the Closing Financial Data, the Seller Representative will have forty-five (45) days (the “Review Period”) to review the Closing Financial Data, together with the books and records and work papers and assumptions used in the preparation thereof. The Seller Representative may dispute items reflected in the Closing Balance Sheet or in the calculation of the Closing Date Debt or the Closing Date Net Working Capital. Unless the Seller Representative delivers written notice to the Purchaser on or prior to the end of the Review Period specifying in reasonable detail (to the extent possible) the amount, nature and basis of each disputed item, the Seller Representative and each of the Sellers will be deemed to have accepted and agreed to the Closing Balance Sheet, the calculation of the Closing Date Debt and the Closing Date Net Working Capital. If the Seller Representative so notifies Purchaser of its objection to any portion of the Closing Balance Sheet or the calculation of any of the Closing Date Debt or the Closing Date Net Working Capital, the Seller Representative and Purchaser must, for fifteen (15) days (or such longer period as the Seller Representative and the Purchaser may agree in writing) following such notice (the “Resolution Period”), attempt in good faith to resolve their differences and any resolution by them as to any disputed amounts is final, binding and conclusive on the Parties.

(c)       Independent Accountants. If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute as to the Closing Date Balance Sheet, Closing Date Debt or the Closing Date Net Working Capital, then all amounts remaining in dispute will be submitted to EisnerAmper or such other accounting firm mutually selected by the Seller Representative and Purchaser (the “Independent Accountants”) within ten (10) days after the expiration of the Resolution Period. To the extent necessary, if the Seller Representative and Purchaser are unable to agree on the choice of an accounting firm, they will each select one nationally recognized accounting firm and those two firms will mutually select a third nationally recognized accounting firm. The Purchaser and the Seller Representative will execute, if requested by the Independent Accountants, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Independent Accountants will be shared as between the Sellers, on the one hand, and Purchaser, on the other hand, in inverse proportion as they may prevail on the allocation of the dollar amount of the amounts remaining in dispute between the Sellers, on the one hand, and Purchaser, on the other hand, as determined by the Independent Accountants. The Independent Accountants will act as an expert and not as an arbitrator to determine, based solely on the provisions of this Section 2.06(c) and the presentations by the Seller Representative and Purchaser, and not by independent review, only those issues still in dispute and only as to whether such amounts were arrived at in accordance with this Agreement. In resolving any disputed item, the Independent Accountants may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accountants’ determination must be made within thirty (30) days of their selection, must be set forth in a written statement delivered to the Seller Representative and Purchaser and will be final, binding and conclusive on the Parties absent fraud or manifest error.

(d)       Closing Date Debt Adjustment Amount. If the amount of the Closing Date Debt (as finally determined pursuant to this Section 2.06) exceeds the amount of the Estimated Closing Date Debt, the Sellers, jointly and severally, shall pay to the Purchaser or, at the Purchaser’s sole discretion, to the Company, an amount equal to such excess within the time period set forth in Section 2.06(f). If the amount of the Closing Date Debt (as finally determined pursuant to this Section 2.06) is less than the amount of the Estimated Closing Date Debt, then the Purchaser shall pay or cause the Company to pay to the Selling Entity an amount equal to such difference within the time period set forth in Section 2.06(f). The amount (whether positive or negative) obtained by subtracting (x) the amount of the Estimated Closing Date Debt from (y) the amount of the Closing Date Debt is referred to as the “Closing Date Debt Adjustment Amount.”

(e)       Closing Date Net Working Capital Adjustment Amount. If the amount of the Closing Date Net Working Capital (as finally determined pursuant to this Section 2.06) is less than the amount of the Estimated Closing Date Net Working Capital, then the Sellers, jointly and severally, shall pay to the Purchaser or, at the Purchaser’s sole discretion, to the Company, an amount equal to such difference within the time period set forth in Section 2.06(f). If the amount of the Closing Date Net Working Capital (as finally determined pursuant to this Section 2.06) exceeds the amount of the Estimated Closing Date Net Working Capital, then the Purchaser shall pay or cause the Company to pay to the Selling Entity an amount equal to such excess within the time period set forth in Section 2.06(f). The amount (whether positive or negative) obtained by subtracting (x) the amount of the Estimated Closing Date Net Working Capital from (y) the amount of Closing Date Net Working Capital is referred to as the “Closing Date Net Working Capital Adjustment Amount.”

(f) Recovery Sources. Any payment required by Sections 2.06(d) or 2.06(e) must be paid by wire transfer of immediately available funds to the account or accounts specified by the Party who is owed such payment (or, in the case of any payment to be made to the Selling Entity, specified by the Seller Representative), within five (5) Business Days after each element of the Final Aggregate Adjustment Amount is finally determined pursuant to this Section 2.06; provided, that before any payment pursuant to Sections 2.06(d) or 2.06(e) shall be due from any Seller, the Purchaser shall first seek recovery therefor out of the Adjustment Escrow Amount (by release of the applicable amount by the Escrow Agent in accordance with the Escrow Agreement) and the Sellers shall only be responsible for such payment(s) to the extent in excess of the Adjustment Escrow Amount held by the Escrow Agent therefor. Upon the final determination of both the Closing Date Debt Adjustment Amount and the Closing Debt Net Working Capital Adjustment Amount in accordance with this Section 2.06, the Purchaser and the Seller Representative shall provide joint written instructions to the Escrow Agent to release funds from the Adjustment Escrow Amount to the applicable parties entitled to payment under this Section 2.06.2.07 Seller Representative.

(a)       Appointment. The Parties hereto agree that it is desirable to designate Charles Piluso as the representative of the Seller Indemnifying Parties and as their attorney-in-fact (the “Seller Representative”), with full power of substitution to act on behalf of the Seller Indemnifying Parties to the extent and in the manner set forth in this Agreement, the Escrow Agreement and the other applicable Transaction Documents. The Seller Indemnifying Parties have designated the Seller Representative as the representative of the Seller Indemnifying Parties for purposes of this Agreement, the Escrow Agreement, and the execution of this Agreement by such Seller Indemnifying Parties shall constitute ratification and approval of such designation on the terms set forth herein. All decisions, actions, consents and instructions by the Seller Representative with respect to this Agreement and the Escrow Agreement shall be binding upon all of the Seller Indemnifying Parties, and no such Seller Indemnifying Party shall have the right to object to, dissent from, protest or otherwise contest the same. The Purchaser, the Purchaser Indemnified Parties and the Company shall be entitled to rely on any decision, action, consent or instruction of the Seller Representative as being the decision, action, consent or instruction of the Seller Indemnifying Parties, and the Purchaser, the Purchaser Indemnified Parties and the Company are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. By way of example and not limitation, as Seller Representative, the Seller Representative shall be authorized and empowered, as agent of and on behalf of all Seller Indemnifying Parties to give and receive notices and communications as provided herein, to object to any claims of a Purchaser Indemnified Party, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims or Losses, to waive after the Closing Date any breach or default of Purchaser or the Purchaser Indemnified Parties of any obligation to be performed by it under this Agreement, to receive service of process on behalf of each Seller Indemnifying Party in connection with any claims against such Seller Indemnifying Party arising under or in connection with this Agreement, any document or instrument provided for hereby or any of the transactions contemplated hereby or under any other Transaction Document, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Notices or communications to or from the Seller Representative shall constitute notice to or from the Seller Indemnifying Parties.

(b)       Resignation; Removal. The Seller Representative may resign at any time, and in the event of the death, incapacity or resignation of the Seller Representative, a new Seller Representative shall be appointed by the Seller Indemnifying Parties. The Seller Representative may charge a reasonable fee for his or her services; provided, that all fees and expenses incurred by the Seller Representative in performing his or her duties hereunder (including legal fees and expenses related thereto) and any indemnification in favor of the Seller Representative shall be borne by the Seller Indemnifying Parties jointly and severally.

(c)       Authority. The grant of authority provided for in this Section 2.07 is coupled with an interest and is being granted, in part, as an inducement to the Purchaser to enter into this Agreement and the Escrow Agreement and (i) shall be irrevocable and survive the dissolution, liquidation or bankruptcy of any Party or the death, incompetency, liquidation or bankruptcy of any Seller Indemnifying Party, shall be binding on any successor thereto and (ii) shall survive the assignment by any Seller Indemnifying Party of the whole or any portion of his, her or its interest in the Escrow Amount.

(d)       Each Seller Indemnifying Party hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Seller Representative pursuant to this Section 2.07. Each Seller Indemnifying Party agrees that the Seller Representative shall have no obligation or liability to any Person for any action taken or omitted by him or her in good faith, and each Seller Indemnifying Party shall indemnify and hold harmless the Seller Representative from, and shall pay to the Seller Representative the amount of, or reimburse the Seller Representative for, any loss that the Seller Representative may suffer, sustain, or become subject to as a result of any such action or omission by the Seller Representative under this Agreement. The Seller Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or his or her duties hereunder, and, without limiting the foregoing, shall incur no liability in his capacity as the Seller Representative to the Seller Indemnifying Party and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel.

(e)       Any expenses or liabilities incurred by the Seller Representative in connection with the performance of its duties under this Agreement or the Escrow Agreement shall not be the personal obligation of the Seller Representative but shall be payable by the Sellers, jointly and severally.

2.08       Closing. The purchase and sale of the Purchased Units (the “Closing”) provided for in this Agreement will take place remotely via the electronic exchange of documents and signatures on the date that is three (3) Business Days following the satisfaction or waiver of the conditions to Closing set forth in Article VI (other than the conditions that by their terms are to be satisfied at the Closing) unless another time or place is mutually agreed upon in writing by Purchaser and the Parent (the date upon which the Closing actually occurs, the “Closing Date”). Except as otherwise set forth in this Agreement, all cash payments hereunder shall be made by wire transfer of same day available funds. Except as otherwise provided herein (including with respect to determining certain components of the Purchase Price), the Closing shall be deemed to be effective as of 12:01 a.m. (Eastern time) on the Closing Date (the “Measurement Time”) for tax, accounting and all other purposes. For the avoidance of doubt, the Purchase Price and any components thereof shall be determined without giving effect to the transactions contemplated by the Transaction Documents or any purchase accounting arising from the consummation of such transactions and without taking into account any payments and/or wires that are contemplated by the funds flow instruments entered into on the date hereof in connection with such transaction (or its attachments) or this Agreement (such that the Purchase Price and its components will be determined as though such wires and/or payments did not yet occur).

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

The Company and the Sellers hereby represent and warrant to the Purchaser as of the date hereof and as of the Closing as follows.

3.01       Existence and Qualification. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has the full limited liability company power and authority to own, lease and operate its property and assets and carry on its business as now being conducted. Except as set forth in Section 3.01 of the Company Disclosure Schedule, the Company is duly qualified or licensed to do business as a foreign limited liability company in good standing in all jurisdictions in which the character or the location of the assets owned, leased or used by it or the nature of the business conducted by it requires such licensing or qualification, except where failure to have the approvals or to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Organizational Documents of the Company are in full force and effect and Company is not in any material breach or violation of any of its Organizational Documents.

3.02       Authority; Validity.

(a)       Each of the Company or its Subsidiaries has the requisite limited liability company or corporate power and authority necessary to enter into and perform its respective obligations under the Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance of the Transaction Documents to which the Company or any of its Subsidiaries is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate, limited liability company and/or other action in respect thereof. This Agreement has been duly executed and delivered by the Company and constitutes, and each other Transaction Document to which it, or any of its Subsidiaries is a party when executed and delivered by the Company or its Subsidiaries will constitute, the legal, valid and binding obligations thereof, enforceable against it in accordance with their respective terms except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy.

(b)       The Shareholder Approval is the only vote or consent of the holders of any class or series of Parent’s capital stock or Equity Interests that is necessary in connection with the consummation of the Transactions, and no other corporate or stockholder proceedings are necessary to approve this Agreement, the other Transaction Documents or to consummate the Transactions contemplated hereby. Prior to the execution of this Agreement, at a meeting duly called and held, the board of directors of Parent duly and validly adopted resolutions (i) approving and declaring advisable this Agreement and the other Transaction Documents and the Transactions on the terms and subject to the conditions set forth herein and therein, (ii) declaring and determining that it is in the best interests of the shareholders of Parent that Parent and the other Company Parties enter into this Agreement and the other Transaction Documents and consummate the Transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein, (iii) directing that this Agreement be submitted to a vote at the Shareholder Meeting, and (iv) recommending that the shareholders of Parent approve and adopt this Agreement ((i), (ii), (iii) and (iv) being collectively referred to herein as the “Board Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way. Prior to the execution of this Agreement, the board of directors of the Selling Entity duly and validly adopted resolutions (A) approving and declaring advisable this Agreement and the other Transaction Documents and the Transactions on the terms and subject to the conditions set forth herein and therein, (B) declaring and determining that it is in the best interests of the shareholders of the Selling Entity that the Selling Entity and the other Company Parties enter into this Agreement and the other Transaction Documents and consummate the Transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein, (iii) directing that this Agreement be submitted for approval to the Selling Entity’s sole stockholder, and (iii) recommending that the sole stockholder of the Selling Entity approve and adopt this Agreement, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way, and Parent, in its capacity as the sole stockholder of the Selling Entity, duly and validly adopted resolutions approving this Agreement and the Transactions.

3.03       No Conflicts. Except as set forth in Section 3.03 of the Company Disclosure Schedule, (a) neither the Selling Entity nor any of its Subsidiaries nor any other Seller is required to give any notice to, or obtain any Approval in connection with, the execution and delivery of this Agreement or any other Transaction Document or the consummation or performance of the Transactions and (b) the execution and delivery of this Agreement and all agreements, documents and instruments executed and delivered by the Selling Entity, any of its Subsidiaries, or any other Seller pursuant hereto, the sale and delivery of the Purchased Units and the performance of the Transactions, do not and will not: (i) violate or result in a material violation of, conflict with or constitute or result in a material violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any Contract or obligation to which the Selling Entity or any of its Subsidiaries is a party (or will be a party following the Asset Contribution) or by which its assets are bound (or will be bound following the Asset Contribution), or any provision of the Organizational Documents of the Selling Entity or any of its Subsidiaries, or cause the creation of any Encumbrance upon any of the assets of the Company or any of its Subsidiaries; (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any Legal Requirement applicable to the Selling Entity or any of its Subsidiaries or any other Seller; (iii) require from the Selling Entity or any of its Subsidiaries or any other Seller any notice to, declaration or filing with, or consent or other permit or Approval of any Governmental Body or other third party; or (iv) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Selling Entity or any of its Subsidiaries or any other Seller is a party or by which the Selling Entity or any of its Subsidiaries or any other Seller is bound.

3.04       Capitalization. As of immediately prior to the Closing and before giving effect to the Unit Purchase Transaction, all of the Equity Interests of the Company which were issued and/or issued and outstanding were held, beneficially and of record, by the Selling Entity, as set forth in Section 3.04 of the Company Disclosure Schedule. As of the Closing, and after giving effect to the Transactions, all of the Equity Interests of the Company will have been duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable Legal Requirements (including federal and State securities laws) without giving rise to preemptive rights of any kind. Section 3.04 of the Company Disclosure Schedule sets forth as of the date of this Agreement all of the Equity Interests of the Company (a) issued and outstanding, (b) reserved for issuance, or (c) subject to Commitments. As of the Closing and after giving effect to the Transactions, the outstanding Equity Interests of the Company consist of Company Units, all of which are held beneficially and of record by the Purchaser. Except as provided herein, the Company has no obligation to purchase, redeem, or otherwise acquire any of its Equity Interests or any interests therein, and has not redeemed any Equity Interests since the date of its formation. As of the Closing, and after giving effect to the Transactions, other than rights set forth herein or in Section 3.04 of the Company Disclosure Schedule or in Company’s Organizational Documents, there are (1) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company’s Equity Interests or any interests therein, (2) no rights to have Company’s Equity Interests registered for sale to the public in connection with the laws of any jurisdiction and (3) no documents, instruments or agreements relating to the voting of the Company’s voting securities or restrictions on the transfer of the Company’s Equity Interests. All of the Equity Interests of the Selling Entity are held, beneficially and of record, by the Parent.

3.05       Subsidiaries. A true and complete list of (a) the Selling Entity’s direct and indirect Subsidiaries, together with the jurisdiction under which each such Subsidiary is incorporated or organized, as of the date hereof, and (b) the Company’s direct and indirect Subsidiaries, together with the jurisdiction under which each such Subsidiary is incorporated or organized, as of immediately prior to the Closing and after giving effect to the Asset Contribution, is set forth in Section 3.05 of the Company Disclosure Schedule. The Selling Entity owns, directly or indirectly through one or more Subsidiaries, beneficially and of record all of the outstanding Equity Interests of each of the Selling Entity’s direct or indirect Subsidiaries. The Company owns, directly or indirectly through one or more Subsidiaries, beneficially and of record all of the outstanding Equity Interests of each of the Company’s direct or indirect Subsidiaries. Except as set forth in Section 3.05 of the Company Disclosure Schedule, (i) the Selling Entity does not directly or indirectly own any Equity Interests of any corporation, partnership, joint venture or other business association or other Person as of the date hereof, and (ii) the Company does not directly or indirectly own any Equity Interests of any corporation, partnership, joint venture or other business association or other Person as of immediately prior to the Closing and after giving effect to the Asset Contribution. Each Subsidiary of the Selling Entity or Company is duly organized, validly existing and in good standing under the laws of the State or jurisdiction of its incorporation, formation or organization. Each Subsidiary of the Selling Entity has the full power and authority to own, lease and operate its property and assets and carry on its business as now being conducted. Each Subsidiary of the Selling Entity is duly qualified or licensed to do business as a foreign corporation, limited liability company or other organization in good standing in all jurisdictions in which the character or the location of the assets owned, leased or used by it or the nature of the business conducted by it requires such licensing or qualification, except where failure to have the approvals or to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Organizational Documents of each Subsidiary of the Selling Entity are in full force and effect and no such Subsidiary is in breach or violation of any of its Organizational Documents.

3.06       Financial Statements; Undisclosed Liabilities.

(a)       Attached as Section 3.06(a) of the Company Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheets of each of (A) the Selling Entity and its Subsidiaries (excluding CloudFirst Europe and its Subsidiaries), and (B) CloudFirst Europe and its Subsidiaries, in each case as of December 31, 2023 and 2024 and the related unaudited statements of income for the fiscal years ended December 31, 2023 and 2024 (such consolidated balance sheets as of December 31, 2024, the “Balance Sheet”); and (ii) the unaudited consolidated balance sheets of (A) the Selling Entity and its Subsidiaries (excluding CloudFirst Europe and its Subsidiaries), and (B) CloudFirst Europe and its Subsidiaries, in each case as of May 31, 2025 and the related statements of income for the five (5) months ended May 31, 2025. Except as set forth on Section 3.06(a) of the Company Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the interim period Financial Statements described in clause (ii) above are subject to normal year-end adjustments and may not include footnotes and other presentation items), are consistent in all material respects with the books and records of Selling Entity and its Subsidiaries and fairly present in all material respects the financial position and results of operations of the Selling Entity and its Subsidiaries as of each date and for each period covered thereby. The Selling Entity has no Knowledge of anything that arose since such respective dates that would indicate that any such Financial Statements are not true and correct in all material respects as of the date thereof.

(b)       Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, the Selling Entity and each of its Subsidiaries have in place systems and processes that are customary and adequate for a company at the same stage of development as the Selling Entity and that are designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate the type of information that is required to be disclosed in the Financial Statements.

(c)       Except as set forth in Section 3.06(c) of the Company Disclosure Schedule, the Selling Entity and each of its Subsidiaries has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Selling Entity and its Subsidiaries are being executed and made only in accordance with appropriate policies and procedures and appropriate authorizations of management and the Selling Entity’s board of directors, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets (tangible or intangible) of the Selling Entity or any of its Subsidiaries. Since January 1, 2023, there has been no material (x) deficiency or weakness in any system of internal accounting controls used by the Selling Entity or any of its Subsidiaries, (y) fraud or other wrongdoing that involves any of the management or other employees of Parent or its Subsidiaries who have, or have had, a role in the preparation of financial statements or the internal accounting controls used by the Selling Entity and its Subsidiaries or (z) claim or allegation regarding any of the foregoing. Neither the Selling Entity nor any Subsidiary is a party to or has any commitment to become a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d)       Neither the Selling Entity nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise, except liabilities or obligations (i) stated or adequately reserved against in the Balance Sheet, (ii) incurred as a result of or arising out of the Transactions, (iii) incurred in the ordinary course of business since the Balance Sheet Date or (iv) as set forth in Section 3.06(d) of the Company Disclosure Schedule.

(e)       Neither the Selling Entity nor any of its Subsidiaries has failed to make any capital expenditures contemplated by the then applicable annual budget of such Person in the two (2) year period prior to the Closing.

3.07       Accounts Receivable; Accounts Payable.

(a)       All accounts receivable of the Selling Entity or any of its Subsidiaries that are reflected on the Financial Statements or the accounting records of the Selling Entity and its Subsidiaries (collectively, the “Accounts Receivable”) represent or will represent valid and enforceable obligations arising from transactions actually made or services actually performed in the ordinary course of business. The Accounts Receivable are not subject to set-off or counterclaim and are collectible in the ordinary course of business, after deducting the reserve for doubtful accounts stated in the Balance Sheet, which reserve is in accordance with GAAP. The invoicing of Accounts Receivable by the Selling Entity and its Subsidiaries has been performed accurately in all material respects and, since the Balance Sheet Date, the Selling Entity and each Subsidiary of the Company has collected its Accounts Receivable in the ordinary course of business and in a manner that is consistent with past practices and has not accelerated any such collections. Neither the Selling Entity nor any of its Subsidiaries has any Accounts Receivable or loans receivable from any Affiliate of the Company or any Seller or any of their respective Representatives.

(b)       All accounts payable and notes payable of the Selling Entity or any of its Subsidiaries arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment. Since the Balance Sheet Date, each of the Selling Entity and its Subsidiaries has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices. Neither the Selling Entity nor any of its Subsidiaries has any account payable to any Affiliate of the Company or any Seller or any of their respective Representatives.

3.08       Absence of Certain Changes and Events.

(a)       Except as set forth in Section 3.08 of the Company Disclosure Schedule, since the Balance Sheet Date, the Selling Entity and each of its Subsidiaries has operated its business in all material respects in the ordinary course and neither the Selling Entity nor any of its Subsidiaries (or, for purposes of clauses (xi), (xii), (xiii), (xvi) and (xvii) below, the Parent or any of its Subsidiaries) has: (i)(A) incurred any indebtedness for borrowed money or (B) paid or discharged any Encumbrance or liability that was not shown on the Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date or (C) incurred any contingent liability as guarantor or otherwise with respect to the obligations of others or cancelled any debt or claim owing to, or waived any material right of, the Selling Entity or any of its Subsidiaries; (ii) made any acquisition (by merger, consolidation, or acquisition of stock or assets or otherwise) of any other Person or any material property or assets; (iii) created or permitted to be created any Encumbrances (other than Permitted Encumbrances) on any of its assets, tangible or intangible; (iv) sold, assigned or transferred any of its tangible assets; (v) entered into, terminated, amended or waived any material right under any Contract that is or would be a Material Contract; (vi) made or changed any material Tax election or made any change in any method of accounting, in each case, with respect to the Company or any of its Subsidiaries or relating to the Contributed Assets or the Business; (vii) issued or sold any Equity Interests; (viii) amended or modified any of its Organizational Documents; (ix) made any material capital expenditure or commitments therefor; (x) declared, set aside or paid any dividend, or made any other distribution in respect of the Equity Interests of the Selling Entity or any of its Subsidiaries, or directly or indirectly redeemed, purchased or otherwise acquired its own Equity Interests; (xi) made or granted any bonus or any wage, salary, compensation increase, or severance to any Company Employee or Company Contractor or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan, other than wage or salary increases made in the ordinary course of business; (xii) incurred any obligation or liability, or made any loans or advances, to any of the officers, directors, managers, shareholders, members, or employees of the Selling Entity or any of its Subsidiaries, except normal compensation and expense allowances payable to directors, managers, officers or employees in the ordinary course of business; (xiii) terminated any employee of the Selling Entity or any of its Subsidiaries without cause, furloughed any employee or reduced the compensation of any employee of the Selling Entity or any of its Subsidiaries by more than 25% of such employee’s base salary; (xiv) consummated any other transaction other than transactions in the ordinary course of business; (xv) changed any pricing or discount strategy, altered the pricing or profit margins of the Business or entered into any new lines of business; (xvi) adopted, amended, modified or terminated any employment agreement, independent contractor agreement, consulting agreement, staffing agreement or arrangement for the services of temporary employees, collective bargaining agreement or other agreement for the payment of any wages, incentives or severance with respect to any Company Employees or Company Contractors; (xvii) effectuated any reduction in force, early retirement program or other voluntary or involuntary employment termination program or otherwise implemented any employee layoff, in each case, not in compliance with the Worker Adjustment and Retraining Notification Act or any similar state or local law, in each case impacting any employee providing services in connection with the operation of the Business; or (xviii) agreed to do any of the foregoing.

(b)       Except as set forth in Section 3.08 of the Company Disclosure Schedule, since the Balance Sheet Date, there has not been: (i) any material change in the assets, liabilities, condition (financial or other), properties, business, operations or prospects of the Selling Entity or its Subsidiaries or any material event, (in each case, by itself or in conjunction with any other changes or events); (ii) any material casualty, loss, damage or destruction (whether or not covered by insurance); (iii) any labor trouble or claim of unfair labor practices involving Selling Entity or any of its Subsidiaries; or (iv) any resignation, termination or removal of any director, manager or officer of the Selling Entity or any of its Subsidiaries or material loss of personnel of the Selling Entity or any of its Subsidiaries or material change in the terms and conditions of the employment of the directors, managers, officers or key personnel of the Selling Entity or any of its Subsidiaries.

3.09 Legal Compliance. (a) Except as set forth in Section 3.09 of the Company Disclosure Schedule, the Selling Entity and each of its Subsidiaries have complied, and are in compliance, in all material respects with all applicable Legal Requirements. The Selling Entity and its Subsidiaries have no Knowledge of, and have received no written or verbal notice alleging any, violation of any applicable Legal Requirement.

3.10       Permits and Licenses. Section 3.10 of the Company Disclosure Schedule contains a true and complete list of all licenses, permits, certificates of authority, consents and/or other Approvals granted or issued by any Governmental Body to the Selling Entity or any of its Subsidiaries, employees or contractors and that are material to, or necessary for the lawful operation of, the Business (the “Company Permits”). As of the Closing, all of the Company Permits will be in the name of or held by the Company or any of its Subsidiaries, and such Company Permits will be effective and valid and sufficient to enable the Company and its Subsidiaries to conduct the Business in material compliance with all Legal Requirements. No Company Permit is subject to termination as a result of the execution of this Agreement or consummation of the Transactions. Neither the Selling Entity nor any of its Subsidiaries has entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of its business, affairs, properties or assets or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any Governmental Body with respect to any aspect of its business, affairs, properties or assets.

3.11 Legal Proceedings. (a) Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no Proceeding pending, or to the Selling Entity’s Knowledge threatened in writing or verbally, against or affecting the Selling Entity or any of its Subsidiaries or affecting any of their properties or assets or, as to matters related to the Selling Entity or its Subsidiaries, against any officer, director, manager, shareholder, member or employee of the Selling Entity or its Subsidiaries (including the Company Employees) in their respective capacities in such positions. To the Knowledge of the Selling Entity, no event has occurred nor does there exist any condition on the basis of which any such claim may be asserted which could be material or which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.12       Tax Matters.

Except as set forth in Section 3.12 of the Company Disclosure Schedule:

(a)       All income and other material Tax Returns of the Company and its Subsidiaries or relating to the Contributed Assets or the Business that were required to be filed with any Governmental Body have been filed and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes (whether or not shown on a Tax Return) required to be paid by the Company and its Subsidiaries or relating to the Contributed Assets or the Business have been paid. All deficiencies asserted or assessments made by a Governmental Body as a result of any examination of any Tax Return of the Company or any of its Subsidiaries, or otherwise relating to the Contributed Assets or the Business, have been paid in full. All material Taxes with respect to the Company or any of its Subsidiaries or relating to the Contributed Assets or the Business that was required to be withheld or collected have been withheld and collected and have been paid over to the proper Governmental Body. There has not been any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to any Tax payment, assessment, deficiency or collection, in each case, with respect to the Company or any of its Subsidiaries or relating to the Contributed Assets or the Business. There are no ongoing or pending Tax audits or other examinations by any Governmental Body against the Parent or any of its Subsidiaries or otherwise with respect to the Contributed Assets or the Business. Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations filing a combined federal income Tax Return (other than an affiliated group the common parent of which was the Parent), nor does the Company or any of its Subsidiaries have any liability for Taxes of any other Person (other than any member of the Company Group) under Treasury Regulations Section 1.1502-6 or otherwise under applicable Legal Requirements. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing arrangement other than any such agreement entered into in the ordinary course of business the principal purpose of which is not Taxes. Neither the Company nor any of its Subsidiaries or any other Person is a party to any contract, agreement, plan or arrangement covering any Person (including any Company Employee), that, individually or collectively, could give rise to the payment of any amount or provision of any benefit in connection with the Transaction that would not be deductible pursuant to Section 280G or Section 162 of the Code or that could be considered excessive compensation not deductible under the provisions of the Code (or that could result in an excise tax under Section 4999 of the Code or other Tax).

(b)       There are no Encumbrances for Taxes (other than Encumbrances for Taxes described in clause (i) of the definition of Permitted Encumbrances) upon the Contributed Assets.

(c)       The Company has been classified as a disregarded entity for U.S. federal, state and local income Tax purposes since its formation. CloudFirst Europe has been classified as a foreign corporation for U.S. federal, state and local income Tax purposes since its formation.

(d)       No written claim has ever been made by any Governmental Body in a jurisdiction where neither the Parent nor its Subsidiaries file Tax Returns that the Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, in each case, which relates to the Company or any of its Subsidiaries or the Contributed Assets or the Business.

(e)       Neither the Company nor any of its Subsidiaries is currently a beneficiary of any extension of time within which to file any Tax Return.

(f)       No current or former independent contractor, consultant or similar non-employee third party of the Parent or any of its Subsidiaries that perform (or have performed) services in relation to the Contributed Assets or the Business could be deemed to be a misclassified employee and no employee affiliated with the Company, any of the Company Subsidiaries, the Contributed Assets, or the Business has been misclassified as “exempt” or “non-exempt” (as applicable), and all non-exempt employees affiliated with the Company, any of the Company Subsidiaries, the Contributed Assets, or the Business have been paid overtime pay as required by applicable Legal Requirements.

(g)       The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations.

(h)       Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including pursuant to Section 481(a) of the Code (or any similar provision of state, local or non-U.S. Legal Requirements) made prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount or advance payment received or deferred revenue accrued other than in the ordinary course of business prior to the Closing, or (v) election made under Section 965 of the Code prior to the Closing.

(i)       Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(j)       Each of the Company and its Subsidiaries is in material compliance with all applicable escheat and unclaimed property Laws.

(k)       None of the Plans (as defined below) or Commitments provide for the deferral of compensation subject to Section 409A of the Code. The Company and its Subsidiaries have no obligation or commitment to provide any gross-up for Taxes payable by any Person.

(l)       The Company and its Subsidiaries have properly collected and remitted all material sales and similar taxes with respect to sales made to their customers or have properly received and retained any appropriate tax exemption certificates and other documentation for all sales made without charging or remitting sales or similar taxes that qualify such sales as exempt from sales and similar taxes.

(m)       Neither the Company nor any of its Subsidiaries owns, and neither have ever owned, directly or indirectly, an interest in any entity that is a “passive foreign investment company” within the meaning of Section 1297 of the Code. The Sellers have properly included all items of income with respect to any Subsidiaries of the Company that constitute “subpart F income” within the meaning of Section 952 of the Code and have properly included in income all items of income with respect to any Subsidiaries of the Company that constitute “global intangible low-taxed income” within the meaning of Section 951A(b) of the Code. No Subsidiary of the Company owns (directly or indirectly) an “investment in United States property” for purposes of Section 956 of the Code.

(n)       Neither the Company nor any of its Subsidiaries has, nor has it ever had, a permanent establishment in any country other than its country of formation, or an office or fixed place of business in any country other than country of its formation.

(o)       Neither the Parent nor any of its Subsidiaries has distributed stock of another Person, nor has the Parent or any of its Subsidiaries had its membership interests or stock distributed by another Person, in a transaction within the two-year period ending on the date of this Agreement that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(p)       Neither the Parent nor any of its Subsidiaries has received or has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Body with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries or relating to the Contributed Assets or the Business. No power of attorney granted by either Company or any of its Subsidiaries with respect to any Taxes is currently in force. Neither the Parent nor any of its Subsidiaries has executed or filed with any Governmental Body any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes with respect to the Company or any of its Subsidiaries or relating to the Contributed Assets or the Business.

3.13       Labor and Employee Benefit Matters.

(a)       Plans. Section 3.13(a) of the Company Disclosure Schedule sets forth a complete list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit or compensatory plan, program, or arrangement that the Parent or any of its Subsidiaries maintains or contributes to, has any liability with respect to or under which any current or former employee, director or other service provider who has provided services in connection with the operation of the Business (or their beneficiaries) (including any Company Employee or Company Contractor) has any rights (the “Plans”). Each Plan has been operated and maintained in accordance with its terms and in compliance in all material respects in form and in operation with all applicable Legal Requirements. Neither Parent nor any of its Subsidiaries has liabilities arising out of any action or inaction by any fiduciary (as defined in Section 3(21) of ERISA) in connection with any Plan.

(b)       Qualified Plans. Each Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and is covered by a Cycle 3 IRS opinion or advisory letter, and nothing has occurred with respect to such Plan that could reasonably be expected to adversely affect the qualification of such Plan.

(c)       Other Plans and Obligations. Neither the Parent nor any of its Subsidiaries maintains, contributes to or has any liability with respect to any “defined benefit plan” (as defined in Section (3)(35) of ERISA or any similar plan maintained outside the United States) or any “multiemployer plan” (as defined in Section (3)(37) or 4001(a)(3) of ERISA). No Plan provides any health, death, or other welfare benefits with respect to any current or former employees of the Parent or any of its Subsidiaries (including any Company Employee) beyond their retirement or other termination of employment, other than as may be required under applicable Legal Requirements. The Parent or its Subsidiaries, as applicable, have timely made all contributions to Plans. The Parent and its Subsidiaries have properly classified service providers providing services in connection with the operation of the Business as employees or independent contractors for all Plan purposes.

(d)       Plan Documents. With respect to each Plan, the Selling Entity has Made Available to the Purchaser correct and complete copies of (to the extent applicable): (i) each Plan document (including all amendments and related trust documents) which implements each such Plan; (ii) the most recent summary plan descriptions provided to participants; (iii) the most recent determination letter received from the IRS or any other Taxing authority; and (iv) the most recent Form 5500 annual report as filed.

(e)       Claims and Proceedings. There are no pending or, to the Selling Entity’s Knowledge, threatened claims by or on behalf of any Plan, any employee or beneficiary covered under any Plan, any Governmental Body, or otherwise involving any Plan (other than routine claims for benefits).

(f)       ACA. The Parent and Subsidiaries have at all times complied with the group health plan mandate and all other requirements of the Affordable Care Act, including filing and disclosure requirements.

(g)       Acceleration of Benefits. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due, or increase in the amount of compensation due to any current or former employee, officer, director, or other service provider (including any Company Employee or Company Contractor); (ii) increase any benefits payable under any Plan or otherwise; (iii) result in the acceleration of the time of funding, payment or vesting of any compensation or benefits payable to any current or former employee, officer, director, or other service provider (including any Company Employee or Company Contractor); or (iv) result in the forfeiture of any compensation or benefits of any Person.

(h)       Labor Matters. The Parent and its Subsidiaries generally enjoy good employer-employee relationships with the Company Employees. A true, correct and complete list of the Company Employees is set forth on Section 3.13(h) of the Company Disclosure Schedule, including their respective name, job title or position, and job location. Neither Parent nor any of its Subsidiaries is delinquent in payments to any of the Company Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Parent or any of its Subsidiaries or amounts required to be reimbursed to such Company Employees. Each of the Parent and its Subsidiaries is and heretofore has been in compliance in all material respects with all applicable laws and regulations relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, workers’ compensation, unemployment compensation, reductions in force, working conditions, pay equity, human rights, whistleblowing, prohibited discrimination, affirmative action, occupational health and safety, defamation, employee terminations, immigration, family and medical leave, collective bargaining, data privacy and the payment and withholding of social security, social charges and other Taxes, in each case with respect to the Company Employees. The Parent and its Subsidiaries have no liability, whether actual or contingent, arising out of any misclassification of any person providing services in connection with the operation of Business as an independent contractor rather than as an employee or with respect to any employee leased from another employer. There are no, nor have there ever been, in connection with the Business, any labor-related or employment-related complaints, allegations, or charges of employment discrimination, sexual harassment, sexual misconduct pending, threatened, or reasonably expected to arise against the Parent or any of its Subsidiaries with the Equal Employment Opportunity Commission, the National Labor Relations Board, the United States Department of Labor, or any other comparable state, local or foreign Governmental Body, and Parent’s and its Subsidiaries’ labor relations with respect to the Business are satisfactory. There are no unfair labor practices, strikes, boycotts, sit-ins, picketing, slowdowns, stoppages of work, lockouts, or any other concerted interference with normal operations existing, pending or, to the Selling Entity’s Knowledge, threatened against or involving Parent or any of its Subsidiaries in connection with the Business. Each of Parent and its Subsidiaries is, and at all times has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986 (or similar laws in any jurisdiction in which Company Employees are located) in connection with the Business. Parent and its Subsidiaries have in their files a U.S. Citizenship and Immigration Services Form I-9 (or any equivalent immigration checks required under the laws in any jurisdiction in which Company Employees are located) that was validly and properly completed and, if necessary, that has been properly updated, in accordance with applicable law for each current or former employee who provided services to the Business with respect to whom such form is required to be maintained by Parent or its Subsidiaries. All Company Employees have appropriate authorization to work in the jurisdiction in which the Company Employee is located. Parent and its Subsidiaries have not knowingly hired, continued to employ or otherwise used the services of any unauthorized workers in connection with the Business. Neither Parent nor any of its Subsidiaries have been the subject of any audit of its immigration, employment verification or Form I-9 practices by any Governmental Body, nor have Parent or its Subsidiaries had any penalties assessed against it by any Governmental Body due to its hire of unauthorized workers or failure to comply with applicable document collection and retention requirements, in each case in connection with the Business. There are no changes pending or, to the Selling Entity’s Knowledge, threatened with respect to (including, without limitation, the resignation of) the senior management, key supervisory personnel or independent contractors of the Selling Entity or its Subsidiaries, nor has the Parent or any of its Subsidiaries received any notice or information concerning any prospective change with respect to such senior management, key supervisory personnel or independent contractors. Neither Parent nor any of its Subsidiaries has, in connection with the Business, ever implemented any plant closing, mass termination, or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, amended, or any similar State or local law or regulation, and no layoffs that could implicate such laws or regulations are currently contemplated. Neither Parent nor any of its Subsidiaries are party to any collective bargaining agreements or other labor Contracts applicable to any Company Employees. No labor organization, employee representative or group of employees has filed any representation or certification petition or made any written or oral demand for recognition that is pending. No union or collective organizing or decertification efforts are underway or threatened. Except as set forth on Section 3.13(h) of the Company Disclosure Schedule, the employment or consulting arrangement of each Company Employee and Company Contractor in the United States is terminable at will (without the imposition of penalties or damages) by the Parent or any of its Subsidiaries, and neither the Parent nor any of its Subsidiaries have any severance obligations if any such Company Employee or Company Contractor in the United States is terminated.

3.14       Insurance. Section 3.14 of the Company Disclosure Schedule contains a list of all insurance policies which provide coverage with respect to the Selling Entity or any of its Subsidiaries or any of their respective assets (the “Insurance Policies”). Each Insurance Policy is in full force and effect and provides coverages customary for similarly situated companies in the same or similar industries and as required by applicable law. Neither the Parent nor any of its Subsidiaries has received any written notice from insurer or agent of any intent to cancel or not so renew any of such Insurance Policies and there are no pending or, to the Selling Entity’s Knowledge, threatened claims against such insurance as to which the insurer has denied liability. All due premiums have been paid when due. Neither Parent nor any of its Subsidiaries are in default under any such policy. The Parent and each of its Subsidiaries have timely filed claims with the respective insurers with respect to all material matters and occurrences for which the Selling Entity or its Subsidiaries have coverage.

3.15       Material Contracts. Section 3.15 of the Company Disclosure Schedule contains a list of each of the following Contracts to which Selling Entity or any of its Subsidiaries (or, with respect to clauses (c), (d), (f), (l) and (q) below, to which the Parent or any of its Subsidiaries) is a party or by which its or their assets or properties are bound (each Contract listed or required to be so listed, and each other Contract Made Available to Purchaser a “Material Contract”):

(a)       Performance by Company. Any Contract that involves the performance of services or delivery of goods or materials by the Selling Entity or any of its Subsidiaries resulting in annual revenue to the Selling Entity or such Subsidiaries in excess of $150,000.

(b)       Performance for Company. Any Contract that involves the performance of services for, or delivery of goods or materials to, the Selling Entity or any of its Subsidiaries resulting in annual expenses to the Selling Entity or any of its Subsidiaries in excess of $100,000 or that is not cancelable by the Selling Entity or any of its Subsidiaries without liability on thirty (30) days or less notice to the other party thereto.

(c)       Union Contracts. Any collective bargaining agreement or other similar contract with any labor union or other representative of a group of employees involving employees who provide services in connection with the operation of the Business.

(d)       Employment Contracts. Any Contract for the employment of any Person providing services in connection with the operation of the Business on a full-time, part-time, consulting or other basis (A) providing annual cash or other compensation in excess of $150,000, or (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the Transactions.

(e)       Debt. Any Contract, guaranty or indenture relating to Debt of the Selling Entity or any of its Subsidiaries, or the mortgaging or pledging of any material asset of the Selling Entity or any of its Subsidiaries.

(f)       Non-Compete. Any Contract that restricts the ability of the Selling Entity or any of its Subsidiaries to engage in any line of business, conduct business in any geographic area or compete with any Person.

(g)       Lead Generation Contracts. Any Contracts for lead generation services, channel partner services, marketing, referral, distribution or enrollment management services.

(h)       Joint Venture. Any joint venture or partnership agreement involving a sharing of profits, losses, costs or liabilities by the Selling Entity or any of its Subsidiaries with any other Person or any royalty, dividend or similar arrangement based on the revenues or profits of the Selling Entity or any of its Subsidiaries or any Contract involving fixed price or fixed volume arrangements.

(i)       Equity Interests. Any redemption or purchase agreements or other agreements affecting or relating to the Equity Interests of the Selling Entity or any of its Subsidiaries, including, without limitation, any agreement with any shareholder or member or former shareholder or former member of the Company that includes anti-dilution rights, registration rights, voting arrangements, rights to distributions or payments in respect of Equity Interests, operating covenants or similar provisions (other than the Transaction Documents).

(j)       Acquisition Agreements. Any acquisition, merger or similar agreement (other than the Transaction Documents).

(k)       Plans. Any pension, profit sharing, retirement or option or incentive (equity or otherwise) compensation plans.

(l)       Real Property. Any lease or Contract for Leased Real Property of the Parent or any of its Subsidiaries where the Selling Entity or any of its Subsidiaries occupy any portion of such Leased Real Property or any operations relating to the conduct of the Business occur at such Leased Real Property, or under which the Selling Entity or any of its Subsidiaries otherwise is (A) lessee of or holds or operates any tangible property (real or personal) owned by any other Person, except for any lease of tangible personal property under which the aggregate annual rental payments do not exceed $50,000, or (B) lessor of or permits any other Person to hold or operate any tangible property (real or personal) owned by Selling Entity or any of its Subsidiaries (collectively, the “Leases”).

(m)       Partner Agreements. Contracts for any material strategic partnership or similar relationship, including any non-employee sales representatives or the like, or Contracts with any Person engaging in marketing activities.

(n)       IP Agreements. Any Out-License Contract, In-License Contract, or any other Contract relating to the licensing, distribution, development, purchase, sale or servicing of any of the products or services (except to the extent entered into in the ordinary course of business consistent with past practices).

(o)       PPP Contracts. Any Contract with the SBA or any other Person relating to an outstanding PPP Loan or any current stimulus or benefit under the CARES Act .

(p)       Government Contracts. Any Government Contracts held by the Selling Entity or any of its Subsidiaries on which final payment has not been made, identified by (i) contract name, (ii) customer, (iii) customer’s contract or order number, (iv) date of award, (v) period of performance, (vi) contract type (e.g., firm fixed price, cost reimbursable, time and materials), and (vii) contract revenue from inception.

(q)       Professional Employer Organization Contracts. Any Contract with any staffing company, temporary employee agency, professional employer organization or other similar company or agency.

3.16       Compliance with Material Contracts; Related Matters. A true copy of each Material Contract has been Made Available to the Purchaser by the Company Parties. Each Material Contract is valid and binding on the Selling Entity or any of its Subsidiaries and to the Knowledge of the Selling Entity, is valid and binding on the other party or parties thereto; and each Material Contract is in full force and effect, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity and public policy. Neither the Selling Entity nor any of its Subsidiaries is in material breach of or default under any Material Contract. To Selling Entity’s Knowledge, the other parties to each Material Contract are not in material breach of or default under any Material Contract and each such Material Contract is valid and binding on such other party or parties. Except as set forth on Section 3.16 of the Company Disclosure Schedule, the Selling Entity has no Knowledge of any written or verbal notice or threat to terminate any Material Contracts. To the Knowledge of the Selling Entity, no condition or event or fact exists which, with notice, lapse of time or both, could constitute a material default under any Material Contract on the part of the Selling Entity or any of its Subsidiaries, or otherwise give rise to any third-party early termination rights under any Material Contract.

3.17       Real Property; Personal Property; Sufficiency of Assets.

Except as set forth on Section 3.17 of the Company Disclosure Schedule:

(a)       The Selling Entity and its Subsidiaries have good title to or other right to use, free of Encumbrances (except for Permitted Encumbrances), all of their tangible personal property used in or necessary for their business and, immediately prior to the Closing (following the Asset Contribution), the Company and its Subsidiaries will have good title to or other right to use, free of Encumbrances (except for Permitted Encumbrances), all of the tangible personal property used in or necessary for the Business. All such personal property is in good operating condition and repair as required for use in Selling Entity’s and its Subsidiaries’ business (ordinary wear and tear excepted).

(b)       The assets, properties and rights of the Selling Entity and its Subsidiaries reflected in the Financial Statements (including the notes thereto) or acquired since the Balance Sheet Date comprise all assets, properties and rights necessary and sufficient for the conduct of the Business as currently conducted and as conducted in the twelve (12) month period prior to the Closing and, immediately prior to the Closing (following the Asset Contribution), the Company and its Subsidiaries shall be the owners or holders of all such assets, priorities and rights.

(c)       Neither the Selling Entity, nor any of its Subsidiaries, owns now or has ever owned, directly or indirectly, any Owned Real Property.

(d)       The Selling Entity or one of its Subsidiaries holds (and immediately prior to the Closing after giving effect to the Asset Contribution, the Company or one of its Subsidiaries holds) a valid and existing leasehold interest under each Lease free and clear of any Encumbrances except Permitted Encumbrances and enjoys quiet and undisturbed possession thereunder. The Leases are in full force and effect in all material respects, free and clear of all Encumbrances, and no party to any of the Leases is in material breach or default of any Lease.

3.18       Environmental Matters. The Selling Entity and its Subsidiaries are, and at all times have been, in material compliance with all applicable Environmental Laws. Except as set forth on Section 3.18 of the Company Disclosure Schedule, neither the Selling Entity nor any of its Subsidiaries is required to hold any license, permit, concessions, qualifications, registrations, certifications, franchise, certificate of authority, or similar authorization under applicable Environmental Laws. There is no investigation, suit, claim, action or proceeding relating to or arising under any Environmental Laws that is pending or, to the Selling Entity’s Knowledge, threatened against the Selling Entity, any of its Subsidiaries nor against any real property (whether at Closing or in the past) that is or was owned, operated or leased by the Selling Entity or any of its Subsidiaries. Neither the Selling Entity nor any of its Subsidiaries have received any written notice of or entered into any Order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Laws. Neither the Selling Entity nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Material in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage or natural resources damages. There has been no Release of any Hazardous Material by the Selling Entity or any of its Subsidiaries in violation of any Environmental Law or any Environmental Condition or Remedial Action.

3.19       Intellectual Property.

(a)       Section 3.19(a) of the Company Disclosure Schedule contains a complete and accurate list of all Patents owned by the Selling Entity or any of its Subsidiaries or otherwise used in conducting the Business (“Company Patents”), Marks owned by the Selling Entity or any of its Subsidiaries or otherwise used in conducting the Business (“Company Marks”), Domain Names owned by the Selling Entity or any of its Subsidiaries or used in conducting the Business (“Company Domain Names”) and Copyrights owned by the Selling Entity or any of its Subsidiaries or otherwise used in the conduct of the Business (“Company Copyrights”) (provided that Section 3.19(a) of the Company Disclosure Schedule need not include a list of Company Copyrights which are not registered and which are not material).

(b)       The Selling Entity and each of its Subsidiaries exclusively owns or possesses (and immediately prior to the Closing after giving effect to the Asset Contribution, the Company and each of its Subsidiaries exclusively owns or possesses) adequate and enforceable rights to use, without payment to a third party, all of the Company Intellectual Property Assets necessary for or material to the operation of the Business, free and clear of all Encumbrances.

(c)       All Company Patents, Company Marks, Company Domain Names and Company Copyrights which are issued by or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with formal Legal Requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable. Each item of Company Owned Intellectual Property is valid and enforceable, and in the case of Company Intellectual Property Assets, subsisting.

(d)       Except as set forth on Section 3.19(d) of the Company Disclosure Schedule, there are no pending, or, to the Knowledge of the Selling Entity, threatened claims against the Selling Entity or any of its Subsidiaries or any of their respective employees alleging that any of the Company Intellectual Property Assets or the conduct of the business of the Selling Entity or any of its Subsidiaries infringes, misappropriates, violates or conflicts with, or has infringed, misappropriated, violated or conflicted with, the rights of others under any Intellectual Property (“Third-Party Rights”).

(e)       Neither the conduct of the business of the Selling Entity or any of its Subsidiaries nor any Company Intellectual Property Asset has, or does, infringe, misappropriate or conflict with any Third-Party Right.

(f)       Neither the Selling Entity nor any of its Subsidiaries has received any communications alleging that it has violated or, by conducting its business would violate any Third-Party Rights or that any of the Company Intellectual Property Assets is invalid or unenforceable.

(g)       Except as set forth on Section 3.19(g) of the Company Disclosure Schedule, neither the Selling Entity nor any of its Subsidiaries is aware of any violation or infringement by a third party of any of the Company Intellectual Property Assets.

(h)       Each of the Selling Entity and its Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Selling Entity or any of its Subsidiaries or used or held for use by the Selling Entity or any of its Subsidiaries in the conduct of its business (the “Company Trade Secrets”), including, without limitation, requiring all Selling Entity and Subsidiary employees and consultants and all other persons with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been Made Available to the Purchaser and, to the Selling Entity’s Knowledge, there has not been any breach by any party of such confidentiality agreements. Immediately prior to the Closing, after giving effect to the Asset Contribution, all of the Company Trade Secrets shall be owned by the Company and its Subsidiaries.

(i)       Except as set forth in Section 3.19(i) of the Company Disclosure Schedule, other than In-License Contracts or Out-License Contracts listed in Section 3.19(m) of the Company Disclosure Schedule and other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, Contracts, claims, Encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property Assets, nor is the Selling Entity or any of its Subsidiaries bound by or a party to any options, licenses or Contracts of any kind with respect to the Company Intellectual Property Assets, licenses, information, proprietary rights and processes of any other Person.

(j)       Each of the Selling Entity and its Subsidiaries has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with its business, and immediately prior to the Closing, after giving effect to the Asset Contribution, all such licenses shall be held by the Company or its Subsidiaries.

(k)       No current or former employee or consultant of the Selling Entity or any of its Subsidiaries owns any rights in or to any of the Company Intellectual Property Assets and, to the Knowledge of the Selling Entity, it will not be necessary to use any inventions of any of its employees (including any Company Employee) or consultants (or Persons it currently intends to hire) made prior to their employment or engagement in connection with the Business.

(l)       Each employee and consultant has assigned to the Selling Entity or one of its Subsidiaries all rights to Intellectual Property he or she owns that are related to the Selling Entity’s or any of its Subsidiaries’ business as now conducted and as presently proposed to be conducted, and immediately prior to the Closing, after giving effect to the Asset Contribution, all such rights shall be held by the Company or its Subsidiaries.

(m)       Section 3.19(m) of the Company Disclosure Schedule lists all (i) licenses, sublicenses or other agreement under which the Selling Entity or any of its Subsidiaries is granted rights by any Person in Company Intellectual Property Asset (other than commercial off-the-shelf software generally available to purchasers or end-users on standard commercial terms) (collectively, “In-License Contracts”) and (ii) licenses, sublicenses or other Contracts under which the Selling Entity or any of its Subsidiaries has granted rights to any Person in any Company Intellectual Property Asset (other than customer agreements entered into in the ordinary course of business consistent with past practice, under which neither the Company nor any of its Subsidiaries is transferring ownership of any Intellectual Property, and in each case entered into pursuant to the Selling Entity’s or its Subsidiaries’ standard form of customer agreement, a copy of which has been Made Available to the Purchaser) (collectively, “Out-License Contracts”).

(n)       Each of the Selling Entity and its Subsidiaries has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any GNU General Public License, GNU Lesser General Public License or similar license arrangement.

(o)       The Company IT Systems are sufficient in all material respects for the operation of the business of the Selling Entity and its Subsidiaries as currently conducted and currently proposed to be conducted. There has been no failure or other material substandard performance of any Company IT Systems that has caused any material disruption to the business of the Company and its Subsidiaries. The Selling Entity and its Subsidiaries have taken all commercially reasonable steps to provide for the backup and recovery of data and information, have commercially reasonable disaster recovery plans, procedures and facilities, and, as applicable, have taken commercially reasonable steps to implement such plans and procedures.

3.20       Affiliate Transactions.

(a)       No current or former employee, shareholder, member, officer, director, manager, or other Affiliate of Parent or any of its Subsidiaries and, to the Knowledge of the Selling Entity, no member of the immediate family of any such person and no Person controlled by any such person or any member of his or her immediate family is (a) a party to any agreement, Contract, commitment, loan or other transaction with the Selling Entity or any of its Subsidiaries or has any interest in any material property used by the Selling Entity or any of its Subsidiaries in their business or (b) owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer, manager, or director or in another similar capacity of, any competitor, customer or supplier of the Selling Entity or any of its Subsidiaries, or any organization which has a Material Contract or other material arrangement with Selling Entity or any of its Subsidiaries.

(b)       None of the Selling Entity, nor any officer or director of the Selling Entity or any of its Subsidiaries has been: (i) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (ii) the subject of any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to engage in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iii) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or State commodities, securities or unfair trade practices law, which judgment or finding has not been subsequently reversed, suspended, or vacated.

3.21       Illegal Payments. None of the Selling Entity, any of its Subsidiaries nor, to the Selling Entity’s Knowledge, any employee, agent or other Person affiliated with the Selling Entity or any of its Subsidiaries, has ever (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees (including, without limitation, school district officials or employees) or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any campaign contribution made by the Company or any of its Subsidiaries (or made by any Person acting on their behalf) which is in violation of any Legal Requirement, or (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, any federal or state campaign finance law or regulation, any other anti-bribery law or any U.S. anti-money laundering law.

3.22       Brokers and Finders. Except as set forth on Section 3.22 of the Company Disclosure Schedule, there is no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Parent or any of its Subsidiaries in connection with the negotiation, execution or performance of the Transaction Documents that is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or the Transactions.

3.23       Sellers.

(a)       The Selling Entity has good and valid title to the Company Units being sold by it to the Purchaser hereunder free and clear of any Encumbrances other than those imposed by applicable federal and State laws. Each Seller has had an opportunity to consider the Selling Entity’s sale and transfer of the Purchased Units and the consummation of the Transactions.

(b)       Each Seller represents that: (i) such Seller has the requisite power, capacity and authority necessary to enter into and perform its obligations under the Transaction Documents to which it is a party and to consummate the Transactions, (ii) the execution, delivery and performance of the Transaction Documents to which it is a party by such Seller and the consummation of the Transactions have been duly and validly authorized by all necessary action in respect thereof, (iii) this Agreement has been duly executed and delivered by such Seller and constitutes, and each other Transaction Document to which it is a party when executed and delivered by such Seller will constitute, the legal, valid and binding obligations of such Seller, enforceable against it in accordance with their respective terms except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity and public policy, (iv) such Seller is not required to give any notice to, or obtain any Approval in connection with, the execution and delivery of this Agreement or any other Transaction Document or the consummation or performance of the Transactions and (v) the execution and delivery of this Agreement and all agreements, documents and instruments executed and delivered by such Seller pursuant hereto, the sale and delivery of the Purchased Units and the performance of the Transactions, do not and will not: (I) violate or result in a material violation of, conflict with or constitute or result in a material violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any Contract or obligation to which such Seller is a party or by which its assets are bound, or any provision of the Organizational Documents of such Seller, or cause the creation of any Encumbrance upon any of the assets of such Seller; (II) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any Legal Requirement applicable to such Seller; (III) require from such Seller any notice to, declaration or filing with, or consent or other permit or Approval of any Governmental Body or other third party; or (IV) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which such Seller is a party or by which such Seller is bound, in each case for purposes of this clause (IV) which could reasonably be expected to result in a Material Adverse Effect.

3.24       Solvency. None of the Selling Entity nor any of its Subsidiaries nor any other Seller, nor any officer, director, or manager thereof has: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by his, her or its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of his, her or its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of his, her or its assets; (e) admitted in writing his, her or its inability to pay his, her or its debts as they come due; or (f) made an offer of settlement, extension or composition to his, her or its creditors generally.

3.25       Small Business Concern. The Company acknowledges that certain of the indirect members of the Purchaser are licensed by the SBA as small business investment companies pursuant to the Small Business Investment Act of 1958, as amended. The factual information provided by the Company to the Purchaser in respect of draft SBA Forms 480, 652 and Parts A and B of 1031 is true and complete in all material respects. None of the Selling Entity’s or any of its Subsidiaries’ primary business activities involves, directly or indirectly, providing funds to others, the purchase of discounting of debt obligations, or factoring or long-term leasing of equipment with no provision for maintenance or repair. None the Selling Entity’s or any of its Subsidiaries’ businesses is classified under Major Group 65 (Real Estate) or Industry No. 1531 (Operative Builders) of the SIC Manual. Neither the nature of the Selling Entity’s nor any of its Subsidiaries’ businesses requires that a stream of cash payments be made to financing sources on a basis associated with the continuing sale of assets (examples of such businesses include real estate development projects and oil and gas wells). Except as set forth in Section 3.25 of the Company Disclosure Schedule, neither the Selling Entity nor any of its Subsidiaries’ conduct any material business activities other than the Business.

3.26       Customers.

(a)       Section 3.26(a) of the Company Disclosure Schedule sets forth a true and complete list of the Selling Entity’s and its Subsidiaries’ largest twenty (20) clients for each of the fiscal years ended December 31, 2024 and 2023 and the five (5)-month period ended May 31, 2025 based on the revenues generated from each such client (determined on a consolidated basis in accordance with GAAP) (each, a “Customer”).

(b)       Except as set forth in Section 3.26(b) of the Company Disclosure Schedule, no Customer of the Selling Entity or any of its Subsidiaries has canceled or otherwise terminated its relationship therewith or has materially decreased its usage or purchase of the services or products of the Selling Entity or any of its Subsidiaries.

(c)       Except as set forth in Section 3.26(c) of the Company Disclosure Schedule, no Customer has, to the Knowledge of the Selling Entity, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Selling Entity or any of its Subsidiaries or to decrease materially or limit its usage, purchase or distribution of the services or products of the Selling Entity or its Subsidiaries.

3.27       Data Privacy and Information Security.

(a)       The Selling Entity and each of its Subsidiaries are, and at all times have been, in compliance with (i) all Legal Requirements pertaining to (A) data security, cyber security, and e-commerce, including without limitation, the Family Educational Rights and Privacy Act (FERPA) (20 U.S.C. § 1232g; 34 CFR Part 99), Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191 and the Health Information Technology for Economic and Clinical Health Act, as amended, the Fair Credit Reporting Act, 15 U.S.C. 1681 et seq. (including the Fair and Accurate Credit Transactions Act of 2003), CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule, and the Gramm-Leach-Bliley Act and in each case, the rules implemented thereunder, and (B) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Processing”) ((A) and (B) together “Privacy Laws”); and (ii) all Contracts (or portions thereof) to which the Selling Entity or any of its Subsidiaries is a party that are applicable to the Processing of Personal Data (collectively, “Privacy Agreements”). The Selling Entity has Made Available to Purchaser accurate and complete copies of all Privacy Agreements.

(b)       The Selling Entity and each of its Subsidiaries are, and at all times have been, in compliance with the PCI Security Standards Council’s Payment Card Industry Data Security Standard and all other applicable rules and requirements by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, merchant bank or issuing bank, including, without limitation, the Payment Application Data Security Standards and all audit and filing requirements (collectively, “PCI Requirements”).

(c)       The Selling Entity and each of its Subsidiaries are, and at all times have been in compliance with all Legal Requirements pertaining to sales and marketing, including, without limitation, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.

(d)       The Selling Entity and each of its Subsidiaries have implemented written policies relating to Processing of Personal Data, including, without limitation, a publicly posted website privacy policy, mobile application privacy policy, and a comprehensive information security program that includes appropriate written information security policies (“Privacy and Information Security Policies”). The Selling Entity has Made Available to Purchaser a true, correct, and complete copy of each Privacy and Information Security Policy of the Selling Entity or any of its Subsidiaries in effect at any time. The Selling Entity and each of its Subsidiaries is, and always has been, in compliance with all such Privacy and Information Security Policies.

(e)       Neither the Selling Entity nor any of its Subsidiaries currently, nor at any time did, sell, rent, or otherwise make available any Personal Data to non-affiliated third parties for the third parties’ own use. Other than as constrained by the Selling Entity’s or its Subsidiary’s privacy policies, as applicable, and by applicable Privacy Laws, neither the Selling Entity, nor any of its Subsidiaries, is restricted in its use or distribution of Personal Data collected by the Selling Entity or any of its Subsidiaries.

(f)       There is no pending, nor has there ever been any, Proceeding or claim against the Selling Entity or any of its Subsidiaries initiated by: (i) any Person or entity; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Body alleging that any Processing of the Selling Entity or any of its Subsidiaries: (A) is in violation of any applicable Privacy Laws; (B) is in violation of any Privacy Agreements; (C) is in violation of any Privacy and Information Security Policies; or (D) otherwise constitutes an unfair, deceptive, or misleading trade practice.

(g)       At all times, the Selling Entity and each of its Subsidiaries have taken commercially reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to protect the confidentiality, integrity, and security of all Personal Data, confidential information, and any other information processed in the operation of the Business in its possession or control against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(h)       The Selling Entity and each of its Subsidiaries contractually require all third parties, including vendors, affiliates, and other persons providing services to the Selling Entity or its Subsidiaries that have access to or receive Personal Data from or on behalf of the Selling Entity or its Subsidiaries to comply with all applicable Privacy Laws, and to take commercially reasonable steps to ensure that all Personal Data and information processed in the operation of the Business in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(i)       There has been no unauthorized access, use, loss, destruction, modification, or disclosure of Personal Data in the possession or control of the Selling Entity or its Subsidiaries (a “Security Breach”). Neither the Selling Entity or its Subsidiaries has provided any notices to, nor have they been legally required to provide any such notices, to any Person as a result of any such Security Breach. There has been no unauthorized intrusions or breaches of security into any Company IT Systems. To the Knowledge of the Selling Entity, no third-party processing Personal Data on behalf of Selling Entity or any of its Subsidiaries has experienced a Security Breach affecting Personal Data of the Selling Entity or any of its Subsidiaries.

(j)       The Selling Entity and each of its Subsidiaries has provided notifications to, and has obtained consent from, Persons regarding its Processing of Personal Data where such notice or consent is required by Privacy Laws. The Selling Entity and each of its Subsidiaries have collected all Personal Data in accordance with its privacy policies and Privacy Laws, and the Selling Entity’s and each of its Subsidiaries’ collection of such Personal Data or any other data from third parties is in accordance with any requirements from such third parties, including written website terms and conditions. The Selling Entity and each of its Subsidiaries have provided all notices and obtained all consents required in connection with any use of cookies, device or browser, cross-device tracking, or other user, device, account, or other tracking technology or similar technology, in connection with the use of such technologies in accordance with Privacy Requirements. There has been no interception, disclosure of, provision of access to, or other processing of electronic communications or other information in violation of any Privacy Requirements by or for the Selling Entity or any of its Subsidiaries.

(k)       Neither the Selling Entity nor any of its Subsidiaries has (i) received direct written communication from any website owner or operator that Selling Entity’s or any of its Subsidiaries’ access to such website is unauthorized; (ii) entered into a written Contract with any website owner or operator prohibiting scraping activity; (iii) accessed any website’s information through illicitly circumventing a password requirement or similar technological barrier; or (iv) scraped any data from a website that has a clickwrap agreement prohibiting such activity.

(l)       Neither the execution, delivery, or performance of this Agreement or the other operative documents nor the consummation of the transactions contemplated in this Agreement of the other operative documents, or the transfer of any or all Personal Data to Purchaser will violate any applicable Privacy Requirements.

3.28       Information Supplied. None of the information supplied or to be supplied by Parent or any of its Subsidiaries for inclusion or incorporation by reference in the proxy statement relating to the Shareholder Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will, as it relates to any of the matters or proposals therein relating to this Agreement or any of the other Transaction Documents or the Transactions contemplated hereby or thereby, have contained, or will contain, at the date it is first mailed to Parent’s shareholders or at the time of the Shareholder Meeting unless it is amended or supplements or, if amended or supplemented, at the time of any amendment or supplement thereto or at the Closing, any untrue statement of a material fact or will have omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

3.29       No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS CONTAINED IN TRANSACTION DOCUMENTS, NEITHER THE COMPANY NOR ANY SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND EACH OF THE COMPANY AND THE SELLERS HEREBY EXPRESSLY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY WHETHER EXPRESS OR IMPLIED.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Company Parties, as of the date hereof and as of the Closing, as follows:

4.01       Organization and Good Standing. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation.

4.02       Authority; Validity. The Purchaser has the requisite power and authority necessary to enter into and perform its obligations under the Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance of the Transaction Documents to which it is a party by the Purchaser and the consummation of the Transactions have been duly and validly authorized by all necessary action in respect thereof. This Agreement has been duly executed and delivered by the Purchaser and constitutes, and each other Transaction Document to which it is a party when executed and delivered by the Purchaser will constitute, the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy.

4.03       No Conflict. The execution and delivery of this Agreement and all agreements, documents and instruments executed and delivered by the Purchaser pursuant hereto and the performance of the Transactions, do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any Contract or obligation to which Purchaser is a party or by which its assets are bound, or any provision of the Organizational Documents of Purchaser, or cause the creation of any Encumbrance upon any of the assets of Purchaser; (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any Legal Requirement or Order applicable to the Purchaser; (iii) require Purchaser to make any notice to, declaration or filing with, or to obtain consent or approval of any Governmental Body or other third party; or (iv) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which Purchaser is a party or by which it is bound.

4.04       Legal Proceedings. As of the date hereof, there is no pending Proceeding that has been commenced against or otherwise relating to or involving Purchaser or any of its assets that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transactions to which it is a party. As of the date hereof, to the Purchaser’s knowledge, no such Proceeding has been threatened.

4.05       Investment. The Purchaser is acquiring the Purchased Units for its own account, for investment only, and not with a view to any resale or public distribution thereof. The Purchaser will not offer to sell or otherwise dispose of the Purchased Units in violation of any Legal Requirement applicable to any such offer, sale or other disposition. The Purchaser acknowledges that: (i) the Purchased Units have not been registered under the Act, or any State securities laws; (ii) there is no public market for the Purchased Units and there can be no assurance that a public market will develop; and (iii) it must bear the economic risk of its investment in the Purchased Units for an indefinite period of time. The Purchaser is an “accredited investor” within the meaning of the Rule 501 of Regulation D of the Act, as presently in effect. Purchaser has had an opportunity to consider the Selling Entity’s sale and transfer of the Purchased Units to Purchaser and the consummation of the Transactions.

4.06       Legends. The Purchaser understands that, to the extent any Purchased Units are certificated, such certificates will, upon issuance, bear the legends set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

4.07       Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Purchaser in connection with the negotiation, execution or performance of the Transaction Documents is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or the Transactions contemplated by this Agreement

4.08       Financing.

(a)       As of the date of this Agreement, Purchaser has provided the Company with a true, correct and complete copy of (i) an executed debt commitment letter, dated as of the date hereof, the Financing Sources party thereto, pursuant to which the Financing Sources have agreed, subject to the terms and conditions therein, to lend to Purchaser the amounts set forth therein (including all exhibits, schedules and annexes thereto, the “Debt Commitment Letter” and the debt financing contemplated by the Debt Commitment Letter, the “Debt Financing”) and any fee letter related thereto (the “Fee Letter”, and together with the Debt Commitment Letter, the “Debt Letters”), which copy of the Fee Letter has been redacted solely in respect of (A) the economic terms applicable to the fee amounts, interest rates, original issue discount and the amounts, percentage points and basis points of flex (if any) set forth therein, (B) the “market flex” provisions thereof (if any) and (C) such other customary redactions, in each case that do not cover any terms that would be reasonably likely to adversely affect the conditionality, availability, termination, or aggregate principal amount of the Debt Financing on the Closing Date (such Debt Letters, as permitted to be amended, modified, supplemented, or replaced to provide, on the terms subject only to the conditions expressly stated therein, in the amounts set forth therein (such financing, as permitted to be amended, modified, supplemented or replaced as set forth herein)) and (ii) an executed equity commitment letter, dated as of the date hereof, pursuant to which the sponsor parties thereto have agreed, subject to the terms and conditions set forth therein, to make an equity investment in Purchaser (the “Equity Commitment Letter”, and together with the Debt Letters, the “Commitment Letters”, and the amount of equity capital to be provided pursuant to the Equity Commitment Letter, the “Equity Financing”, and together with the Debt Financing, the “Financing”). The aggregate proceeds contemplated by the Commitment Letters, together with any cash currently available to Purchaser, are sufficient (after netting out applicable fees, expenses, and, if applicable, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” provided under the Debt Letters) to enable Purchaser to make all payments required to be made by Purchaser on the Closing Date pursuant to Section 2.04(a) (the amount of such payments, the “Financing Amount”).

(b)       The Commitment Letters in the form delivered to Sellers (i) are in full force and effect, (ii) constitute the valid, binding and enforceable obligations of Purchaser and, to the knowledge of Purchaser, of the other parties thereto, (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws of general application relating to or affecting creditors’ rights generally and subject to general equitable principles (whether considered in a proceeding at equity or law)); and (iii) are not subject to any conditions precedent to the funding of the Financing that are not expressly set forth therein. Other than as expressly set forth in or contemplated by the Commitment Letters, Purchaser or any of its Affiliates has not entered into any side letters, contracts, agreements or other arrangements, that could adversely affect the funding of the full amount of the Financing contemplated by the Commitment Letters. The Commitment Letters have not been amended or modified and the respective commitments contained in the Commitment Letters have not been reduced, withdrawn, terminated, repudiated, rescinded, amended, modified or replaced in any respect, no terms thereunder have been waived, and, to the knowledge of Purchaser, no withdrawal, termination, repudiation, recission amendment, modification or waiver is contemplated that would not be permitted under Section 5.09. To Purchaser’s knowledge, no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to, constitute or would constitute a breach, default or event of default under the Commitment Letters, or form the basis for termination by any party thereto, of the Commitment Letters, or a failure of any condition to the availability or funding of the Financing on the Closing Date or otherwise result in any portion of the Financing being unavailable on the Closing Date. Purchaser has no reason to believe that it will not be able to satisfy, on a timely basis, any of the conditions to the availability or funding of the Financing on the Closing Date to be satisfied by it in any of the Commitment Letters. Purchaser has fully paid any and all commitment fees or other fees payable on or prior to the date hereof in connection with the Commitment Letters.

(c)       Purchaser has access to sufficient funds as would be necessary to fund the Purchaser Termination Fee if and when payable pursuant to Section 6.06(a).

(d)       Notwithstanding anything to the contrary contained herein, but subject in all respects to Section 6.06 and 9.13(b), in no event shall the receipt or availability of any funds or financing by or to Purchaser be a condition to any of the obligations of Purchaser. Each of the parties hereto agrees that a breach of the representations and warranties in this Article IV shall not result in the failure of the conditions to the Closing set forth in Section 6.03 if (notwithstanding such breach), and subject to the satisfaction or due waiver by Purchaser of the conditions to the Closing set forth in Section 6.01 and Section 6.02, Purchaser is willing and able to, and actually does, consummate the Closing on the date the Closing is required to occur hereunder

(e)       The obligations of Purchaser under this Agreement are not subject to any conditions regarding Purchaser’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

4.09       Solvency. Assuming (a) satisfaction of the conditions to Purchaser’s obligations to close the transactions contemplated hereby, and (b) the truth and accuracy of the representations and warranties of Sellers set forth herein, without giving effect to any Material Adverse Effect qualifications set forth therein, then, immediately after giving effect to the transactions contemplated by this Agreement, Purchaser (i) will be able to pay its debts as they become due, (ii) will not have unreasonably small capital to carry on its businesses and (iii) the sum of its assets, at a fair valuation, will exceed their debts. Purchaser is not entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser.

4.10       No Other Representations and Warranties; No Reliance; Investigation.

(a)       Purchaser acknowledges and agrees that, except as expressly set forth in any of the Transaction Documents, Sellers make no promise, representation or warranty, express or implied, relating to the Company, the Sellers or any of their respective businesses, operations, assets, liabilities, conditions or prospects or the transactions contemplated by this Agreement, including with respect to merchantability, fitness for any particular or ordinary purpose, or as to the accuracy or completeness of any information regarding any of the foregoing, or as to any other matter, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or representatives of any documents or information (whether communicated orally or in writing), and any such other promises, representations or warranties, or liability or responsibility therefor, are hereby expressly disclaimed. In addition, Purchaser acknowledges and agrees that Purchaser has not executed or authorized the execution of this Agreement in reliance upon any promise, representation or warranty not expressly set forth in any Transaction Document.

(b)       In respect of this Agreement and the transactions contemplated by this Agreement, Purchaser has not relied and is not relying on any document or written or oral information, statement, representation or warranty furnished to or discovered by it or any of its Affiliates other than the representations and warranties set forth in any Transaction Document.

Article V
Covenants

5.01       Conduct of Business.

(a)       Except as (i) Purchaser may otherwise consent to in writing, (ii) expressly contemplated by this Agreement, or (iii) set forth on Schedule 5.01, from the date hereof through the earlier of the Closing and the date that this Agreement is validly terminated in accordance with its terms, the Parent shall, and shall cause each of its Subsidiaries to, (A) conduct their respective businesses and the Business only in the ordinary course consistent with past practices; and (B) use their respective commercially reasonable efforts to maintain its properties in sufficient operating condition and repair (ordinary wear and tear excepted) and to preserve the rights, goodwill and relationships of the Selling Entity and its Subsidiaries with their employees, customers, lenders, suppliers and other Persons with whom they transact business.

(b)       Except as (i) Purchaser may otherwise consent to in writing, (ii) expressly contemplated by this Agreement, or (iii) set on Schedule 5.01, from the date hereof through the earlier of the Closing and the date that this Agreement is validly terminated in accordance with its terms, the Selling Entity shall not, and shall cause each of its Subsidiaries not to: (A) issue any Equity Interests, or any options, phantom equity, incentive units, warrants or other equity or equity-based rights of any kind to purchase any Equity Interests, in the Selling Entity or any of its Subsidiaries; (B) effect any recapitalization, reclassification, equity split or like change in the capitalization of the Selling Entity or any of its Subsidiaries or cause the Selling Entity or any of its Subsidiaries to acquire (by merger, consolidation or acquisition of stock or assets) or sell (by merger, consolidation or sale of stock or assets) Equity Interests of any Person; (C) amend, restate, modify, authorize amendment or modification, or waive rights pursuant to the Organizational Documents of the Selling Entity or any of its Subsidiaries; (D) increase the rate or terms of compensation payable or to become payable by it to any of the Company Employees; (E) increase the rate or terms of any bonus, pension or other Plan covering any of the Company Employees; (F) adopt, amend, enact any increase in or acceleration or commitment to accelerate, or terminate any Plan except as required by (and in accordance with) the terms of any such Plan; (G) acquire, sell, license, transfer or dispose of the assets or Equity Interests of any Person (by merger, consolidation or acquisition of Equity Interests) or mortgage, pledge or subject them to any additional Encumbrance (except for Permitted Encumbrances); (H) amend, voluntarily terminate (other than upon expiration in accordance with its terms) or cancel any of the Material Contracts, or enter into any Contract that would have been a Material Contract had it been in effect on the date hereof; (I) change the present accounting methods, practices, policies or principles in any material respect of the Selling Entity or any of its Subsidiaries, except as required by GAAP; (J) make (other than consistent with past practice) or change any Tax election, change any annual Tax accounting period, change any method of Tax accounting, amend any Tax Returns, settle any Tax claim or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), agree to (or request) an extension or waiver of a Tax statute of limitations period, or surrender any right to claim a material refund of Taxes, in each case solely with respect to the Company or any of its Subsidiaries or relating to the Contributed Assets or the Business except with respect to Combined Taxes or Combination Tax Returns; (K) to make any equity or debt investment in, or make or guarantee any loans, advances or capital contributions to, any other Person; (L) adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization of the Selling Entity or any of its Subsidiaries; (M) commence or settle any Proceeding, or enter into any consent decree or settlement agreement with any other Person (including any Governmental Body); (N) cancel, release or waive any claims or rights held by the Selling Entity or any of its Subsidiaries except in the ordinary course of business; (O) sell, lease, abandon, lapse, assign, license or transfer, or subject to any Encumbrance (other than Permitted Encumbrances) any material rights to Company Owned Intellectual Property or disclose any Company Trade Secrets (other than in the ordinary course of business and subject to written agreements containing adequate confidentiality and non-disclosure obligations); (P) write off accounts receivable or cancel other debts with a face amount in excess of $50,000 (individually or in the aggregate) of the Selling Entity or any of its Subsidiaries or otherwise expressly waive any rights of the Selling Entity or any of its Subsidiaries valued in excess of $50,000 (individually or in the aggregate); (Q) make any material change in the Selling Entity’s or its Subsidiaries’ working capital management practices; (R) cause the Selling Entity or any of its Subsidiaries to declare, set aside, or pay any non-cash distribution or dividend with respect to Equity Interests or redeem, purchase or otherwise acquire any Equity Interests; (S) grant or have come into existence any Encumbrance on any material asset of the Company or any of its Subsidiaries, other than Permitted Encumbrances; (T) implement or announce any reductions-in-force, lay-offs, furloughs, salary or wage reductions, or similar actions that could implicate the WARN Act; (U) hire, engage, terminate, furlough or temporarily lay off any Company Employee or Company Contractor earning annual base compensation in excess of $100,000; (V) negotiate, modify, extend or enter into any Contract with any labor union, works council or other labor organization or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative; (W) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor who provided services in connection with the operation of the Business; (X) accelerate the collection of or discount accounts receivable, delay the payment of accounts payable or accrued expenses, delay the purchase of supplies, repairs or maintenance, in each case with respect to the Business, except in the ordinary course of business; (Y) fail to maintain in full force and effect any insurance policy in effect, except for any policy replaced by a new or successor policy of substantially similar coverage; (Z) commit the Selling Entity or any of its Subsidiaries to make any material capital expenditures which will not be completed prior to the Closing, or fail to make any capital expenditure contemplated by the current annual budget of the Selling Entity or any of its Subsidiaries; or (AA) agree to, enter into a Contract to do, or authorize any of the foregoing.

(c)       Except as (i) Purchaser may otherwise consent to in writing, (ii) expressly contemplated by this Agreement, or (iii) set on Schedule 5.01, from the date hereof through the earlier of the Closing and the date that this Agreement is validly terminated in accordance with its terms, Parent shall not: (A) effect any recapitalization, reclassification, equity split or like change in the capitalization of the Selling Entity or any of its Subsidiaries or cause the Selling Entity or any of its Subsidiaries to acquire (by merger, consolidation or acquisition of stock or assets) or sell (by merger, consolidation or sale of stock or assets) Equity Interests of any Person; (B) amend, restate, modify, authorize amendment or modification, or waive rights pursuant to the Organizational Documents of the Selling Entity or any of its Subsidiaries; (C) increase the rate or terms of compensation payable or to become payable by it to any of the Company Employees; (D) increase the rate or terms of any bonus, pension or other Plan covering any of the Company Employees; (E) adopt, amend, enact any increase in or acceleration or commitment to accelerate, or terminate any Plan except as required by (and in accordance with) the terms of any such Plan; (F) cause the Selling Entity or any of its Subsidiaries to acquire, sell, license, transfer or dispose of the assets or Equity Interests of any Person (by merger, consolidation or acquisition of Equity Interests) or mortgage, pledge or subject them to any additional Encumbrance (except for Permitted Encumbrances); (G) and shall cause its Subsidiaries not to, amend, voluntarily terminate (other than upon expiration in accordance with its terms) or cancel any of the Material Contracts, or enter into any Contract that would have been a Material Contract had it been in effect on the date hereof; (H) make (other than consistent with past practice) or change any Tax election, change any annual Tax accounting period, change any method of Tax accounting, amend any Tax Returns, settle any Tax claim or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), agree to (or request) an extension or waiver of a Tax statute of limitations period, or surrender any right to claim a material refund of Taxes, in each case solely with respect to the Company or any of its Subsidiaries or relating to the Contributed Assets or the Business except with respect to Combined Taxes or Combination Tax Returns; (I) cause the Selling Entity or any of its Subsidiaries to make any equity or debt investment in, or make or guarantee any loans, advances or capital contributions to, any other Person; (J) adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization of the Selling Entity or any of its Subsidairies; (K) implement or announce any reductions-in-force, lay-offs, furloughs, salary or wage reductions, or similar actions that could implicate the WARN Act; (L) hire, engage, terminate, furlough or temporarily lay off any Company Employee or Company Contractor earning annual base compensation in excess of $150,000; (M) negotiate, modify, extend or enter into any Contract with any labor union, works council or other labor organization or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative; (N) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor who provided services in connection with the operation of the Business; (O) fail to maintain in full force and effect any insurance policy in effect, except for any policy replaced by a new or successor policy of substantially similar coverage; or (P) agree to, enter into a Contract to do, or authorize any of the foregoing.

(d)       Without limiting the foregoing, the Parties acknowledge and agree that nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the Parent’s or any of its Subsidiaries’ operations prior to the Closing

5.02       Other Transactions.

(a)       From the date hereof through the Closing, each Company Party shall not, and shall cause its the directors, officers, employees, agents, representatives, consultants, financial advisors, attorneys, accountants, and Affiliates of the foregoing to not, directly or indirectly, solicit, encourage or initiate the submission of proposals from, initiate or encourage discussions, engage in discussions or negotiations with any Person or otherwise knowingly encourage or entertain or enter into any arrangement, agreement or understanding with, or furnish any information to, any Person, other than Purchaser or a representative thereof, with respect to the acquisition of all or any part of the Equity Interests or assets of the Selling Entity, the Company or any of their respective Subsidiaries (“Alternate Acquisition”). Parent shall, and shall cause its Subsidiaries and each of their respective representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Alternate Acquisition, or proposal or offer that would reasonably be expected to lead to any Alternate Acquisition, and shall request from any such Person that they destroy or return all confidential information concerning the Business previously granted to such Person.

(b)       Notwithstanding anything to the contrary in Section 5.02(a), at any time prior to receipt of the Shareholder Approval, the Sellers may furnish information to, and negotiate or otherwise engage in discussions with, any Person who delivers a bona fide written inquiry, proposal or offer from any Person or group (other than Purchaser or its Affiliates) relating to, in a single transaction or series of related transactions, an Alternate Acquisition, that was not solicited after the date of this Agreement (an “Alternate Acquisition Proposal”), if and so long as (i) the board of directors of Parent determines in good faith after consultation with its outside legal counsel that (A) the failure to take such action would reasonably be expected to breach the directors’ fiduciary duties under applicable Legal Requirement, (B) such a proposal is, or would reasonably be expected to lead to, an Alternate Acquisition that is more favorable from a financial point of view to Parent’s shareholders than the transactions contemplated by this Agreement, and (C) is reasonably likely to be consummated on the terms proposed, taking into account all legal, regulatory, financial, timing, financing and other aspects of such proposal and of this Agreement (a “Superior Proposal”), (ii) there has been no breach of Section 5.02(a) in connection with such Alternate Acquisition, (iii) Parent has provided at least 24 hours prior written notice to Purchaser of its intention to furnish information to, and negotiate or otherwise engage in discussions with, any Person, and (iv) Parent has provided Purchaser with a copy of written inquiry, proposal or offer; provided, however, that Parent (x) will not take any such action without first entering into an Acceptable Confidentiality Agreement with such Person notwithstanding Section 5.02(a), and (y) will concurrently (and in any event within 24 hours) provide to Purchaser any non-public information concerning the Business provided to such other Person which was not previously provided to Purchaser. Parent shall keep Purchaser reasonably informed, on a prompt basis (within one (1) Business Day of any material developments), of the status and material terms of any such proposals or offers (including the identity of the Person making such proposal or offer) and the current basis of the status and details (including any material developments) in respect of any such discussions or negotiations and that it will deliver to Purchaser a summary of any material changes to any such proposals or offers and all nonpublic information being furnished to such Person.

(c)       Except as set forth in this Section 5.02(c), neither the board of directors of Parent nor any committee thereof shall (i) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, the Board Recommendation, (ii) recommend the approval or adoption of, or approve or adopt, declare advisable, or publicly propose to recommend, approve, adopt or declare advisable, any Alternate Acquisition, (iii) publicly take a neutral position or no position with respect to an Alternate Acquisition at any time beyond ten (10) Business Days after receipt of such Alternate Acquisition by Parent or any public announcement by the party that made the Alternate Acquisition proposal, (iv) fail to publicly reaffirm the Board Recommendation within five (5) Business Days of a reasonable written request by Purchaser to make such public reaffirmation, or (v) make any public statement in connection with the Shareholder Meeting that is inconsistent with the Board Recommendation (any action described in this clause being referred to as an “Adverse Recommendation Change”). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Shareholder Approval (and in no event after the receipt of the Shareholder Approval), the board of directors of Parent may effect an Adverse Recommendation Change and, subject to compliance with this Section 5.02 and Section 6.04, terminate this Agreement if and only if the board of directors of Parent receives an unsolicited Alternate Acquisition that such board has determined to be a Superior Proposal and further determines in good faith after consultation with its outside legal counsel that such action is reasonably likely to be required in order for the directors to comply with their fiduciary duties under applicable Legal Requirements. Prior to effecting such Adverse Recommendation Change, Parent shall provide Purchaser with five (5) Business Days’ prior written notice advising Purchaser of its intention to effect an Adverse Recommendation Change, and specifying in reasonable detail the material terms and conditions of, and the identity of any Person proposing, such Superior Proposal, and Parent shall, during such time and if requested by Purchaser, engage in good faith negotiations with Purchaser to amend this Agreement (A) such that such Superior Proposal would no longer constitute a Superior Proposal or (B) in a manner that obviates the need to effect an Adverse Recommendation Change, as applicable. Notwithstanding any Adverse Recommendation Change, if this Agreement is not otherwise terminated by any Party in accordance with the terms hereof, this Agreement shall be submitted to the Parent shareholders at the Shareholder Meeting for the purpose of voting on adopting this Agreement, and nothing contained herein shall be deemed to relieve Parent of such obligation. From the date of this Agreement until the Closing Date, Parent shall not terminate, amend, modify or waive any provision of any “standstill” or similar agreement to which Parent is a party and shall use its reasonable best efforts to enforce, to the fullest extent permitted under applicable Legal Requirements, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof, except, in each case, to the extent the board of directors of Parent determines in good faith, after consultation with outside counsel, that taking such action would result in a violation of the fiduciary duties of the board of directors of Parent under applicable Law.

(d)       Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit Parent from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the board of directors of Parent determines in good faith (after consultation with and receiving advice of its outside counsel) that failure to do so would result in a violation of its fiduciary duties under applicable Legal Requirements; provided, however, that any disclosure made pursuant to clause (i) or (ii) of this Section 5.02(d) (other than any disclosure made in connection with an Adverse Recommendation Change permitted by Section 5.02(c)) shall be deemed to constitute an Adverse Recommendation Change unless the board of directors of Parent shall expressly publicly reaffirm the Board Recommendations in such disclosure. For avoidance of doubt, it shall not constitute an Adverse Recommendation Change for the board of directors of Parent to make a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act.

5.03       Consents. The Parent shall use, and shall cause its Subsidiaries to use, their commercially reasonable efforts to obtain in writing, prior to the Closing, all consents or Approvals listed on Schedule 5.03. The Parent shall, and shall cause its Subsidiaries to, provide all notices listed on Schedule 5.03 to the applicable Persons to be notified, prior to the Closing. The Selling Entity shall promptly deliver copies of any such consents delivered in writing to Purchaser promptly after receipt thereof but no later than immediately prior to the Closing.

5.04       Investigation by Purchaser. The Selling Entity shall, upon reasonable advance written request, permit Purchaser, its authorized representatives, and the Financing Sources (provided, that such Financing Sources shall have signed a reasonable and customary confidentiality agreement and release if and to the extent reasonably requested by the Selling Entity) to have, after the date hereof, access during regular business hours to the chief executive officer and chief financial officer (and any other management personnel, advisor, or other representative of the Selling Entity or any of its Subsidiaries reasonably requested by Purchaser) and to the books and records of the Selling Entity, the Company and their respective Subsidiaries, and Purchaser shall have the right, other than with respect to privileged information, at its own expense to make copies thereof and excerpts therefrom, provided, that the Selling Entity and the Company shall, and shall cause their Subsidiaries to, use commercially reasonable efforts to remove or limit the foregoing limitations to allow such information to be accessed by Purchaser (including by redacting information if necessary to avoid the loss of attorney-client privilege or competitively sensitive information).

5.05       Public Announcements. After the date hereof, neither Purchaser nor any Company Party shall, nor shall any of their respective Affiliates, without the approval of the other parties hereto, issue any press releases or otherwise make any public statements with respect to the Transactions other than as contemplated by this Section 5.05. Notwithstanding the foregoing, prior to the Closing the Sellers and Purchaser will coordinate to make a joint press release or statement relating to the Transactions and thereafter the Company Parties will not, without the prior written approval of the Purchaser, make any press release or other public announcement concerning the Transactions, provided that nothing herein shall prevent any party hereto from making any disclosure in connection with (a) disclosure required by order of a court of competent jurisdiction, administrative body or Governmental Body, or by subpoena, summons or legal process, or by Legal Requirement, (b) obligations pursuant to any listing agreement with any national securities exchange or stock market (in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance if practical), or (c) to the extent reasonably required to seek the enforcement of any right or remedy relating to this Agreement or the Transactions.

5.06       Preparation of Proxy Statement; Shareholder Meeting.

(a)       Parent shall, in consultation with Purchaser, prepare and file with the SEC as promptly as practicable, and in any event within fifteen (15) Business Days after the Effective Date, a preliminary version of the Proxy Statement to be sent to Parent’s shareholders in connection with the Shareholder Meeting. Parent shall not file the Proxy Statement (or any preliminary version thereof) with the SEC without first providing Purchaser and its counsel a reasonable opportunity to review and comment thereon, and Parent shall give reasonable and good faith consideration to all additions, deletions or changes suggested by Purchaser or its counsel; provided that no disclosure relating specifically to non-public information about Purchaser or its Affiliates may be made without Purchaser’s prior approval. Parent shall include in the Proxy Statement the Board Recommendation. If, prior to the expiration of the ten (10) day waiting period provided in Rule 14a-6 under the Exchange Act, Parent does not receive either (i) comments from the SEC on the preliminary Proxy Statement or (ii) notice from the SEC that it will review the preliminary Proxy Statement, then Parent shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to Parent’s shareholders as soon as reasonably practicable, and in any event not later than two (2) Business Days after the expiration of such waiting period. Parent shall use commercially reasonable efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after receipt thereof. Promptly following confirmation by the SEC that the SEC has no further comments, Parent shall cause the definitive Proxy Statement to be filed with the SEC and mailed to Parent’s shareholders. Sellers shall be responsible for 100% of the fees, costs and expenses associated with the preparation, filing and mailing of the Proxy Statement.

(b)       Each Company Party and Purchaser shall promptly furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments to either received from the SEC.

(c)       Parent shall (i) notify Purchaser promptly of the receipt of any comments, whether written or oral, from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and (ii) supply Purchaser with copies of all correspondence between the Parent or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such filings. Prior to responding to any comments from the SEC or its staff, Parent shall consult with Purchaser and provide Purchaser and its counsel a reasonable opportunity to review and comment on any written response thereto, and Parent shall give reasonable and good faith consideration to all additions, deletions or changes suggested by Purchaser or its counsel.

(d)       Except as provided in Section 5.06(c), Parent shall (i) provide drafts of all amendments and supplements to the Proxy Statement to Purchaser, (ii) give Purchaser and its counsel a reasonable opportunity to review and comment thereon which shall be no longer than five (5) days, and (iii) give reasonable and good faith consideration to all additions, deletions or changes suggested by Purchaser or its counsel.

(e)       Parent will take all action necessary in accordance with applicable Legal Requirements, its Organizational Documents and the rules of the Nasdaq to establish a record date for, duly call, give notice of, convene and hold the Shareholder Meeting as promptly as reasonably practicable following the mailing of the Proxy Statement to Parent’s shareholders, for the purpose of obtaining the Shareholder Approval. Notwithstanding anything to the contrary in this Agreement, Parent shall convene, subject to Section 5.06(f), and hold the Shareholder Meeting as soon as practicable (but in no event more than fifty-two (52) days) following the mailing of the Proxy Statement to Parent’s shareholders or on such other date elected by Parent with Purchaser’s prior written consent (which shall not to be unreasonably withheld, conditioned or delayed). Parent shall use its reasonable best efforts to solicit proxies to obtain the Shareholder Approval.

(f)       Parent shall cooperate with and keep Purchaser informed upon Purchaser’s reasonable request regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to Parent’s shareholders. Parent shall be permitted to postpone or adjourn the Shareholder Meeting (after consultation with Purchaser) if, but only if, (i) as of the time that the Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are holders of an insufficient number of shares of Parent’s common shares present or represented by proxy at the Shareholder Meeting to constitute a quorum at the Shareholder Meeting or an insufficient number of shares of Parent’s common stock have voted in favor of the Transactions and Parent desired to continue to solicit proxies (provided that in no event shall the Shareholder Meeting (as so postponed or adjourned) be held on a date later than one hundred twenty (120) days after the original record date for the Shareholder Meeting without the written consent of Purchaser), (ii) Parent has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Legal Requirements or Order to postpone or adjourn the Shareholder Meeting, or (iii) Parent is requested to postpone or adjourn the Shareholder Meeting by the SEC or its staff.

5.07       Efforts. Subject to the terms and conditions hereof, from the date of this Agreement until the earlier of the Closing Date or the date this Agreement is terminated in accordance with its terms, each of Purchaser and the Company Parties shall cooperate with and assist the other parties hereto and shall use its respective commercially reasonable efforts to (a) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, and (b) obtain and maintain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings; provided, however, that such cooperation, assistance and efforts shall not include any requirement of any party or any of their respective Affiliates or Representatives to expend any money (other than expenses incurred in the ordinary course of business or fees or expenses relating to filings with Governmental Bodies as contemplated by this Agreement) or otherwise required to be paid by such Person under the terms or any Contract, incur any liability or obligation, commence any litigation, arbitration or other Proceeding or offer or grant any accommodation (financial or otherwise) to any Person. Except as specifically contemplated by this Agreement, each of Purchaser and the Company Parties shall use commercially reasonable efforts not to take any action or omit to take any action where such action or omission would be reasonably expected to result in (i) an inability to satisfy any of the conditions set forth in Article VI or (ii) a material delay in the satisfaction of any of such conditions.

5.08       R&W Policy. Immediately following the execution and delivery of this Agreement, the Purchaser shall authorize and instruct the R&W Insurer to irrevocably bind coverage beginning on the date hereof. The Purchaser shall not waive or amend the R&W Policy in a manner adverse to the Sellers, including any modification to the insurer’s waiver of any right of subrogation, without the Seller Representative’s prior written consent.

5.09       Financing.

(a)       Purchaser shall use reasonable best efforts to obtain the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions therein on or prior to the Closing Date, including using commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letter in accordance with its terms until the Closing, (ii) negotiate and enter into definitive agreements (the “Definitive Financing Agreements”) with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter, including any “market flex” provisions contained in any fee letters executed in connection therewith (or such other terms as are reasonably acceptable to Purchaser), (iii) satisfy (or obtain a waiver of) on a timely basis all the conditions to Purchaser obtaining the Debt Financing set forth in the Debt Commitment Letter or any Definitive Financing Agreements, in each case, that are within Purchaser’s control and to the extent such conditions are applicable to Purchaser or any of its Affiliates, (iv) comply on a timely basis with all of its covenants and other obligations set forth in the Debt Commitment Letter and the Definitive Financing Agreements to the extent that the failure to comply with such obligations would adversely impact the availability of the Debt Financing on the Closing Date, and (v) upon satisfaction of the conditions set forth in the Debt Commitment Letter and satisfaction of the conditions set forth in Section 6.01 and Section 6.02 of this Agreement, consummate the Debt Financing by the time that the Closing is required to occur in accordance with this Agreement; provided that, in no event shall the Purchaser be required to commence or bring any litigation or other action against any of the Financing Sources in connection therewith.

(b)       Purchaser shall give the Company notice as promptly as reasonably practicable after Purchaser becomes aware of (i) any material breach or material default on the part of any party to the Debt Commitment Letter or Definitive Financing Agreement, (ii) any event that, with or without notice, lapse of time or both, would reasonably be expected to constitute or result in a material breach or material default on the part of any party to the Debt Commitment Letter or Definitive Financing Agreement or would reasonably be expected to constitute or result in a failure to satisfy a condition precedent to the funding of the Debt Financing set forth in the Debt Commitment Letter that would materially delay or prevent the Closing, (iii) any notice or other written communication to or from any Financing Source party to the Debt Commitment Letter or Definitive Financing Agreement with respect to any actual breach, default, termination or repudiation on the part of Purchaser or any other party to the Debt Commitment Letter or Definitive Financing Agreement or any failure to satisfy any condition precedent or other contingency set forth in the Debt Commitment Letter or Definitive Financing Agreement that would materially delay or prevent the Closing, and (iv) any withdrawal, termination, rescission or repudiation of the Debt Commitment Letter or Definitive Financing Agreement, or any provision thereof that would make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur in any material respect or materially delay the availability of the Debt Financing on the Closing Date; provided that nothing in this Section 5.09(b) shall require the Purchaser to disclose any information that is subject to the attorney-client privilege or the disclosure of which would result in the breach of any of the Purchaser’s confidentiality obligations set forth in the Debt Commitment Letter. Upon written request from the Company, Purchaser shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence.

(c)       Purchaser will not permit, without the prior written consent of the Seller Representative, any material amendment, modification or supplement to be made to, or any waiver of, any provision or remedy under the Debt Letters or any Definitive Financing Agreement that (i) reduces the aggregate amount of the Financing if after giving effect to such reduction, the amount of Financing, together with cash on hand of the Purchaser, will be less than the Financing Amount, (ii) imposes new or additional conditions precedent to the initial funding of the Debt Financing in a manner that would reasonably be expected to (A) materially delay or prevent the Closing Date or (B) make the funding of any portion of the Debt Financing (or satisfaction of any condition to obtaining any portion of the Debt Financing) necessary to fund the Financing Amount less likely to occur in any material respect on the Closing Date (it being understood and agreed that, in any event, Purchaser may, without the consent of any other Person, amend the Debt Commitment Letter to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement and, subject to clause (i) hereof, amend the economic and other arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers or similar entities), or (iii) would reasonably be expected to materially adversely impact the ability of Purchaser to enforce its rights against any of the other parties to the Debt Commitment Letter.

(d)       In the event that any portion of the Debt Financing in an amount required to pay the Financing Amount becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter (including any “market flex” provisions applicable thereto) prior to the Closing Date (after giving effect to any other equity and/or debt financing that may then be available to cover such unavailable amount), regardless of the reason therefor, Purchaser shall as promptly as reasonably practicable, notify the Seller Representative of such unavailability and use Purchaser’s commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event, substitute debt financing on terms not less favorable, in the aggregate, to Purchaser (as determined in good faith by Purchaser, but in any event that does not impose any new or additional condition precedent to the receipt of any portion of the Debt Financing in a manner that would reasonably be expected to (i) materially delay or prevent the Closing Date, or (ii) make the funding of any portion of the Debt Financing in an amount required to pay the Financing Amount (or satisfaction of any condition to obtaining any portion of the Debt Financing) materially less likely to occur) than those contemplated in the Debt Letters (including any “market flex provisions” applicable thereto) as in effect on the date of this Agreement, and in an amount sufficient, when added to the portion of the Financing that is and remains available and taking into account Purchaser’s cash on hand, to fund the Financing Amount (“Substitute Financing”). In the event any Substitute Financing is obtained in accordance with this Section 5.09(d), references in this Agreement to the Debt Financing shall be deemed to refer to such Substitute Financing (in lieu of the Debt Financing to the extent replaced thereby), if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Substitute Financing (such commitment letters, the “Substitute Commitment Letters”, and such definitive financing agreements, the “Substitute Definitive Financing Agreements”), references in this Agreement to the Commitment Letters and the Definitive Financing Agreements shall be deemed to refer to the Substitute Commitment Letters and the Substitute Definitive Financing Agreements (in lieu of the Commitment Letters and the Definitive Financing Agreements to the extent replaced thereby), and all obligations of Purchaser pursuant to this Section 5.09(d) shall be applicable thereto to the same extent as Purchaser’s obligations with respect to the Debt Financing replaced thereby. Purchaser shall deliver to the Company complete and accurate copies of any Substitute Commitment Letters and Substitute Definitive Financing Agreements as promptly as practicable after the execution thereof.

(e)       Prior to the Closing, the Parent shall, and shall cause its Subsidiaries (including the Company) and their respective officers, directors, employees, agents, attorneys, accountants, advisors and representatives to, use their reasonable best efforts to provide, such assistance and cooperation as Purchaser may reasonably request in connection with obtaining the Debt Financing on the terms and conditions described in or contemplated by the Debt Commitment Letters, including by: (i) upon reasonable prior notice, making senior management of the Parent and its Subsidiaries reasonably available during normal business hours in reasonably convenient locations (or via telephonic meeting), all to be mutually agreed, for customary syndication, presentations, marketing, lender or proposed financing source meetings, and due diligence sessions, (ii) as promptly as reasonably practicable, furnishing Purchaser, its Affiliates and the Financing Sources with the Required Information and, without duplication, other customary financial information regarding the Selling Entity and its Subsidiaries, the Company, the Contributed Assets and its industry reasonably requested by Purchaser or the Financing Sources and required in connection with the Debt Commitment Letter, including in connection with assisting with Purchaser’s preparation of pro forma unaudited financial statements to the extent required by the Debt Commitment Letter or for the preparation of any customary bank information memoranda, offering documents, lender and investor presentations, rating agency presentations, (iii) if reasonably requested in writing at least ten (10) calendar days prior to the Closing, providing at least five (5) Business Days prior to the Closing, all document and information regarding the Selling Entity and its Subsidiaries, including the Company, and the Contributed Assets, required under “know your customer” and anti-money laundering rules and regulations (including the U.S.A Patriot Act of 2001 and the Beneficial Ownership Regulation (31 C.F.R. §1010.230)), (iv) reviewing customary offering documents and related materials, including information memoranda and packages, lender and investor presentations, rating agency presentations and other similar documents and materials prepared by Purchaser or the Financing Sources and reasonably requested by Purchaser in connection with the Debt Financing, (v) cooperating with the Financing Sources’ reasonable due diligence investigation and evaluation of the business, assets and properties of the Selling Entity and its Subsidiaries, including the Company, and the Contributed Assets (including evaluating cash management and accounting systems, policies and procedures relating thereto, and conducting appraisals and field audits and providing information with respect to receivables, deposit and other accounts and related assets for the purpose of establishing collateral arrangements), (vi) reasonably assisting Purchaser with Purchaser’s preparation of disclosure schedules or schedules describing any assets of the Selling Entity and its Subsidiaries, including the Company, and the Contributed Assets as may be required by the Debt Commitment Letter or Definitive Financing Agreements, and permitting officers of the Selling Entity and its Subsidiaries who will be officers of the Company and its Subsidiaries after giving effect to the Closing to execute and deliver any incumbency certificates or other closing documents in connection with the Debt Financing to the extent required under the Debt Commitment Letter or Definitive Financing Agreements (it being understood that such documents will not be effective until, and otherwise subject to, the Closing), (vii) executing and delivering customary authorization letters (which may include customary representations and warranties regarding accuracy and completeness of information and absence of material non-public information, provided such letters shall include customary language exculpating the Company with respect to any liability related to the use of the contents thereof or any related marketing material by the recipients thereof) for use in syndicating the Debt Financing, (viii) obtaining such insurance certificates and endorsements as reasonably requested by Purchaser and required by the Debt Commitment Letter or Definitive Financing Agreements, (ix) obtaining the releases of Encumbrances and pay-off letters in accordance with the terms hereof, (x) reasonably cooperating with Purchaser’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing, (xi) assisting in the preparation of, and executing and delivering, Definitive Financing Agreements, including credit agreements, guarantee and collateral documents and customary closing certificates as may be required in connection with the Debt Financing (including a certificate of an appropriate officer of the Company with respect to solvency of the Company and its Subsidiaries on a consolidated basis as of the Closing Date after giving effect to the transactions contemplated hereby) and the schedules and exhibits thereto and other customary documents, in each case as may be reasonably requested by Purchaser or the Financing Sources and that are not effective until as of, or after, the Closing, and (xii) facilitating, effective as of the Closing Date, the granting of a security interest (and perfection thereof) in collateral (including possessory collateral) and the termination of the existing guarantee and collateral arrangements in respect of the holders of Closing Date Debt, and (xiii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Purchaser to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to Purchaser at Closing; provided, that none of the Sellers, the Company and its Subsidiaries or any of their respective Affiliates or representatives shall be required to incur any liability (other than with respect to the authorization letters referred to above) or obligation (including any obligation to pay any commitment or other fee) or pay any amount in respect of any assistance provided in connection with the Debt Financing prior to the Closing; provided, further, that the Selling Entity and its Subsidiaries and their respective officers, employees, and other representatives shall have no obligation, prior to the Closing, to: (A) approve, authorize or ratify the execution of any of the Definitive Financing Agreements (other than any authorization letter included in an information memorandum for purposes of marketing the Debt Financing prior to the Closing that is consistent with the above requirements) that is not contingent on the Closing, (B) take any action that would conflict with or result in a breach of any applicable governmental rule or any governmental order or any applicable law to which any Company Party is party or bound, (C) be an issuer or other obligor with respect to the Debt Financing, (D) be required to execute or deliver any document or certificate in connection with the Debt Financing that is not contingent upon the Closing Date or that would be effective prior to the effective time of the Closing Date, (E) be required to provide access to or disclose information that is subject to and would jeopardize attorney-client privilege of the Selling Entity or its Affiliates or otherwise would unduly interfere with the conduct of the business by the Selling Entity and its Subsidiaries in the ordinary course, or (F) cause the pre-Closing directors, managers or members of the Selling Entity or any of its Subsidiaries to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained or otherwise cause the Selling Entity or any of its Subsidiaries to take any corporate actions prior to the Closing Date to permit the consummation of the Debt Financing unless such corporate actions (including any such resolutions) are contingent upon the occurrence of, or only effective, as of, the Closing Date or thereafter (it being agreed and understood that Persons who will continue as directors or managers of the Company or any of its Subsidiaries on a post-Closing basis may be required to execute and deliver in escrow resolutions or consents to approve or authorize the execution of the Debt Financing that will be effective at the Closing).

(f)       Purchaser shall, following written demand by the Sellers, reimburse Sellers at the Closing for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees of one primary outside counsel to the Sellers and accountants’ fees) incurred by the Company or its representatives in connection with the cooperation of the Company contemplated by Section 5.09(f) or otherwise provided in connection with the Debt Financing; provided, that the Purchaser shall not be required to reimburse Sellers, the Company or their respective Representatives for costs and expenses with respect to financial statements, financial information or other materials prepared prior to the date hereof or, after the date hereof, that the Company would have prepared in the ordinary course of business or in connection with the sale contemplated hereunder. Purchaser shall indemnify and hold harmless the Company and its respective representatives from and against any and all losses, claims, damages, liabilities, judgments, costs, fines and settlements suffered or incurred by any of them in connection with the arrangement and consummation of the Debt Financing (including any alternate financing) and any information used in connection therewith (including any violation of the Confidentiality Agreement); provided that the foregoing shall not apply to the extent resulting or arising from any Seller’s, the Company’s or their respective Representatives’ fraud, willful misconduct, bad faith or gross negligence. This Section 5.09(g) shall survive the Closing and any termination of this Agreement.

5.10       Copy of Data Room. Prior to the Closing, the Company shall deliver, or cause to be delivered to the Purchaser five (5) USB devices each containing true, correct, and complete copies of all data and documentation Made Available to Purchaser in the virtual data room in connection with the Transaction.

5.11       Insurance. Prior to the Closing, the Company Parties shall (a) use commercially reasonable efforts to cooperate with the Purchaser and its Affiliates in connection with Purchaser’s integration efforts with respect to insurance policies, and (b) obtain a prepaid “tail” policy (the “D&O Tail Policy”) at or prior to the Closing that provides the Company’s current and former officers and directors (collectively, the “D&O Indemnitees”) with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Closing Date. The Company shall cause (and the Purchaser shall cause the Company to cause) any such D&O Tail Policy to be maintained in full force and effect, for its full term, and shall honor all obligations thereunder and the Purchaser shall cause such obligations to be honored by the Company following the Closing. The cost of the D&O Tail Policy shall be borne by the Sellers as a Seller Transaction Expense. This Section 5.11 shall survive the Closing, is intended to benefit the D&O Indemnitees and shall be binding on all successors and assigns of the Purchaser and the Company and its Subsidiaries.

5.12       Termination of Certain Agreements. Prior to Closing the Selling Entity or its Subsidiaries shall have taken all actions necessary to terminate as of Closing, and shall cause to be terminated, each Contract listed on Schedule 5.12 (including termination of any post-termination “tail” period, if any) to the extent such Contract will not terminate in accordance with its terms in connection with the Transactions.

5.13       Debt. If applicable, the Selling Entity shall, and shall cause its Subsidiaries to, obtain and deliver to the Purchaser, at least five (5) Business Days prior to the Closing Date (a) draft customary payoff letters, in a form reasonably acceptable to Purchaser and its Financing Sources for any Closing Date Debt in respect of money borrowed (“Payoff Indebtedness”), together with releases of any guarantees and Encumbrances in connection therewith (collectively, the “Payoff Letters”), which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount, a per diem interest amount, provide that Encumbrances (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Selling Entity and its Subsidiaries securing such Debt shall, upon the payment of the amount set forth in the applicable Payoff Letter on the Closing Date, automatically be released and terminated and an authorization to file all applicable UCC termination statements and releases necessary to evidence satisfaction and termination of such Closing Date Debt. The Selling Entity shall obtain and deliver to the Purchaser at least five (5) Business Days prior to the Closing Date invoices from any third parties for Seller Transaction Expenses to the extent applicable.

5.14       Employment.

(a)       Employee Transfers. With respect to each Company Employee who is employed in a jurisdiction in which the Transfer Regulations have been implemented and whose employment is determined to have been automatically transferred by operation of Law to the Purchaser or its Subsidiaries as result of the transactions contemplated by this Agreement under the Transfer Regulations (each, a “Transfer Employee”), the Parties accept and agree to apply the Transfer Regulations in all of their provisions and accept and agree that the Transfer Employees will become employed by Purchaser or its Subsidiaries as of the Closing as a result of the Transfer Regulations, unless such Transfer Employee objects to the transfer in a manner that would prevent such Transfer Employee’s transfer under the Transfer Regulations. The Parties further accept and agree that the terms and conditions of employment of each such Transfer Employee will transfer effective as of the Closing as if such terms and conditions were originally made or agreed between the Purchaser or its Subsidiaries and the applicable Transfer Employee, as required by applicable Legal Requirement. The Parties shall, and shall cause each of their respective Affiliates that they control to, comply with their respective obligations under the Transfer Regulations with respect to any Transfer Employee.

(b)       Terms and Conditions of Employment.

(i)       With respect to any Company Employee to whom Purchaser or its Subsidiaries has offered employment, the terms of such employment shall provide for (x) substantially similar base salary or wage rate, as applicable, as provided to such Company Employee immediately prior to the Closing, and (y) employee benefits that are comparable in the aggregate to the employee benefits provided to such Company Employee immediately prior to the Closing or no less favorable in the aggregate to the employee benefits provided to similarly situated employees of Purchaser and its Subsidiaries, as determined by Purchaser (excluding severance, equity compensation, nonqualified deferred compensation, retiree medical, or pension benefits). No provision of this Agreement shall be construed as (A) a guarantee of continued employment of any Company Employee, (B) giving any Person other than the Company Group the right to enforce this Section 5.14(b)(i), or (C) limit the right of Purchaser or any of its Affiliates to amend, terminate or otherwise modify any employee benefit plan or arrangement.

(ii)       Parent and its Subsidiaries shall use commercially reasonable efforts to cooperate with the Purchaser and its Affiliates in connection with offering employment to some or all of the Company Employees and engaging some or all of the Company Contractors.

(c)       Notification and Consultation. To the extent required by applicable Legal Requirements, including the Transfer Regulations, or other Contract, the Parties shall, or shall cause their respective Affiliates that they control to, timely notify and consult with the Company Employees or their employee representatives on or prior to the applicable transfer date in respect of employment by or transfer to Purchaser or its applicable Affiliates, and in respect of any other matters required by applicable Legal Requirements in connection with this Agreement. Sellers and Purchaser shall, and shall cause each of their respective Affiliates that they each control to, cooperate with each other in respect of these obligations and use commercially reasonable efforts to timely provide any information, subject in all cases to any obligations of the Parties under any applicable Legal Requirements, reasonably necessary for the Parties and their applicable controlled Affiliates to discharge their obligations under the Transfer Regulations or other Legal Requirements to notify or consult with the Company Employees or their employee representatives, if any.

(d)       Cooperation and Disclosure of Employee-Related Information. Each Party shall, and shall cause its Affiliates to provide in reasonable time information required by Law or reasonably requested by the other Party or employees, works councils, labor unions, employee representatives or any other persons or entities (including any information reasonably requested by other Party in connection with any employee-related litigation) with respect to any Company Employees, their employee benefits arrangements, the reasons for the transfer of employment of a particular Company Employee and any relevant measures taken and anticipated to be taken by a Party and its Affiliates in relation with a Company Employee. All information provided by Seller and its Affiliates that relates to Seller or such Affiliates, as contemplated by this Section 5.14(d), shall be complete and accurate in all material respects.

(e)       Transfer Employee Records. Sellers shall provide all original documents (or copies where permitted under local Legal Requirements) relevant to each Transfer Employee (including Tax and personnel records, and any other records of each Transfer Employee allowed under local Legal Requirements) at such time as prescribed under the local Legal Requirements and in any event before the Closing Date to Purchaser.

Article VI
Conditions to Closing; Termination

6.01       Conditions to Each Party’s Obligations. The respective obligations of the Purchaser and the Company Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver) of the following conditions:

(a)       No Proceeding (whether temporary, preliminary or permanent) of any Governmental Body shall be in effect that restrains, prohibits or prevents the consummation of the Transactions. No Legal Requirement shall have been enacted or shall be applicable to the Transactions which makes the consummation of such Transactions illegal; and

(b)       This Agreement and the Transactions shall have been approved by the holders of a majority of the outstanding common shares of Parent.

6.02       Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Purchaser in its sole discretion) of the following further conditions:

(a)       Each of the representations and warranties of the Company Parties contained in Article III (in each case, without taking into account any materiality qualifications) other than the Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), and each of the Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period).

(b)       Each Company Party shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Company Party at or prior to the Closing.

(c)       Between the date of this Agreement and the Closing Date, there shall not have been any Material Adverse Effect.

(d)       Purchaser shall have received a certificate dated as of the Closing Date signed on behalf of the Selling Entity by an officer of the Selling Entity, certifying that the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(c) have been satisfied.

(e)       At or prior to the Closing, the Selling Entity shall deliver or shall cause to be delivered to Purchaser:

(i)       an executed copy of the other Transaction Documents to which any Company Party is a party;

(ii)       certified copies of (A) the Organizational Documents of the Company and each of its Subsidiaries, (B) resolutions of each of the Parent’s, Selling Entity’s and Company’s board of directors or other governing body or Persons, as required to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Company Party is a party, (C) resolutions of the Selling Entity’s sole shareholder approving this Agreement and the Transactions, and (D) evidence of Parent’s shareholders approving this Agreement and the Transactions adopted by the holders of a majority of the outstanding common shares of Parent (the “Shareholder Approval”).

(iii)       in each case, certified as correct and complete as of the Closing Date by an officer of the Company and, in the case of any certificate of formation, by the Secretary of State of the applicable State of formation of each such Person;

(iv)       a certificate of the Secretary of State (or similar authority) of the State or jurisdiction of formation of the Selling Entity and each of its Subsidiaries certifying such Person has legal existence and is in good standing, if applicable, and a certificate of the Secretary of State (or similar authority) of each jurisdiction in which Company or any of its Subsidiaries has qualified to do business as a foreign entity (or is required to be so qualified) as to such foreign qualification;

(v)       85% of all of the Company Employees offered employment from the Purchaser or its Affiliates, excluding any part-time employees, including each of the Key Employees, shall have (a) remained employed by the Parent or its Subsidiaries through the Closing, and (b) accepted and not revoked or rescinded (or otherwise provided notice of resignation or termination) such offer from Purchaser in writing through the Closing;

(vi)       a fully executed copy of all notices to, approvals and/or consents of third-parties, all as listed on Schedule 6.02(e)(vi);

(vii)       executed copies of SBA Form 480, SBA Form 652 and SBA Form 1031;

(viii)       a duly executed IRS Form W-9 from the Selling Entity;

(ix)       if certificated, certificates representing the Purchased Units, duly endorsed (or accompanied by duly executed stock powers) or an affidavit regarding the loss of any such certificates;

(x)       executed letters of resignation from all officers, managers and directors of the Company, effective upon the Closing, in forms reasonably acceptable to the Purchaser;

(xi)       evidence that each Contract set forth on Schedule 5.12 has been terminated without any ongoing liability to Purchaser or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries);

(xii)       fully executed copies of the Payoff Letters, if any; and

(xiii)       evidence reasonably satisfactory to the Purchaser of the consummation of the Asset Contribution, including (x) release of all liens held by Arrow Capital Solutions, Inc., and (y) documentation effecting the transfer of all the outstanding Equity Interests of CloudFirst Europe to the Company, including an updated register of members of CloudFirst Europe reflecting the Company as the sole owner of all of the Equity Interests of CloudFirst Europe.

6.03       Conditions to Obligations of Company Parties. The obligation of the Company Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Seller Representative in its sole discretion) of the following further conditions:

(a)       Each of the representations and warranties of the Purchaser contained in Article IV (in each case, without taking into account any “Material Adverse Effect” or other materiality qualifications) shall be true and correct as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)       Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.

(c)       The Seller Representative shall have received a certificate dated as of the Closing Date signed on behalf of the Purchaser by an officer of the Purchaser, certifying that the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied.

(d)       At or prior to the Closing, the Purchaser shall deliver or shall cause to be delivered to the Seller Representative:

(i)       an executed copy of the other Transaction Documents to which Purchaser is a party; and

(ii)       certified copies of resolutions of Purchaser’s board of directors or other governing body or Persons, as required to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party, in each case, certified as correct and complete as of the Closing Date by an officer of the Purchaser.

6.04       Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, prior to the Closing:

(a)       by the mutual written consent of the Parent, on one hand, and Purchaser on the other hand;

(b)       by Purchaser, if one or more breaches or failures to perform any covenants or agreements on the part of a Company Party set forth in this Agreement shall have occurred, or if one or more representations or warranties of a Company Party made herein shall be inaccurate or breached and, such breaches, failures or inaccuracies, as the case may be, shall cause the failure of one or more of the conditions to the obligations of Purchaser to consummate the Closing contemplated by this Agreement as set forth in Article VI and any such breach or inaccuracy, if capable of being cured by the Company Parties on or prior to the Business Day prior to the date one hundred and twenty (120) days following the date of this Agreement (the “Outside Date”), has not been cured within the earlier to occur of (i) the Business Day prior to the Outside Date, and (ii) thirty (30) days after the provision of written notice thereof; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 6.04(b) if Purchaser is then in breach of this Agreement in a manner that would cause a condition set forth in Section 6.03(a) or 6.03(b) to not be satisfied;

(c)       by the Parent, if one or more breaches or failures to perform any covenants or agreements on the part of Purchaser set forth in this Agreement shall have occurred, or if one or more representations or warranties of Purchaser made herein shall be inaccurate or breached and, such breaches, failures or inaccuracies, as the case may be, shall cause the failure of one or more of the conditions to the obligations of the Company Parties to consummate the Closing contemplated by this Agreement as set forth in in Article VI and any such breach or inaccuracy, if capable of being cured prior by the Purchaser on or prior to the Business Day prior to the Outside Date, has not been cured within the earlier to occur of (i) the Business Day prior to the Outside Date, and (ii) thirty (30) days after the provision of written notice thereof, provided that no Company Party shall have the right to terminate this Agreement pursuant to this Section 6.04(c) if any Company Party is then in breach or violation of its representations, warranties or covenants contained in this Agreement and such breach would cause a condition set forth in Section 6.02(a) or 6.02(b) to not be satisfied;

(d)       if applicable, by the Purchaser or by the Parent, if the transactions contemplated hereby have not been consummated on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 6.04(d) shall not be available to any Party who is in material breach of any representation, warranty, covenant, agreement or obligation under this Agreement in a manner that has primarily caused the failure of, or prevented, the consummation of the Transactions contemplated hereby by the Outside Date;

(e)       by the Parent if (i) all of the conditions to the obligations of parties hereto to consummate the Transactions set forth in Sections 6.01, 6.02 and 6.03 have been satisfied or validly waived as of the date the Closing should have been consummated pursuant to Section 2.08 of this Agreement (other than those conditions that by their terms are to be satisfied by actions taken at the Closing; provided, that such conditions are capable of being satisfied on the date the Closing is to occur in accordance with Section 2.08 and are actually satisfied at Closing), (ii) Purchaser shall have failed to consummate the Closing on the date that the Closing is required to occur in accordance with Section 2.08, (iii) following such date, the Parent has delivered to Purchaser a written notice irrevocably confirming that, subject to performance by Purchaser of its obligations hereunder, the Company Parties are ready, willing and able to consummate the Closing (and the Company Parties continue to be ready, willing, and able to consummate the Closing at the time the Closing is to occur in accordance with Section 2.08), and (iv) Purchaser fails to consummate the Closing pursuant to Section 2.08 within three (3) Business Days after delivery of the written notice specified in clause (iii) above;

(f)       by the Parent, if, prior to obtaining the Shareholder Approval, without any breach of Section 5.02, Parent or the Selling Entity shall contemporaneously enter into a definitive agreement with a third party providing a Superior Proposal; provided, that the right to terminate this Agreement under this Section 6.04(f) shall not be available to Parent or the Selling Entity unless they deliver to Purchaser (i) written notice of the Parent’s intention to terminate at least five (5) Business Days prior to termination and (ii) the Seller Termination Fee pursuant to 6.06(b);

(g)       by the Purchaser if (i) at any time prior to obtaining the Shareholder Approval, (x) the board of directors of Parent shall have failed to include the Board Recommendation in the Proxy Statement or shall have effected an Adverse Recommendation Change or (y) Parent shall have breached Section 5.02 in any material respect, or (ii) Parent or any of its Subsidiaries enter into a definitive agreement with a third party providing a Superior Proposal; or

(h)       by either Purchaser or the Parent if the Shareholder Meeting (including any adjournments thereof) has been held and completed and the shareholders of Parent have taken a final vote such that Parent’s shareholder approval to this Agreement and the Transaction has not been received.

6.05       Effect of Termination. Termination of this Agreement pursuant to this Article VI shall terminate all rights and obligations of the parties hereunder and none of the parties shall have any liability to the other party hereunder, except (i) for willful and intentional breaches of this Agreement by the Company Parties or the Purchaser prior to the time of such termination, and (ii) that this Section 6.05, Section 5.05, Section 6.06, and Article IX shall survive any such termination.

6.06       Termination Fee.

(a)       In the event that this Agreement is validly terminated by the Parent pursuant to Section 6.04(c) or Section 6.04(e), Purchaser shall pay, or cause to be paid, to the Company an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000) (the “Purchaser Termination Fee”) not later than the tenth (10th) Business Day after such valid termination, by wire transfer of immediately available funds to an account designated in writing by the Seller Representative.

(b)       In the event that this Agreement is validly terminated by the Parent pursuant to Section 6.04(f), Parent shall pay, or cause to be paid, to the Purchaser an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000) (the “Seller Termination Fee”) prior to or simultaneous with such valid termination (the receipt by the Purchaser of the Seller Termination Fee being a condition to the valid termination of this Agreement pursuant to Section 6.04(f)), by wire transfer of immediately available funds to an account designated in writing by the Purchaser. In the event that this Agreement is validly terminated by the Purchaser pursuant to Section 6.04(b) or Section 6.04(g), Parent shall pay, or cause to be paid, to the Purchaser the Seller Termination Fee not later than the tenth (10th) Business Day after such valid termination, by wire transfer of immediately available funds to an account designated in writing by the Purchaser. If, (i) after the date of this Agreement and prior to the valid termination of this Agreement, a proposal for an Alternative Acquisition shall have been made to Parent or its Subsidiaries, or an intention (whether or not conditional) to make a proposal for an Alternative Acquisition was publicly announced or otherwise became publicly known; (ii) thereafter, this Agreement is terminated by Purchaser and/or any Company Party pursuant to Section 6.04(d); and (iii) within twelve (12) months after such termination, Parent or any of its Subsidiaries enters into a definitive agreement to effect an Alternative Acquisition or consummates an Alternative Acquisition, then Parent shall pay, or cause to be paid, to the Purchaser the Seller Termination Fee not later than the tenth (10th) Business Day after execution of such definitive agreement or consummation of such Alternative Acquisition, by wire transfer of immediately available funds to an account designated in writing by the Purchaser.

(c)       Notwithstanding anything to the contrary in this Agreement or otherwise, in the event of any valid termination of this Agreement, (i) the Purchaser’s payment of the Purchaser Termination Fee (which the parties acknowledge is due and payable only in the event of a termination pursuant to Section 6.04(c) or Section 6.04(e)) shall constitute the sole and exclusive remedy of the Company Parties and their respective Affiliates, successors, creditors, representative and agents (collectively, the “Company Releasing Parties”) against Purchaser and its equityholders, and any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, controlling person, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, Purchaser, including the Financing Sources, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, controlling person, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (each a “Purchaser Related Party”) for any and all losses or damages suffered or incurred by any Releasing Party based upon, resulting from, arising out of or in connection with the termination of this Agreement or any breach of any representation, covenant or agreement in this Agreement or circumstances giving rise to such breach or termination; (ii) the Company Releasing Parties shall not be entitled to commence or pursue any action, Proceeding, litigation or claims against any Purchaser Related Party arising out of or in connection with this Agreement, any certificate or other Transaction Document delivered pursuant to the express terms of this Agreement or the Transactions (other than for payment of the Purchaser Termination Fee, if and when payable pursuant to Section 6.06(a)); and (iii) no Purchaser Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any certificate or other Transaction Document delivered pursuant to the express terms of this Agreement or the Transactions, including the Debt Letters and Equity Commitment Letter.

(d)       Notwithstanding anything to the contrary in this Agreement or otherwise, in the event of any valid termination of this Agreement, (i) the Parent’s payment of the Seller Termination Fee (which the parties acknowledge is due and payable only as contemplated by Section 6.06(b)) shall constitute the sole and exclusive remedy of the Purchaser, any Purchaser Related Party and their respective Affiliates, successors, creditors, representative and agents (collectively, the “Purchaser Releasing Parties”) against Parent, any Seller and their respective equityholders, and any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, controlling person, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, Parent, any Seller or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, controlling person, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (each a “Company Related Party”) for any and all losses or damages suffered or incurred by any Purchaser Releasing Party based upon, resulting from, arising out of or in connection with the termination of this Agreement or any breach of any representation, covenant or agreement in this Agreement or circumstances giving rise to such breach or termination; (ii) the Purchaser Releasing Parties shall not be entitled to commence or pursue any action, Proceeding, litigation or claims against any Company Related Party arising out of or in connection with this Agreement, any certificate or other Transaction Document delivered pursuant to the express terms of this Agreement or the Transactions (other than for payment of the Seller Termination Fee, if and when payable pursuant to Section 6.06(b)).

(e)       The parties hereto acknowledge that the agreements contained in this Section 6.06 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. In light of the difficulty of accurately determining actual losses or damages with respect to the foregoing, the parties acknowledge that (i) the Purchaser Termination Fee in the circumstances in which it becomes payable, constitutes a reasonable estimate of the losses or damages that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (in the event it is payable) in a reasonable amount to compensate the Company Parties in the circumstances in which such fee and/or costs are payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be difficult to calculate with any precision, and is not a penalty, and (ii) the Seller Termination Fee in the circumstances in which it becomes payable, constitutes a reasonable estimate of the losses or damages that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (in the event it is payable) in a reasonable amount to compensate the Purchaser in the circumstances in which such fee and/or costs are payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be difficult to calculate with any precision, and is not a penalty. For the avoidance of doubt, (A) in no event shall the Company Parties be entitled to both obtain specific performance to cause the Closing to occur and also to receive the Purchaser Termination Fee, (B) in no event shall Purchaser be entitled to both obtain the specific performance to cause the Closing to occur and also to receive the Seller Termination Fee, (C) in no event shall the Purchaser Termination Fee be paid on more than one occasion, and (D) in no event shall the Seller Termination Fee be paid on more than one occasion. Notwithstanding anything to the contrary contained herein, and subject only to the Seller Representative’s right, prior to the termination of this Agreement, to pursue (or any actual judicial award of) specific performance of Purchaser’s obligations to consummate the Closing subject to and in accordance with Section 9.13(b), in no event shall Purchaser or any Purchaser Related Party have any liability hereunder or otherwise in connection with the Transactions for any liabilities or other amounts in excess of the amount of the Purchaser Termination Fee including for any breach of this Agreement or for any other matter whatsoever (regardless of the theory of liability).

(f)       Notwithstanding the foregoing, nothing in this Section 6.06 shall in any way limit or modify the rights of Purchaser and its Affiliates under the Debt Commitment Letter in accordance with the terms and conditions thereof or the obligations of the Financing Sources under the Debt Commitment Letter.

Article VII
CERTAIN POST-CLOSING COVENANTS

7.01       Further Assurances. Each Party, from time to time after the Closing at the request of any other Party hereto and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such other action as a Party may reasonably require to more effectively effectuate the Transactions and transfer and assign to, and vest in, the Purchaser, the interest in the Purchased Units, and all rights thereto, and to fully implement the provisions of the Transaction Documents. The Parties hereto will work with one another and will use their respective commercially reasonable efforts to make or obtain, as expeditiously as possible, all Approvals, including Approvals under Material Contracts that are required to be made or obtained in connection with the Transactions following the Closing for the continued operation of the Company and its business.

7.02       Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration, value added, real property transfer, goods and services, gross receipts, excise and conveyance Taxes and other similar Taxes (such Taxes, “Transfer Taxes”) payable by reason of transfer and conveyance of the Purchased Units or the Asset Contribution will be borne fifty percent (50%) by the Selling Entity, on the one hand, and fifty percent (50%) by the Purchaser, on the other hand. The Sellers or Seller Representative shall prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes as may be necessary to comply with the laws and regulations relating to such Transfer Taxes.

7.03       Tax Matters.

(a)       Sellers. From and after the Closing, each of the Seller Indemnifying Parties hereby agrees, jointly and severally, to indemnify, defend and hold the Purchaser Indemnified Parties harmless from and against any and all Losses arising out of or relating to or resulting from, without duplication: (i) all Taxes (or the non-payment thereof) of the Company or any of its Subsidiaries, for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period (such period, “Pre-Closing Tax Period”) (including any Taxes payable with respect to any advance payments, deferred revenue or other prepaid amounts received prior to Closing, accrued or arising prior to Closing, or a change in or improper use of a method of accounting under Section 481 of the Code (or any similar provision of applicable Legal Requirements) for a Pre-Closing Tax Period), (ii) all Taxes of any member of an affiliated, combined or unitary group of which the Selling Entity, the Company or any Subsidiary is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Legal Requirements, (iii) any Taxes of any other Person for which the Company or any of its Subsidiaries is or may become liable as a transferee in equity or in law or by contract (other than pursuant to a contract entered into in the ordinary course of business the principal purpose of which is not Taxes) relating to a transaction or event occurring prior to Closing, (iv) all Taxes of any of the Sellers for any Tax period, (v) any inclusion under Section 951 or Section 951A of the Code as a result of transactions or investments made prior to the Closing by any Subsidiary of the Company, which shall be in an amount equal to the portion of such inclusion that is attributable to the period prior to the Closing Date, which shall be determined by treating the taxable year of any such Subsidiary as ending as of the Closing Date, (vi) all Taxes attributable to disallowed or otherwise adjusted refunds or credits (including, for the avoidance of doubt, any “employee retention credits” claimed pursuant to the CARES Act) of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period (or portion thereof), and (viii) all Taxes of or with respect to the Contributed Assets, and the Business for any Pre-Closing Tax Period (or portion thereof); provided that clauses (i) – (viii) above shall not include any Taxes that (x) taken into account in the calculation of Closing Date Debt or Closing Date Net Working Capital, (y) are due to the unavailability in any Tax periods (or portions thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attributes (such as capital loss carry forwards, foreign tax credit carry forwards, asset bases, research and development credits, and depreciation periods) from a Tax period (or portion thereof) ending on or before the Closing Date, (z) result from any transactions or actions outside the ordinary course of business taken by a Purchaser Indemnified Party (including, without limitation, the Company or any of its Subsidiaries) on the Closing Date after the Closing that are not specifically contemplated by this Agreement, (aa) are attributable to any Tax election that has retroactive effect to any taxable year (or portion thereof) ending on or before the Closing Date, or (bb) are Transfer Taxes that are the responsibility of Purchaser pursuant to Section 7.02. For purposes of this Section 7.03(a), in the case of any Straddle Period, the determination of the amount of any Taxes based on or measured by income (including any inclusions under Code Sections 951 or 951A), receipts, or payroll for the Pre-Closing Tax Period shall be made by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date. Items of income, gain, deduction, loss or credit of the Company and any of its Subsidiaries for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and its Subsidiaries were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis. The determination of the amount of any other Taxes for a Straddle Period that relates to the Pre-Closing Tax Period shall be made by multiplying the amount of such Tax for the entire taxable period by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b)       Assistance and Cooperation. After the Closing Date, each of the Company Parties and Purchaser shall (and shall cause their respective Affiliates to):

(i)       timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 7.02;

(ii)       assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 7.03(d) and, in connection therewith, provide the other Party with any necessary powers of attorney;

(iii)       cooperate fully in preparing for and defending any audits of, or disputes with Taxing authorities regarding, any Tax Returns of the Company or any of its Subsidiaries;

(iv)       make available to the other Party, and to any Taxing authority as reasonably requested, all information, records, and documents relating to Taxes of the Company or any of its Subsidiaries;

(v)       furnish the other Party with copies of all correspondence received from any Taxing authority in connection with any Tax audit or information request; and

(vi)       retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits, provided that such records and information are not required to be retained for a period in excess of seven (7) years from the close of taxable year to which such information may be relevant and provided further that, notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to provide access to or to furnish any Combined Tax Returns or other information or records relating to Combined Taxes.

(c)       Tax Proceedings and Audits.

(i)       The Parties shall notify one another in writing within five (5) days from receipt of notice by such Party or its Affiliates of any pending or threatened Proceeding, assessment or other action relating to any Tax Return or Taxes of the Company or any of its Subsidiaries or with respect to the Contributed Assets or the Business (a “Tax Contest”) for any Pre-Closing Tax Period or that could give rise to Taxes for which the Sellers are liable under this Agreement. Such notice shall be accompanied by copies of any notice or other documents received from any Governmental Body.

(ii)       The Seller Representative shall control (at the Sellers’ expense) the contest of any Tax Contests for any taxable period ending on or prior to the Closing Date, provided, however, (i) the Seller Representative shall diligently and in good faith defend such Tax Contest, (ii) the Seller Representative shall inform the Purchaser of all material developments and events relating to such Tax Contest and provide the Purchaser with copies of all material correspondence from any Governmental Body in connection with such Tax Contest, (iii) the Purchaser or its authorized representative shall be entitled, at the expense of the Purchaser, to attend and participate in (but not control) all conferences, meetings and proceedings relating to such Tax Contest, and (iv) the Seller Representative may not settle or otherwise compromise such Tax Contest without the prior written consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed.

(iii)       The Purchaser shall control (at its own expense) the contest of any Tax Contest that is attributable to a Straddle Period or, to the extent not described in Section 7.03(c)(ii), otherwise relates to Taxes for which the Sellers are liable under this Agreement, provided, however, (i) the Purchaser shall diligently and in good faith defend such Tax Contest, (ii) the Purchaser shall inform the Seller Representative of all material developments and events relating to such Tax Contest and provide the Seller Representative with copies of all material correspondence from any Governmental Body in connection with such Tax Contest, (iii) the Sellers or their authorized representative shall be entitled, at the expense of the Sellers, to attend and participate in (but not control) all conferences, meetings and proceedings relating to such Tax Contest, and (iv) the Purchaser may not settle such Tax Contest without the consent of the Seller Representative, which shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, the Purchaser shall control (at the Company’s expense) the contest of all other Tax Contests in its sole discretion, and the Seller Representative shall not have any participation or consent rights with respect thereto.

(iv)       Notwithstanding anything in this Section 7.03(c) to the contrary, any Tax Contest with respect to a Combined Tax Return shall be controlled (at the Sellers’ expense) by the Seller Representative in its sole discretion, and the Purchaser shall not have any participation or consent rights with respect thereto.

(d)       Tax Returns.

(i)       The Seller Representative shall, at the Sellers’ sole cost and expense, prepare and timely file or cause to be prepared and timely filed, when due all income Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries or relating to the Contributed Assets or the Business (other than, for the avoidance of doubt, any Combined Tax Returns) for all taxable periods ending on or prior to the Closing Date (the “Seller Tax Returns”).

(ii)       Subject to Section 7.02, the Purchaser shall timely file or cause to be timely filed when due all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries or relating to the Contributed Assets or the Business (in each case, other than Combined Tax Returns) for all Straddle Periods (“Purchaser Tax Returns”).

(iii)       The Seller Tax Returns and Purchaser Tax Returns shall be filed in a manner consistent with past practice (to the extent in compliance with applicable Legal Requirements) unless otherwise required by applicable Legal Requirements or to the extent necessary to reflect the consummation of the transactions contemplated by this Agreement. With respect to the Seller Tax Returns and Purchaser Tax Returns, (x) the preparing Party shall provide the non-preparing Party with a copy of such Tax Return (and associated tax workpapers and such additional information regarding such Tax Return as may reasonably be requested by the non-preparing Party), for such Tax Returns related to income Taxes, at least thirty (30) days prior to the due date for filing such Tax Return (inclusive of valid extensions) or, for such Tax Return not related to income Taxes, as soon as reasonably practicable prior to the due date for filing such Tax Return (inclusive of valid extensions), and (y) the preparing Party shall incorporate any reasonable comments of the non-preparing Party to such Tax Returns to the extent such comments are provided no later than ten (10) days after the non-preparing Party has received the Tax Return for its review. If the preparing Party and non-preparing Party are unable to agree with respect to reasonable comments made by the non-preparing Party, the Parties shall submit any such dispute to the Independent Accountants who shall resolve any such dispute substantially in accordance with the procedures in Section 2.06(c) mutatis mutandis, and the decision of the Independent Accountants shall be final, conclusive and binding. If the Independent Accountants are unable to resolve the dispute at least three Business Days prior to the filing due date of the Tax Return at issue, such Tax Return shall be filed as prepared by the preparing Party, subject to subsequent amendment as may be necessary to reflect the decision of the Independent Accountants and the obligations of the Parties hereunder shall be appropriately adjusted. .

(e)       Withholding Rights. The Purchaser (or such other applicable withholding agent) shall be entitled to deduct and withhold from any amounts payable to any Seller under this Agreement or any other Transaction Document such amounts as Purchaser (or such other applicable withholding agent) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax law and shall timely remit to the appropriate Taxing authority any and all amounts so deducted or withheld; provided, however, that the Purchaser shall use commercially reasonable efforts to provide the Sellers written notice of the intention to make such deduction or withholding (except in the case of (i) any withholding required as a result of a failure to deliver the form required to be delivered under Section 6.02(e)(viii), or (ii) any withholding on payments properly treated as compensation for applicable Tax purposes made in connection with this Agreement), which such written notice shall include the basis for the proposed deduction or withholding, at least three (3) Business Days before such deduction or withholding is made. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Taxing authority by the Purchaser (or, if applicable, such withholding agent) in accordance with the foregoing, such withheld amounts shall be treated for all purposes of this Agreement and the other Transaction Documents as having been paid to the applicable Seller in respect to which such deduction and withholding was made. The Purchaser and each Seller shall cooperate in good faith to reduce or mitigate any such deduction or withholding, including by promptly providing documentation or certification reasonably requested by the Parties.

(f)       Tax Sharing Agreements. All Tax sharing agreements or similar Contracts (other than any such agreements or Contracts entered into in the ordinary course of business the principal purpose of which is not Taxes) entered into prior to Closing with respect to or involving the Company (and/or any of its Subsidiaries) and any other Person shall be terminated as of the Closing Date and, after the Closing Date, neither the Company (nor any of its Subsidiaries), nor any member of the Company shall be bound thereby or have any liability thereunder.

(g)       Tax Treatment. For U.S. federal income tax purposes, the Purchaser and Sellers agree that the Unit Purchase Transaction shall be treated as the acquisition by the Purchaser of the assets held by (or treated for U.S. federal income tax purposes as held by) the Company (the “Purchased Assets”) pursuant to Section 1001 of the Code. The Purchaser and Sellers further agree to prepare and file or cause to be prepared and filed all Tax Returns in all respects and for all purposes consistent with such Tax treatment.

(h)       Allocation. Purchaser and the Sellers agree that the Purchase Price, together with any other items treated as consideration for U.S. federal income tax purposes, shall be allocated among the Purchased Assets (the “Allocation”), in accordance with Section 1060 of the Code, the Treasury Regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate), and the methodology set forth on Schedule 7.03(h). The Purchaser shall deliver a draft Allocation to Sellers no later than sixty (60) days following the final determination of the Purchase Price pursuant to Section 2.06. Sellers shall notify the Purchaser in writing of any objections to the draft Allocation within twenty (20) days after the Sellers receive the Allocation. If Sellers do not notify the Purchaser in writing of any objections to the draft Allocation within twenty (20) days after Sellers receive the draft Allocation, the draft Allocation as prepared by the Purchaser shall be construed as the final Allocation. If Sellers notify the Purchaser in writing of an objection to the draft Allocation within twenty (20) days after Sellers receive the Allocation, and Purchaser and the Sellers are unable to resolve their differences within fifteen (15) days thereafter (“Dispute Resolution Period”), then the disputed items on the draft Allocation shall be submitted to the Independent Accountants who shall resolve any such dispute substantially in accordance with the procedures in Section 2.06(c) mutatis mutandis, and the Independent Accountants shall be instructed to deliver a finalized Allocation as soon as possible. The decision of the Independent Accountants shall be final, conclusive and binding upon the Parties. The Purchaser, the Company, the Sellers and their Affiliates shall report, act and file all required Tax Returns (including, without limitation, IRS Form 8594) in all respects and for all purposes consistent with such Allocation. None of the Purchaser, the Company or the Sellers shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Allocation unless required to do so by applicable Legal Requirements. To the extent the Purchase Price changes after the Allocation is finalized as a result of any provision of this Agreement, the Purchaser shall prepare a revised Allocation following the principles and procedures set forth in this Section 7.03(h).

(i) Post-Closing Tax Covenants. Except as required by applicable Legal Requirements or as otherwise expressly set forth in this Agreement, without the prior written consent of the Sellers (not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not nor shall it permit any of its Affiliates (including the Company or any of its Subsidiaries) to (i) take any action on the Closing Date after the Closing with respect to the Company or any of its Subsidiaries or relating to the Contributed Assets or the Business other than in the ordinary course of business or as expressly contemplated by this Agreement, (ii) make any Tax election (other than consistent with past practice) of the Company or any of its Subsidiaries or relating to the Contributed Assets or the Business, (iii) amend or file (except as permitted pursuant to Section 7.03(d)(iii)) or re-file any Tax Return of the Company or any of its Subsidiaries or relating to the Contributed Assets or the Business, (iv) initiate any voluntary disclosure with respect to the Company or any of its Subsidiaries or relating to the Contributed Assets or the Business, or (iv) waive or extend any statute of limitations for the assessment or collection of any Tax of the Company or any of its Subsidiaries or relating to the Contributed Assets or the Business, in each case of clauses (ii) through (iv), with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date, and in each case of clauses (i) through (iv), to the extent such action could reasonably be expected to result in an indemnification obligation of Sellers pursuant to this Agreement or otherwise give rise to Taxes for which the Sellers are liable pursuant to this Agreement.

(j)       Transaction Deductions. The Parties hereto agree that all Transaction Deductions shall be claimed in or allocated to the Pre-Closing Tax Period, in each case, to the extent permitted by applicable Legal Requirements at a “more likely than not” or higher level of comfort.

(k)       Tax Refunds. Any refunds of the Taxes of the Company or any of its Subsidiaries or relating to the Contributed Assets or the Business, or credits received in lieu thereof (including, for the avoidance of doubt, any such refunds that are available to be claimed and for which an election is made to apply such refunds to estimated or other Taxes), plus any interest received with respect thereto (if any) from the applicable Governmental Bodies, in each case, for any Pre-Closing Tax Period (including without limitation, refunds arising from amended returns filed after the Closing) and that are actually received by or credited to the Purchaser or any of its Affiliates (including the Company and its Subsidiaries) (any such refund, a “Pre-Closing Refund”) shall be for the account of Selling Entity. If received by Purchaser, Purchaser shall, and shall cause its Affiliates (including the Company and its Subsidiaries) to pay such Pre-Closing Tax Refund, net of all reasonable out-of-pocket costs (including Taxes) to Purchaser or any of its Affiliates (including the Company and its Subsidiaries) to the Selling Entity within thirty (30) calendar days after the Purchaser or such Affiliate receives such refund or is entitled to such credit; provided that, prior to incurring any out-of-pocket costs, (A) Purchaser shall notify the Seller Representative of the need to incur out-of-pocket costs, (B) upon request Seller Representative shall have the right to review any correspondence with the applicable Governmental Body with respect to such Pre-Closing Refund, and (C) Purchaser will reasonably assist and cooperate with the Seller Representative’s review of, and discuss in good faith the process to obtain, such Pre-Closing Refund. Notwithstanding the foregoing or anything herein to the contrary, Pre-Closing Refunds shall not include, and the Purchaser and its Affiliates (including the Company and its Subsidiaries) shall not be required to pay any amounts to the Sellers in respect thereof, any refunds or credits of Taxes to the extent (i) attributable to any carryback of any Tax asset or attribute that originates in a taxable period (or portion thereof) ending after the Closing Date (including but not limited to net operating losses and research and development credits) to a Pre-Closing Tax Period or (ii) taken into account as an asset in the calculation of Closing Date Debt or Closing Date Net Working Capital. Upon the Sellers’ reasonable request, the Purchaser shall use commercially reasonable efforts to attain such Pre-Closing Refunds, at the Selling Entity’s expense, and shall not elect to forego loss carrybacks to taxable periods ending on or prior to the Closing Date (including the portion of a Straddle Period ending on the day prior to the Closing Date). Any refunds of Taxes of the Acquired Companies for any Straddle Period shall be apportioned between Sellers and Purchaser in the same manner as the liability for such Taxes is apportioned pursuant to Section 7.03(a). If any Pre-Closing Refunds previously paid to the Selling Entity pursuant to this Section 7.03(k) are required to be repaid to a Governmental Body or are subsequently disallowed by a Governmental Body, the Selling Entity shall promptly repay to Purchaser the amount of such Pre-Closing Refund remitted to the Selling Entity (together with any interest and penalties assessed with respect thereto).

(l)       Disputes. Except with respect to a dispute subject to Section 7.03(d)(iii), in the event that a dispute arises between the Sellers and the Purchaser as to any matter relating to Taxes attributable to the Company or any of its Subsidiaries or the Contributed Assets or the Business, the Parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved thirty (30) calendar days thereafter, the parties shall submit the dispute to the Independent Accountants who shall resolve the disagreement in a final binding manner in accordance with the dispute resolution procedures set forth in Section 2.06(c) and any costs or expenses related thereto shall be paid in accordance with Section 2.06(c) mutatis mutandis. Notwithstanding anything in this Section 7.03 to the contrary, nothing in this Section 7.03(l) shall limit, restrict or otherwise adversely affect Purchaser’s rights under, or its ability to recover under, the R&W Policy and this Section 7.03(l) shall be deemed inapplicable to the extent it would cause any such limitation, restrictive or adverse affect.

(m)       Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7.03 and Section 7.02 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

(n)       Overlap. In the event of any conflict between the terms and provisions of this Section 7.03 and any other term or provision of this Agreement, the terms and provisions of this Section 7.03 shall control.

7.04       Release.

(a)       For and in consideration of the amount to be paid to the Sellers under this Agreement, and the additional covenants and promises set forth in this Agreement and the other Transaction Documents to which a Seller is or becomes a party, effective as of the Closing, each Releasing Party, hereby fully, finally and irrevocably releases, acquits and forever discharges the Company, each of its Subsidiaries, the Purchaser, each member of Purchaser and each of the officers, directors, partners, general partners, limited partners, managing directors, members, managers, stockholders, trustees, representatives, employees, principals, agents, Affiliates, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the Closing against the Released Parties, or any of them, including any claims which relate to or arise out of such Releasing Party’s prior relationship with the Company or any of its Subsidiaries or its rights or status as a stockholder, member, manager, partner, officer or director of the Company and further including any claims of fraud or fraudulent inducement in connection with the negotiation, execution and performance of this Agreement, the other Transaction Documents and any of the other documents and agreements to which a Seller is a party in connection with the Transactions, except with respect to any claim arising out of this Agreement or the agreements executed and delivered herewith (collectively, “Causes of Action”). In executing this Agreement, each Seller acknowledges that it has been informed that Purchaser, the Company or any of its Subsidiaries may from time to time enter into agreements for additional types of financing, including recapitalizations, mergers and initial public tender offerings of capital stock of Purchaser, the Company or any of its Subsidiaries, and also may pursue acquisitions or enter into agreements for the sale of Purchaser, the Company or any of its Subsidiaries, which may result in or reflect an increase in equity value or enterprise value, and that any and all claims arising from or relating to such transactions or such increases in equity value or enterprise value (without limitation) are encompassed within the scope of this release, and that the sole exceptions to the scope of this release are for claims arising after the date hereof directly under this Agreement and the Transaction Documents in accordance with their respective terms.

(b)       Each Seller hereby represents that each Releasing Party (i) has not assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) fully releases all Causes of Action against the Released Parties including unknown and contingent Causes of Action (other than those specifically reserved above) effective as of the Closing, and (iii) has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof. Furthermore, each Seller further agrees, on behalf of itself and the Releasing Parties, not to institute any litigation, lawsuit, claim or action against any Released Party with respect to the released Causes of Action.

7.05       Termination of Confidentiality Agreement. The Parties hereby agree that effective upon the Closing, the Confidentiality Agreement is hereby terminated and of no further force and effect and further agree, at the request of any other party hereto and without further consideration, to take such action as may reasonably be required to effect such termination.

7.06       Non-Competition; Non-Solicitation; Confidentiality.

(a)       Non-Competition. During the Restricted Period, each Seller hereby covenants and agrees not to, directly or indirectly (through any Person or Affiliate) (i) own (except ownership of less than one percent (1%) of any class of securities of a Person which are listed for trading on any national securities exchange or which are traded in the over the counter market), manage, control, participate or invest in, provide or facilitate the provision of financing to, consult with, render services for (whether as a consultant, advisor, representative or otherwise), be employed by, or in any manner assist or engage in the operation of a Restricted Business, or (ii) solicit individuals or entities who are current customers or Prospective Customers of the Selling Entity, the Company or any of their respective Subsidiaries as of the Closing Date to be customers of any other Person or business, other than customers of a Person engaged in a Permitted Activity; provided that none of the Permitted Activities shall, in and of itself, be deemed to be a breach of this Section 7.06(a). For purposes of clarity, no officer, director or employee of any Seller is bound by the restrictive covenants set forth in this Section 7.06(a) in their individual capacity, however such Seller is responsible for breaches of this Section 7.06(a) by its officers, directors or employees in their capacity as such.

(b)       Non-Solicitation. As a separate and independent covenant, each Seller hereby covenants and agrees, during the Restricted Period, not to, directly or indirectly (through any Person or Affiliate): (i) induce or attempt to induce any Company Employee, or any other employee, consultant, advisor or independent contractor who provided services in connection with the operation of the Business (each, a “Company Service Provider”) to leave the employ of, or cease providing services to, the Company, the Purchaser or any of their Affiliates, or hire or engage (or attempt to hire or engage), other than the hiring or engagement of non-exclusive consultants or advisors to the extent such hiring or engagement does not interfere with such consultants or advisors obligations to the Company, the Purchase or any of their Affiliates, any Company Service Provider or any former employee, consultant, advisor or independent contractor who provided services in connection with the operation of the Business within the six (6) month period prior to the Closing Date, or in any way interfere with the relationship between the Company, the Purchaser or any of their respective Affiliates and any such Company Service Provider; provided, however, that nothing herein shall prohibit a Seller from making a general employment solicitation to the public that does not target any Company Service Provider of the Company or Purchaser, or (ii) induce or attempt to induce any customer, supplier or licensee of the Company or, to the extent known, the Purchaser or any of their respective Subsidiaries to cease doing business with, or adversely modify its business relationship therewith, or in any way interfere with or hinder the relationship between any such customer, supplier or licensee and the Company or, to the extent known, the Purchaser or any of their respective Subsidiaries. For purposes of clarity, no officer, director or employee of any Seller is bound by the restrictive covenants set forth in this Section 7.06(b) in their individual capacity, however such Seller is responsible for breaches of this Section 7.06(b) by its officers, directors or employees acting on behalf of the Sellers in their capacity as officers, directors or employees, as applicable.

(c)       Confidentiality. Each Seller agrees to treat and hold as confidential all trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary documents and information relating to the business and affairs of the Company or any of its Subsidiaries (including the Business), including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”) and refrain from using any Confidential Information except in connection with this Agreement, and deliver promptly to the Purchaser, at the Purchaser’s request, all Confidential Information (and all copies thereof in whatever form or medium) in its possession or under its control. Notwithstanding the foregoing, Confidential Information shall not include information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement or is lawfully acquired by a Seller from and after the Closing Date from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. In the event that any Seller becomes legally compelled to disclose any Confidential Information, such Seller shall provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek, at its sole expense, a protective order or other remedy or waive compliance with the provisions of this Section 7.06(c). In the event that a protective order or other remedy is not obtained or if the Purchaser waives compliance with this Section 7.06(c), such Seller shall furnish only that portion of such Confidential Information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information.

(d)       Extension for Breach. With respect to any Seller, the Restricted Period shall be extended by the length of any period during which such Seller is in breach of the terms of this Section 7.06.

(e)       Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.06 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f)       Acknowledgment. Each Seller acknowledges and agrees that it has independently consulted with its counsel and after such consultation agrees that (i) the covenants set forth in this Section 7.06 (including with respect to subject matter, time period and geographical area) are reasonable and proper and are necessary to protect Purchaser’s, and the Purchaser Indemnified Parties’ interest in, and value of, the Purchased Units (and the Company following the Closing), (ii) each Seller is primarily responsible for the creation of such value, and (iii) neither Purchaser nor any of the Purchaser Indemnified Parties would have consummated the Transactions without the restrictions contained in this Section 7.06.

7.07       Maintenance of Parent. From and after the Closing Date, for a period of at least six (6) months following the Closing Date, Parent shall not take any action to wind-up the affairs of, liquidate, or dissolve Parent. The Selling Entity agrees to (i) as soon as practicably possible, but no later than five (5) days after the Closing Date, change its name such that it does not contain any reference to any trademark or trade name now or previously used in connection with the Business, and (ii) immediately cease use of any such trademarks or trade names and any related marks for any business purpose.

7.08       Amendment of Prior Operating Agreement. The Company Parties hereby acknowledge and consent to the amendment, effective as of the Closing, of the Company’s Operating Agreement, dated as June 12, 2025 (the “Prior Operating Agreement”), to reflect (i) the admission of the Purchaser as the sole member of the Company in lieu of the Selling Entity with full power and discretion to amend the Prior Operating Agreement and (ii) the withdrawal of the Selling Entity as member of the Company (it being understood that following the Closing the Selling Entity shall no longer be entitled to amend the Prior Operating Agreement).

Article VIII
INDEMNIFICATION; REMEDIES

8.01       Survival of Representations, Warranties and Covenants. All representations, warranties, covenants, and agreements of the Parties made pursuant to this Agreement or any other Transaction Document or in any certificate or schedule (including the Company Disclosure Schedule) executed or delivered in connection herewith or therewith (i) shall be deemed to have been relied upon by the Party or Parties to whom they are made, (ii) subject to Section 8.05 and the last sentence of this Section 8.01, shall survive the Closing (irrespective of any applicable statute of limitations); and (iii) shall bind the Parties’ successors and assigns (including, without limitation, any successor to the Company by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations and warranties, covenants and agreements shall inure to the benefit of the Parties (subject to Section 8.05 below) and their respective successors and assigns and to their transferees, whether so expressed or not. Notwithstanding the foregoing, the Parties, intending to modify any applicable statute of limitations, each agree that all of the representations and warranties made pursuant to this Agreement (other than those made by the Sellers in Section 3.23 of this Agreement and the Purchaser in Section 4.05 of this Agreement) shall terminate effective as of the Closing and shall not survive the Closing, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party in respect thereof (whether in contract, in tort or at law or in equity); provided however, that nothing herein shall affect Purchaser’s rights under the R&W Policy nor affect any rights of any Person in the event of, or any Person’s liability with respect to, Fraud. Unless otherwise indicated herein, the covenants and agreements set forth in this Agreement shall survive the Closing until they have been performed or satisfied or until their expiration in accordance with their terms.

8.02       Sellers’ Indemnification Obligations. From and after the Closing Date, each of the Sellers, on a joint and several basis, for itself and on behalf of its respective successors, executors, administrators, estate, heirs and assigns (each, a “Seller Indemnifying Party”) hereby agrees to protect, defend, indemnify and hold harmless Purchaser, Renovus Capital Partners IV Core Buyout, L.P. (and any investment fund that is an Affiliate thereof) and each of their respective successors and assigns (each, a “Purchaser Indemnified Party”) from and against any and all Losses incurred or sustained by any of the foregoing, in each case arising out of or based upon: (a) the breach of any of the representations or warranties made in Section 3.23 of this Agreement, (b) the breach by any Seller or, prior to the Closing, the Company, or the failure of any Seller or, prior to the Closing, the Company to perform, observe or comply with any covenants or agreements made by any Company Party in this Agreement or the Escrow Agreement; (c) any Closing Date Debt; (d) any Fraud by any Company Party; or (e) the business, operations or condition of the Parent or any of its Subsidiaries, including the Company and the Company’s Subsidiaries for any period prior to the Closing, but excluding the Assumed Liabilities.

8.03       Purchaser Indemnification Obligations. From and after the Closing Date, the Purchaser, for itself and on behalf of its successors and assigns (each, a “Purchaser Indemnifying Party” and each Purchaser Indemnifying Party or Seller Indemnifying Party, an “Indemnifying Party”) hereby agrees to protect, defend, indemnify and hold harmless each of the Sellers, and each of their respective successors, heirs and assigns (each, a “Seller Indemnified Party” and each Seller Indemnified Party or Purchaser Indemnified Party, an “Indemnified Party”) from and against any and all Losses incurred or sustained by any of the foregoing, in each case arising out of or based upon: (a) the breach by Purchaser of the representations made in Section 4.05, or the failure of Purchaser to perform, observe or comply with any covenants or agreements made by Purchaser in this Agreement or the Escrow Agreement; or (b) any Fraud by Purchaser.

8.04       Procedure for Indemnification Claims.

(a)       In the event that any written claim or demand for which an Indemnifying Party may have liability to any Indemnified Party hereunder, other than those relating to Taxes (which are the subject of Section 7.03), is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim, which notice shall state, in each case to the extent known, the amount or the estimated amount of damages sought thereunder to the extent then reasonably ascertainable, any other remedy sought thereunder, any relevant time constraints relating thereto, a reasonably detailed explanation of the events giving rise to such Third-Party Claim (a “Claim Notice”); provided, that the failure to timely give a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced in its ability to adequately defend such claim by such failure.

(b)       If within thirty (30) days after receiving the Claim Notice (or sooner period, as the nature of such claim may require), the Indemnifying Party (i) gives written notice to the Indemnified Party stating that the applicable Indemnifying Party or Parties would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that the Indemnifying Party disputes and intends to defend against such claim, liability or expense at the Indemnifying Party’s own cost and expense and (ii) provides assurance reasonably acceptable to such Indemnified Party that the applicable Indemnifying Parties have sufficient funds to conduct a good faith and diligent defense with respect to such Third Party Claim and such Indemnified Party will not incur cost or expense during the proceeding, then the Indemnifying Party may elect to assume and thereafter conduct the defense of such Third-Party Claim with counsel of the Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party so long as (A) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief or relate to or arise in connection with (x) any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, or (y) any claim by or involving a customer, supplier, employee or contractor or other business relationship of the Indemnified Party, (B) the Indemnified Party has not been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Party and the Indemnifying Party, (C) the Third-Party Claim is not subject to recovery under the R&W Policy, (D) the Third-Party Claim, if adversely determined, would impair in any material respect the financial condition, business or operations of the Indemnified Party or any of its Affiliates, (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently until final resolution thereof, and only with respect to claims, liabilities or expenses that are subject or potentially subject to indemnification hereunder, and (F) the amounts in controversy in all outstanding claims that could be the subject of indemnification hereunder do not exceed, in the aggregate, any limitations applicable with respect to such Indemnifying Party’s indemnification obligations hereunder. In the event that the Indemnifying Party notifies the Indemnified Party that it elects to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense; provided that the Indemnifying Party will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Third-Party Claim without the Indemnified Party’s prior written approval (not to be unreasonably withheld, conditioned or delayed), unless the terms of such settlement (A) provide, in customary form, for a complete release of the claims that are the subject of such Third-Party Claim in favor of the Indemnified Party and does not create any liability or the creation of a financial or other obligation of the Indemnified Party or any of its Affiliates, (B) do not include an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party or any of its Affiliates and (C) do not include injunctive or other equitable relief affecting any Indemnified Party or any of its Affiliates. Notwithstanding anything herein stated, an Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both any Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party shall be paid by the applicable Indemnifying Party provided that such Indemnifying Party shall be obligated to pay for only one counsel for the Indemnified Party in any jurisdiction. If (x) the Indemnified Party gives an Indemnifying Party notice of a Third-Party Claim and the Indemnifying Party does not, within thirty (30) days (or sooner period, as the nature of such claim may require) after such notice is given, (1) give written notice to the Indemnified Party of its election to assume the defense of the Third-Party Claim and (2) thereafter promptly assume such defense or (y) the Indemnifying Party assumes the defense and thereafter any of the conditions in this Section 8.04(b) is or becomes unsatisfied, in the good faith judgment of the Indemnified Party, then the Indemnified Party may conduct or assume the defense of such Third-Party Claim (at the Indemnifying Party’s sole cost and expense, in accordance with the provisions of this Section 8.04(b)); provided that the Indemnified Party shall not admit any liability with respect to, settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed) unless the terms of such settlement provide for a complete release of the claims that are the subject of such Third-Party Claim in favor of both the Indemnified Party and the Indemnifying Party.

(c)       The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant books and records, by preserving such books and records and by making employees and representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder; provided that no party will be required to provide access to any books, records or other documents and materials if it would violate attorney-client or work-product privileges or confidentiality or non-disclosure agreements then in effect. The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Legal Requirements), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(d)       Each Indemnified Party shall assert any claim on account of any Losses as to which an Indemnifying Party may have liability hereunder, and which do not result from a Third-Party Claim (a “Direct Claim”) by giving the Indemnifying Party written notice thereof. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Party.

8.05       Limitations on Indemnification.

(a)       No claim for indemnification under Section 8.02(a) may be made after the sixth (6th) anniversary of the Closing Date; provided, that any written claim for such indemnification made prior to such applicable expiration date and delivered to the party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration will not affect the rights to indemnification of the party making such claim.

(b)       Notwithstanding anything in this Agreement to the contrary, for purposes of any claim for recovery of Losses based on a breach of any representation or warranty made by any Company Party in any of the Transaction Documents, all of the representations and warranties set forth in this Agreement, any other Transaction Document or any certificate or schedule executed or delivered in connection herewith or therewith that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining (i) whether a breach of any such representation or warranty has occurred, and (ii) the amount of Losses resulting from, arising out of or relating to any such breach of representation or warranty.

(c)       Payments by any Indemnifying Party under Article VIII in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds when, as, and if actually received by the Indemnified Party (net of any increase in premiums, and any out-of-pocket costs of collections) in respect of such Loss, and each Indemnified Party shall use its commercially reasonable efforts to recover all amounts payable from any insurer under any such applicable insurance policy. In the event that an insurance or other recovery is made by an Indemnified Party with respect to any Loss for which any Indemnified Party has been indemnified hereunder and received payment therefor, then a refund equal to the aggregate amount of the recovery (net of all out-of-pocket collection expenses), shall be made promptly to the Indemnifying Party, provided that the amount of such refund shall not exceed the amount received by such Indemnified Party from such Indemnifying Party with respect to such Loss.

(d)       Purchaser shall not be entitled to indemnification under this Article VIII with respect to any Loss to the extent that such Loss was specifically included in the calculation of the Purchase Price, as finally determined pursuant to Article II.

(e)       Solely to the extent required by applicable law, each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Loss.

(f)       The aggregate liability of the Seller Indemnifying Parties pursuant to Section 8.02(b) with respect to a breach of Section 7.06 shall not exceed the aggregate dollar amount of the Purchase Price received by the Sellers.

8.06       Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the rights of the Indemnified Parties to indemnification under this Article VIII will constitute the sole and exclusive remedy for Losses or other claims of the Indemnified Parties from and after the Closing with respect to any of the matters set forth in this Article VIII, except (a) for any claim based on Fraud by any Party, (b) with respect to indemnification pursuant to Section 7.03, (c) that the Purchaser may pursue specific performance or other appropriate equitable relief as set forth in Section 9.13, and (d) that the foregoing shall not limit Purchaser’s or its Affiliates’ rights under the R&W Policy.

8.07       Priority of Indemnification Payments. Subject to the limitations set forth in Section 8.05, the priority and timing applicable to the ability of the Purchaser Indemnified Parties to make a claim against the Seller Indemnifying Parties pursuant to Section 8.02(a) or 7.03 shall be as follows: (i) first from the Seller Indemnifying Parties, until the amount of such Losses in the aggregate are equal to the then applicable retention under the R&W Policy, (ii) thereafter, the Purchaser Indemnified Parties shall then seek to recover such Losses from the R&W Policy to the extent that such Losses are eligible for coverage under the R&W Insurance Policy based on the terms of such policy;

and (iii) finally, to the extent such Losses are not eligible for coverage under the R&W Policy based on the terms of such policy, or are in excess of the remaining policy limit under the R&W Policy, the Purchaser shall then seek to recover such Losses from the Seller Indemnifying Parties in accordance with this Article VIII or Section 7.03, as applicable, provided that, before any payment pursuant to this Article VIII or Section 7.03 shall be due from any Seller Indemnifying Party, the Purchaser shall first seek recovery therefor out of the Indemnity Escrow Amount (by release of the applicable amount by the Escrow Agent in accordance with the Escrow Agreement) and the Seller Indemnifying Parties shall only be responsible for such payment(s) to the extent in excess of the Indemnity Escrow Amount held by the Escrow Agent therefor. If indemnification is due from any Seller Indemnifying Parties hereunder and some or all of the Indemnity Escrow Amount remains in escrow, then the Purchaser and Seller Representative shall deliver joint written instructions to the Escrow Agent providing for release of the lesser of (a) applicable amount due to the Purchaser Indemnified Parties, and (b) the then available Indemnity Escrow Amount in escrow. Promptly following the first anniversary of the Closing Date, the Purchaser and the Seller Representative shall deliver joint written instructions to the Escrow Agent providing for the release of any Indemnity Escrow Amount remaining in escrow that is not subject to any ongoing claim for indemnification pursuant to this Agreement to the Selling Entity.

8.08       Set-off. The Purchaser and the Company shall be entitled to offset, set-off and withhold any amounts due to any Purchaser Indemnified Party pursuant to any Transaction Document (including pursuant to Sections 2.06, 7.03 or Article VIII of this Agreement) against any payments to be made by any of the Purchaser or the Company or any of their Affiliates to any Seller, the Seller Representative or any of their Affiliates pursuant to any Transaction Document if: (a) a Final Order is issued determining that the disputed amount is due to the Purchaser Indemnified Party; (b) such Purchaser Indemnified Party pays the disputed amount into an escrow with a third party escrow agent, with such escrow agent to hold the disputed amount until the subject Parties mutually agree as to the disposition thereof or until their respective rights in and to the disputed amount have been determined by a Final Order; or (c) the Purchaser and the Parent mutually agree.

8.09       Purchase Price Adjustment. All indemnification payments made under this Agreement shall be treated for Tax purposes only as an adjustment to the Purchase Price unless otherwise required by applicable Legal Requirements.

Article IX
MISCELLANEOUS

9.01       Expenses. The Sellers shall bear all expenses incurred by any of the Company Parties in connection with the preparation, execution and performance of this Agreement, the other Transaction Documents and the Transactions, agreements, documents and instruments contemplated hereby and thereby, which expenses shall be paid by the Sellers or, on behalf of the Sellers, by the Company prior to the Closing (all such obligations, collectively, the “Seller Transaction Expenses”), which Seller Transaction Expenses shall, for avoidance of doubt, include (i) any severance, termination or bonus obligations (including stay or similar retention bonuses) or other amounts payable by the Company or any of its Subsidiaries to any employee, consultant, officer or director of the Company or any of its Subsidiaries (including the Company Employees) arising on or prior the Closing Date or in connection with the consummation of the Transactions; (ii) all payments required to obtain third-party consents in connection with the consummation of the Transactions to the extent incurred by any Company Party prior to Closing; (iii) 50% of the costs, fees and expenses due to the Escrow Agent under the Escrow Agreement; (iv) 50% of the costs, fees and expenses incurred in connection with obtaining the R&W Policy up to $100,000; (v) one half of the Transfer Taxes that are the Selling Entity’s responsibility pursuant to Section 7.02; (vi) all amounts payable to any other agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Company or any of its Subsidiaries in connection with the negotiation, execution or performance of the Transaction Documents; (vii) all of the fees, costs and expenses associated with the preparation, filing and mailing of the Proxy Statement and the conduct of the Shareholder Meeting, and (viii) any liabilities relating to tail insurance policies for pre-Closing periods obtained by the Company, including the costs of obtaining and monitoring the D&O Tail Policy and six-year run-off tail policies for the Company’s cyber liability, management liability and professional liability insurance policies. The Purchaser shall pay all expenses incurred by Purchaser in connection with the preparation, execution and performance of this Agreement, the other Transaction Documents and the Transactions, agreements, documents and instruments contemplated hereby and thereby.

9.02       Notices. Unless otherwise specified, any notice or other communication hereunder must be given in writing and (i) delivered in person, (ii) transmitted by facsimile or other telecommunications mechanism, including e-mail (provided there is no error or failure in transmission), (iii) delivered via an overnight courier service of national reputation or (iv) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Seller Representative or any Seller or, prior to the Closing, the Company:

225 Broadhollow Road, Suite 307

Melville, New York 11747

Attention: Chuck Piluso

E-mail: cpiluso@datastoragecorp.com

with a copy (which will not constitute notice) to:

Blank Rome LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Leslie Marlow and Kathleen Cunningham

E-mail: Leslie.marlow@blankrome.com

Kathleen.cunningham@blankrome.com

If to the Purchaser or, following the Closing, the Company:

c/o Renovus Capital Partners

460 E. Swedesford Rd., Suite 2050

Wayne, PA 19087

Attention: Atif Gilani
Jason Tanker

E-mails: atif.gilani@renovuscapital.com
jason.tanker@renovuscapital.com

with a copy (which will not constitute notice) to: DLA Piper LLP (US) 33 Arch Street, 26th Floor Boston, MA 02110 Attention: Itai Nevo E-mail: itai.nevo@us.dlapiper.com or to such other address or to such other Person as any Party has last designated by such notice to the other Parties. Each such notice or other communication will be effective: (i) if given by facsimile or other telecommunication mechanism (including e-mail), when transmitted to the applicable number or address so specified in this Section 9.02 (provided no notice of a failed or delayed confirmation is received); (ii) if given by mail, three (3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as above; (iii) if given by overnight courier service of national reputation, one (1) Business Day after such communication is deposited with such courier service; or (iv) if given by any other means, when actually received at such address.

9.03       Waiver. Except as explicitly provided in this Agreement, the rights and remedies of the Parties under this Agreement are cumulative and not alternative and are not exclusive of any right or remedies that any Party may otherwise have at law or in equity. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, (a) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one Party will be deemed to be a waiver of any right of the Party giving such notice or demand to take further action without notice or demand.

9.04       Entire Agreement; Amendment. This Agreement (together with the Transaction Documents, the Company Disclosure Schedule and the exhibits and appendices hereto and thereto) supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Purchaser and the Seller Representative. Notwithstanding anything to the contrary in this Agreement, Section 6.06, this Section 9.04, Section 9.07, Section 9.08, Section 9.09, Section 9.12 and Section 9.14, in each case together with the related definitions used in those sections and any other provisions of this Agreement to the extent an amendment, modification or waiver thereof would serve to amend, modify or waive the substance or provisions of such sections, as such provisions relate to the Financing Sources, shall not, in each case be amended or waived in a manner that is adverse to any Financing Source without the prior written consent of the Financing Sources.

9.05       Assignment. This Agreement, and the rights, interests and obligations hereunder, will not be assigned by any Company Party by operation of law or otherwise without the express written consent of the Parties (which consent may be granted or withheld in the sole and absolute discretion of such Party). Notwithstanding the foregoing, without the prior written consent of any Party hereto, each of the Company, the Purchaser and their permitted assigns may at any time, in their sole discretion, assign, in whole or in part, this Agreement and their rights, interests, and obligations under this Agreement and the other documents executed in connection herewith for collateral security purposes to any lender (including any Financing Sources or any agent therefor) providing financing to any of them or any of their Affiliates.

9.06       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party in any material respect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

9.07       Governing Law. This Agreement and the legal relations between the Parties will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law. Notwithstanding the foregoing, (a) any action (whether based upon contract, tort or otherwise) arising out of or relating to the Debt Financing, the Debt Commitment Letter, any Definitive Financing Agreement or any other document relating to the Debt Financing shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision that would cause the application of the law of any jurisdiction other than the State of New York; provided, that at or prior to the Closing, the definition of Material Adverse Effect and the representations and warranties set forth in this Agreement shall, for the purposes of the Debt Commitment Letter or any Definitive Financing Agreement executed in connection therewith or the transactions contemplated thereby, be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

9.08       Consent to Jurisdiction; Dispute Resolution; Venue. SUBJECT TO SECTION 9.10, THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE CITY OF WILMINGTON, DELAWARE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT,

NO PARTY HERETO, NOR ANY OF ITS AFFILIATES, SECURITY HOLDERS, SHAREHOLDERS, MANAGERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, OTHER REPRESENTATIVES AND SUCCESSORS AND ASSIGNS, WILL BRING, OR SUPPORT THE BRINGING OF, ANY CLAIM, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY FINANCING SOURCE, IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER, FEE LETTER OR THE PERFORMANCE THEREOF, ANYWHERE OTHER THAN IN (I) A NEW YORK STATE COURT SITTING IN THE COUNTY OF NEW YORK OR (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (BOROUGH OF MANHATTAN) AND FURTHER AGREE TO WAIVE AND HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW HAVE OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION IN ANY COURT.

9.09       Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY PROCEEDING INVOLVING THE FINANCING SOURCES UNDER THE DEBT FINANCING).

9.10       Arbitration.

(a)       All disputes, claims, or controversies arising out of or relating to this Agreement, the other Transaction Documents or any of the certificates or instruments delivered in connection herewith or therewith, or the negotiation, breach, validity or performance hereof and thereof or the Transactions contemplated hereby and thereby, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./ Endispute, Inc. in Wilmington, Delaware before a single arbitrator (the “Arbitrator”). The Parties understand and agree that this arbitration shall apply equally to claims of fraud or fraud in the inducement.

(b)       The Parties covenant and agree that the arbitration shall commence within one hundred and eighty (180) days of the date on which a written demand for arbitration is filed by any Party hereto (the “Filing Date”). In connection with the arbitration proceeding, the Arbitrator shall have the power to order the production of documents by each Party and any third-party witnesses. In addition, each Party may take up to three depositions as of right, and the Arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the Arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each Party shall provide to the other, no later than seven (7) Business Days before the date of the arbitration, the identity of all Persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party’s witnesses or experts. The Arbitrator’s decision and award shall be made and delivered within two hundred forty (240) days of the Filing Date. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The Arbitrator shall not have power to award damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

(c)       The Parties covenant and agree that they will participate in the arbitration in good faith. Any party unsuccessfully refusing to comply with an order of the Arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 9.10 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any Party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

(d)       Except as provided in Sections 9.10(c) and 9.13, each of the Parties hereto irrevocably and unconditionally consents to the jurisdiction of the J.A.M.S./ Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to the Transaction Documents, or any other agreement executed and delivered pursuant to hereto or thereto, or the negotiation, breach, validity or performance hereof and thereof or the Transactions contemplated hereby and thereby, that are not resolved by mutual agreement, and further consents to the sole and exclusive jurisdiction of any State or Federal court located in Wilmington, Delaware for the purposes of enforcing the arbitration provisions of this Section 9.10. Each Party further irrevocably waives any objection to proceeding before the Arbitrator based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before the Arbitrator has been brought in an inconvenient forum. Each of the Parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the Parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other Parties hereto.

9.11       Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other telecommunications mechanism will be effective as delivery of a manually executed counterpart of this Agreement. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine, telecopier, or electronically scanned and transmitted in a .pdf file format is to be treated as an original document. The signature of any Party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any Party, any facsimile, or electronically scanned document is to be re executed in original form by the Parties who executed the facsimile, telecopy or electronically scanned document. No Party may raise the use of a facsimile machine, telecopier or electronic transmission permitted in this Section 9.11 or the fact that any signature was transmitted through the use of a facsimile, telecopier machine or electronically in a .pdf file format as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section 9.11.

9.12       No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and, except as set forth in Section 5.11 and Article VIII, nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind, provided, that each Financing Source party to the Debt Commitment Letter shall be an intended third-party beneficiary of, and shall be entitled to enforce the provisions of, Section 6.06, Section 9.04, Section 9.07, Section 9.08, Section 9.09, this Section 9.12 and Section 9.14 (in each case, to the extent applicable to such Financing Source).

9.13       Specific Performance; Injunctive Relief.

(a)       The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Purchaser or a Company Party, as applicable, in accordance with their specific terms or were otherwise breached by Purchaser or a Company Party, as applicable. It is accordingly agreed that, subject to Section 9.13(b), the Parties shall be entitled to an injunction or injunctions, without any requirement to post or provide any bond or other security in connection therewith, to prevent breaches of this Agreement by any of Purchaser or any Company Party, as applicable, and to enforce specifically the terms and provisions hereof against Purchaser or any Company Party (including the parties’ obligations to consummate the transactions contemplated hereby and the Purchaser’s obligation to pay, and the right of the Selling Entity to receive, the Purchase Price), as applicable, in any court having jurisdiction, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity.

(b)       Notwithstanding anything to the contrary in this Agreement, the Selling Entity shall have the right to obtain an injunction, specific performance and/or other equitable relief prior to the valid termination of this Agreement in accordance with Article VI, to cause Purchaser to cause the Equity Financing to be funded and the Closing to occur if, and only if, each of the following conditions has been satisfied (and continues to be satisfied at the Closing): (i) all conditions set forth in Section 6.01, Section 6.02 and Section 6.03 have been satisfied or waived (to the extent waiver is not prohibited by applicable Legal Requirement) (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (ii) Purchaser is required to consummate the Closing in accordance with Section 2.08; (iii) Purchaser has failed to consummate the Closing in breach of Section 2.08; (iv) the Debt Financing has been funded in accordance with the terms thereof, or shall be funded in accordance with the terms thereof, if the Equity Financing is funded, at the Closing; (v) the Company Parties have irrevocably confirmed by written notice to Purchaser that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Company Parties are ready, willing and able to consummate the Closing pursuant to Section 2.08 (and the Company Parties continue to be ready, willing, and able to consummate the Closing at the time the Closing is to occur in accordance with Section 2.08); and (vi) Purchaser fails to close within (3) Business Days of receipt of such notice. Notwithstanding the foregoing, and subject to the rights of the parties to the Debt Commitment Letter under the terms thereof, none of the Company Parties nor any of their Affiliates, representatives, or their direct and indirect stockholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source in connection with this Agreement, the Debt Financing, or the Debt Commitment Letter, or the transactions contemplated hereby or thereby. For the avoidance of doubt, while the Selling Entity may pursue a grant of specific performance (in accordance with this Section 9.13(b)) and/or the payment of the Purchaser Termination Fee pursuant to Section 6.06(a), under no circumstances will any Company Party (collectively with their Affiliates) be entitled to receive both a grant of such specific performance and payment of (or an award for payment of) the Purchaser Termination Fee, and in no event shall (x) any Company Party or any other Person be entitled to enforce specifically Purchaser’s right to cause the Equity Financing to be funded or to complete the transactions contemplated by this Agreement if the Debt Financing has not been funded or is not funded contemporaneously with the Equity Financing and (y) any Company Party or any of its Affiliates or representatives be entitled to directly seek the remedy of specific performance of this Agreement against any Financing Source.

9.14       Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, but in all cases subject to and without in any way limiting the rights and claims of Purchaser or its Affiliates, and the obligations of the Financing Sources, under and pursuant to the Debt Commitment Letter and the Definitive Financing Agreements entered into by the Financing Sources in connection with the Debt Financing or the rights of the Selling Entity to seek specific performance of the obligations of the Purchaser hereunder including, without limitation, under Section 5.09, or for the Company Parties to otherwise enforce their respective rights hereunder, each Company Party, on behalf of itself, its Subsidiaries and its Affiliates and representatives, as applicable, hereby:

(a)       agrees and acknowledges that none of the Financing Sources will have any liability to the Company Parties or any of their respective Subsidiaries, Affiliates or representatives (in each case, other than Purchaser and its Subsidiaries, Affiliates or representatives) in any way related to or arising out of this Agreement, the Debt Commitment Letter, the other Transaction Documents, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise;

(b)       waives any and all claims, causes of action, rights, demands, obligations, liabilities, defenses, setoffs, counterclaims, and actions against the Financing Sources in any relating to or arising out of this Agreement, the Debt Commitment Letter, the other Transaction Documents, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and

(c)       agrees not to commence (and, if commenced, agrees to dismiss or otherwise terminate, and not to assist) any action, charge, claim, complaint, audit, investigation, inquiry, suit, legal proceeding, administrative enforcement proceeding or arbitration proceeding by or before any Governmental Body against, or otherwise make or seek to enforce any claims against or seek to recover any monetary damages from, any Financing Sources under or in connection with this Agreement, the Debt Commitment Letter, the other Transaction Documents, the Debt Financing or the transactions contemplated hereby or thereby.

Remainder of Page Left Intentionally Blank

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts all as of the day and year first above written.

PURCHASER:

Total Server Solutions Holdings, LLC

By:	/s/ Jason Tanker
Name: Jason Tanker
Title: Authorized Person

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts all as of the day and year first above written.

COMPANY:

DTST SUB, LLC

By:	/s/ Harold J. Schwartz
Name: Harold J. Schwartz
Title: President

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts all as of the day and year first above written.

SELLING ENTITY:

CloudFirst Technologies Corporation

By:	/s/ Harold J. Schwartz
Name: Harold J. Schwartz
Title: President

PARENT:

Data Storage Corporation

By:	/s/ Charles M. Piluso
Name: Charles M. Piluso
Title: Chief Executive Officer

SELLER REPRESENTATIVE:

/s/ Charles M. Piluso
Charles M. Piluso

[Signature Page to Unit Purchase Agreement]

Appendix I

Closing Working Capital Methodology

Net working capital detail
$ in 000s	Mar-25	Target NWC
Cash & cash equivalents	591.377	—
Accounts receivable, net	5,159.724	1,868.380
Prepaid expenses	654.273	912.862
Other current assets	23,889.846	23,753.488
Current assets	30,295.220	26,534.730
Accounts payable	(3,639.889)	(1,515.396)
Accrued expenses	(9,640.526)	(9,653.040)
Deferred revenue	(290.827)	(213.199)
Other current liabilities	3.570	(83.929)
Current liabilities	(13,567.672)	(11,465.565)
Reported net working capital	16,727.548	15,069.165

Definitional adjustments
A Restricted cash	—	—
C Intercompany receivables	(23,759.184)	(23,736.809)
D Intercompany payables	9,014.054	8,849.360
Definitional adjustments	(14,745.130)	(14,887.449)

Definitional adjusted net working capital	1,982.418	181.716

Debt adjustments
D Deferred revenue	290.827	213.199
E Accrued bonus	106.542	296.389
F Accrued commissions	21.202	39.190
Debt adjustments	418.572	548.778

Adjusted net working capital	2,400.990	730.495

Annex B

Fairness Opinion

Letterhead of Cassel Salpeter & Co., LLC

June 11, 2025

Data Storage Corporation

225 Broadhollow Rd, Suite 307

Melville, NY 11747

Attention: Board of Directors

Members of the Board of Directors:

We have been advised that Data Storage Corporation (“Parent”) intends to enter into a Unit Purchase Agreement (the “Agreement”) among Total Server Solutions Holdings, LLC (the “Purchaser”), CloudFirst Technologies, LLC (the “Company”), CloudFirst Technologies Corporation (the “Selling Entity”), Parent and the Seller Representative party thereto, pursuant to which, among other things, the Selling Entity will sell (the “Unit Purchase Transaction”) to the Purchaser all of outstanding equity interests of the Company (the “Purchased Units”) in exchange for $40,000,000 in cash (the “Purchase Price”), subject to adjustment as provided by the Agreement, as to which adjustment we express no view or opinion. We have also been advised that prior to the Unit Purchase Transaction, Parent and certain of its subsidiaries will contribute the assets, and the Company will assume the liabilities (such contribution and assumption, the “Contribution Transaction,” and the Contribution Transaction, together with the Unit Purchase Transaction, the “Transaction”), of Parent’s CloudFirst business (the “Business”).

You have requested that Cassel Salpeter & Co., LLC render an opinion (this “Opinion”) to the Board of Directors (the “Board”) of Parent as to whether, as of the date of this Opinion, the Purchase Price to be received by Parent for the Purchased Units in the Unit Purchase Transaction pursuant to the Agreement is fair, from a financial point of view, to Parent. For purposes of our analyses and this Opinion, with your consent and approval, we have evaluated the foregoing as though the Purchased Units were being sold, and the Purchase Price was being received, directly by Parent.

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•	Reviewed a draft, dated June 9, 2025, of the Agreement and a draft, dated June 3, 2025, of the Asset Contribution Agreement (“Contribution Agreement”) among Parent, the Selling Entity, the Company and the other parties thereto.

•	Reviewed certain publicly available financial information and other data with respect to the Business that we deemed relevant.

•	Reviewed certain other information and data with respect to the Business made available to us by Parent, including projections with respect to the future financial performance of the Business prepared by management of Parent for the year ending December 31, 2025 (the “Projections”) and other internal financial information furnished to us by or on behalf of Parent.

•	Considered and compared the financial and operating performance of the Business with that of companies with publicly traded equity securities that we deemed relevant.

•	Considered the publicly available financial terms of certain transactions that we deemed relevant.

•	Discussed the business, operations, and prospects of the Business and the proposed Transaction with Parent’s management and certain of Parent’s representatives.

•	Conducted such other analyses and inquiries, and considered such other information and factors, as we deemed appropriate.

Board of Directors
Data Storage Corporation
June 11, 2025

This Opinion only addresses whether, as of the date hereof, the Purchase Price to be received by Parent for the Purchased Units in the Unit Purchase Transaction pursuant to the Agreement is fair, from a financial point of view, to Parent and does not address any other terms, aspects, or implications of the Transaction or the Agreement, including, without limitation, (i) other than assuming the consummation thereof, the Contribution Transaction, (ii) any term or aspect of the Transaction that is not susceptible to financial analysis, (iii) the fairness of the Transaction, or all or any portion of the Purchase Price, to any security holders of Parent or any other person or any creditors or other constituencies of Parent, the Selling Entity (other than Parent), the Company, the Business or any other person, nor (iv) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Transaction, or any class of such persons, relative to the Purchase Price to be received by Parent in the Transaction pursuant to the Agreement, or otherwise.

This Opinion does not address the relative merits of the Transaction as compared to any alternative transaction or business strategy that might exist for Parent, the Selling Entity, the Company or the Business, or the merits of the underlying decision by the Board, Parent, the Selling Entity or the Company to engage in or consummate the Transaction. The financial and other terms of the Transaction were determined pursuant to negotiations between the parties to the Agreement and were not determined by or pursuant to any recommendation from us. In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving Parent, the Selling Entity, the Company or the Business. We are not expressing any view or opinion as the prices at which any security of Parent may trade, be purchased or sold at any time.

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of Parent’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We are not legal, tax, accounting, environmental, technology or regulatory advisors, and we do not express any views or opinions as to any legal, tax, accounting, environmental, technology or regulatory matters relating to Parent, the Selling Entity, the Company, the Business, the Transaction or otherwise. We understand and have assumed that the Board and Parent have obtained or will obtain such advice as they deem necessary or appropriate from qualified legal, tax, accounting, environmental, technology, regulatory, and other professionals, that such advice is sound and reasonable and that the Board and Parent have acted or will act in accordance therewith. We have assumed at your direction, that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Parent with respect to the future financial performance of the Business, and we have assumed at your direction that the Projections provide a reasonable basis upon which to analyze and evaluate the Business and form an opinion. At your direction, we have used and relied upon the Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based. In reaching our conclusions hereunder, with your agreement, we did not perform a discounted cash flow analysis of the Business, because you have advised us and directed us to assume that no reliable, long-term forecasts with respect to the future financial performance of the Business are available. We have not evaluated the solvency or creditworthiness of Parent, the Selling Entity, the Purchaser, the Company, the Business or any other party to the Transaction, the fair value of Parent, the Selling Entity, the Company, the Business or any of their respective assets or liabilities, or whether Parent, the Selling Entity, the Purchaser or any other party to the Transaction is paying or receiving reasonably equivalent value in the Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of Parent, the Selling Entity, the Company, the Purchaser or any other party to the Transaction to pay its obligations when they come due. We have not physically inspected the Business’s properties or facilities and have not made or obtained any evaluations or appraisals of the Business’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether Parent, the Selling Entity or the Company has good title to their respective assets. Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Board, Parent, the Selling Entity, the Company or any other party.

Board of Directors
Data Storage Corporation
June 11, 2025

In addition, for purposes of our analyses and this Opinion, we have with your agreement assumed that (i) no assets or rights that Parent or any of its affiliates require to own or operate any businesses other than the Business (the “Retained Businesses”) as currently conducted, or as contemplated by Parent and its affiliates will in the future be conducted, by Parent and its affiliates will be transferred in the Transaction, (ii) upon the consummation of the Transaction, neither Parent nor any of its affiliates will retain or otherwise be responsible for any liabilities of the Business, and (iii) the Transaction will not otherwise impair the ability of Parent and its affiliates to own and operate the Retained Businesses as currently conducted, or as contemplated by management of Parent and its affiliates will be conducted in the future.

We have assumed, with your consent, that the Transaction will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Transaction, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on Parent, the Selling Entity, the Company, the Business or the Transaction. We also have assumed, with your consent, that the final executed form of the Agreement and the Contribution Agreement will not differ in any material respect from the draft we have reviewed and that the Transaction will be consummated on the terms set forth in the Agreement and the Contribution Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. Without limitation to the foregoing, with your consent, we have further assumed that any adjustments to the Purchase Price in accordance with the Agreement or otherwise would not be material to our analysis or this Opinion. We have also assumed that the representations and warranties of the parties to the Agreement and the Contribution Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Agreement and the Contribution Agreement. We offer no opinion as to the contractual terms of the Agreement or the Contribution Agreement or the likelihood that the conditions to the consummation of the Transaction set forth in the Agreement or the Contribution Agreement will be satisfied.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Transaction, the securities, assets, businesses or operations of Parent, the Selling Entity, the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board, Parent, the Selling Entity, the Company or any other party with respect to alternatives to the Transaction. Our analyses and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is addressed to the Board for the use and benefit of the members of the Board (in their capacities as such) in connection with the Board’s evaluation of the Transaction, and may not be used for any other purpose, without our prior written consent. This Opinion is not intended to and does not constitute advice or a recommendation to any of Parent’s stockholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Transaction or otherwise.

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Transaction. In addition, Parent has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, the Purchase Price to be received by Parent for the Purchased Units in the Unit Purchase Transaction pursuant to the Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ Cassel Salpeter & Co., LLC

DATA STORAGE CORPORATION

225 Broadhollow Road, Suite 307

Melville, New York 11747

ANNUAL MEETING OF SHAREHOLDERS — SEPTEMBER 10, 2025
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES NAMED
IN PROPOSAL NO. 2 AND “FOR” PROPOSAL NOS. 1, 3, 4, 5 AND 6.

The undersigned Shareholder of Data Storage Corporation hereby constitutes and appoints Charles M. Piluso and Chris H. Panagiotakos as attorneys and proxies, with full power of substitution, to appear, attend and vote all of the shares of common stock standing in the name of the undersigned at the Annual Meeting of Shareholders to be held at the Marriott Melville, 1350 Walt Whitman Road, Melville, New York 11747 on September 10, 2025, beginning at 11:00 a.m., local time, and at any adjournments or postponements thereof, upon the following:

Proposal No. 1: To approve the divestiture of DSC’s cloud solutions business (the “Business”), which represents the sale of a significant portion of DSC’s assets and will include the sale of all of the assets of DSC’s subsidiary, CloudFirst Technologies Corporation (“CloudFirst Delaware”), including the sale of 100% of the outstanding equity interests of CloudFirst Europe Ltd., together with its assets necessary to operate the Business, (the “Contributed Assets”), all of which Contributed Assets will be transferred to DTST Sub, LLC (“NewCo”), pursuant to the terms of an asset contribution agreement (the “Contribution Agreement”)to be entered into by and among DSC, CloudFirst Delaware, Flagship Solutions, LLC, DSC’s subsidiary (“Flagship”), Secure Infrastructure & Services LLC, DSC’s subsidiary (“SIAS”), and NewCo, and following the consummation of the transactions contemplated by the Contribution Agreement, all of the outstanding equity interests of NewCo will be purchased by Total Server Solutions Holdings, LLC (“Purchaser”), pursuant to the terms of a unit purchase agreement, dated July 11, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among DSC, CloudFirst Delaware, NewCo, Charles M. Piluso, as the “Seller Representative,” and Purchaser (the “Divestiture Proposal”).

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal No. 2: To elect the following directors to DSC’s Board of Directors to serve until the next annual meeting of Shareholders and until their respective successors shall have been duly elected and qualified.

Charles M. Piluso	☐ FOR	☐ WITHHOLD
Harold J. Schwartz	☐ FOR	☐ WITHHOLD
Thomas C. Kempster	☐ FOR	☐ WITHHOLD
John Argen	☐ FOR	☐ WITHHOLD
Lawrence A. Maglione, Jr.	☐ FOR	☐ WITHHOLD
Matthew Grover	☐ FOR	☐ WITHHOLD
Todd A. Correll	☐ FOR	☐ WITHHOLD
Clifford Stein	☐ FOR	☐ WITHHOLD
Nancy M. Stallone	☐ FOR	☐ WITHHOLD
Uwayne A. Mitchell	☐ FOR	☐ WITHHOLD

Proposal No. 3: To ratify the selection of Rosenberg Rich Baker Berman, P.A., DSC’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal No. 4: To approve, on a non-binding advisory basis, the compensation of DSC’s named executive officers as disclosed in the accompanying proxy statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal No. 5: To approve, on a non-binding advisory basis, the divestiture-related compensation that DSC’s named executive officers will receive upon consummation of the Divestiture.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal No. 6: To approve a proposal to adjourn the 2025 Annual Meeting to a later date, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Divestiture Proposal.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The undersigned hereby revokes any proxies as to said shares heretofore given by the undersigned and ratifies and confirms all that said proxy lawfully may do by virtue hereof.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED HEREON WITH RESPECT TO THE ABOVE PROPOSALS, BUT IF NO SPECIFICATION IS MADE THEY WILL BE VOTED FOR THE PROPOSALS LISTED ABOVE.

Please mark, date and sign exactly as your name appears hereon, including designation as executor, trustee, etc., if applicable, and return the proxy in the enclosed postage-paid envelope as promptly as possible. It is important to return this proxy properly signed in order to exercise your right to vote if you do not attend the meeting and vote in person. A corporation must sign in its name by the president or other authorized officer. All co-owners and each joint owner must sign.

Please check if you intend to be present at the meeting: ☐

Date:
Signature:
Signature:
Title:

☐ I agree to receive all future communications related to these holdings electronically via the email address provided below. I understand I am able to change this selection at any time in the future.